Exhibit 2

Management’s Discussion and Analysis

Management’s Discussion and Analysis (MD&A) is provided to enable a reader to assess our results of operations and financial condition for the fiscal year ended October 31, 2018, compared to the preceding fiscal year. This MD&A should be read in conjunction with our 2018 Annual Consolidated Financial Statements and related notes and is dated November 27, 2018. All amounts are in Canadian dollars, unless otherwise specified, and are based on financial statements prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), unless otherwise noted.

Additional information about us, including our 2018 Annual Information Form, is available free of charge on our website at rbc.com/investorrelations, on the Canadian Securities Administrators’ website at sedar.com and on the EDGAR section of the United States (U.S.) Securities and Exchange Commission’s (SEC) website at sec.gov.

Information contained in or otherwise accessible through the websites mentioned does not form part of this report. All references in this report to websites are inactive textual references and are for your information only.

Caution regarding forward-looking statements

From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. We may make forward-looking statements in this 2018 Annual Report, in other filings with Canadian regulators or the SEC, in other reports to shareholders and in other communications. Forward-looking statements in this document include, but are not limited to, statements relating to our financial performance objectives, vision and strategic goals, the Economic, market, and regulatory review and outlook for Canadian, U.S., European and global economies, the regulatory environment in which we operate, the Strategic priorities and Outlook sections for each of our business segments, and the risk environment including our liquidity and funding risk, and includes our President and Chief Executive Officer’s statements. The forward-looking information contained in this document is presented for the purpose of assisting the holders of our securities and financial analysts in understanding our financial position and results of operations as at and for the periods ended on the dates presented, as well as our financial performance objectives, vision and strategic goals, and may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could” or “would”.

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives, vision and strategic goals will not be achieved. We caution readers not to place undue reliance on these statements as a number of risk factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors – many of which are beyond our control and the effects of which can be difficult to predict – include: credit, market, liquidity and funding, insurance, operational, regulatory compliance, strategic, reputation, legal and regulatory environment, competitive and systemic risks and other risks discussed in the risk sections of our Annual Report for the fiscal year ended October 31, 2018 (2018 Annual Report) including global uncertainty, Canadian housing and household indebtedness, information technology and cyber risk, regulatory changes, digital disruption and innovation, data and third party related risks, climate change, the business and economic conditions in the geographic regions in which we operate, the effects of changes in government fiscal, monetary and other policies, tax risk and transparency, and environmental and social risk.

We caution that the foregoing list of risk factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Material economic assumptions underlying the forward-looking statements contained in this 2018 Annual Report are set out in the Economic, market, and regulatory review and outlook section and for each business segment under the Strategic priorities and Outlook headings. Except as required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.

Additional information about these and other factors can be found in the risk sections of this 2018 Annual Report.

12             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Overview and outlook

Selected financial and other highlights				Table 1
(Millions of Canadian dollars, except per share, number of and percentage amounts) (1)	2018	2017	2018 vs. 2017 Increase (decrease)
Total revenue	$42,576	$40,669	$1,907	4.7%
Provision for credit losses (PCL) (2)	1,307	1,150	157	13.7%
Insurance policyholder benefits, claims and acquisition expense (PBCAE)	2,676	3,053	(377)	(12.3)%
Non-interest expense	22,833	21,794	1,039	4.8%
Income before income taxes	15,760	14,672	1,088	7.4%
Net income	$12,431	$11,469	$962	8.4%
Segments – net income
Personal & Commercial Banking	$6,028	$5,755	$273	4.7%
Wealth Management	2,265	1,838	427	23.2%
Insurance	775	726	49	6.7%
Investor & Treasury Services	741	741	–	0.0%
Capital Markets	2,777	2,525	252	10.0%
Corporate Support	(155)	(116)	(39)	n.m.
Net income	$12,431	$11,469	$962	8.4%
Selected information
Earnings per share (EPS) – basic	$8.39	$7.59	$0.80	10.5%
– diluted	8.36	7.56	0.80	10.6%
Return on common equity (ROE) (3), (4)	17.6%	17.0%	n.m.	60 bps
Average common equity (3)	$68,900	$65,300	$3,600	5.5%
Net interest margin (NIM) – on average earning assets, net (3)	1.66%	1.72%	n.m.	(6) bps
PCL as a % of average net loans and acceptances (5)	0.23%	0.21%	n.m.	2 bps
PCL on impaired loans as a % of average net loans and acceptances (5)	0.20%	0.21%	n.m.	(1) bps
Gross impaired loans (GIL) as a % of loans and acceptances (6), (7)	0.37%	0.46%	n.m.	(9) bps
Liquidity coverage ratio (LCR) (8)	123%	122%	n.m.	100 bps
Capital ratios and Leverage ratio (9)
Common Equity Tier 1 (CET1) ratio	11.5%	10.9%	n.m.	60 bps
Tier 1 capital ratio	12.8%	12.3%	n.m.	50 bps
Total capital ratio	14.6%	14.2%	n.m.	40 bps
Leverage ratio	4.4%	4.4%	n.m.	– bps
Selected balance sheet and other information (10)
Total assets	$1,334,734	$1,212,853	$121,881	10.0%
Securities, net of applicable allowance	222,866	218,379	4,487	2.1%
Loans, net of allowance for loan losses	576,818	542,617	34,201	6.3%
Derivative related assets	94,039	95,023	(984)	(1.0)%
Deposits	837,046	789,635	47,411	6.0%
Common equity	73,552	67,416	6,136	9.1%
Total capital risk-weighted assets	496,459	474,478	21,981	4.6%
Assets under management (AUM)	671,000	639,900	31,100	4.9%
Assets under administration (AUA) (11)	5,533,700	5,473,300	60,400	1.1%
Common share information
Shares outstanding (000s) – average basic	1,443,894	1,466,988	(23,094)	(1.6)%
– average diluted	1,450,485	1,474,421	(23,936)	(1.6)%
– end of period (12)	1,438,794	1,452,535	(13,741)	(0.9)%
Dividends declared per common share	$3.77	$3.48	$0.29	8.3%
Dividend yield (13)	3.7%	3.8%	n.m.	(10) bps
Common share price (RY on TSX) (14)	$95.92	$100.87	$(4.95)	(4.9)%
Market capitalization (TSX) (14)	138,009	146,554	(8,545)	(5.8)%
Business information (number of)
Employees (full-time equivalent) (FTE)	81,870	78,210	3,660	4.7%
Bank branches	1,333	1,376	(43)	(3.1)%
Automated teller machines (ATMs)	4,537	4,630	(93)	(2.0)%
Period average US$ equivalent of C$1.00 (15)	$0.776	$0.765	$0.011	1.4%
Period-end US$ equivalent of C$1.00	$0.760	$0.775	$(0.015)	(1.9)%

(1)

Effective November 1, 2017, we adopted IFRS 9 Financial Instruments (IFRS 9). Results from periods prior to November 1, 2017 are reported in accordance with IAS 39 Financial Instruments: Recognition and Measurement (IAS 39) in this 2018 Annual Report. For further details on the impacts of the adoption of IFRS 9 including the description of accounting policies selected, refer to Note 2 of our 2018 Annual Consolidated Financial Statements.

(2)

Under IFRS 9, PCL relates primarily to loans, acceptances, and commitments, and also applies to all financial assets except for those classified or designated as fair value through profit or loss (FVTPL) and equity securities designated as fair value through other comprehensive income (FVOCI). Prior to the adoption of IFRS 9, PCL related only to loans, acceptances, and commitments. PCL on loans, acceptances, and commitments is comprised of PCL on impaired loans (Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39) and PCL on performing loans (Stage 1 and Stage 2 PCL under IFRS 9 and PCL on loans not yet identified as impaired under IAS 39). Refer to the Credit risk section and Note 2 of our 2018 Annual Consolidated Financial Statements for further details.

(3)

Average amounts are calculated using methods intended to approximate the average of the daily balances for the period. This includes Average common equity used in the calculation of ROE. For further details, refer to the Key performance and non-GAAP measures section.

(4)

These measures may not have a standardized meaning under generally accepted accounting principles (GAAP) and may not be comparable to similar measures disclosed by other financial institutions. For further details, refer to the Key performance and non-GAAP measures section.

(5)

PCL represents PCL on loans, acceptances and commitments. PCL on impaired loans represents Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39. Stage 3 PCL under IFRS 9 is comprised of lifetime credit losses of credit-impaired loans, acceptances and commitments.

(6)

Effective November 1, 2017, GIL excludes $229 million of acquired credit-impaired (ACI) loans related to our acquisition of City National Bank (City National) that have returned to performing status. As at October 31, 2018, $21 million of ACI loans that remain impaired are included in GIL. As at October 31, 2017, GIL includes $256 million related to the ACI loans portfolio from our acquisition of City National. ACI loans included in GIL added 5 bps to our 2017 GIL ratio. For further details, refer to Note 5 of our 2018 Annual Consolidated Financial Statements.

(7)

Effective November 1, 2017, the definition of gross impaired loans has been shortened for certain products to align with a definition of default of 90 days past due under IFRS 9, resulting in an increase in GIL of $134 million.

(8)	LCR is calculated using the Basel III Liquidity Adequacy Requirements (LAR) guideline. For further details, refer to the Liquidity and funding risk section.
(9)

Capital and Leverage ratios presented above are on an “all-in” basis. The Leverage ratio is a regulatory measure under the Basel III framework. For further details, refer to the Capital management section.

(10)	Represents period-end spot balances.
(11)	AUA includes $16.7 billion and $9.6 billion (2017 – $18.4 billion and $8.4 billion) of securitized residential mortgages and credit card loans, respectively.
(12)	Common shares outstanding has been adjusted to include the impact of treasury shares.
(13)	Defined as dividends per common share divided by the average of the high and low share price in the relevant period.
(14)	Based on TSX closing market price at period-end.
(15)	Average amounts are calculated using month-end spot rates for the period.
n.m.	not meaningful

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            13

About Royal Bank of Canada

Royal Bank of Canada is a global financial institution with a purpose-driven, principles-led approach to delivering leading performance. Our success comes from the 84,000+ employees who bring our vision, values and strategy to life so we can help our clients thrive and communities prosper. As Canada’s biggest bank, and one of the largest in the world based on market capitalization, we have a diversified business model with a focus on innovation and providing exceptional experiences to our 16 million clients in Canada, the U.S. and 34 other countries. Learn more at rbc.com.

Our business segments are described below.

Personal & Commercial Banking

Provides a broad suite of financial products and services in Canada, the Caribbean and the U.S. The strength of our relationships with many of our clients is underscored by the breadth of our products and the depth of expertise within our businesses.

Wealth Management

Serves affluent, high net worth (HNW) and ultra-high net worth (UHNW) clients from our offices in key financial centres mainly in Canada, the U.S., the United Kingdom (U.K.), Europe, and Asia. We offer a comprehensive suite of investment, trust, banking, credit and other wealth management solutions. We also provide asset management products to institutional and individual clients through our distribution channels and third-party distributors.

Insurance

Offers a wide range of life, health, home, auto, travel, wealth, annuities and reinsurance advice and solutions, as well as creditor and business insurance services to individual, business and group clients.

Investor & Treasury Services

Acts as a specialist provider of asset services, and a provider of cash management, transaction banking, and treasury services to institutional clients worldwide. We also provide Canadian dollar cash management, correspondent banking and trade finance for financial institutions globally and short-term funding and liquidity management for the bank.

Capital Markets

Provides expertise in banking, finance and capital markets to corporations, institutional investors, asset managers, governments and central banks around the world. We serve clients from 70 offices in 15 countries across North America, the U.K. and Europe, and Australia, Asia & other regions.

Corporate Support

Corporate Support consists of Technology & Operations, which provide the technological and operational foundation required to effectively deliver products and services to our clients, and Functions, which includes our finance, human resources, risk management, internal audit and other functional groups.

Vision and strategic goals

Our business strategies and actions are guided by our vision, “To be among the world’s most trusted and successful financial institutions.” Our three strategic goals are:

•	In Canada, to be the undisputed leader in financial services;
•	In the U.S., to be the preferred partner to corporate, institutional and high net worth clients and their businesses; and
•	In select global financial centres, to be a leading financial services partner valued for our expertise.

For our progress in 2018 against our business strategies and strategic goals, refer to the Business segment results section.

Economic, market and regulatory review and outlook – data as at November 27, 2018

The predictions and forecasts in this section are based on information and assumptions from sources we consider reliable. If this information or these assumptions are not accurate, actual economic outcomes may differ materially from the outlook presented in this section.

Canada

The Canadian economy is expected to grow by 2.1% in calendar 2018, which is down from 3.0% in the previous calendar year. The unemployment rate for October was 5.8%, down from 6.3% a year ago. Economic growth has shifted away from consumers as they adjust their spending habits in response to higher interest rates and a slower housing market. However, consumption is expected to grow at a moderate pace driven by rising wages and a healthy labour market. The successful conclusion of trade talks between the U.S., Canada, and Mexico (USMCA) has reduced trade uncertainty, which previously had an adverse effect on business sentiment. The USMCA trade deal should encourage firms to invest in order to alleviate capacity pressures and improve productivity. In October, the Bank of Canada (BoC) raised its overnight rate by 25 basis points to 1.75%, the fifth rate hike in 15 months. In calendar 2019, we expect the economy to continue to grow at a slightly more moderate pace.

U.S.

The U.S. economy is expected to grow by 2.9% in calendar 2018, in comparison to 2.2% in the previous calendar year. Consumer spending has been supported by a strong labour market, rising wages, and strong consumer confidence. Business investment has increased amid solid domestic demand and still-accommodative financial conditions, and fiscal stimulus continues to provide support. The impact of higher import tariffs has not influenced growth notably, but rising protectionism still remains a downside risk to the outlook. In November, the Federal Reserve (Fed) held the federal funds range at 2.0% to 2.25% as its outlook remained “balanced”. With fiscal spending expecting to continue in calendar 2019 and low unemployment, we anticipate growth to moderate in calendar 2019, but remain at an above-trend pace.

14             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Europe

The economy in the Eurozone is expected to grow at a rate of 1.9% in calendar 2018, which is lower than the prior calendar year of 2.5%. Trade has been impacted by weaker exports to emerging markets, however, domestic demand has supported growth as unemployment and interest rates remain low. There is still a high level of uncertainty over the future U.K.-European Union (EU) trading relationship as the March 2019 Brexit deadline draws near. As economic indicators point to a gradual increase in inflation, the European Central Bank (ECB) has announced intentions to end net asset purchases in December. In calendar 2019, we expect growth to soften slightly as some economies reach capacity limits and financial conditions begin to tighten somewhat.

Financial markets

Global equity markets have experienced elevated volatility in the fiscal year. A number of indices posted record highs in mid-January, as markets rallied on optimistic growth outlooks. Rising interest rates, inflationary concerns, recent declines in commodity prices, and global trade tensions, including potential trade disputes with the U.S., have triggered equity markets to fall from their recent highs. October saw notable corrections as the S&P 500 declined by nearly 7%, its worst monthly performance in seven years, and the MSCI World index saw declines of 7.4%. As the Fed continues to raise short-term interest rates, the U.S. yield curve has flattened. As the global economy continues to expand, we expect central banks in Canada, the U.S. and the Eurozone to continue to raise interest rates in 2019.

Regulatory environment

We continue to monitor and prepare for regulatory developments and changes in a manner that seeks to ensure compliance with new requirements, while mitigating adverse business or financial impacts to the extent practicable. Such impacts could result from new or amended laws or regulations and the expectations of those who enforce them. Significant developments include continuing changes to global and domestic standards for capital and liquidity, global trade agreements, legislative developments on data privacy, the transition from the London Interbank Offered Rate (LIBOR) to alternative “risk-free” rates, and the U.S., the U.K. and European regulatory reform.

For a discussion on risk factors resulting from these and other developments which may affect our business and financial results, refer to the risk sections. For further details on our framework and activities to manage risks, refer to the risk and Capital management sections.

Defining and measuring success through total shareholder returns

Our focus is to maximize total shareholder returns (TSR) through the achievement of top half performance compared to our global peer group over the medium-term (3-5 years), which we believe reflects a longer-term view of strong and consistent financial performance.

Maximizing TSR is aligned with our three strategic goals discussed earlier and we believe represents the most appropriate measure of shareholder value creation. TSR is a concept used to compare the performance of our common shares over a period of time, reflecting share price appreciation and dividends paid to common shareholders. The absolute size of TSR will vary depending on market conditions, and the bank’s relative position reflects the market’s perception over a period of time of our overall performance relative to our peers.

Financial performance objectives are used to measure progress against our medium-term TSR objectives. We review and revise these financial performance objectives as economic, market and regulatory environments change. By focusing on our medium-term objectives in our decision-making, we believe we will be well-positioned to provide sustainable earnings growth and solid returns to our common shareholders.

The following table provides a summary of our 2018 performance against our medium-term financial performance objectives:

2018 Financial performance compared to our medium-term objectives	Table 2

2018 results
Diluted EPS growth of 7% +	10.6%
ROE of 16% +	17.6%
Strong capital ratios (CET1) (1)	11.5%
Dividend payout ratio 40% – 50%	45%

(1)	For further details on the CET1 ratio, refer to the Capital management section.

For 2019, our medium-term financial performance objectives will remain unchanged.

We compare our TSR to that of a global peer group approved by our Board of Directors (the Board). The global peer group remains unchanged from last year and consists of the following 10 financial institutions:

•

Canadian financial institutions: Bank of Montreal, Canadian Imperial Bank of Commerce, Manulife Financial Corporation, National Bank of Canada, Power Financial Corporation, The Bank of Nova Scotia, and Toronto-Dominion Bank.

•	U.S. banks: JPMorgan Chase & Co. and Wells Fargo & Company.
•	International banks: Westpac Banking Corporation.

Medium-term objectives – three and five year TSR vs. peer group average	Table 3

	Three year TSR (1)	Five year TSR (1)
Royal Bank of Canada	13%	11%
	Top half	Top half
Peer group average (excluding RBC)	9%	8%

(1)	The three and the five year annualized TSR are calculated based on our common share price appreciation as per the TSX closing market price plus reinvested dividends for the period October 31, 2015 to October 31, 2018 and October 31, 2013 to October 31, 2018, respectively.

Common share and dividend information	Table 4

For the year ended October 31	2018	2017	2016	2015	2014
Common share price (RY on TSX) – close, end of period	$95.92	$100.87	$83.80	$74.77	$80.01
Dividends paid per share	3.70	3.40	3.20	3.04	2.76
Increase (decrease) in share price	(4.9)%	20.4%	12.1%	(6.5)%	14.3%
Total shareholder return	(1.0)%	25.0%	16.8%	(3.0)%	19.0%

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            15

Financial performance

Overview

2018 vs. 2017

Net income of $12,431 million was up $962 million or 8% from a year ago. Diluted earnings per share (EPS) of $8.36 was up $0.80 or 11% and return on common equity (ROE) of 17.6% was up 60 bps from 17.0% last year. Our Common Equity Tier 1 (CET1) ratio was 11.5%, up 60 bps from a year ago.

Our results reflected strong earnings growth in Wealth Management, Personal & Commercial Banking, and Capital Markets. Higher results in Insurance also contributed to the increase, and Investor & Treasury Services earnings remained consistent with the prior year.

Wealth Management earnings increased mainly due to growth in average fee-based client assets, higher net interest income, and a lower effective tax rate reflecting benefits from the U.S. Tax Reform. These factors were partially offset by higher variable compensation on improved results, increased costs related to business growth and technology initiatives, and higher regulatory costs.

Personal & Commercial Banking results were higher mainly reflecting higher spreads, volume growth, and higher card service revenue. These factors were partially offset by our share of the gain related to the sale of the U.S. operations of Moneris Solutions Corporation (Moneris) in the prior year, higher PCL in Canadian Banking, mainly due to the adoption of IFRS 9, and higher staff-related costs.

Capital Markets results were up largely driven by a lower effective tax rate reflecting changes in earnings mix and benefits from the U.S. Tax Reform, and higher revenue in Corporate and Investment Banking and Global Markets. These factors were partially offset by higher regulatory costs, litigation recoveries in the prior year, and higher costs in support of business growth.

Insurance results increased largely driven by higher favourable investment-related experience and life retrocession contract renegotiations. These factors were partially offset by lower favourable annual actuarial assumption updates, higher claims volumes, and increased costs in support of sales growth and client service activities.

Investor & Treasury Services results remained unchanged as improved margins and growth in client deposits and higher revenue in our asset services business was offset by lower funding and liquidity revenue, increased costs in support of business growth, and higher technology investments.

Corporate Support net loss was $155 million, largely due to the impact of the U.S. Tax Reform of $178 million which was primarily related to the write-down of net deferred tax assets, partially offset by asset/liability management activities. Net loss was $116 million in the prior year, largely reflecting severance and related charges, net unfavourable tax adjustments, and legal costs, partially offset by asset/liability management activities.

For further details on our business segment results and CET1 ratio, refer to the Business segment results and Capital management sections, respectively.

Impact of foreign currency translation

The following table reflects the estimated impact of foreign currency translation on key income statement items:

Table 5

(Millions of Canadian dollars, except per share amounts)	2018 vs. 2017 (1)
Increase (decrease):
Total revenue	$(53)
PCL	6
PBCAE	–
Non-interest expense	(29)
Income taxes	(15)
Net income	(15)
Impact on EPS
Basic	$(0.01)
Diluted	(0.01)

(1)	Effective November 1, 2017, we adopted IFRS 9 Financial Instruments. Results from periods prior to November 1, 2017 are reported in accordance with IAS 39 Financial Instruments: Recognition and Measurement. For further details on the impacts of the adoption of IFRS 9 including the description of accounting policies selected, refer to Note 2 of our 2018 Annual Consolidated Financial Statements.

The relevant average exchange rates that impact our business are shown in the following table:

Table 6

(Average foreign currency equivalent of C$1.00) (1)	2018	2017
U.S. dollar	0.776	0.765
British pound	0.578	0.596
Euro	0.654	0.686

(1)	Average amounts are calculated using month-end spot rates for the period.

16             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Total revenue

Table 7

(Millions of Canadian dollars)	2018	2017
Interest income	$33,021	$26,904
Interest expense	14,830	9,764
Net interest income	$18,191	$17,140
NIM	1.66%	1.72%
Insurance premiums, investment and fee income	$4,279	$4,566
Trading revenue	911	806
Investment management and custodial fees	5,377	4,803
Mutual fund revenue	3,551	3,339
Securities brokerage commissions	1,372	1,416
Service charges	1,800	1,770
Underwriting and other advisory fees	2,053	2,093
Foreign exchange revenue, other than trading	1,098	974
Card service revenue	1,054	933
Credit fees	1,394	1,433
Net gains on investment securities (1)	147	172
Share of profit (loss) in joint ventures and associates	21	335
Other	1,328	889
Non-interest income	$24,385	$23,529
Total revenue	$42,576	$40,669

(1)	Under IFRS 9, the Net gains on investment securities represents realized gains (losses) on debt securities at FVOCI and debt securities at amortized cost. Under IAS 39, the Net gains on investment securities represents realized gains (losses) on debt and equity available-for-sale securities (AFS).

2018 vs. 2017

Total revenue increased $1,907 million or 5%, largely due to increased net interest income. Higher investment management and custodial fees, other revenue, and mutual fund revenue also contributed to the increase. These factors were partially offset by a lower share of profit in joint ventures and associates and lower insurance premiums, investment and fee income (insurance revenue).

Net interest income increased $1,051 million or 6%, largely due to the impact of higher interest rates and volume growth in Canadian Banking and Wealth Management. These factors were partially offset by lower funding and liquidity revenue.

NIM was down 6 bps compared to last year mainly due to a shift in the average earning asset mix with volume growth primarily in low margin reverse repos. These factors were partially offset by improved spreads on deposits in Canadian Banking and on loans in Wealth Management, reflecting the rising interest rate environment.

Investment management and custodial fees increased $574 million or 12%, mainly due to higher average fee-based assets reflecting net sales and market appreciation.

Other revenue increased $439 million or 49%, primarily due to higher gains on non-trading derivatives in our funding and liquidity business, which are largely offset in net interest income, and net gains in our non-trading investment portfolios.

Mutual fund revenue increased $212 million or 6%, mainly reflecting higher average fee-based assets reflecting net sales and market appreciation, and higher balances driving higher mutual fund distribution fees in Canadian Banking.

Share of profit in joint ventures and associates decreased $314 million or 94%, primarily due to our share of the gain related to the sale of the U.S. operations of Moneris in the prior year and a loss on an investment in an international asset management joint venture.

Insurance revenue decreased $287 million or 6%, mainly reflecting the change in fair value of investments backing our policyholder liabilities, which is largely offset in PBCAE. This was partially offset by business growth, and the impact of restructured international life contracts, which is largely offset in PBCAE.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            17

Additional trading information

Table 8

(Millions of Canadian dollars)	2018	2017
Total trading revenue
Net interest income	$2,199	$2,370
Non-interest income	911	806
Total trading revenue	$3,110	$3,176
Total trading revenue by product
Interest rate and credit	$1,573	$1,796
Equities	1,014	895
Foreign exchange and commodities	523	485
Total trading revenue	$3,110	$3,176
Trading revenue (teb) by product
Interest rate and credit	$1,573	$1,796
Equities	1,332	1,221
Foreign exchange and commodities	523	485
Total trading revenue (teb)	$3,428	$3,502
Trading revenue (teb) by product – Capital Markets
Interest rate and credit	$1,303	$1,466
Equities	1,415	1,251
Foreign exchange and commodities	377	331
Total Capital Markets trading revenue (teb)	$3,095	$3,048

2018 vs. 2017

Total trading revenue of $3,110 million, which is comprised of trading-related revenue recorded in Net interest income and Non-interest income, was down $66 million, or 2%, mainly due to lower fixed income trading revenue primarily in the U.S. and Europe, largely offset by higher equity trading revenue primarily in North America.

Provision for credit losses

2018 vs. 2017

Total PCL increased $157 million from the prior year.

PCL on loans increased $133 million, or 12% from the prior year, mainly due to the adoption of IFRS 9 on November 1, 2017 as well as higher provisions in Personal & Commercial Banking. PCL ratio on loans increased 2 bps.

For further details on PCL, refer to Credit quality performance in the Credit risk section.

Insurance policyholder benefits, claims and acquisition expense (PBCAE)

2018 vs. 2017

PBCAE of $2,676 million decreased $377 million or 12% from the prior year, mainly due to the change in fair value of investments backing our policyholder liabilities, which is largely offset in revenue, higher favourable investment-related experience, and life retrocession contract renegotiations. These factors were partially offset by lower favourable annual actuarial assumption updates, largely related to economic, mortality and longevity experience. Restructured international life contracts, which is largely offset in revenue, higher claims volumes in both Canadian and International Insurance, and business growth also partially offset the decrease in PBCAE.

Non-interest expense

Table 9

(Millions of Canadian dollars, except percentage amounts)	2018	2017
Salaries	$6,077	$5,936
Variable compensation	5,597	5,203
Benefits and retention compensation	1,779	1,792
Share-based compensation	323	399
Human resources	$13,776	$13,330
Equipment	1,593	1,434
Occupancy	1,558	1,588
Communications	1,049	1,011
Professional fees	1,379	1,214
Amortization of other intangibles	1,077	1,015
Other	2,401	2,202
Non-interest expense	$22,833	$21,794
Efficiency ratio (1)	53.6%	53.6%
Efficiency ratio adjusted (2)	53.1%	53.5%

(1)	Efficiency ratio is calculated as Non-interest expense divided by Total revenue.
(2)

Measures have been adjusted by excluding the change in fair value of investments backing our policyholder liabilities. These are non-GAAP measures. For further details, refer to the Key performance and non-GAAP measures section.

18             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

2018 vs. 2017

Non-interest expense increased $1,039 million or 5%, mainly due to increased costs in support of business growth and an increase in technology and related costs, including digital initiatives, as well as higher staff-related costs, including variable compensation on improved results. Higher regulatory and marketing costs, and litigation recoveries in the prior year also contributed to the increase.

Our efficiency ratio of 53.6% was flat from last year. Excluding the change in fair value of investments backing our policyholder liabilities, our efficiency ratio of 53.1% decreased 40 bps from last year mainly driven by higher revenue across most business segments, partially offset by generally higher expenses as noted by the drivers above.

Efficiency ratio excluding the change in fair value of investments backing our policyholder liabilities is a non-GAAP measure. For further details, including a reconciliation, refer to the Key performance and non-GAAP measures section.

Income and other taxes

Table 10

(Millions of Canadian dollars, except percentage amounts)	2018	2017
Income taxes	$3,329	$3,203
Other taxes
Goods and services sales taxes	$468	$446
Payroll taxes	687	643
Capital taxes	80	88
Property taxes	132	140
Insurance premium taxes	29	30
Business taxes	37	46
	$1,433	$1,393
Total income and other taxes	$4,762	$4,596
Income before income taxes	$15,760	$14,672
Canadian statutory income tax rate (1)	26.5%	26.5%
Lower average tax rate applicable to subsidiaries (2)	(4.8)%	(3.5)%
Tax-exempt income from securities	(1.8)%	(2.0)%
Tax rate change	0.9%	(0.1)%
Other	0.3%	0.9%
Effective income tax rate	21.1%	21.8%
Effective total tax rate (3)	27.7%	28.6%

(1)	Blended Federal and Provincial statutory income tax rate.
(2)	As the reduced tax rates from the U.S. Tax Reform were effective on January 1, 2018, the Lower average tax rate applicable to subsidiaries includes the fiscal 2018 blended rate for U.S. subsidiaries.
(3)	Total income and other taxes as a percentage of income before income taxes and other taxes.

2018 vs. 2017

Income tax expense increased $126 million or 4% from last year, mainly due to higher earnings before income tax. The writedown of net deferred tax assets from the impact of the U.S. Tax Reform was more than offset by the lower corporate tax rate on U.S. earnings.

The effective tax rate of 21.1% decreased 70 bps, mainly due to higher net favourable tax adjustments, higher income from lower tax rate jurisdictions, and the net impact of the U.S. Tax Reform, as the writedown of net deferred tax assets was more than offset by the lower corporate tax rate on U.S. earnings. These factors were partially offset by the impact of our share of the gain related to the sale of our U.S. operations of Moneris in the prior year.

Other taxes increased $40 million or 3% from 2017, mainly due to higher payroll taxes driven by higher staff-related costs.

Client assets

Assets under administration

Assets under administration (AUA) are assets administered by us which are beneficially owned by our clients. We provide services that are administrative in nature, including safekeeping, collecting investment income, settling purchase and sale transactions, and record keeping. Underlying investment strategies within AUA are determined by our clients and generally do not impact the administrative fees that we receive. Administrative fees can be impacted by factors such as asset valuation level changes from market movements, types of services administered, transaction volumes, geography and client relationship pricing based on volumes or multiple services.

Our Investor & Treasury Services business is the primary business segment that has AUA with approximately 77% of total AUA, as at October 31, 2018, followed by our Wealth Management and Personal & Commercial Banking businesses with approximately 18% and 5% of total AUA, respectively.

2018 vs. 2017

AUA increased $60 billion or 1% compared to last year, mainly reflecting net sales and the impact of foreign exchange translation.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            19

The following table summarizes AUA by geography and asset class:

AUA by geographic mix and asset class	Table 11

(Millions of Canadian dollars)	2018	2017
Canada (1)
Money market	$31,800	$33,100
Fixed income	706,800	730,100
Equity	635,700	765,800
Multi-asset and other	934,500	774,900
Total Canada	$2,308,800	$2,303,900
U.S. (1)
Money market	$33,000	$35,400
Fixed income	133,900	124,500
Equity	264,800	238,100
Multi-asset and other	64,800	57,500
Total U.S.	$496,500	$455,500
Other International (1)
Money market	$43,900	$43,300
Fixed income	356,000	387,500
Equity	871,700	867,600
Multi-asset and other	1,456,800	1,415,500
Total International	$2,728,400	$2,713,900

Total AUA	$5,533,700	$5,473,300

(1)	Geographic information is based on the location from where our clients are serviced.

Assets under management

Assets under management (AUM) are assets managed by us which are beneficially owned by our clients. Management fees are paid by the investment funds for the investment capabilities of an investment manager and can also cover administrative services. Management fees may be calculated daily, monthly or quarterly as a percentage of the AUM, depending on the distribution channel, product and investment strategies. In general, equity strategies carry a higher fee rate than fixed income or money market strategies. Fees are also impacted by asset mix and relationship pricing for clients using multiple services. Higher risk assets generally produce higher fees, while clients using multiple services can take advantage of synergies which reduce the fees they are charged. Certain funds may have performance fee arrangements. Performance fees are recorded when certain benchmarks or performance targets are achieved. These factors could lead to differences on fees earned by products and therefore net return by asset class may vary despite similar average AUM. Our Wealth Management segment is the primary business segment with approximately 99% of total AUM.

2018 vs. 2017

AUM increased $31 billion or 5% compared to last year, primarily due to net sales.

The following table presents the change in AUM for the year ended October 31, 2018:

Client assets – AUM	Table 12

	2018					2017
(Millions of Canadian dollars)	Money market	Fixed income	Equity	Multi-asset and other	Total	Total
AUM, beginning balance	$36,900	$200,900	$128,700	$273,400	$639,900	$586,300
Institutional inflows	52,100	38,400	6,600	7,500	104,600	69,300
Institutional outflows	(52,800)	(34,700)	(7,600)	(3,500)	(98,600)	(77,800)
Personal flows, net	3,100	1,700	7,100	18,500	30,400	31,600
Total net flows	2,400	5,400	6,100	22,500	36,400	23,100
Market impact	300	(3,100)	(2,100)	(4,300)	(9,200)	42,400
Acquisition/dispositions	–	–	–	–	–	(4,000)
Foreign exchange	600	600	1,300	1,400	3,900	(7,900)
Total market, acquisition/dispositions and foreign exchange impact	900	(2,500)	(800)	(2,900)	(5,300)	30,500
AUM, balance at end of year	$40,200	$203,800	$134,000	$293,000	$671,000	$639,900

20             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Business segment results

Results by business segments

Table 13

	2018							2017
(Millions of Canadian dollars, except percentage amounts) (1)	Personal & Commercial Banking	Wealth Management	Insurance	Investor & Treasury Services	Capital Markets (2)	Corporate Support (2)	Total	Total
Net interest income	$11,776	$2,602	$–	$297	$3,567	$(51)	$18,191	$17,140
Non-interest income	5,140	8,324	4,279	2,294	4,831	(483)	24,385	23,529
Total revenue	$16,916	$10,926	$4,279	$2,591	$8,398	$(534)	$42,576	$40,669
PCL (3)	1,273	(15)	–	1	48	–	1,307	1,150
PBCAE	–	–	2,676	–	–	–	2,676	3,053
Non-interest expense	7,526	8,070	602	1,617	4,960	58	22,833	21,794
Net income before income taxes	$8,117	$2,871	$1,001	$973	$3,390	$(592)	$15,760	$14,672
Income tax	2,089	606	226	232	613	(437)	3,329	3,203
Net income	$6,028	$2,265	$775	$741	$2,777	$(155)	$12,431	$11,469
ROE (4)	27.6%	16.3%	39.3%	23.5%	13.0%	n.m.	17.6%	17.0%
Average assets	$442,500	$89,600	$15,800	$132,100	$576,300	$38,600	$1,294,900	$1,186,600

(1)	Effective November 1, 2017, we adopted IFRS 9 Financial Instruments (IFRS 9). Results from periods prior to November 1, 2017 are reported in accordance with IAS 39 Financial Instruments: Recognition and Measurement (IAS 39) in this 2018 Annual Report. For further details on the impacts of the adoption of IFRS 9 including the description of accounting policies selected, refer to Note 2 of our 2018 Annual Consolidated Financial Statements.
(2)	Net interest income, Non-interest income, Total revenue, Net income before income taxes, and Income tax are presented in Capital Markets on a taxable equivalent basis (teb). The teb adjustment is eliminated in the Corporate Support segment. For a further discussion, refer to the How we measure and report our business segments section.
(3)	Under IFRS 9, PCL relates primarily to loans, acceptances, and commitments, and also applies to all financial assets except for those classified or designated as fair value through profit or loss (FVTPL) and equity securities designated as fair value through other comprehensive income (FVOCI). Prior to the adoption of IFRS 9, PCL related only to loans, acceptances, and commitments. PCL on loans, acceptances, and commitments is comprised of PCL on impaired loans (Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39) and PCL on performing loans (Stage 1 and Stage 2 PCL under IFRS 9 and PCL on loans not yet identified as impaired under IAS 39). Refer to the Credit risk section and Note 2 of our 2018 Annual Consolidated Financial Statements for further details.
(4)	This measure may not have a standardized meaning under GAAP and may not be comparable to similar measures disclosed by other financial institutions. For further details, refer to the Key performance and non-GAAP measures section.
n.m.	not meaningful

How we measure and report our business segments

Our management reporting framework is intended to measure the performance of each business segment as if it were a stand-alone business and reflects the way that the business segment is managed. This approach is intended to ensure that our business segments’ results include all applicable revenue and expenses associated with the conduct of their business and depicts how management views those results.

Key methodologies

The following outlines the key methodologies and assumptions used in our management reporting framework. These are periodically reviewed by management to ensure they remain valid.

Expense and tax allocation

To ensure that our business segments’ results include expenses associated with the conduct of their business, we allocate costs incurred or services provided by Technology & Operations and Functions, which are directly undertaken or provided on the business segments’ behalf. For other costs not directly attributable to our business segments, including overhead costs and other indirect expenses, we use our management reporting framework for allocating these costs to each business segment in a manner that is intended to reflect the underlying benefits. In 2018, Corporate Support included the impact of the write-down of net deferred tax assets related to the U.S. Tax Reform. In 2017, we maintained some of our severance and related costs in Corporate Support.

Capital attribution

Our management reporting framework also determines the attribution of capital to our business segments in a manner that is intended to consistently measure and align economic costs with the underlying benefits and risks associated with the activities of each business segment. The amount of capital assigned to each business segment is referred to as attributed capital. Unattributed capital and associated net charges are reported in Corporate Support. For further information, refer to the Capital management section.

Funds transfer pricing

Funds transfer pricing refers to the pricing of intra-company borrowing or lending for management reporting purposes. We employ a funds transfer pricing process to enable risk-adjusted management reporting of segment results. This process determines the costs and revenue for intra-company borrowing and lending of funds after taking into consideration our interest rate risk and liquidity risk management objectives, as well as applicable regulatory requirements.

Provisions for credit losses

On November 1, 2017, we adopted IFRS 9, which introduced an expected credit loss impairment model that differs from the incurred loss model under IAS 39. PCL is recorded to recognize estimated credit losses on all financial assets, except for financial assets classified or designated as fair value through profit or loss (FVTPL) and equity securities designated as fair value through other comprehensive income (FVOCI), which are not subject to impairment assessment. For details on our accounting policy on Allowance for credit losses, refer to Note 2 of our 2018 Annual Consolidated Financial Statements.

PCL is included in the results of each business segment to fully reflect the appropriate expenses related to the conduct of each business segment. Prior to the adoption of IFRS 9, PCL on loans not yet identified as impaired was included in Corporate Support.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            21

In addition to the key methodologies described above, the following are the key aspects of how some of our business segments are managed and reported:

•

Wealth Management reported results also include disclosure in U.S. dollars, primarily for U.S. Wealth Management (including City National) as we review and manage the results of this business largely in this currency.

•

Capital Markets results are reported on a taxable equivalent basis (teb), which grosses up total revenue from certain tax-advantaged sources (Canadian taxable corporate dividends and the U.S. tax credit investment business) to their effective taxable equivalent value with a corresponding offset recorded in the provision for income taxes. We record the elimination of the teb adjustments in Corporate Support. We believe these adjustments are useful and reflect how Capital Markets manages its business, since it enhances the comparability of revenue and related ratios across taxable revenue and our principal tax-advantaged sources of revenue. The use of teb adjustments and measures may not be comparable to similar GAAP measures or similarly adjusted amounts disclosed by other financial institutions.

•

Corporate Support results include all enterprise level activities that are undertaken for the benefit of the organization that are not allocated to our five business segments, such as enterprise funding, securitizations, net charges associated with unattributed capital, and consolidation adjustments, including the elimination of the teb gross-up amounts.

Key performance and non-GAAP measures

Performance measures

Return on common equity

We measure and evaluate the performance of our consolidated operations and each business segment using a number of financial metrics, such as net income and ROE. We use ROE, at both the consolidated and business segment levels, as a measure of return on total capital invested in our business. Management views the business segment ROE measure as a useful measure for supporting investment and resource allocation decisions because it adjusts for certain items that may affect comparability between business segments and certain competitors.

Our consolidated ROE calculation is based on net income available to common shareholders divided by total average common equity for the period. Business segment ROE calculations are based on net income available to common shareholders divided by average attributed capital for the period. For each segment, average attributed capital includes the capital required to underpin various risks as described in the Capital management section and amounts invested in goodwill and intangibles.

The attribution of capital involves the use of assumptions, judgments and methodologies that are regularly reviewed and revised by management as deemed necessary. Changes to such assumptions, judgments and methodologies can have a material effect on the business segment ROE information that we report. Other companies that disclose information on similar attributions and related return measures may use different assumptions, judgments and methodologies.

The following table provides a summary of our ROE calculations:

Calculation of ROE	Table 14

	2018							2017
(Millions of Canadian dollars, except percentage amounts)	Personal & Commercial Banking	Wealth Management	Insurance	Investor & Treasury Services	Capital Markets	Corporate Support	Total	Total
Net income available to common shareholders	$5,931	$2,209	$767	$728	$ 2,692	$ (212)	$ 12,115	$ 11,128
Total average common equity (1), (2)	21,500	13,500	1,950	3,100	20,700	8,150	68,900	65,300
ROE (3)	27.6%	16.3%	39.3%	23.5%	13.0%	n.m.	17.6%	17.0%

(1)	Total average common equity represents rounded figures.
(2)	The amounts for the segments are referred to as attributed capital.
(3)	ROE is based on actual balances of average common equity before rounding.
n.m.	not meaningful

Non-GAAP measures

We believe that certain non-GAAP measures described below are more reflective of our ongoing operating results and provide readers with a better understanding of management’s perspective on our performance. These measures enhance the comparability of our financial performance for the year ended October 31, 2018 with results from last year as well as, in the case of economic profit, measure relative contribution to shareholder value. Non-GAAP measures do not have a standardized meaning under GAAP and may not be comparable to similar measures disclosed by other financial institutions.

The following discussion describes the non-GAAP measures we use in evaluating our operating results.

Economic profit

Economic profit is net income excluding the after-tax effect of amortization of other intangibles less a capital charge for use of attributed capital. It measures the return generated by our businesses in excess of our cost of shareholders’ equity, thus enabling users to identify relative contributions to shareholder value.

The capital charge includes a charge for common equity and preferred shares. For 2018, our cost of common equity remains unchanged at 8.5%.

22             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

The following table provides a summary of our Economic profit:

Economic Profit	Table 15

	2018
(Millions of Canadian dollars)	Personal & Commercial Banking	Wealth Management	Insurance	Investor & Treasury Services	Capital Markets	Corporate Support	Total
Net income	$6,028	$2,265	$775	$741	$2,777	$(155)	$12,431
add: Non-controlling interests	(8)	–	–	(1)	–	(22)	(31)
After-tax effect of amortization of other intangibles	12	193	–	14	–	–	219
Adjusted net income (loss)	$6,032	$2,458	$775	$754	$2,777	$(177)	$12,619
less: Capital charge	1,918	1,205	174	276	1,845	726	6,144
Economic profit (loss)	$4,114	$1,253	$601	$478	$932	$(903)	$6,475

	2017
(Millions of Canadian dollars)	Personal & Commercial Banking	Wealth Management	Insurance	Investor & Treasury Services	Capital Markets	Corporate Support	Total
Net income	$5,755	$1,838	$726	$741	$2,525	$(116)	$11,469
add: Non-controlling interests	(5)	–	–	(1)	–	(35)	(41)
After-tax effect of amortization of other intangibles	11	179	–	15	–	1	206
Adjusted net income (loss)	$5,761	$2,017	$726	$755	$2,525	$(150)	$11,634
less: Capital charge	1,791	1,206	154	286	1,690	722	5,849
Economic profit (loss)	$3,970	$811	$572	$469	$835	$(872)	$5,785

Results excluding specified item

There were no specified items for the year ended October 31, 2018. Our results for the year ended October 31, 2017 were impacted by the following specified item:

•

Our share of a gain related to the sale, by our payment processing joint venture Moneris, of its U.S. operations to Vantiv, Inc., which was $212 million (before- and after-tax) and recorded in Personal & Commercial Banking.

The following tables provide calculations of our business segment results and measures excluding the specified item:

Personal & Commercial Banking	Table 16

	2017
		Item excluded
(Millions of Canadian dollars, except percentage amounts)	As reported	Gain related to the sale by Moneris (1)	Adjusted
Total revenue	$15,863	$(212)	$15,651
PCL	1,054	–	1,054
Non-interest expense	7,176	–	7,176
Net income before income taxes	$7,633	$(212)	$7,421
Net income	$5,755	$(212)	$5,543
Other information
Non-interest expense	$7,176	$–	$7,176
Total revenue	15,863	(212)	15,651
Efficiency ratio	45.2%		45.9%
Revenue growth rate	5.7%		4.3%
Non-interest expense growth rate	3.5%		3.5%
Operating leverage	2.2%		0.8%

(1)	Includes foreign currency translation.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            23

Canadian Banking	Table 17

	2017
		Item excluded
(Millions of Canadian dollars, except percentage amounts)	As reported	Gain related to the sale by Moneris (1)	Adjusted
Total revenue	$14,877	$(212)	$14,665
PCL	1,016	–	1,016
Non-interest expense	6,423	–	6,423
Net income before income taxes	$7,438	$(212)	$7,226
Net income	$5,571	$(212)	$5,359
Other information
Non-interest expense	$6,423	$–	$6,423
Total revenue	14,877	(212)	14,665
Efficiency ratio	43.2%		43.8%
Revenue growth rate	6.2%		4.7%
Non-interest expense growth rate	3.8%		3.8%
Operating leverage	2.4%		0.9%

(1)	Includes foreign currency translation.

Efficiency ratio excluding the change in fair value of investments in Insurance

Our efficiency ratio is impacted by the change in fair value of investments backing our policyholder liabilities, which is reported in revenue and largely offset in PBCAE.

The following table provides calculations of our consolidated efficiency ratio excluding the change in fair value of investments backing our policyholder liabilities:

Consolidated non-GAAP efficiency ratio	Table 18

	2018			2017
		Item excluded			Item excluded
(Millions of Canadian dollars, except percentage amounts)	As reported	Change in fair value of investments backing policyholder liabilities	Adjusted	As reported	Change in fair value of investments backing policyholder liabilities	Adjusted
Total revenue	$42,576	$435	$43,011	$40,669	$58	$40,727
Non-interest expense	22,833	–	22,833	21,794	–	21,794
Efficiency ratio	53.6%		53.1%	53.6%		53.5%

24             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Personal & Commercial Banking

Personal & Commercial Banking provides a broad suite of financial products and services to individuals and businesses for their day-to-day banking, investing and financing needs. We have meaningful relationships with many of our clients, underscored by our exceptional client experience, the breadth of our products and the depth of expertise within our businesses.

> 13 million	> 6 million	35,573
Number of clients	Active digital users in Canada	Employees

Revenue by business lines

We operate through two businesses – Canadian Banking and Caribbean & U.S. Banking. Canadian Banking serves our home market in Canada, where we maintain top (#1 or #2) rankings in market share in this competitive environment for all key retail and business products. We have the largest branch network, the most ATMs and one of the largest mobile sales networks across Canada. In Caribbean & U.S. Banking, we offer a broad range of financial products and services in targeted markets.

In Canada, we compete with other Schedule 1 banks, independent trust companies, foreign banks, credit unions, caisses populaires and auto financing companies.

In the Caribbean, our competition includes banks, trust companies and investment management companies serving retail and corporate customers, as well as public institutions. In the U.S., we compete primarily with other Canadian banking institutions with U.S. operations.

2018 Operating environment

›	Solid economic growth and low unemployment resulted in continued consumer confidence in Canada, driving solid volume growth.

›	The Bank of Canada continued to raise interest rates as the economy returns to full capacity, benefitting our net interest margins.

›	The housing market has faced headwinds amid regulatory changes and rising interest rates, contributing to softening mortgage volume growth.

›

Growth in our investment product balances was driven by equity market returns and higher investment activity for the majority of the year, partly offset by unfavourable market conditions in the last quarter.

›	Credit conditions continued to improve, due to wage growth and lower national unemployment.

›

Client expectations continue to evolve, driving the digitization of our business. As a result, we continued to invest in digital solutions to improve the client experience and deliver personalized advice.

›	The Caribbean continued to experience underlying economic challenges in certain regions, which has negatively impacted growth in our loan balances.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            25

Strategic priorities

OUR STRATEGY	PROGRESS IN 2018	PRIORITIES IN 2019
Transform how we serve our clients

Continued to provide exceptional and secure client experiences via our digital platforms while continuing to release significant additional functionality in our RBC Mobile app

Continued to innovate our branch network, including introduction and expansion of new formats for students and newcomers

Deliver anytime, anywhere solutions to our clients across all channels, seamlessly integrating mobile and digital services into our clients’ lives

Continue to reimagine our branch network to meet the evolving needs of our clients

Accelerate our growth	Continued to provide personalized advice and valued banking solutions to our existing and new clients, including key high-growth segments such as retirees, youth, newcomers and business owners	Focus on engaging key high growth client segments to build new and deeper relationships and achieve industry-leading volume growth
Rapidly deliver digital solutions to our clients

Introduced the ability to open chequing and savings accounts, as well as credit cards, via the RBC Mobile app, in addition to enhancements to credit card controls

Launched InvestEase client pilot, a low-cost automated investment advice and portfolio management business

Enhanced NOMI InsightsTM and NOMI Find & SaveTM, improving the user experience and providing deeper personalized digital financial insights and a fully automated savings service

Continued to roll out MyAdvisor®, an online advice platform to remotely connect a client to an advisor

Deliver more personalized insights to improve the client experience while continuing to simplify and digitize everyday banking

Enhance the digital experience for our small business and commercial clients and make it easier for them to transact with us

Innovate to become a more agile and efficient bank	Continued to make strategic investments to simplify, digitize and automate activities and processes for both clients and employees	Invest in new tools and capabilities and proactively seek ways to simplify and streamline internal processes and the client experience
In the Caribbean	Continued to invest in our digital banking platforms while streamlining our branch network

Transform our business by investing in our distribution network, supported by digital innovations, self-serve channels, redesigned branches and a proactive mobile sales force, to grow and retain our target retail, business and corporate client base

In the U.S.	Continued strong growth in U.S. cross-border client activity supported by significant enhancements to digital banking capabilities, driving increased client engagement

Continue to fully digitize account opening processes, deliver on targeted marketing, content and service partnerships, and further enhance the digital banking experience to drive client acquisition and volume growth

Outlook

Canada’s economy is expected to grow by 2.1% in calendar 2018, with a slightly more moderate pace in calendar 2019. Trends that emerged in 2018, including stronger business investments and exports, offset by moderating consumer spending and housing growth, are expected to persist into calendar 2019. The Bank of Canada has raised their overnight rate by a cumulative 125 basis points since July 2017 and we expect further increases over the next calendar year, which will have a favourable impact on net interest margins, offset by competitive pricing pressures. As a result of regulatory measures implemented by the Federal government in January 2018, we saw a slowdown in the housing market over the first half of calendar 2018 with a slight rebound in the latter half. We expect only modest increases in home sales going forward as rising interest rates and a lack of affordability in key markets will continue to act as headwinds to mortgage volume growth. We continue to pursue industry-leading volume growth, operational efficiency efforts and channel transformation to achieve our vision of being a digitally-enabled relationship bank.

In the Caribbean, we will continue to focus on transforming our business in order to be the best bank for our target retail, business and corporate clients, by building an organization with a multi-channel distribution network supported by digital innovations.

For further details on our general economic review and outlook, refer to the Economic, market and regulatory review and outlook section.

26             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Personal & Commercial Banking	Table 19

(Millions of Canadian dollars, except number of, percentage amounts and as otherwise noted)	2018	2017
Net interest income	$11,776	$10,787
Non-interest income	5,140	5,076
Total revenue	16,916	15,863
PCL on performing assets (1)	115
PCL on impaired assets (2)	1,158	1,054
Total PCL	1,273	1,054
Non-interest expense	7,526	7,176
Income before income taxes	8,117	7,633
Net income	$6,028	$5,755
Revenue by business
Canadian Banking	$15,970	$14,877
Personal Banking	12,237	11,520
Business Banking	3,733	3,357
Caribbean & U.S. Banking	946	986
Key ratios
ROE	27.6%	28.3%
NIM	2.78%	2.68%
Efficiency ratio	44.5%	45.2%
Operating leverage	1.7%	2.2%
Operating leverage adjusted (3)	3.2%	0.8%
Selected balance sheet information
Average total assets	$442,500	$421,100
Average earning assets, net	423,100	403,100
Average loans and acceptances, net	423,700	402,500
Average deposits	361,700	344,400
Other information
AUA (4), (5)	$266,500	$264,800
Average AUA	271,800	252,300
AUM (5)	4,700	4,600
Number of employees (FTE) (6)	35,573	34,601
Effective income tax rate	25.7%	24.6%
Credit information
Gross impaired loans as a % of related loans and acceptances (7)	0.37%	0.36%
PCL on impaired loans as a % of average net loans and acceptances (2)	0.26%	0.26%
Other selected information – Canadian Banking
Net income	$5,860	$5,571
NIM	2.73%	2.62%
Efficiency ratio	42.5%	43.2%
Operating leverage	1.5%	2.4%
Operating leverage adjusted (8)	3.1%	0.9%
Effective income tax rate	26.0%	25.1%

(1)

PCL on performing assets represents Stage 1 and 2 PCL on all performing assets under IFRS 9, except those classified or designated as FVTPL and equity securities designated as FVOCI. Prior to the adoption of IFRS 9, PCL on performing assets represents PCL for loans not yet identified as impaired and was included in Corporate Support.

(2)

PCL on impaired assets includes PCL on credit-impaired loans, acceptances, and commitments (PCL on impaired loans) and PCL on other credit-impaired financial assets. PCL on impaired assets represents Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39. Stage 3 PCL under IFRS 9 is comprised of lifetime credit losses of all credit-impaired financial assets, except those classified or designated as FVTPL and equity securities designated as FVOCI.

(3)

These are non-GAAP measures. Measures have been adjusted by excluding our Q1 2017 share of the gain related to the sale of the U.S. operations of Moneris of $212 million (before- and after-tax). For further details, including a reconciliation, refer to the Key performance and non-GAAP measures section.

(4)	AUA includes securitized residential mortgages and credit card loans as at October 31, 2018 of $16.7 billion and $9.6 billion, respectively (October 31, 2017 – $18.4 billion and $8.4 billion).
(5)	Represents year-end spot balances.
(6)	Amounts have been revised from those previously presented.
(7)	Effective November 1, 2017, the definition of gross impaired loans has been shortened for certain products to align with a definition of default of 90 days past due under IFRS 9.
(8)

These are non-GAAP measures. The year ended October 31, 2018 operating leverage ratio in Canadian Banking of 1.5% was impacted by our share of the gain related to the sale of the U.S. operations of Moneris of $212 million (before- and after-tax) in the year ended October 31, 2017, which was a specified item. For further details, including a reconciliation, refer to the Key performance and non-GAAP measures section. The year ended October 31, 2018 revenue and expense growth rates in Canadian Banking were 7.3% and 5.8%, respectively. Excluding our share of the gain related to the sale of Moneris, as noted above, the year ended October 31, 2018 adjusted revenue growth rate was 8.9%.

Financial performance

2018 vs. 2017

Net income increased $273 million or 5% from last year as the prior year included our share of the gain related to the sale of the U.S. operations of Moneris of $212 million (before- and after-tax). Excluding our share of the gain, net income increased $485 million or 9%, mainly due to higher spreads, volume growth, and higher card service revenue. These factors were partially offset by higher PCL in Canadian Banking, mainly due to the introduction of PCL on performing financial assets as a result of adopting IFRS 9, and higher staff-related costs.

Total revenue increased $1,053 million or 7%. Excluding our share of the gain related to the sale of Moneris, revenue increased $1,265 million or 8%, reflecting improved spreads and volume growth of 5% in both loans and deposits in Canadian Banking. Higher purchase volumes driving higher card service revenue and higher average balances driving higher mutual fund distribution fees also contributed to the increase.

Net interest margin increased 10 bps, mainly due to improved spreads on deposits in Canadian Banking, reflecting the rising interest rate environment, partially offset by the impact of competitive pricing pressures.

PCL on impaired loans ratio remained flat, reflecting overall stable credit quality trends. PCL on impaired assets increased $104 million, which includes the restructuring of portfolios in Barbados. For further details on performing and impaired PCL, refer to Credit quality performance in the Credit risk section.

Non-interest expense increased $350 million or 5%, primarily attributable to higher staff-related costs in Canadian Banking and an increase in technology and related costs, including digital initiatives. Higher marketing costs also contributed to the increase.

Average loans and acceptances increased $21 billion or 5%, largely due to growth in residential mortgages and business loans.

Average deposits increased $17 billion or 5%, reflecting growth in business and personal deposits.

Results excluding the specified item noted above are non-GAAP measures. For further details, including a reconciliation, refer to the Key performance and non-GAAP measures section.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            27

Business line review

Effective November 1, 2017, the lines of business within Canadian Banking have been realigned in a manner that emphasizes our client-centric strategy. Personal Financial Services and Cards and Payment Solutions, previously reported separately, are reported collectively as Personal Banking, and Business Financial Services has been renamed to Business Banking. The change had no impact on prior period net income for our Personal & Commercial Banking segment.

Personal Banking

Personal Banking offers a full range of products focused on meeting the needs of our individual Canadian clients at every stage of their lives through a wide range of financing and investment products and services. This includes home equity financing, personal lending, chequing and savings accounts, private banking, indirect lending (including auto financing), mutual funds and self-directed brokerage accounts, Guaranteed Investment Certificates (GICs), credit cards, and payment products and solutions.

We rank #1 or #2 in market share for all key Personal Banking products in Canada and our retail banking network is the largest in Canada with 1,203 branches and 4,194 ATMs. We have over 7 million credit card accounts and 23% market share of Canada’s credit card purchase volume.

Financial performance

Total revenue increased $717 million or 6% compared to last year. Excluding our share of the gain noted previously, revenue increased $929 million or 8%, largely reflecting improved spreads and volume growth in residential mortgages and deposits. Higher purchase volumes driving higher card service revenue and higher average balances driving higher mutual fund distribution fees also contributed to the increase.

Average residential mortgages increased 6% compared to last year, mainly due to solid, but moderating, housing activity.

Average deposits increased 4% from last year, largely reflecting acquisitions of new clients and an increase in activity from existing clients. Market appreciation and net sales resulted in continued growth in average mutual fund balances.

Results excluding the specified item noted above are non-GAAP measures. For further details, including a reconciliation, refer to the Key performance and non-GAAP measures section.

Selected highlights	Table 20

(Millions of Canadian dollars, except number of)	2018	2017
Total revenue	$12,237	$11,520
Other information
Average residential mortgages	235,700	222,500
Average other loans and acceptances, net	80,200	81,400
Average deposits (1)	202,800	195,700
Average credit card balances	18,100	17,000
Credit card purchase volumes	117,900	106,600
Branch mutual fund balances (2)	147,900	148,400
Average branch mutual fund balances	151,500	140,100
AUA – Self-directed brokerage (2)	82,900	79,600
Number of:
Branches	1,203	1,235
ATMs	4,194	4,290

(1)	Includes GIC balances.
(2)	Represents year-end spot balances.

Business Banking

Business Banking offers a wide range of lending, leasing, deposit, investment, foreign exchange, cash management, auto dealer financing, trade products, and services to small and medium-sized commercial businesses across Canada. Our business banking network has the largest team of relationship managers and specialists in the industry. Our strong commitment to our clients has resulted in our leading market share in business loans and deposits.

Financial performance

Total revenue increased $376 million or 11% compared to last year, largely reflecting higher spreads and average volume growth of 9%.

Average loans and acceptances increased 11% and average deposits were up 8%, mainly due to new account acquisitions as well as deepening of our existing client relationships.

Selected highlights	Table 21

(Millions of Canadian dollars)	2018	2017
Total revenue	$3,733	$3,357
Other information (average)
Loans and acceptances, net	80,800	72,500
Deposits (1)	140,600	130,400

(1)	Includes GIC balances.

28             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Caribbean & U.S. Banking

Our Caribbean Banking business offers a comprehensive suite of banking products and services, as well as international financing and trade promotion services through extensive branch, ATM, online and mobile banking networks.

Our cross-border business serves the banking needs of our Canadian retail and small business clients in the U.S. across all 50 states.

Financial performance

Total revenue was down $40 million or 4% from last year, primarily due to lower volumes in Caribbean Banking and the impact of foreign exchange translation.

Average loans and acceptances decreased 2%, mainly due to lower client activity and the impact of foreign exchange translation. Average deposits were flat.

Selected highlights	Table 22

(Millions of Canadian dollars, except number of and percentage amounts)	2018	2017
Total revenue	$946	$986
Other information
NIM	3.95%	3.85%
Average loans and acceptances, net	$8,900	$9,100
Average deposits	18,300	18,300
AUA (1)	7,700	8,400
Average AUA	8,200	8,400
AUM (1)	4,700	4,600
Number of:
Branches	57	67
ATMs	269	266

(1)	Represents year-end spot balances.

Wealth Management

Wealth Management is a global business serving clients in key financial centres. We serve high net worth (HNW) and ultra-high net worth (UHNW) individual and institutional clients with a comprehensive suite of advice-based solutions and strategies to help them achieve their financial goals.

$10.9 billion	> 5,000	> $30 billion
Total revenue	Client-facing advisors	AUA net flows

Asset under Administration	Assets under Management

Our lines of businesses include Canadian Wealth Management, U.S. Wealth Management (including City National), Global Asset Management (GAM), and International Wealth Management.

•  Canadian Wealth Management is the largest full-service wealth advisory business in Canada, as measured by AUA serving HNW and UHNW clients

•  U.S. Wealth Management (including City National) includes our private client group (PCG) and City National; PCG is the 7th largest full-service wealth advisory firm in the U.S., as measured by number of advisors, and City National is a premier U.S. private and commercial bank serving HNW, UHNW and commercial clients

•  GAM is the largest retail fund company in Canada as well as a leading institutional asset manager

•  International Wealth Management serves HNW and UHNW clients primarily through key financial centres in Europe, the U.K., and Asia.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            29

2018 Operating environment

›	The Bank of Canada and the Fed continued to raise interest rates as the economy returned to full capacity and inflation advanced to target levels.

›

The wealth management industry continued to face the challenge of adapting in an environment of rapid technological advancements, stricter regulations, zero-fee products and changing demographics. The mutual fund sector has seen a slowdown in sales due to market volatility in late fiscal 2018 and the rising interest rate environment.

›	Growth in our client assets was largely driven by net positive flow of assets reflecting our relationship-focused advisory network, distribution scale and the strength of our brand.

›	U.S. businesses benefitted from interest rate increases, the U.S. Tax Reform, strong volume growth and market appreciation.

›	We continued to invest in digital solutions to maintain our competitive advantage and increase efficiencies in an environment of rapidly changing client preferences and regulatory requirements.

Strategic priorities

OUR STRATEGY	PROGRESS IN 2018	PRIORITIES IN 2019
In Canada, be the premier service provider for HNW and UHNW clients

Maintained our position as industry leader in our full-service private wealth business

Continued to focus on holistic wealth planning, including advisor training on intergenerational and business wealth transfer (e.g., delivery of Money in Motion and Financial Literacy programs)

Launched RBC Premier Banking to deepen banking relationships with Wealth Management clients

Enhanced our digital and data capabilities to drive increased client satisfaction and advisor productivity

Continue to retain and attract top-performing advisors to strengthen our talent advantage

Deliver a differentiated client experience through enriched advisor-client interactions and compelling digital experiences

Broaden and deepen client relationships by leveraging combined strengths across our other business segments

Streamline and simplify the business to continue improving efficiency and advisor productivity

In the U.S., become the leading private and commercial bank, and wealth manager in our key markets

Continued to invest in capabilities, technology and talent needed to grow RBC Wealth Management U.S.

Continued expansion in City National’s existing footprint, as well as solid progress on expanding offerings to select high growth markets with strong RBC Wealth Management and Capital Markets presence, including Washington, D.C. and Minneapolis.

Continue to strive to deliver an exceptional client experience for targeted HNW, UHNW, middle market and business banking segments

Leverage the combined strengths within U.S. Wealth Management (including City National) and Capital Markets with a view to accelerating growth in the U.S.

In select global financial centres, become the most trusted regional private bank

Created more tailored value propositions and client coverage for key segments across HNW and UHNW client groups

Focused on delivering a differentiated client experience by leveraging our global capabilities

Continue to optimize our product offerings to meet evolving client needs Continue to enhance our distribution capabilities and leverage our global strengths to deliver an exceptional client experience
In asset management, be a leading, diversified asset manager focused on global institutional and North American retail clients

Maintained #1 market share in Canadian mutual fund AUM

Launched a new Portfolio Review Service – a leading-edge digital tool that leverages GAM expertise in mutual fund research to provide a holistic review of a potential client’s assets

Reorganized our institutional business to take a more globally unified approach

Continue to evolve our product capabilities to meet existing client needs, while expanding our ability to reach a broader distribution landscape

Build a sustainable and differentiated global institutional business which materially contributes to the success of GAM

Outlook

Global economies are expected to continue to face equity market volatility, and Canadian and U.S. central banks are expected to maintain their hawkish bias in the absence of major economic events. While unemployment rates remain at low levels, consumer spending may be impacted by higher interest rates and household indebtedness. However, we believe we are well-positioned to benefit from our continued focus on delivering a world-class client experience, the strength of our brand, attracting and retaining top-performing client advisors, as well as ongoing investment in technology to drive a digitized and lower cost business model, while gaining market share in HNW and UHNW client segments globally.

For further details on our general economic review and outlook, refer to the Economic, market and regulatory review and outlook section.

30             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Wealth Management	Table 23

(Millions of Canadian dollars, except number of, percentage amounts and as otherwise noted)	2018	2017
Net interest income	$2,602	$2,248
Non-interest income
Fee-based revenue	6,447	5,799
Transaction and other revenue	1,877	2,028
Total revenue	10,926	10,075
PCL on performing assets (1)	(19)
PCL on impaired assets (2)	4	34
Total PCL	(15)	34
Non-interest expense	8,070	7,611
Income before income taxes	2,871	2,430
Net income	$2,265	$1,838
Revenue by business
Canadian Wealth Management	$3,048	$2,815
U.S. Wealth Management (including City National)	5,419	4,891
U.S. Wealth Management (including City National) (US$ millions)	4,209	3,744
Global Asset Management	2,092	1,994
International Wealth Management	367	375
Key Ratios
ROE	16.3%	13.2%
NIM	3.45%	3.02%
Pre-tax margin (3)	26.3%	24.1%
Selected balance sheet and other information
Average total assets	$89,600	$88,100
Average loans and acceptances, net	55,500	51,500
Average deposits	92,300	93,100
Attributed capital	13,500	13,450
Other information
Revenue per advisor (000s) (4)	$1,454	$1,353
AUA (5), (6)	970,500	929,200
AUM (5)	664,900	634,100
Average AUA	962,600	898,500
Average AUM	664,500	600,400
PCL on impaired loans as a % of average net loans and acceptances (2)	0.01%	0.07%
Number of employees (FTE) (7)	17,975	16,946
Number of advisors (8)	5,042	4,884

Estimated impact of U.S. dollar, British pound and Euro translation on key income statement items
(Millions of Canadian dollars, except percentage amounts and as otherwise noted)	2018 vs. 2017
Increase (decrease):
Total revenue	$(56)
Non-interest expense	(43)
Net income	(11)
Percentage change in average U.S. dollar equivalent of C$1.00	1%
Percentage change in average British pound equivalent of C$1.00	(3)%
Percentage change in average Euro equivalent of C$1.00	(5)%

(1)	PCL on performing assets represents Stage 1 and 2 PCL on all performing assets under IFRS 9, except those classified or designated as FVTPL and equity securities designated as FVOCI. Prior to the adoption of IFRS 9, PCL on performing assets represents PCL for loans not yet identified as impaired and was included in Corporate Support.
(2)

PCL on impaired assets includes PCL on credit-impaired loans, acceptances, and commitments (PCL on impaired loans) and PCL on other credit-impaired financial assets. PCL on impaired assets represents Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39. Stage 3 PCL under IFRS 9 is comprised of lifetime credit losses of all credit-impaired financial assets, except those classified or designated as FVTPL and equity securities designated as FVOCI.

(3)	Pre-tax margin is defined as Income before income taxes divided by Total revenue.
(4)	Represents investment advisors and financial consultants of our Canadian and U.S. full-service wealth businesses.
(5)	Represents year-end spot balances.
(6)

In addition to Canadian Wealth Management, U.S. Wealth Management (including City National), and International Wealth Management, amounts also include AUA of $5,800 million (2017: $6,600 million) related to GAM.

(7)	Amounts have been revised from those previously presented.
(8)	Represents client-facing advisors across all our wealth management businesses.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            31

Client assets – AUA	Table 24

(Millions of Canadian dollars)	2018	2017
AUA, beginning balance	$ 929,200	$ 875,300
Asset inflows	292,600	274,300
Asset outflows	(261,600)	(254,800)
Total net flows	31,000	19,500
Market impact	5,600	82,700
Acquisitions/dispositions	(5,700)	(28,200)
Foreign exchange	10,400	(20,100)
Total market, acquisition/dispositions and foreign exchange impact	10,300	34,400
AUA, balance at end of year	$ 970,500	$ 929,200

Client assets – AUM	Table 25

	2018					2017
(Millions of Canadian dollars)	Money market	Fixed income	Equity	Multi-asset and other	Total	Total
AUM, beginning balance	$37,000	$198,900	$128,700	$269,500	$634,100	$ 580,700
Institutional inflows	52,100	38,300	6,600	7,500	104,500	68,900
Institutional outflows	(52,800)	(34,600)	(7,600)	(3,500)	(98,500)	(77,300)
Personal flows, net	3,100	1,700	7,100	18,300	30,200	31,400
Total net flows	2,400	5,400	6,100	22,300	36,200	23,000
Market impact	300	(3,100)	(2,100)	(4,300)	(9,200)	42,100
Acquisition/dispositions	–	–	–	–	–	(4,000)
Foreign exchange	500	600	1,300	1,400	3,800	(7,700)
Total market, acquisition/dispositions and foreign exchange impact	800	(2,500)	(800)	(2,900)	(5,400)	30,400
AUM, balance at end of year	$40,200	$201,800	$134,000	$288,900	$664,900	$ 634,100

AUA by geographic mix and asset class	Table 26

(Millions of Canadian dollars)	2018	2017
Canada (1)
Money market	$20,500	$21,600
Fixed income	35,400	35,700
Equity	86,700	94,300
Multi-asset and other	225,300	208,700
Total Canada	$367,900	$360,300

U.S. (1)
Money market	$32,600	$35,100
Fixed income	133,900	124,500
Equity	264,900	238,100
Multi-asset and other	51,500	45,000
Total U.S.	$482,900	$442,700

Other International (1)
Money market	$16,100	$17,000
Fixed income	12,300	11,400
Equity	49,100	50,100
Multi-asset and other	42,200	47,700
Total International	$119,700	$126,200
Total AUA	$970,500	$929,200

(1)	Geographic information is based on the location from where our clients are served.

Financial performance

2018 vs. 2017

Net income increased $427 million or 23%, mainly due to growth in average fee-based client assets, higher net interest income, and a lower effective tax rate reflecting benefits from the U.S. Tax Reform. These factors were partially offset by higher variable compensation on improved results, increased costs related to business growth and technology initiatives, and higher regulatory costs.

Total revenue increased $851 million or 8%, primarily due to growth in average fee-based client assets which benefitted from net sales and market appreciation, and the impact of higher interest rates and volume growth driving higher net interest income. These factors were partially offset by the change in the fair value of the hedge related to our U.S. share-based compensation plan, which was largely offset in non-interest expense.

PCL on impaired loans ratio improved 6 bps, mainly due to lower provisions on impaired loans in U.S. Wealth Management (including City National). For further details on performing and impaired PCL, refer to Credit quality performance in the Credit risk section.

Non-interest expense increased $459 million or 6%, primarily due to higher variable compensation on improved results, increased costs related to business growth and technology initiatives, and higher regulatory costs. These factors were partially offset by the change in the fair value of our U.S. share-based compensation plan, which was largely offset in revenue.

Assets under administration increased $41 billion or 4%, largely due to net sales.

Assets under management increased $31 billion or 5%, primarily reflecting net sales.

32             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Business line review

Canadian Wealth Management

Canadian Wealth Management includes our full-service Canadian wealth advisory business, which is the largest in Canada as measured by AUA, with over 1,750 investment advisors providing comprehensive financial solutions to HNW and UHNW clients. Additionally, we provide discretionary investment management and estate and trust services to our clients through approximately 80 investment counsellors and over 100 trust professionals across Canada.

We compete with domestic banks and trust companies, investment counselling firms, bank-owned full-service brokerages and boutique brokerages, mutual fund companies and global private banks. In Canada, bank-owned wealth managers continue to be the major players.

Financial performance

Revenue increased $233 million or 8% from a year ago, primarily due to higher average fee-based client assets reflecting net sales.

Selected highlights	Table 27

(Millions of Canadian dollars)	2018	2017
Total revenue	$3,048	$2,815
Other information
Average loans and acceptances, net	3,600	3,300
Average deposits	17,300	17,400
AUA (1)	368,900	359,600
AUM (1)	100,200	90,400
Average AUA	370,300	344,900
Average AUM	97,900	83,700

(1)	Represents year-end spot balances.

U.S. Wealth Management (including City National)

U.S. Wealth Management (including City National) includes PCG and City National. Our PCG is the 7th largest full-service wealth advisory firm in the U.S., as measured by number of advisors, with over 1,900 financial advisors. Additionally, our correspondent and advisor services businesses deliver clearing and execution services for small to mid-sized independent broker-dealers and registered investment advisor firms. City National provides comprehensive financial solutions to affluent individuals, entrepreneurs, professionals, their businesses and their families and provides a premier banking and financial experience through a high-touch service model, proactive advice and financial solutions. City National offers a broad range of lending, deposit, cash management, international banking, equipment financing, wealth management and other products and services. In the U.S., we operate in a fragmented and highly competitive industry and our competition includes other broker-dealers, commercial banks and other financial institutions that service HNW and UHNW individuals, entrepreneurs and their businesses.

Financial performance

Revenue increased $528 million or 11%, mainly due to volume growth and improved spreads driving higher net interest income, and an increase in average fee-based client assets which benefitted from net sales and market appreciation. These factors were partially offset by the change in the fair value of the hedge related to our U.S. share-based compensation plan, which was largely offset in non-interest expense.

Selected highlights	Table 28

(Millions of Canadian dollars, except as otherwise noted)	2018	2017
Total revenue	$5,419	$4,891
Other information (Millions of U.S. dollars)
Total revenue	4,209	3,744
Average loans, guarantees and letters of credit, net	37,300	33,500
Average deposits	48,600	47,500
AUA (1)	367,100	343,200
AUM (1)	102,900	92,200
Average AUA	366,100	319,100
Average AUM	100,600	83,500

(1)	Represents year-end spot balances.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            33

Global Asset Management

Global Asset Management provides global investment management services and solutions for individual and institutional investors in Canada, the U.K., the U.S., Europe and Asia. We provide a broad range of investment management services through mutual, pooled and private funds, fee-based accounts and separately managed portfolios. We distribute our investment solutions through a broad network of bank branches, our self-directed and full-service wealth advisory businesses, independent third-party advisors and private banks, and directly to individual clients. We also provide investment solutions directly to institutional clients, including pension plans, insurance companies, corporations, and endowments and foundations.

We are the largest retail fund company in Canada as well as a leading institutional asset manager. We face competition in Canada from banks, insurance companies, and asset management organizations. The Canadian fund management industry is large and mature, but remains a relatively fragmented industry.

In the U.S., our asset management business offers investment management solutions and services primarily to institutional investors and competes with independent asset management firms, as well as those that are part of national and international banks, and insurance companies.

Internationally, through our global capabilities of BlueBay and RBC Global Asset Management®, we offer investment management solutions for institutions and, through private banks including RBC Wealth Management®, to HNW and UHNW investors. We face competition from asset managers that are part of international banks as well as national and regional asset managers in the geographies where we serve clients.

Financial performance

Revenue increased $98 million or 5%, reflecting higher average fee-based client assets due to net sales, partially offset by the change in fair value of seed capital investments, and a loss on an investment in an international asset management joint venture.

Selected highlights	Table 29

(Millions of Canadian dollars)	2018	2017
Total revenue	$2,092	$1,994
Other information
Canadian net long-term mutual fund sales (1)	5,908	10,689
Canadian net money market mutual fund sales (redemptions) (1)	562	240
AUM (2)	421,100	415,200
Average AUM	428,200	398,300

(1)	As reported to the Investment Funds Institute of Canada. Includes all prospectus-based mutual funds across our Canadian GAM businesses.
(2)	Represents year-end spot balances.

International Wealth Management

International Wealth Management includes operations in Europe, the U.K., and Asia. We provide customized and integrated trust, banking, credit and investment solutions to HNW and UHNW clients and corporate clients in key financial centres in Europe, the U.K., and Asia. Competitors to our International Wealth Management business comprise global wealth managers, traditional offshore private banks, and domestic wealth managers.

Financial performance

Revenue decreased $8 million or 2%, primarily reflecting lower average fee-based client assets.

Selected highlights	Table 30

(Millions of Canadian dollars)	2018	2017
Total revenue	$367	$375
Other information
Average loans, guarantees and letters of credit, net	4,800	5,300
Average deposits	12,500	13,700
AUA (1)	112,800	120,300
AUM (1)	8,300	9,400
Average AUA	114,300	130,500
Average AUM	8,800	9,300

(1)	Represents year-end spot balances.

34             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Insurance

RBC Insurance® offers a wide range of life, health, home, auto, travel, wealth, annuities, and reinsurance advice and solutions, as well as creditor and business insurance services to individual, business and group clients.

$4.3 billion	> 4 million	2,964
Total revenue	Number of clients	Employees

Premiums and Deposits

Insurance has operations in Canada and globally, operating under two business lines: Canadian Insurance and International Insurance.

In Canada, we offer our products and services through our proprietary distribution channels, comprised of the field sales force, advice centres and online, as well as through independent insurance advisors and affinity relationships.

Outside Canada, we operate in reinsurance and retrocession markets globally offering life, disability and longevity reinsurance products.

2018 Operating environment

›

The insurance industry continues to face a number of challenges and opportunities, including regulatory changes, changing customer preferences and expectations, and increasing technological, digital and mobile transformation in every aspect of the business. Insurers are also refining product and distribution capacities in order to enhance operational efficiencies and manage expenses. To overcome these challenges and take advantage of these opportunities, we continued to invest in digitization to enhance access and convenience, reduce costs, and deliver value to clients beyond traditional insurance products.

›	In a rapidly evolving industry, we continue to adapt to maintain strength in the market by providing a holistic set of insurance solutions to our clients.

›	Our International Insurance business continues to be impacted by reduced mortality retrocession opportunities and longevity profit margin compression as this market has become highly competitive.

›

Our Group Annuity business continues to benefit as companies are transferring defined benefit pension risk to life insurance companies as a way to refocus their efforts and capital on core business strategies and mitigate the volatility of pension costs. We continued to achieve solid growth in 2018 in a highly competitive environment.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            35

Strategic priorities

OUR STRATEGY	PROGRESS IN 2018	PRIORITIES IN 2019
Improve distribution effectiveness and efficiency

In our Life Insurance business, we made progress in ensuring that those in the underinsured market have the opportunity to acquire the Life coverage they need

In Group Insurance, we continued to invest in our infrastructure to position us for future growth. We launched the Wellness Program to group health clients as a value-add service

Property insurance sales were strong. High Net Worth (HNW) home & auto (RBC Private Insurance®) was launched in April

Continue to improve our distribution effectiveness and efficiency by enhancing our proprietary distribution channels and focusing on the delivery of technology and operational solutions
Deepen client relationships

July 1, 2018 marked the two-year anniversary of our Aviva Canada Inc. (Aviva) partnership. With this relationship, our advisors have benefitted from access to a new set of solutions for automobiles, expanded home coverage and insurance solutions for HNW clients and business owners, as well as access to new technology and tools to offer insurance solutions to our clients

In 2018, RBC Insurance was ranked highest in client satisfaction in the JD Power Home Study

Our Wealth Insurance business continues to gain momentum and RBC Guaranteed Investment Funds continued to be one of the fastest growing segregated fund providers in Canada

Deepen client relationships by continuing to be an innovative, client-focused provider of a full suite of insurance solutions for mass underserved, mass affluent and HNW clients
Simplify.Agile.Innovate

In 2018, RBC Insurance implemented Life and Disability needs assessment, quoting and application tools to deliver enhanced client experiences on RBCInsurance.com. We also launched an end-to-end eApp that enables straight-through-processing for Simplified Term Life and certain disability products

Simplify and innovate by accelerating our digital initiatives’ time-to-market, improving quality and cost effectiveness
Pursue select international opportunities to grow our reinsurance business

Management continues to implement strategies to improve the profitability of the life reinsurance business. U.K. bulk annuity transactions have increased which is expected to lead to increased longevity reinsurance growth into 2019

Pursue select international opportunities, within our risk appetite, with the aim of continuing to grow our core reinsurance business

Outlook

The insurance industry is expected to continue experiencing tremendous change and disruption in the coming year. Traditional market incumbents will see their market share erode if they do not adapt to forces of change, including: evolving customer preferences and expectations, changing demographics and customer profiles, technological transformation in every area of the business, new distribution models, the emergence of non-traditional competitors, and enhanced compliance requirements.

2018 was another solid year for pension de-risking transactions in the U.K. Generally, pension plans were in a well-funded position in 2018 and competitive group annuity pricing made risk transfer transactions attractive for plan sponsors. Many life insurance companies continue to seek longevity reinsurance to support their group annuity transactions. We will continue to build on our capabilities, expand our portfolio of solutions in the longevity business and diversify our sources of longevity risk to take advantage of continued opportunities for longevity reinsurance growth into 2019 and beyond.

For further details on our general economic review and outlook, refer to the Economic, market and regulatory review and outlook section.

36             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Insurance	Table 31

(Millions of Canadian dollars, except percentage amounts and as otherwise noted)	2018	2017
Non-interest income
Net earned premiums	$4,032	$3,875
Investment income (1)	30	453
Fee income	217	238
Total revenue	4,279	4,566
Insurance policyholder benefits and claims (1)	2,391	2,787
Insurance policyholder acquisition expense	285	266
Non-interest expense	602	584
Income before income taxes	1,001	929
Net income	$775	$726
Revenue by business
Canadian Insurance	$2,213	$2,569
International Insurance	2,066	1,997
Key ratios
ROE	39.3%	41.8%
Selected balance sheet and other information
Average total assets	$15,800	$14,300
Attributed capital	1,950	1,700
Other information
Premiums and deposits (2)	$4,647	$4,546
Canadian Insurance	2,584	2,496
International Insurance	2,063	2,050
Insurance claims and policy benefit liabilities	$10,000	$9,676
Fair value changes on investments backing policyholder liabilities (1)	(435)	(58)
Number of employees (FTE)	2,964	2,691

(1)	Investment income can experience volatility arising from fluctuation of FVTPL assets. The investments which support actuarial liabilities are predominantly fixed income assets designated as FVTPL. Consequently, changes in the fair values of these assets are recorded in the Consolidated Statements of Income and are largely offset by changes in the fair value of the actuarial liabilities, the impact of which is reflected in Insurance policyholder benefits, claims and acquisition expense.
(2)	Premiums and deposits include premiums on risk-based insurance and annuity products, and individual and group segregated fund deposits, consistent with insurance industry practices.

Financial performance

2018 vs. 2017

Net income increased $49 million or 7% from a year ago, largely driven by higher favourable investment-related experience and life retrocession contract renegotiations. These factors were partially offset by lower favourable annual actuarial assumption updates, higher claims volumes, and increased costs in support of sales growth and client service activities.

Total revenue decreased $287 million or 6%, primarily due to the change in fair value of investments backing our policyholder liabilities, which is largely offset in PBCAE, as indicated below. This factor was partially offset by business growth, and the impact of restructured international life contracts, which is largely offset in PBCAE.

PBCAE decreased $377 million or 12%, mainly due to the change in fair value of investments backing our policyholder liabilities, higher favourable investment-related experience, and life retrocession contract renegotiations. These factors were partially offset by lower favourable annual actuarial assumption updates, largely related to economic, mortality and longevity experience. Restructured international life contracts, higher claims volumes in both Canadian and International Insurance, and business growth also partially offset the decrease in PBCAE.

Non-interest expense increased $18 million or 3%, largely reflecting increased costs in support of sales growth and client service activities, and strategic initiatives.

Business line review

Canadian Insurance

We offer life, health, travel, home & auto insurance products (in partnership with Aviva), wealth accumulation solutions, and payout annuities to individual, group, HNW and business clients across Canada. Our life and health portfolio includes universal life, term life, critical illness, disability, and group benefits such as long term disability, and health and dental. Our travel products include out-of-province/country medical coverage, and trip cancellation and interruption insurance.

Our group annuities business helps defined benefit pension plan sponsors better manage and control risk. RBC Insurance has a set of strategies and initiatives with a goal to build our momentum and position us for growth in a product line where companies are increasingly looking to transfer the risks associated with their pension obligations to insurance companies – either through group annuity contract or longevity swap products.

In Canada, the majority of our competitors specialize in life and health or property and casualty products. We hold a leading market position in disability insurance products, have a significant presence in life and travel products, and have a growing presence in wealth solutions as well as in home and auto through our distribution agreement with Aviva.

Financial performance

Total revenue decreased $356 million or 14% from last year, primarily reflecting the change in fair value of investments backing our policyholder liabilities, which is largely offset in PBCAE. This factor was partially offset by business growth, primarily reflecting higher revenue from our Life and Health business.

Premiums and deposits increased $88 million or 4%, reflecting growth in our segregated fund and Life and Health businesses, partially offset by lower group annuity sales.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            37

Selected highlights	Table 32

(Millions of Canadian dollars)	2018	2017
Total revenue	$2,213	$2,569
Other information
Premiums and deposits
Life and health (1)	1,280	1,270
Property and casualty	126	119
Annuity and segregated fund deposits (1)	1,178	1,107
Fair value changes on investments backing policyholder liabilities	(434)	(63)
(1)	Amounts have been revised from those previously presented.

International Insurance

International Insurance is primarily comprised of our reinsurance businesses which insure risks of other insurance and reinsurance companies. We offer life, disability and longevity reinsurance products.

The global reinsurance market is competitive and is dominated by a few large players, with significant presence in the U.S., the U.K. and Europe.

Financial performance

Total revenue increased $69 million or 3%, mainly due to the impact of restructured international life contracts, which is largely offset in PBCAE, and growth in longevity reinsurance.

Premiums and deposits increased $13 million or 1%, as the impact of restructured international life contracts and growth in longevity reinsurance was largely offset by lower life retrocession premiums.

Selected highlights	Table 33

(Millions of Canadian dollars)	2018	2017
Total revenue	$2,066	$1,997
Other information
Premiums and deposits
Life and health	1,225	1,276
Property and casualty	(5)	(1)
Annuity	843	775
Fair value changes on investments backing policyholder liabilities	(1)	5

Investor & Treasury Services

Investor & Treasury Services is a specialist provider of asset services, a leader in Canadian cash management and transaction banking services, and a provider of treasury services to institutional clients worldwide.

$4.3 trillion	23.5%	$58.6 billion
Assets under administration	Return on equity	Average client deposits

Revenue by Geography

We deliver asset, transaction banking, treasury, and other services to safeguard client assets, maximize liquidity, and manage risk across multiple jurisdictions. While we compete against the world’s largest global custodians, we remain a specialist provider with a focus on providing best-in-class asset services to fast-growing and sophisticated asset managers. We compete in selected countries in North America, Europe, the U.K., and Asia-Pacific.

We continue to specialize and create digitally-enabled client-centric products and services. We have top-rated global custody, fund accounting and real estate products and one of the widest transfer agency networks in the market. We are a leading provider of Canadian dollar cash management, correspondent banking and trade finance for financial institutions globally and we provide short-term funding and liquidity management for the bank.

38             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

2018 Operating environment

›	We continued to win new business and retain key clients in the highly competitive global asset services industry.

›	Business growth and investment in technology to improve the client experience and our efficiency drove higher costs.

Strategic priorities

OUR STRATEGY	PROGRESS IN 2018	PRIORITIES IN 2019
Be #1 in Canada. Be the undisputed leader of domestic asset, transaction banking and cash management services	We won over 30% more business than the prior year and retained a number of key clients, growing our Canadian asset services revenue and AUA	Grow income and market share among Canadian asset managers, investment counsellors, pension funds, insurance companies and transaction banking clients
Lead in selected fast growing asset servicing markets. Compete in the asset servicing markets of Luxembourg, Ireland and Australia to support our clients’ growth	We achieved record annual sales in Luxembourg and Australia, and increased asset services revenue in Luxembourg, Ireland and Australia	Continue to develop long-term partnerships with sophisticated and fast-growing asset managers
Provide best-in-class products, services and digital experiences for clients. Innovate, automate and collaborate to adapt to evolving client needs and market conditions

We continued to invest in client-focused technology and efficiency initiatives through our Advanced Client Experience (ACE) and our robotics processing automation initiatives

We continued to expand our real estate and private equity platform to meet growing demand

We redesigned our global sub-custodian network to broaden our partnership network, enhance our service offering and better safeguard our clients’ assets

Continue to automate and scale our business to support our clients’ growth ambitions

Design and deliver digitally-enabled products and services to transform the way we interact with our clients

Employ sound risk management practices and commercial insights to mitigate risks in the pursuit of profitable growth

Inspire and develop a change-ready workforce

Outlook

In 2019, our focus is to drive top-line growth by continuing to leverage our position in Canada, our recognized capabilities in offshore fund services markets, and our new Australian capabilities, to win new business and deepen existing client relationships. We will continue to execute on our strategic technology initiatives to enhance the client experience as we scale our business to support our clients’ growth ambitions. While we expect the global asset services industry to remain challenging in the near-term, our specialized products and services are well-positioned to grow in the continuously changing operating environment.

For further details on our general economic review and outlook, refer to the Economic, market and regulatory review and outlook section.

Investor & Treasury Services	Table 34

(Millions of Canadian dollars, except percentage amounts and as otherwise noted)	2018	2017

Net interest income	$297	$679
Non-interest income	2,294	1,756
Total revenue	2,591	2,435
Non-interest expense	1,618	1,466
Net income before income taxes	973	969
Net income	$741	$741
Key Ratios
ROE	23.5%	22.7%
Selected balance sheet information
Average total assets	$132,100	$138,100
Average deposits	161,200	132,800
Average client deposits	58,600	54,400
Average wholesale funding deposits	102,600	78,400
Attributed capital	3,100	3,200
Other Information
AUA (1)	$4,283,100	$4,266,600
Average AUA	4,377,300	4,044,800
Number of employees (FTE)	4,846	4,771

Estimated impact of U.S. dollar, British pound and Euro translation on key income statement items
(Millions of Canadian dollars, except percentage amounts)	2018 vs. 2017
Increase (decrease):
Total revenue	$48
Non-interest expense	38
Net income	9
Percentage change in average U.S. dollar equivalent of C$1.00	1%
Percentage change in average British pound equivalent of C$1.00	(3)%
Percentage change in average Euro equivalent of C$1.00	(5)%

(1)	Represents period-end spot balances.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            39

Financial performance

2018 vs. 2017

Net income was flat. Improved margins and growth in client deposits and higher revenue in our asset services business was offset by lower funding and liquidity revenue, increased costs in support of business growth, and higher technology investments.

Total revenue increased $156 million or 6%, mainly due to improved margins and growth in client deposits, as well as higher revenue in our asset services business driven by higher client activity and market volatility. The impact of foreign exchange also contributed to the increase. These factors were partially offset by lower funding and liquidity revenue.

Non-interest expense increased $152 million or 10%, mainly due to higher costs in support of business growth mainly reflecting increased staff-related costs, higher investment in technology to drive efficiency, and the impact of foreign exchange translation.

Capital Markets

RBC Capital Markets® is a premier global investment bank providing expertise in banking, finance and capital markets to corporations, institutional investors, asset managers, governments and central banks around the world. Our professionals ensure that clients receive the advice, products, and services their businesses need from 70 offices in 15 countries. Our presence extends across North America, the U.K. and Europe, and Australia, Asia & other regions.

> 14,000	#11	4,162
Number of clients	Global league rankings(1)	Employees

Revenue by Geography

We operate two main business lines, Corporate and Investment Banking and Global Markets. Our legacy portfolio, which has been largely exited, is grouped under Other.

In North America, we offer a full suite of products and services which include corporate and investment banking, equity and debt origination and distribution, as well as sales and trading. In Canada, we are a market leader with a strategic presence in all lines of capital markets businesses. In the U.S., we have full industry sector coverage and investment banking product range and compete with large U.S. and global investment banks as well as smaller regional firms. We also have leading capabilities in lending, repo securities, municipal financing, fixed income, currencies & commodities and equities.

Outside North America, we have a select presence in the U.K. and Europe, and Australia, Asia & other markets. We offer a diversified set of capabilities in key sectors of expertise such as energy, mining and infrastructure, industrial, consumer, healthcare and technology in Europe. In the U.K. and Europe, we have continued to grow our senior client coverage teams to compete in our key sectors of expertise with global and regional investment banks. In Australia and Asia, we compete with global and regional investment banks in select products, consisting of fixed income distribution and currencies trading, secured financing and corporate and investment banking.

2018 Operating environment

›

The trading environment at the start of fiscal 2018 was characterized by continued low volatility and subdued client activity carried over from the second half of fiscal 2017. An increase in volatility near the end of the first fiscal quarter, driven by trade tensions with the U.S. as well as inflationary concerns, led to favourable market conditions for our equities business. Credit markets remained challenging, however, due to increased levels of market uncertainty surrounding trade tensions as well as interest rate movements.

›

The global investment banking fee pool decreased by 2%(1) in the fiscal year from the same period a year ago due to decreases in debt and equity origination. The market was impacted by high equity valuations, a rising rate environment and increased geopolitical and global trade risks. However, we saw an increase in loan syndication activity in the latter half of the year and expect to see increased levels of M&A and advisory activity heading into fiscal 2019.

›	A constructive credit environment and improvements in the oil & gas and real estate sectors led to lower PCL.

(1)	Source: Dealogic, based on global investment bank fees, Fiscal 2018

40             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Strategic priorities

OUR STRATEGY	PROGRESS IN 2018	PRIORITIES IN 2019
Maintain our leadership position in Canada

We deepened key client relationships from our Corporate and Investment Banking businesses to generate additional revenue

We continued to win significant mandates including working with Canada Pension Plan Investment Board on its issuance of $1.5 billion of green bonds, which was the first green bond issuance by a pension fund globally

We were the exclusive advisor to Canadian Real Estate Investment Trust in their sale to Choice Properties

Continue to focus on deepening client relationships and winning significant mandates as a trusted partner
Expand and strengthen client relationships in the U.S., build on core strengths and capabilities in the U.K. & Europe and optimize performance in Australia, Asia & other regions

We grew our Corporate and Investment Banking presence, and continued to focus on the largest users of Capital Markets’ products

We continued to win significant mandates by participating in the T-Mobile US$38 billion debt financing to support the merger with Sprint including acting as the Joint Lead Arranger and Joint Book Runner

We were appointed Joint Lead Arranger on The Walt Disney Company’s US$35.7 billion committed debt financing to support it’s US$85.1 billion acquisition of select Twenty First Century Fox assets

We advised on Sempra’s $9.6 billion acquisition of Energy Fortune Holdings, the largest acquisition in its history

In the U.K. & Europe, we maintained momentum throughout the year and improved profitability through repositioning our fixed income business, as well as growing our Corporate and Investment Banking presence in key markets

We had our largest ever industrials advisor role in Europe as part of the $14.5 billion Melrose acquisition of GKN plc

In Australia, Asia & other regions, we continued to focus on our corporate and investment banking, fixed income trading distribution and foreign exchange trading capabilities

Continue to grow and strengthen our senior coverage teams in the U.S., the U.K. and Europe

Focus capital and coverage to deepen relationships with clients that are the most significant users of Capital Markets (top fee payers)

Continue to partner with other segments to bring clients one RBC solution, specifically with U.S. Wealth Management (including City National)

Drive technology innovation in our Global Markets businesses through electronification, algorithmic trading, artificial intelligence, and other initiatives

Enhance our footprint in Frankfurt and Paris to serve clients in Europe

Optimize capital use to earn high risk-adjusted returns on assets and equity

We continued to focus on the efficient deployment of our capital and growth throughout our businesses by reducing unproductive assets and re-allocating capital to businesses that provide higher returns and increased profitability

Optimize capital use to earn high risk-adjusted returns by maintaining both a balanced approach between investment banking and trading revenue and a disciplined approach to managing the risks and costs of our business

Outlook

In 2019, we expect our investment banking business to benefit from continued investments to expand our presence in the U.S., U.K. and Europe across various industries and from maintaining our leadership position in Canada. Revenue growth is expected to be led by M&A fees. Going forward we expect to see moderate growth in our loan book as it underpins Capital Markets’ growth strategy of increasing market share by adding new clients and doing more with existing clients. We anticipate our trading businesses will continue their momentum into 2019, despite challenges presented by margin compression. Expanded regulatory and capital requirements resulting from global banking reforms are driving increased technology investment as well as downward pressure on returns from an increasing capital base, however cost optimization will remain a key focus as well as driving strategic value from these investments.

For further details on our general economic review and outlook, refer to the Economic, market and regulatory review and outlook section.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            41

Capital Markets financial highlights	Table 35

(Millions of Canadian dollars, except percentage amounts and as otherwise noted)	2018	2017

Net interest income (1)	$3,567	$3,565
Non-interest income (1)	4,831	4,617
Total revenue (1)	8,398	8,182
PCL on performing assets (2)	(13)
PCL on impaired assets (3)	61	62
Total PCL	48	62
Non-interest expense	4,960	4,719
Net income before income taxes	3,390	3,401
Net income	$2,777	$2,525
Revenue by business
Corporate and Investment Banking	$4,113	$4,000
Global Markets	4,496	4,466
Other	(211)	(284)
Key ratios
ROE	13.0%	12.9%
Selected balance sheet and other information
Average total assets	$576,300	$494,400
Average trading securities	95,800	91,800
Average loans and acceptances, net	85,000	83,400
Average deposits	70,800	60,200
Attributed capital	20,700	18,850
Other information
Number of employees (FTE)	4,162	3,970
Credit information
Gross impaired loans as a % of related loans and acceptances	0.41%	0.63%
PCL on impaired loans as a % of average net loans and acceptances (3)	0.07%	0.07%

Estimated impact of U.S. dollar, British pound and Euro translation on key income statement items
(Millions of Canadian dollars, except percentage amounts and as otherwise noted)	2018 vs. 2017
Increase (decrease):
Total revenue	$(34)
Non-interest expense	(15)
Net income	(20)
Percentage change in average U.S. dollar equivalent of C$1.00	1%
Percentage change in average British pound equivalent of C$1.00	(3)%
Percentage change in average Euro equivalent of C$1.00	(5)%

(1)	The teb adjustment for 2018 was $542 million (2017 – $548 million). For further discussion, refer to the How we measure and report our business segments section.
(2)	PCL on performing assets represents Stage 1 and 2 PCL on all performing assets under IFRS 9, except those classified or designated as FVTPL and equity securities designated as FVOCI. Prior to the adoption of IFRS 9, PCL on performing assets represents PCL for loans not yet identified as impaired and was included in Corporate Support.
(3)	PCL on impaired assets includes PCL on credit-impaired loans, acceptances, and commitments (PCL on impaired loans) and PCL on other credit-impaired financial assets. PCL on impaired assets represents Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39. Stage 3 PCL under IFRS 9 is comprised of lifetime credit losses of all credit-impaired financial assets, except those classified or designated as FVTPL and equity securities designated as FVOCI.

Financial performance

2018 vs. 2017

Net income increased $252 million or 10%, driven by a lower effective tax rate reflecting changes in earnings mix and benefits from the U.S. Tax Reform, and higher revenue in Corporate and Investment Banking and Global Markets. These factors were partially offset by higher regulatory costs, litigation recoveries in the prior year, and higher costs in support of business growth.

Total revenue increased $216 million or 3%, largely due to higher equity trading revenue primarily in North America, increased lending revenue in all regions, and increased loan syndication, debt origination, and M&A in Europe. Gains in our legacy U.S. portfolios, higher commodities trading revenue, and higher gains from the disposition of certain securities also contributed to the increase. These factors were partially offset by a decrease in fixed income trading revenue largely in the U.S. and Europe, and lower loan syndication, debt origination and M&A in the U.S.

42             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

PCL on impaired loans ratio was flat. For further details, refer to the Credit quality performance section.

Non-interest expense increased $241 million or 5%, largely due to higher regulatory costs, litigation recoveries in the prior year, and increased costs in support of business growth. Higher costs related to changes in the timing of deferred compensation, increased technology and related costs, and higher compensation on improved results also contributed to the increase.

Business line review

Corporate and Investment Banking

Corporate and Investment Banking comprises our corporate lending, loan syndication, debt and equity origination, M&A advisory services, client securitization and the global credit businesses. For debt and equity origination, revenue is allocated between Corporate and Investment Banking and Global Markets based on the contribution of each group in accordance with an established agreement.

Financial performance

Corporate and Investment Banking revenue of $4,113 million increased $113 million as compared to last year.

Investment banking revenue decreased $33 million or 2%, primarily due to lower loan syndication, debt origination, and M&A in the U.S. These factors were partially offset by higher loan syndication, debt origination, and M&A in Europe and increased municipal banking activity.

Lending and other revenue increased $146 million or 8%, reflecting loan growth and improved credit conditions.

Selected highlights	Table 36

(Millions of Canadian dollars)	2018	2017
Total revenue (1)	$4,113	$4,000
Breakdown of revenue (1)
Investment banking	2,107	2,140
Lending and other (2)	2,006	1,860
Other information
Average assets	74,400	67,900
Average loans and acceptances, net	61,100	60,500
(1)	The teb adjustment for the year ended October 31, 2018 was $224 million (October 31, 2017 – $229 million). For further discussion, refer to the How we measure and report our business segments section.
(2)	Comprises our corporate lending, client securitization, and global credit businesses.

Global Markets

Global Markets comprises our fixed income, foreign exchange, equity sales and trading, repos and secured financing and commodities businesses.

Financial performance

Total revenue of $4,496 million increased $30 million.

Revenue in our Fixed income, currencies and commodities business decreased $131 million or 6%, mainly due to lower fixed income trading revenue primarily in Europe and the U.S.

Revenue in our Equities business increased $52 million or 5%, primarily due to increased equity trading revenue mainly in North America, partially offset by lower volume in our cash equities businesses in the U.S.

Revenue in our Repo and secured financing business increased $108 million or 10%, mainly due to increased client activity.

Selected highlights	Table 37

(Millions of Canadian dollars)	2018	2017
Total revenue (1)	$4,496	$4,466
Breakdown of revenue (1)
Fixed income, currencies and commodities	2,122	2,253
Equities	1,136	1,084
Repo and secured financing (2)	1,238	1,129
Other information
Average assets	508,900	435,500
(1)	The teb adjustment for the year ended October 31, 2018 was $318 million (October 31, 2017 – $319 million). For further discussion, refer to the How we measure and report our business segments section.
(2)	Comprises our secured funding businesses for internal businesses and external clients.

Other

Other includes our legacy portfolio, which mainly consists of our U.S. commercial mortgage-backed securities and structured rates in Asia. In recent years we have significantly reduced several of our legacy portfolios. Our legacy portfolio assets decreased by 48% as compared to last year.

Financial performance

Revenue increased $73 million as compared to last year largely due to gains in our legacy U.S. portfolios.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            43

Corporate Support

Corporate Support consists of Technology & Operations, which provide the technological and operational foundation required to effectively deliver products and services to our clients, and Functions, which includes our finance, human resources, risk management, internal audit and other functional groups. Reported results for Corporate Support mainly reflect certain activities related to monitoring and oversight of enterprise activities which are not allocated to business segments. Corporate Support also includes our Corporate Treasury function. For further details, refer to the How we measure and report our business segments section.

Corporate Support	Table 38

(Millions of Canadian dollars, except as otherwise noted)	2018	2017
Net interest income (loss) (1)	$(51)	$(139)
Non-interest income (loss) (1)	(483)	(313)
Total revenue (1)	(534)	(452)
Non-interest expense	58	238
Net income (loss) before income taxes (1)	(592)	(690)
Income taxes (recoveries) (1)	(437)	(574)
Net income (loss) (2)	$(155)	$(116)
(1)	Teb adjusted.
(2)	Net income reflects income attributable to both shareholders and Non-Controlling Interests (NCI). Net income attributable to NCI for the year ended October 31, 2018 was $22 million (October 31, 2017 – $35 million).

Due to the nature of activities and consolidation adjustments reported in this segment, we believe that a comparative period analysis is not relevant. The following identifies material items affecting the reported results in each period.

Total revenue and income taxes (recoveries) in each period in Corporate Support include the deduction of the teb adjustments related to the gross-up of income from Canadian taxable corporate dividends and the U.S. tax credit investment business recorded in Capital Markets. The amount deducted from revenue was offset by an equivalent increase in income taxes (recoveries).

The teb amount for the year ended October 31, 2018 was $542 million and $548 million last year.

The following identifies the material items, other than the teb impacts noted previously, affecting the reported results in each period.

2018

Net loss was $155 million, largely due to the impact of the U.S. Tax Reform of $178 million which was primarily related to the write-down of net deferred tax assets, partially offset by asset/liability management activities.

2017

Net loss was $116 million, largely reflecting severance and related charges, net unfavourable tax adjustments, and legal costs. These factors were partially offset by asset/liability management activities.

Quarterly financial information

Fourth quarter performance

Q4 2018 vs. Q4 2017

Fourth quarter net income of $3,250 million was up $413 million or 15% from last year. Diluted EPS of $2.20 was up $0.32 and ROE of 17.6% was up 100 bps. Our fourth quarter earnings increased due to higher results in Personal & Commercial Banking, Capital Markets, Wealth Management, and Insurance. Investor & Treasury Services earnings remained relatively consistent with the prior period.

Total revenue increased $146 million or 1%, largely due to net interest income reflecting the impact of higher interest rates and volume growth in Canadian Banking and U.S. Wealth Management (including City National), growth in average fee-based assets reflecting net sales, the impact of foreign exchange translation, and higher equity trading revenue in North America. Higher group annuity sales, which are largely offset in PBCAE, and higher card service revenue also contributed to the increase. These factors were partially offset by the change in fair value of investments backing our policyholder liabilities, which is largely offset in PBCAE, and the change in the fair value of the hedge related to our U.S. share-based compensation plan, which is largely offset in Non-interest expense.

Total PCL increased $119 million and the PCL ratio on loans of 23 bps increased 6 bps from last year, mainly due to higher provisions in Capital Markets and Personal & Commercial Banking due to the adoption of IFRS 9 on November 1, 2017, as well as higher provisions on impaired loans in Capital Markets due to recoveries in the prior year.

PBCAE decreased $643 million, largely reflecting the change in fair value of investments backing our policyholder liabilities, which was largely offset in revenue, higher favourable investment-related experience and life retrocession contract renegotiations. These factors were partially offset by lower favourable annual actuarial assumption updates, largely related to economic, mortality and longevity experience, and higher group annuity sales, which was largely offset in revenue.

Non-interest expense increased $271 million or 5%, primarily reflecting increased costs in support of business growth and technology and related costs, including digital initiatives. Higher staff-related costs, including variable compensation on improved results, and the impact of foreign exchange translation also contributed to the increase. These factors were partially offset by the change in the fair value of our U.S. share-based compensation plan, which was largely offset in revenue.

Income tax expense decreased $14 million from last year, despite higher earnings before tax. The effective income tax rate decreased from 19.9% last year to 17.5%, due to the impact of the U.S. tax reform, changes in earnings mix and higher net favourable tax adjustments.

44             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Q4 2018 vs. Q3 2018

Net income of $3,250 million was up $141 million or 5% compared to the prior quarter, due to life retrocession contract renegotiations in Insurance, higher earnings in Personal & Commercial Banking from higher spreads and average volume growth in loans and deposits in Canadian Banking, and lower compensation on decreased results in Capital Markets. Higher net favourable tax adjustments, higher favourable investment-related experience and favourable annual actuarial assumption updates in Insurance, and higher average fee-based client assets reflecting net sales in Wealth Management also contributed to the increase. These factors were partially offset by lower fixed income trading revenue, primarily in North America, higher marketing costs in Personal & Commercial Banking, and higher costs in support of business growth in Wealth Management.

Quarterly results and trend analysis

Our quarterly results are impacted by a number of trends and recurring factors, which include seasonality of certain businesses, general economic and market conditions, and fluctuations in the Canadian dollar relative to other currencies. The following table summarizes our results for the last eight quarters (the period):

Quarterly results (1)	Table 39

	2018				2017
(Millions of Canadian dollars, except per share and percentage amounts)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Personal & Commercial Banking	$4,364	$4,284	$4,103	$4,165	$4,019	$3,970	$3,798	$4,076
Wealth Management	2,740	2,798	2,605	2,783	2,562	2,547	2,481	2,485
Insurance	1,039	1,290	806	1,144	1,612	1,009	1,448	497
Investor & Treasury Services	624	620	671	676	602	594	608	631
Capital Markets (2)	2,056	2,157	2,010	2,175	1,954	2,040	2,117	2,071
Corporate Support (2)	(154)	(124)	(141)	(115)	(226)	(72)	(40)	(114)
Total revenue	$10,669	$11,025	$10,054	$10,828	$10,523	$10,088	$10,412	$9,646
PCL (3)	353	346	274	334	234	320	302	294
PBCAE	494	925	421	836	1,137	643	1,090	183
Non-interest expense	5,882	5,858	5,482	5,611	5,611	5,537	5,331	5,315
Net income before income taxes	$3,940	$3,896	$3,877	$4,047	$3,541	$3,588	$3,689	$3,854
Income taxes	690	787	817	1,035	704	792	880	827
Net income	$3,250	$3,109	$3,060	$3,012	$2,837	$2,796	$2,809	$3,027
EPS – basic	$2.21	$2.10	$2.06	$2.02	$1.89	$1.86	$1.86	$1.98
– diluted	2.20	2.10	2.06	2.01	1.88	1.85	1.85	1.97
Segments – net income (loss)
Personal & Commercial Banking	$1,538	$1,510	$1,459	$1,521	$1,404	$1,399	$1,360	$1,592
Wealth Management	553	578	537	597	491	486	431	430
Insurance	318	158	172	127	265	161	166	134
Investor & Treasury Services	155	155	212	219	156	178	193	214
Capital Markets	666	698	665	748	584	611	668	662
Corporate Support	20	10	15	(200)	(63)	(39)	(9)	(5)
Net income	$3,250	$3,109	$3,060	$3,012	$2,837	$2,796	$2,809	$3,027
Effective income tax rate	17.5%	20.2%	21.1%	25.6%	19.9%	22.1%	23.9%	21.5%
Period average US$ equivalent of C$1.00	$0.767	$0.767	$0.778	$0.794	$0.792	$0.770	$0.746	$0.752
(1)	Fluctuations in the Canadian dollar relative to other foreign currencies have affected our consolidated results over the period.
(2)	Teb adjusted. For further discussion, refer to the How we measure and report our business segments section.
(3)	Under IFRS 9, PCL relates primarily to loans, acceptances, and commitments, and also applies to all financial assets except for those classified or designated as FVTPL and equity securities designated as FVOCI. Prior to the adoption of IFRS 9, PCL related only to loans, acceptances, and commitments. PCL on loans, acceptances, and commitments is comprised of PCL on impaired loans (Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39) and PCL on performing loans (Stage 1 and Stage 2 PCL under IFRS 9 and PCL on loans not yet identified as impaired under IAS 39). Refer to the Credit risk section and Note 2 of our 2018 Annual Consolidated Financial Statements for further details.

Seasonality

Seasonal factors may impact our results in certain quarters. The first quarter has historically been stronger for our Capital Markets businesses. The second quarter has fewer days than the other quarters, which generally results in a decrease in net interest income and certain expense items. The third and fourth quarters include the summer months which results in lower client activity and may negatively impact the results of our Capital Markets brokerage business and our Wealth Management investment management business.

Specified items affecting our consolidated results

•	In the first quarter of 2017, our results included our share of a gain related to the sale of the U.S. operations of Moneris of $212 million (before- and after-tax).

Trend analysis

Earnings have generally trended upward over the period. Quarterly earnings are also affected by foreign currency translation.

Personal and Commercial Banking revenue has benefitted from solid volume growth, higher spreads since the latter half of 2017, and higher fee-based revenue. The first quarter of 2017 was impacted by our share of a gain related to the sale of Moneris, as noted previously.

Wealth Management revenue has generally trended upwards primarily due to growth in average fee-based client assets which benefitted from net sales and market appreciation, and the impact of higher interest rates and volume growth driving higher net interest income since the first half of 2017. The second and fourth quarter of 2018 were adversely impacted by the change in the fair value of the hedge related to our U.S. share-based compensation plan, which was largely offset in Non-interest expense.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            45

Insurance revenue fluctuated over the period, primarily due to the impact of changes in the fair value of investments backing our policyholder liabilities. Revenues also benefitted from the impact of new group annuity and restructured international life contracts, which are largely offset in PBCAE.

Investor and Treasury Services revenue was stable throughout the period, with the first half of 2018 experiencing higher trends due to generally higher market volatility, growth in client deposits, and increased client activity from our asset services business, combined with an increase in funding & liquidity performance driven by higher spreads generally experienced in the first quarter of each year.

Capital Markets revenue is influenced, to a large extent, by market conditions and activity in the equity trading business, with the first quarter results generally stronger than the remaining quarters. The second quarter of 2018 experienced lower equity originations driven by lower market activity, decreased fixed income trading across all regions, and lower equity trading revenue in the U.S. The decline experienced in the fourth quarter of 2018 largely resulted from lower fixed income trading revenue, primarily in North America.

PCL saw a general improvement in 2017 due to lower provisions and higher recoveries in our Capital Markets and Canadian Banking portfolios. On November 1, 2017, we adopted IFRS 9, which resulted in the introduction of PCL on performing financial assets. This was partially offset by lower PCL on impaired loans in Capital Markets and U.S. Wealth Management (including City National) for the majority of 2018. However, the fourth quarter of 2018 was impacted by higher provisions on impaired loans in Capital Markets, and the restructuring of portfolios in Barbados.

PBCAE has fluctuated quarterly as it includes the changes to the fair value of investments backing our policyholder liabilities, the impact of group annuity sales and restructured international life contracts, all of which are largely offset in Revenue. PBCAE has also increased due to business growth, and has been impacted by investment-related experience, and claims volumes over the period. The results are impacted by actuarial adjustments, which generally occur in the fourth quarter of each year.

While we continue to focus on efficiency management activities, Non-interest expense has generally trended upwards over the period. Growth in Non-interest expense mainly reflects higher variable compensation on improved results in Wealth Management and Capital Markets, as well as higher costs in support of business growth and our ongoing investments in technology, including digital initiatives. The first quarter of 2017 included an impairment related to properties held for sale, while the third quarter of 2017 was impacted by higher severance costs. Fiscal 2018 has been impacted by higher regulatory and compliance costs. In addition, the decrease over the second and fourth quarter of 2018 mainly reflects the change in the fair value of our U.S. share-based compensation plan, which was largely offset in Revenue.

Our effective income tax rate has fluctuated over the period, mostly due to varying levels of income reported in jurisdictions with different tax rates, as well as fluctuating levels of income from tax-advantaged sources and various levels of tax adjustments. The first quarter of 2018 was adversely impacted by the U.S. Tax Reform, which resulted in the write-down of net deferred tax assets, however, this was more than offset by the ongoing lower corporate tax rate in fiscal 2018. Our effective income tax rate has generally been impacted over the period by higher favourable tax adjustments, lower tax-exempt income, and changes to the earnings mix.

Financial condition

Condensed balance sheets

Table 40

(Millions of Canadian dollars)	2018	2017
Assets
Cash and due from banks	$30,209	$28,407
Interest-bearing deposits with banks	36,471	32,662
Securities, net of applicable allowance (1)	222,866	218,379
Assets purchased under reverse repurchase agreements and securities borrowed	294,602	220,977
Loans
Retail	399,452	385,170
Wholesale	180,278	159,606
Allowance for loan losses	(2,912)	(2,159)
Other – Derivatives	94,039	95,023
– Other (2)	79,729	74,788
Total assets	$1,334,734	$1,212,853
Liabilities
Deposits	$837,046	$789,635
Other – Derivatives	90,238	92,127
– Other (2)	318,364	247,398
Subordinated debentures	9,131	9,265
Total liabilities	1,254,779	1,138,425
Equity attributable to shareholders	79,861	73,829
Non-controlling interests	94	599
Total equity	79,955	74,428
Total liabilities and equity	$1,334,734	$1,212,853
(1)	Securities are comprised of trading and investment securities. Under IFRS 9, investment securities represent debt and equity securities at FVOCI and debt securities at amortized cost, net of the applicable allowance. Under IAS 39, investment securities represented available-for-sale securities and held-to-maturity securities. For further details on the impacts of the adoption of IFRS 9, refer to Note 2 of our 2018 Annual Consolidated Financial Statements.
(2)	Other – Other assets and liabilities include Segregated fund net assets and liabilities, respectively.

2018 vs. 2017

Total assets increased $122 billion or 10% from October 31, 2017. Foreign exchange translation increased total assets by $15 billion.

Cash and due from banks was up $2 billion or 6%, mainly due to higher deposits with central banks reflecting our cash management requirements.

46             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Interest-bearing deposits with banks increased $4 billion or 12%, primarily due to higher deposits with central banks reflecting our cash management activities.

Securities, net of applicable allowance, were up $4 billion or 2%, largely driven by the change in classification of certain securities in loans and receivables to investment securities as a result of adopting IFRS 9 and the impact of foreign exchange translation. These factors were partially offset by lower government debt securities reflecting our cash management and liquidity requirements.

Assets purchased under reverse repurchase agreements (reverse repos) and securities borrowed increased $74 billion or 33%, mainly attributable to increased client activities.

Loans (net of Allowance for loan losses) were up $34 billion or 6%, largely due to volume growth, which led to higher wholesale loans and residential mortgages, partially offset by the reclassification of certain securities in loans and receivables to investment securities as mentioned above.

Derivative assets were down $1 billion or 1%.

Other assets were up $5 billion or 7%.

Total liabilities increased $116 billion or 10% from October 31, 2017. Foreign exchange translation increased total liabilities by $15 billion.

Deposits increased $47 billion or 6%, mainly as a result of higher business and retail deposits due to increased client demand, higher issuances of fixed term notes driven by funding requirements, and higher bank deposits due to increased client activity.

Derivative liabilities were down $2 billion or 2%, mainly attributable to lower fair values on foreign exchange contracts and interest rate swaps, partially offset by the impact of foreign exchange translation.

Other liabilities increased $71 billion or 29%, mainly due to higher obligations related to repurchase agreements due to client activity.

Total equity increased $6 billion or 7% reflecting earnings, net of dividends and share repurchases, partially offset by our adoption of IFRS 9 which resulted in a decrease in equity of $637 million. For further details on the impacts of the adoption of IFRS 9, refer to Note 2 of our 2018 Annual Consolidated Financial Statements.

Off-balance sheet arrangements

In the normal course of business, we engage in a variety of financial transactions that, for accounting purposes, are not recorded on our Consolidated Balance Sheets. Off-balance sheet transactions are generally undertaken for risk, capital and funding management purposes which benefit us and our clients. These include transactions with structured entities and may also include the issuance of guarantees. These transactions give rise to, among other risks, varying degrees of market, credit, liquidity and funding risk, which are discussed in the Risk management section.

We use structured entities to securitize our financial assets as well as assist our clients in securitizing their financial assets. These entities are not operating entities, typically have no employees, and may or may not be recorded on our Consolidated Balance Sheets.

In the normal course of business, we engage in a variety of financial transactions that may qualify for derecognition. We apply the derecognition rules to determine whether we have transferred substantially all the risks and rewards or control associated with the financial assets to a third party. If the transaction meets specific criteria, it may qualify for full or partial derecognition from our Consolidated Balance Sheets.

Securitizations of our financial assets

We periodically securitize our credit card receivables and residential and commercial mortgage loans primarily to diversify our funding sources, enhance our liquidity position and for capital purposes. We also securitize residential and commercial mortgage loans as part of our sales and trading activities.

We securitize our credit card receivables, on a revolving basis, through a consolidated structured entity. We securitize single and multiple-family residential mortgages through the National Housing Act Mortgage-Backed Securities (NHA MBS) program. The majority of our securitization activities are recorded on our Consolidated Balance Sheets as we do not meet the derecognition criteria. As at October 31, 2018, we derecognized $1.3 billion (October 31, 2017 – $1.2 billion) of mortgages where both the NHA MBS and the residual interests in the mortgage pools were sold to third parties resulting in the transfer of substantially all of the risks and rewards. For further details, refer to Note 6 and Note 7 of our 2018 Annual Consolidated Financial Statements.

We periodically securitize residential mortgage loans for the Canadian social housing program through the NHA MBS program, which are derecognized from our Consolidated Balance Sheets when sold to third-party investors. During 2018, there were no securitization activities of residential mortgage loans for the Canadian social housing program (October 31, 2017 – $13 million).

We also periodically securitize commercial mortgage loans by selling them in collateral pools, which meet certain diversification, leverage and debt coverage criteria, to structured entities, one of which is sponsored by us. Securitized commercial mortgage loans are derecognized from our Consolidated Balance Sheets as we have transferred substantially all of the risks and rewards of ownership of the securitized assets. During the year ended October 31, 2018, we securitized $352 million of commercial mortgages (October 31, 2017 – $407 million). Our continuing involvement with the transferred assets is limited to servicing certain of the underlying commercial mortgages sold. As at October 31, 2018, there was $1.5 billion of commercial mortgages outstanding that we continue to service related to these securitization activities (October 31, 2017 – $1.4 billion).

Involvement with unconsolidated structured entities

In the normal course of business, we engage in a variety of financial transactions with structured entities to support our customers’ financing and investing needs, including securitization of our clients’ financial assets, creation of investment products, and other types of structured financing.

We have the ability to use credit mitigation tools such as third-party guarantees, credit default swaps, and collateral to mitigate risks assumed through securitization and re-securitization exposures. The process in place to monitor the credit quality of our securitization and re-securitization exposures involves, among other things, reviewing the performance data of the underlying assets. We affirm our ratings each quarter and formally confirm or assign a new rating at least annually. For further details on our activities to manage risks, refer to the Risk management section.

Below is a description of our activities with respect to certain significant unconsolidated structured entities. For a complete discussion of our interests in consolidated and unconsolidated structured entities, refer to Note 7 of our 2018 Annual Consolidated Financial Statements.

RBC-administered multi-seller conduits

We administer multi-seller conduits which are used primarily for the securitization of our clients’ financial assets. Our clients primarily use our multi-seller conduits to diversify their financing sources and to reduce funding costs by leveraging the value of high-quality collateral. The conduits offer us a favourable revenue stream and risk-adjusted return.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            47

We provide services such as transaction structuring, administration, backstop liquidity facilities and partial credit enhancements to the multi-seller conduits. Revenue for all such services amounted to $262 million during the year (October 31, 2017 – $287 million).

Our total commitment to the conduits in the form of backstop liquidity and credit enhancement facilities is shown below. The total committed amount of these facilities exceeds the total amount of the maximum assets that may have to be purchased by the conduits under the purchase agreements. As a result, the maximum exposure to loss attributable to our backstop liquidity and credit enhancement facilities is less than the total committed amounts of these facilities.

Liquidity and credit enhancement facilities	Table 41

	2018				2017
As at October 31 (Millions of Canadian dollars)	Notional of committed amounts (1)	Allocable notional amounts	Outstanding loans (2)	Maximum exposure to loss (3)	Notional of committed amounts (1)	Allocable notional amounts	Outstanding loans (2)	Maximum exposure to loss (3)
Backstop liquidity facilities	$38,342	$36,193	$–	$36,193	$38,622	$35,981	$371	$36,352
Credit enhancement facilities	2,149	2,149	–	2,149	2,270	2,270	–	2,270
Total	$40,491	$38,342	$–	$38,342	$40,892	$38,251	$371	$38,622

(1)	Based on total committed financing limit.
(2)	Net of allowance for loan losses and write-offs.
(3)	Not presented in the table above are derivative assets with a fair value of $nil (October 31, 2017 – $17 million) which are a component of our total maximum exposure to loss from our interests in the multi-seller conduits. Refer to Note 7 of our 2018 Annual Consolidated Financial Statements for more details.

As at October 31, 2018, the notional amount of backstop liquidity facilities we provide decreased by $280 million or 1% from last year. The decrease in the amount of backstop liquidity facilities provided to the multi-seller conduits as compared to last year was primarily due to decreases in the outstanding securitized assets of the multi-seller conduits partially offset by foreign exchange translation. The notional amount of partial credit enhancement facilities we provide decreased by $121 million from last year. The decrease in the credit enhancement facilities reflects decreased client usage. Total loans extended to the multi-seller conduits under the backstop liquidity facilities decreased by $371 million from last year primarily due to principal repayments.

Maximum exposure to loss by client type	Table 42

	2018			2017
As at October 31 (Millions of dollars)	US$	C$	Total (C$)	US$	C$	Total (C$)
Outstanding securitized assets
Credit cards	$4,406	$510	$6,308	$4,058	$510	$5,745
Auto loans and leases	10,726	2,148	16,260	10,597	3,113	16,783
Student loans	1,707	–	2,246	1,747	–	2,253
Trade receivables	2,220	–	2,921	2,358	–	3,042
Asset-backed securities	–	–	–	287	–	371
Equipment receivables	1,581	–	2,080	1,402	–	1,809
Consumer loans	1,387	–	1,825	1,267	–	1,634
Dealer floor plan receivables	833	852	1,948	939	852	2,064
Fleet finance receivables	614	306	1,113	766	306	1,294
Insurance premiums	122	194	355	134	163	336
Residential mortgages	–	1,377	1,377	–	1,377	1,377
Transportation finance	1,335	153	1,909	1,346	179	1,914
Total	$24,931	$5,540	$38,342	$24,901	$6,500	$38,622
Canadian equivalent	$32,802	$5,540	$38,342	$32,122	$6,500	$38,622

Our overall exposure decreased by 1% compared to last year, primarily reflecting a decrease in the outstanding securitized assets of the multi-seller conduits, partially offset foreign exchange translation. Correspondingly, total assets of the multi-seller conduits decreased by $281 million or 1% over last year, primarily due to decreases in the Auto loans and leases, Asset-backed securities and Fleet finance receivables asset classes, which were partially offset by increases in the Credit card and Equipment asset classes. 100% of multi-seller conduits assets were internally rated A or above, consistent with last year. All transactions funded by the unconsolidated multi-seller conduits are internally rated using a rating system which is largely consistent with that of the external rating agencies.

Multiple independent debt rating agencies review all of the transactions in the multi-seller conduits. Transactions financed in the U.S. multi-seller conduits are reviewed by Moody’s Investors Service (Moody’s), Standard & Poor’s (S&P) and Fitch Ratings (Fitch). Transactions in the Canadian multi-seller conduits are reviewed by DBRS and Moody’s. Each applicable rating agency also reviews ongoing transaction performance on a monthly basis and may publish reports detailing portfolio and program information related to the conduits.

As at October 31, 2018, the total asset-backed commercial paper (ABCP) issued by the conduits amounted to $24.9 billion, an increase of $107 million or 0.4% from last year. The increase in the amount of ABCP issued by the multi-seller conduits compared to last year is primarily due to foreign exchange translation. The rating agencies that rate the ABCP rated 71% (October 31, 2017 – 70%) of the total amount issued within the top ratings category and the remaining amount in the second highest ratings category.

Structured finance

We invest in auction rate securities (ARS) of certain trusts which fund their long-term investments in student loans by issuing short-term senior and subordinated notes. Our maximum exposure to loss in these ARS trusts as at October 31, 2018 was $176 million (October 31, 2017 – $443 million). The decrease in our maximum exposure to loss is primarily related to the sale to third parties and redemptions.

We also provide liquidity facilities to certain municipal bond Tender Option Bond (TOB) trusts in which we have an interest but do not consolidate because the residual certificates issued by the TOB trusts are held by third parties. As at October 31, 2018, our maximum exposure to loss from these unconsolidated municipal bond TOB trusts was $2.4 billion (October 31, 2017 – $1.7 billion). The increase in our maximum exposure to loss relative to last year is primarily due to additional TOB trusts.

48             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

We provide senior warehouse financing to discrete unaffiliated structured entities that are established by third parties to acquire loans and issue term collateralized loan obligations (CLO). A portion of the proceeds from the sale of the term CLO is used to fully repay the senior warehouse financing that we provide. As at October 31, 2018, our maximum exposure to loss associated with the outstanding senior warehouse financing facilities was $837 million (October 31, 2017 – $263 million). The increase in our maximum exposure to loss relative to last year is related to the addition of new financing facilities. We provide senior financing to unaffiliated structured entities to acquire loans. As at October 31, 2018, our maximum exposure to loss associated with the outstanding senior financing facilities was $1.8 billion (October 31, 2017 – $1.2 billion). The increase in our maximum exposure to loss relative to last year is related to the addition of new financing facilities.

Investment funds

We invest in hedge funds primarily to provide clients with desired exposures to reference funds. As we make investments in the reference funds, exposures to the funds are simultaneously transferred to clients through derivative transactions. Our maximum exposure to loss in the reference funds is limited to our investments in the funds. As at October 31, 2018, our maximum exposure to loss was $2.7 billion (October 31, 2017 – $2.9 billion).

We also provide liquidity facilities to certain third-party investment funds. The funds issue unsecured variable-rate preferred shares and invest in portfolios of tax exempt bonds. As at October 31, 2018, our maximum exposure to these funds was $275 million (October 31, 2017 – $268 million). The increase in our maximum exposure compared to last year is due to the impact of foreign currency translation.

Third-party securitization vehicles

We hold interests in certain unconsolidated third-party securitization vehicles, which are structured entities. We, as well as other financial institutions, are obligated to provide funding to these entities up to our maximum commitment level and are exposed to credit losses on the underlying assets after various credit enhancements. As at October 31, 2018, our maximum exposure to loss in these entities was $10.2 billion (October 31, 2017 – $6.1 billion). The increase in our maximum exposure to loss compared to last year reflects growth in the securitized assets in these entities and the impact of foreign currency translation. Interest and non-interest income earned in respect of these investments was $126 million (October 31, 2017 – $87 million).

Guarantees, retail and commercial commitments

We provide our clients with guarantees and commitments that expose us to liquidity and funding risks. Our maximum potential amount of future payments in relation to our commitments and guarantee products as at October 31, 2018 amounted to $392.7 billion compared to $348.8(1) billion last year. The increase compared to last year relates primarily to business growth in securities lending indemnifications, other credit-related commitments, and by the impact of foreign exchange translation. Refer to Liquidity and funding risk and Note 24 of our 2018 Annual Consolidated Financial Statements for details regarding our guarantees and commitments.

Risk management

Overview

We are in the business of managing the risks inherent to the financial services industry as we aim to create maximum value for our shareholders, clients, employees and communities. The ability to manage risk is a core competency of the bank, and is supported by our strong risk conduct and culture and an effective risk management approach. We define risk as the potential for downside volatility of earnings or an adverse effect on our resilience, due to losses or an undesirable outcome with respect to volatility of actual earnings in relation to expected earnings, capital adequacy or liquidity. Our organizational design and governance processes ensure that our Group Risk Management (GRM) function is independent from the businesses it supports.

We ensure that business activities and transactions provide an appropriate balance of return for the risks assumed and remain within our risk appetite, which is collectively managed across RBC, through adherence to our Enterprise Risk Appetite Framework (ERAF). Our major principal risks include credit, market, liquidity, insurance, operational, regulatory compliance, strategic, reputation, legal and regulatory environment, competitive, and systemic risks.

(1)	Amounts have been revised from those previously presented.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            49

Risk pyramid

Our risk pyramid identifies the principal risks the organization faces and provides a common language and discipline for the identification and assessment of risk in existing businesses, new businesses, products or initiatives, and acquisitions and alliances. It is maintained by GRM and reviewed regularly to ensure all key risks are reflected and ranked appropriately. The placement of the principal risks within the risk pyramid is a function of two primary criteria: risk drivers and level of control and influence.

Risk drivers

Risk drivers are key factors that would have a strong influence on whether or not one or more of our risks will materialize, which include the following:

1.	Macroeconomic: Adverse changes in the macroeconomic environment can lead to a partial or total collapse of the real economy or the financial system in any of the regions in which we operate. Examples include deterioration in the Canadian housing market, abrupt changes in the geopolitical environment, or unfavourable global trade agreements. Resultant impacts can materialize as loss of revenue, as well as realization of credit, market or operational risk losses.
2.	Strategic: Business strategy is a major driver of our risk appetite and the strategic choices and capital allocations we make determine how our risk profile changes. Examples include acquisitions, responding to the threats posed by non-traditional competitors and responding to proposed changes in regulatory frameworks. These choices also impact our revenue mix, affecting our exposure to earnings volatility and loss absorption capacity.
3.	Execution: The complexity and scope of our operations across the globe exposes us to operational and regulatory compliance risks, including fraud, anti-money laundering, cybersecurity and conduct/fiduciary risk.
4.	Transactional/Positional: This driver of risk presents a more traditional risk perspective. This involves the risk of credit or market losses arising from the lending of transactions and balance sheet positions we undertake every day.

Control and influence

The risk types are organized vertically from the top of the pyramid to its base according to the relative degree of control and influence we consider to have over each risk driver.

The risk categories along the base level of our risk pyramid are those over which we have the greatest level of control and influence. We understand these risks and earn revenue by taking them. These are credit, market, liquidity and insurance risks. Operational risk and regulatory compliance risk, while still viewed as risks over which we have a greater level of control and influence, are ranked higher on the pyramid than the other more controllable risks. This ranking acknowledges the level of controllability associated with people, systems and external events.

Strategic risk generally arises from us either choosing the wrong strategy, or poorly executing on the right strategy. Both strategic risk and reputation risk are placed near the middle of the pyramid to denote the fair degree of control and influence we can exert in managing these risk types relative to others. Legal and regulatory environment and competitive risks, which can be viewed as somewhat controllable, can be influenced through our role as a corporate entity, and as an active participant in the Canadian and global financial services industry.

Systemic risk is placed at the top of our risk pyramid, which we consider to be the least controllable type of risk arising from the business environment in which we operate. However, we have controls in place for mitigating the impacts of systemic risk such as our diversified business model and funding sources, financial crisis management strategies and protocols, stress testing programs, and product and geographic diversification.

Top and emerging risks

Our view of risks is not static. An important component of our risk management approach is to ensure that top risks and emerging risks, as they evolve, are identified, managed, and incorporated into our existing risk management assessment, measurement, monitoring and escalation processes. These practices ensure a forward-looking risk assessment is maintained by management.

Identification of top and emerging risks occurs in the course of business development and as part of the execution of risk oversight responsibilities by risk owners and risk oversight stakeholders.

A top risk is a risk already identified and well understood that could materially impact our financial results, reputation, business model, or strategy in the short to medium term.

50             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Top Risks	Description
Information Technology and Cyber Risks

Information technology (IT) and cyber risks remained as key risks, not only for the financial services sector, but for other industries worldwide. Due to the size, scale, and global nature of our operations, our heavy reliance on the internet to conduct day-to-day business activities, and our evolving intricate technological infrastructure, we are subject to heightened risks in the form of cyber-attacks, data breaches, cyber extortion and similar compromises. Our use of third party service providers, which are also subject to these potential compromises, increases our risk of a potential attack, breach or disruption as we have less immediate oversight over their IT domain. Additionally, clients’ use of personal devices can create further avenues for potential cyber-related incidents as the bank has little or no control over the safety of these devices. As the volume and sophistication of cyber-attacks continues to increase, the resulting implications could include business interruptions, service disruptions, financial loss, theft of intellectual property and confidential information, litigation, enhanced regulatory attention and penalties, and reputational damage. Furthermore, the adoption of emerging technologies, such as cloud computing, artificial intelligence and robotics, call for continued focus and investment to manage our risks effectively. For details on how we are managing these risks, refer to the Operational risk section.

Global Uncertainty

Global uncertainty remained a top risk throughout 2018. The U.S. administration continued to advocate for policy changes, particularly those related to trade which added to overall global uncertainty and volatility. The Canadian economy continues to face specific risks with respect to the evolving trade environment. Concerns also remain around the social, political and economic impacts of the changing political landscape in Europe, including the final outcome of Brexit negotiations. In addition, there are growing concerns over an economic slowdown in emerging markets in light of capital outflows in favour of developed markets and expected interest rate increases. Broader geopolitical tensions remained high amongst the U.S., Russia, China, and across the Middle East.

Canadian Housing and Household Indebtedness

While the Canadian economy continued to grow and low unemployment rates prevailed this fiscal year, the housing market remained a concern for the Canadian financial system, although at a diminishing level. Overall housing prices stayed elevated and affordability remained stretched. The measures implemented by the Canadian government and regulators over the past two years to help safeguard homebuyers and financial institutions alike did have the desired effect of cooling the market and returning balance to demand-supply conditions. Annual price gains decelerated to low single-digits in key markets, specifically across both the Greater Toronto Area and Greater Vancouver Area. However, as the BoC continues to be on a path of gradually raising interest rates, this could have materially negative credit implications for our broader consumer lending activities in the future given current levels of elevated household indebtedness.

Regulatory Changes

We operate in multiple jurisdictions, and the continued introduction of new or revised regulations leads to increasing focus across the organization on meeting higher regulatory requirements across a number of different markets. Financial and other reforms coming on stream in multiple jurisdictions continue to provide challenges and impact our operations and strategies.

An emerging risk is one that could materially impact our financial results, reputation, business model, or strategy, but is distinguished by a lack of clarity with respect to the probabilities, impacts, timing, and/or ranges of potential outcomes. We are actively monitoring our emerging risks, which include the following:

Emerging Risks	Description
Digital Disruption and Innovation

Evolving consumer behaviour, the expansion of online shopping and the emergence of disruptors are creating competitive pressures across a number of sectors. In addition, established technology companies, newer competitors, and regulatory changes continue to foster new business models that could challenge traditional banks and financial products. The adoption of new technologies, such as Artificial Intelligence, Robotic Process Automation (RPA) and Blockchain could result in new and complex risks that would need to be managed effectively. We identify, assess, and manage the risks of emerging technologies prior to their adoption.

Data and Third Party Related Risks

The management, use, and protection of data are becoming increasingly important, particularly given the adoption of the General Data Protection Regulation (GDPR) by the EU and its implementation in 2018, and the expected proliferation of similar regulatory frameworks in other markets. Further, as we increasingly partner with third parties, our potential exposure to regulatory compliance, operational and reputational risk increases. For details on how we are managing these risks, refer to the Operational risk section.

Climate Change

Extreme weather events and the global transition to a low carbon economy could result in a broad range of impacts, including potential strategic, reputational, structural and credit related risks for us and our clients in climate sensitive sectors. For details on how we are managing these risks, refer to the Operational risk and Environment and social risk sections.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            51

Enterprise risk management

Under the oversight of the Board of Directors and senior management, the Enterprise Risk Management Framework provides an overview of our enterprise-wide programs for managing risk, including identifying, assessing, measuring, controlling, monitoring and reporting on the significant risks that face the organization. While our risk appetite encompasses what and how much risk we are able and willing to take, our risk conduct and culture articulates how we expect to take those risks.

Risk governance

The risk governance model is well-established. The Board of Directors oversees the implementation of our risk management framework, while employees at all levels of the organization are responsible for managing the day-to-day risks that arise in the context of their mandate. As shown below, we use the three lines of defence governance model to manage risks across the enterprise.

52             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Risk appetite

Effective risk management requires clear articulation of our risk appetite and how our risk profile will be managed in relation to that appetite. The ERAF articulates the amount and type of risk that we are able and willing to accept in the pursuit of our business objectives. The ERAF outlines the foundational aspects to our approach to risk appetite, articulates risk appetite statements and their supporting measures and associated constraints, guides design and implementation of risk appetite, and defines roles and responsibilities for its implementation and oversight. It also outlines how to assess our risk posture, which enables our businesses to succinctly express the impact of strategic priorities and external factors on our risk profile. Effective implementation of the ERAF helps protect against unacceptable loss or an undesirable outcome with respect to earnings volatility, capital adequacy or liquidity, reputational risk, or other risks while supporting and enabling our overall business strategy.

Risk appetite is integrated into the periodic strategic, financial, and capital planning processes, as well as ongoing business decision-making processes, and is reviewed annually by senior management for recommendation to the Board for approval. Our risk appetite statements are structured in such a way that they can be applied at the enterprise, business segment, business unit and legal entity levels.

We are in the business of taking risks; however, we balance the risk-reward trade-off to ensure the long-term viability of the organization by remaining within our risk appetite. Our risk appetite is articulated in several complementary qualitative and quantitative risk appetite statements.

Risk Appetite Statements
Quantitative Statements	Qualitative Statements

•    Manage earnings volatility and exposure to future losses under normal and stressed conditions.

•    Avoid excessive concentrations of risk.

•    Ensure sound management of operational and regulatory compliance risk.

•    Ensure capital adequacy and sound management of liquidity and funding risk.

•    Maintain strong credit ratings and a risk profile that is in the top half of our peer group.

•    Undertake only risks we understand. Make thoughtful and future-focused risk decisions.

•    Effectively balance risk and reward to enable sustainable growth.

•    Maintain a healthy and robust control environment to protect our stakeholders.

•    Always uphold our purpose and vision and consistently abide by our values and Code of Conduct to maintain our reputation and the trust of our clients, colleagues, and communities.

•    Always be operationally prepared and financially resilient for a potential crisis.

Our quantitative risk appetite statements are underpinned by risk appetite measures and their associated constraints that set boundaries for risk taking. Our qualitative risk appetite statements are aligned with the overarching Risk Management Principles and aim to articulate clear motivations for taking on or avoiding non-financial and less quantifiable risks.

Risk measurement

Our ability to measure risks is a key component of our enterprise-wide risk and capital management processes. Certain measurement methodologies are common to a number of risk types, while others only apply to a single risk type. While quantitative risk measurement is important, we also place reliance on qualitative factors. For those risk types that are difficult to quantify, we place greater emphasis on qualitative risk factors and assessment of activities to gauge the overall level of risk to ensure that they are within our risk appetite. In addition, judgmental risk measures are developed, and techniques such as stress testing, and scenario and sensitivity analyses can also be used to assess and measure risks. Our primary methods for measuring risk include:

•	Quantifying expected loss: Assesses earnings at risk and is a representation of losses that are statistically expected to occur in the normal course of business in a given time period;
•

Quantifying unexpected loss: Assesses capital at risk under stressed conditions and is a statistical estimate of the amount by which actual earnings depart from the expected, over a specified time horizon;

•

Stress testing: Provides a forward-looking perspective and evaluates the potential effects of a set of specified changes in risk factors, corresponding to exceptional but plausible adverse economic and financial market events; and

•	Back-testing: Compares the realized values to the parameter estimates that are currently used to ensure the parameters remain appropriate for regulatory and economic capital calculations.

Stress testing

Stress testing is an important component of our risk management framework. Stress testing results are used in:

•	Monitoring our risk profile relative to our risk appetite in terms of earnings and capital at risk;
•	Setting limits;
•	Identifying key risks to, and potential shifts in, our capital and liquidity levels, as well as our financial position;
•	Enhancing our understanding of available mitigating actions in response to adverse events; and
•	Assessing the adequacy of our target capital and liquidity levels.

Our enterprise-wide stress tests evaluate key balance sheet, income statement, leverage, capital, and liquidity impacts arising from risk exposures and changes in earnings. The results are used by the Board or Board committee(s), Group Risk Committee (GRC) and senior management risk committees to understand our performance drivers under stress, and review stressed capital, leverage, and liquidity ratios against regulatory thresholds and internal targets. The results are also incorporated into our Internal Capital Adequacy Assessment Process (ICAAP) and capital plan analyses.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            53

We annually evaluate a number of enterprise-wide stress scenarios over a multi-year horizon, featuring a range of severities. Our Board or Board committee(s) reviews the recommended scenarios, and GRM leads the scenario assessment process. Results from across the organization are integrated to develop an enterprise-wide view of the impacts, with input from subject matter experts in GRM, Corporate Treasury, Finance, and Economics. Recent scenarios evaluated include global recessions, equity market corrections, geopolitical tensions, protectionism, additional rises in interest rates, and real estate price corrections, as well as credit spread and commodity shocks.

Ongoing stress testing and scenario analyses within specific risk types such as market risk, liquidity risk, structural interest rate risk, retail and wholesale credit risk, operational risk, and insurance risk supplement and support our enterprise-wide analyses. Results from these risk-specific programs are used in a variety of decision-making processes including risk limit setting, portfolio composition evaluation, risk appetite articulation, and business strategy implementation.

In addition to ongoing enterprise-wide and risk specific stress testing programs, we also use ad hoc and reverse stress testing to deepen our knowledge of the risks we face. Ad hoc stress tests are one-off analyses used to investigate developing conditions or stress a particular portfolio in more depth. Reverse stress tests, starting with a severe outcome and aiming to reverse-engineer scenarios that might lead to it, are used in risk identification and understanding of risk/return boundaries.

In addition to internal stress tests, we participate in a number of regulator-required stress test exercises, on a periodic basis, across several jurisdictions.

Model governance and validation

Models are used for many purposes including, but not limited to, the valuation of financial products, the identification, measurement and management of different types of risk, stress testing, assessing capital adequacy, informing business and risk decisions, measuring compliance with internal limits, meeting financial reporting and regulatory requirements, and issuing public disclosures.

Model risk is the risk of adverse financial and/or reputational consequences to the enterprise arising from the use or misuse of models at any stage throughout a model’s life cycle and is managed through our model risk governance and oversight structure. The governance and oversight structure, which is implemented through our three lines of defence governance model, is founded on the basis that model risk management is a shared responsibility across the three lines spanning all stages of a model’s life cycle.

Prior to their use, models are subject to an independent validation and approval by our enterprise model risk management function, a team of modelling professionals with reporting lines independent of those of the model owners, developers and users. The validation ensures that models are conceptually sound and capable of fulfilling their intended use. In addition to independently validating models prior to use, our enterprise model risk management function provides controls that span the life-cycle of a model, including model change management procedures, requirements for ongoing monitoring, and annual assessments to ensure each model continues to be applicable.

Risk control

Our enterprise-wide risk management approach is supported by a comprehensive set of risk controls.

These risk controls are defined in our Enterprise Risk Management and Risk-Specific Frameworks, which lay the foundation for the development and communication of policies, establishment of formal risk review and approval processes, and the establishment of delegated authorities and limits. The implementation of robust risk controls enables the optimization of risk and return on both a portfolio and a transactional basis.

Risk review and approval processes

Risk review and approval processes are established by GRM based on the nature, size and complexity of the risk involved. In general, the risk review and approval process involves a formal review and approval by an individual, group or committee that is independent from the originator. The approval responsibilities are governed by delegated authorities based on the following categories: transactions, projects and initiatives, and new products and services.

54             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Authorities and limits

The Board delegates credit, market, liquidity and insurance risk authorities to senior executives. In order to facilitate day-to-day business activities, these individuals can then delegate some or all of their authorities onwards. The delegated authorities allow these officers to approve single name, geographic (country and region) and industry sectors, and product and portfolio exposures within defined parameters and limits to manage concentration risk, establish underwriting and inventory limits for trading and investment banking activities and set market risk tolerances. Transactions that exceed senior management’s authorities require the approval of the Risk Committee of the Board.

Reporting

Enterprise and business segment level risk monitoring and reporting are critical components of our enterprise risk management program and support the ability of senior management and the Board to effectively perform their risk management and oversight responsibilities. In addition, we publish a number of external reports on risk matters to comply with regulatory requirements. On a quarterly basis, we provide to senior management and the Risk Committee of the Board our Enterprise Risk Report which includes, among others, top and emerging risks, risk profile relative to our risk appetite, portfolio quality metrics and a range of risks we face along with an analysis of the related issues and trends. On an annual basis, we provide a benchmarking review which compares our performance to peers across a variety of risk metrics and includes a composite risk scorecard providing an objective measure of our ranking relative to the peer group. In addition to our regular risk monitoring, other risk specific presentations are provided to and discussed with senior management and the Board or Board Committee(s) on top and emerging risks or changes in our risk profile.

Risk conduct and culture

Our values set the tone of our organizational culture and translate into desired behaviours as articulated in our Code of Conduct and leadership model. Our Risk Management Principles provide a risk lens for these desired behaviours, enabling us to focus on a subset of behaviours and outcomes referred to as our Conduct. We define Conduct as the manifestation of culture through the behaviours, judgement, decisions, and actions of the organization and its individuals. Our organizational direction establishes the expectation of good Conduct outcomes as the operating norm for the organization, all employees, and third party service providers operating on our behalf, thereby allowing our good Conduct to drive positive outcomes for our clients, our employees, stakeholders, financial markets, and our reputation. We hold ourselves to the highest standards of Conduct to build the trust of our clients, investors, colleagues and community. The desired outcomes from effective Conduct and Risk Culture practices align with our values and support our risk appetite statements.

Risk Culture is a subset of our overall culture that influences how, individually and collectively, we take and manage risks. It helps us identify and understand risks, openly discuss risks, and act on the organization’s current and future risks. Our Risk Culture practices, which are aligned with the Financial Stability Board’s (FSB) four fundamental Risk Culture practices, are:

•	Tone from above;
•	Accountability;
•	Effective challenge; and
•	Incentives and performance management.

These practices are largely grounded in our existing risk management and human resource disciplines and protocols, and, when combined with the elements of effective leadership and values, provide a base from which the resulting Conduct and Risk Culture can be assessed, monitored, sustained and subjected to ongoing enhancement.

On a regular basis, management communicates behavioural expectations to our employees with an emphasis on Conduct and values. Our leadership model also supports and encourages effective challenge between the businesses and the risk functions. These behavioural expectations are supported by multiple online tools and resources, including our Code of Conduct, which are designed to help employees live our values, report misconduct and raise concerns, including those that might have ethical implications. The Code of Conduct makes it the employee’s responsibility to be truthful, respect others, and comply with laws, regulations and our policies. Anyone who breaches or fails to report an actual or possible breach of the Code of Conduct is subject to corrective or disciplinary action. This can range from reprimands and impacts on performance ratings and compensation, to termination.

The shaded text along with the tables specifically marked with an asterisk (*) in the following sections of the MD&A represent our disclosures on credit, market and liquidity and funding risks in accordance with IFRS 7, Financial Instruments: Disclosures, and include discussion on how we measure our risks and the objectives, policies and methodologies for managing these risks. Therefore, these shaded text and marked tables represent an integral part of our 2018 Annual Consolidated Financial Statements.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            55

Transactional/positional risk drivers

Credit risk

Credit risk is the risk of loss associated with an obligor’s potential inability or unwillingness to fulfill its contractual obligations on a timely basis. Credit risk may arise directly from the risk of default of a primary obligor (e.g., issuer, debtor, counterparty, borrower or policyholder), indirectly from a secondary obligor (e.g., guarantor or reinsurer), through off-balance sheet exposures, contingent credit risk and/or transactional risk. Credit risk includes counterparty credit risk from both trading and non-trading activities.

The responsibility for managing credit risk is shared broadly following the three lines of defence governance model. The Board, through its Risk Committee, delegates credit risk approval authorities to the President & CEO and CRO. Credit transactions in excess of these authorities must be approved by the Risk Committee. To facilitate day-to-day business operations, the CRO has been empowered to further delegate credit risk approval authorities to individuals within GRM, the business segments, and functional units as necessary.

We balance our risk and return by setting the following objectives for the management of credit risk:

•	Ensuring credit quality is not compromised for growth;
•	Mitigating credit risk in transactions, relationships and portfolios;
•	Using our credit risk rating and scoring systems or other approved credit risk assessment or rating methodologies, policies and tools;
•	Pricing appropriately for the credit risk taken;
•	Detecting and preventing inappropriate credit risk through effective systems and controls;
•	Applying consistent credit risk exposure measurements;
•	Ongoing credit risk monitoring and administration;
•	Transferring credit risk to third parties where appropriate through approved credit risk mitigation techniques (e.g., sale, hedging, insurance, securitization); and
•	Avoiding activities that are inconsistent with our Values, Code of Conduct or policies.

We maintain a Credit Risk Framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls. The Credit Risk Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk within the Bank.

Credit Risk measurement

We quantify credit risk at both the individual obligor and portfolio levels to manage expected credit losses and minimize unexpected losses in order to limit earnings volatility and ensure we are adequately capitalized.

We employ a variety of risk measurement methodologies to measure and quantify credit risk for our wholesale and retail credit portfolios. The wholesale portfolio is comprised of businesses, sovereigns, public sector entities, banks and other financial institutions, as well as certain individuals and small businesses. The retail portfolio is comprised of residential mortgages, personal loans, credit cards, and small business loans. Our credit risk rating systems are designed to assess and quantify the risk inherent in credit activities in an accurate and consistent manner. The resulting ratings and scores are then used for both client- and transaction-level risk decision-making and as key inputs for our risk measurement and capital calculations.

Measurement of regulatory and economic capital

In measuring credit risk to determine regulatory capital, two principal approaches are available: Internal Ratings Based (IRB) Approach and Standardized Approach. Most of our credit risk exposure is measured under the IRB.

Under the Standardized Approach, used primarily for our Caribbean banking operations and City National, risk weights prescribed by Office of the Superintendent of Financial Institutions (OSFI) are used to calculate risk-weighted assets (RWA) for credit risk exposure.

Economic capital, which is our internal quantification of risks, is used for performance measurement, limit setting and internal capital adequacy.

The key parameters that form the basis of our credit risk measures for both regulatory and economic capital are:

•

Probability of default (PD): An estimated percentage that represents the likelihood of default within a given time period of an obligor for a specific rating grade or for a particular pool of exposure.

•	Exposure at default (EAD): An amount expected to be owed by an obligor at the time of default.
•	Loss given default (LGD): An estimated percentage of EAD that is not expected to be recovered during the collections and recovery process.

These parameters are determined based primarily on historical experience from internal credit risk rating systems in accordance with supervisory standards, and are independently validated and updated on a regular basis.

Each credit facility is assigned an LGD rate that is largely driven by factors that impact the extent of losses anticipated in the event the obligor defaults. These factors mainly include seniority of debt, collateral security, and the industry sector in which the obligor operates. Estimated LGD rates draw primarily on internal loss experience. Where we have limited internal loss data, we also refer to appropriate external data to supplement the estimation process. LGD rates are estimated to reflect conditions that might be expected to prevail in a period of an economic downturn, with additional conservatism added to reflect data limitations and statistical uncertainties identified in the estimation process.

EAD is estimated based on the current exposure to the obligor and the possible future changes in that exposure driven by factors such as the nature of the credit commitment. As with LGD, rates are estimated to reflect an economic downturn, with added conservatism to reflect data and statistical uncertainties identified in the modelling process.

Estimates of PD, LGD and EAD are updated, and then validated and back-tested by an independent validation team within the bank, on an annual basis. In addition, quarterly monitoring and back-testing is performed by the estimation team. These ratings and risk measurements are used to determine our expected losses as well as economic and regulatory capital, setting of risk limits, portfolio management and product pricing.

56             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Financial and regulatory measurement distinctions

Expected loss models are used for both regulatory capital and accounting purposes. Under both models, expected losses are calculated as the product of PD, LGD and EAD. However, there are certain key differences under current Basel and IFRS 9 reporting frameworks which could lead to significantly different expected loss estimates, including:

•

Basel PDs are based on long-run averages over an entire economic cycle. IFRS 9 PDs are based on current conditions, adjusted for estimates of future conditions that will impact PD under probability-weighted macroeconomic scenarios.

•

Basel PDs consider the probability of default over the next 12 months. IFRS 9 PDs consider the probability of default over the next 12 months only for instruments in Stage 1. Expected credit losses for instruments in Stage 2 are calculated using lifetime PDs.

•

Basel LGDs are based on severe but plausible downturn economic conditions. IFRS 9 LGDs are based on current conditions, adjusted for estimates of future conditions that will impact LGD under probability-weighted macroeconomic scenarios.

For further details on IFRS 9, refer to the Critical accounting policies and estimates section.

Gross credit risk exposure

Gross credit risk exposure is calculated based on the definitions provided under the Basel III framework. Under this method, EAD is calculated before taking into account any collateral and is inclusive of an estimate of potential future changes to that credit exposure. Gross credit risk is categorized into either lending-related and other, or trading-related.

Lending-related and other includes:

•

Loans and acceptances outstanding, undrawn commitments, and other exposures, including contingent liabilities such as letters of credit and guarantees, debt securities carried at FVOCI or amortized cost (AFS under IAS 39) and deposits with financial institutions. Undrawn commitments represent an estimate of the contractual amount that may be drawn upon at the time of default of an obligor.

Trading-related credit includes:

•

Repo-style transactions, which include repurchase and reverse repurchase agreements and securities lending and borrowing transactions. For repo-style transactions, gross exposure represents the amount at which securities were initially financed, before taking collateral into account.

•	Derivative amounts which represent the credit equivalent amount, defined by OSFI as the replacement cost plus an add-on amount for potential future credit exposure.

Credit risk assessment

Wholesale credit risk

The wholesale credit risk rating system is designed to measure the credit risk inherent in our wholesale credit activities.

Each obligor is assigned a borrower risk rating (BRR), reflecting an assessment of the credit quality of the obligor. Each BRR has a PD calibrated against it. The BRR differentiates the riskiness of obligors and represents our evaluation of the obligor’s ability and willingness to meet its contractual obligations on time over a three year time horizon. The assignment of BRRs is based on the evaluation of the obligor’s business risk and financial risk and on fundamental credit analysis. The determination of the PD associated with each BRR relies primarily on internal default history since the early 2000s. PD estimates are designed to be a conservative reflection of our experience across the economic cycle including periods of economic downturn.

Our rating system is designed to stratify obligors into 22 grades. The following table aligns the relative rankings of our 22-grade internal risk ratings with the ratings used by S&P and Moody’s.

Internal ratings map*	Table 43

PD Bands
Ratings	Business and Bank	Sovereign	BRR	S&P	Moody’s	Description
1	0.0000% – 0.0300%	0.0000% – 0.0155%	1+	AAA	Aaa	Investment Grade
2	0.0000% – 0.0300%	0.0156% – 0.0265%	1H	AA+	Aa1
3	0.0301% – 0.0375%	0.0266% – 0.0375%	1M	AA	Aa2
4	0.0376% – 0.0490%		1L	AA-	Aa3
5	0.0491% – 0.0650%		2+H	A+	A1
6	0.0651% – 0.0810%		2+M	A	A2
7	0.0811% – 0.1120%		2+L	A-	A3
8	0.1121% – 0.1800%		2H	BBB+	Baa1
9	0.1801% – 0.2620%		2M	BBB	Baa2
10	0.2621% – 0.3845%		2L	BBB-	Baa3
11	0.3846% – 0.6480%		2-H	BB+	Ba1	Non-investment Grade
12	0.6481% – 0.9625%		2-M	BB	Ba2
13	0.9626% – 1.4070%		2-L	BB-	Ba3
14	1.4071% – 2.1785%		3+H	B+	B1
15	2.1786% – 3.4210%		3+M	B	B2
16	3.4211% – 5.2775%		3+L	B-	B3
17	5.2776% – 7.9410%		3H	CCC+	Caa1
18	7.9411% – 11.4475%		3M	CCC	Caa2
19	11.4476% – 19.6535%		3L	CCC-	Caa3
20	19.6536% – 99.9990%		4	CC	Ca
21	100%		5	C	C	Impaired
22	100%		6	D	C

* This table represents an integral part of our 2018 Annual Consolidated Financial Statements.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            57

Counterparty credit risk

Counterparty credit risk is the risk that a party with whom the bank has entered into a financial or non-financial contract will fail to fulfill its contractual agreement and default on its obligation. It is measured not only by its current value, but also by how this value can move as market conditions change. Counterparty credit risk usually occurs in trading-related derivative and repo-style transactions. Derivative transactions include financial (e.g., forwards, futures, swaps and options) and non-financial (e.g., precious metal and commodities) derivatives. For further details on our derivative instruments and credit risk mitigation, refer to Note 8 of our 2018 Annual Consolidated Financial Statements.

Trading counterparty credit activities are undertaken in a manner consistent with the relevant requirements under the Credit Risk Management Framework and the Market Risk Management Framework, in line with our credit risk management policy documents, and with approval under the appropriate delegated authorities.

The primary risk mitigation techniques for trading counterparty credit risk are close-out netting and collateralization. Close-out netting considers the net value of contractual obligations between counterparties in a default situation, thereby reducing overall credit exposure. Collateralization is when a borrower pledges assets as security, which provides recourse to the lender in the event of default. The policies that we maintain in relation to the recognition of risk mitigation from these techniques incorporate such considerations as:

•	The use of standardized agreements such as the International Swaps and Derivatives Association (ISDA) Master Agreement and Credit Support Annex (CSA);
•	Restricting eligible collateral to high quality liquid assets, primarily cash and highly-rated government securities, subject to appropriate haircuts; and
•	The use of initial margin and variation margin arrangements in accordance with regulatory requirements and internal risk standards.

Similarly, for securities finance and repurchase trading activity we mitigate counterparty credit risk via the use of standardized securities finance agreements, and by taking collateral generally in the form of eligible liquid securities.

We also mitigate counterparty credit risk through the use of central counterparties (CCPs). These highly-regulated entities intermediate trades between participating bilateral counterparties and mitigate credit risk through the use of initial and variation margin and the ability to net offsetting trades amongst participants. The specific structure and capitalization, including contingent capital arrangements, of individual CCPs are analyzed as part of assigning an internal counterparty credit risk rating and determining appropriate counterparty credit risk limits.

Wrong-way risk

Wrong-way risk is the risk that exposure to a counterparty is adversely correlated with the credit quality of that counterparty. There are two types of wrong-way risk:

•

Specific wrong-way risk, which exists when our exposure to a particular counterparty is positively correlated with the probability of default of the counterparty due to the nature of our transactions with them (e.g., loans collateralized by shares or debt issued by the counterparty or a related party). Specific wrong-way risk over-the-counter (OTC) derivative trades are done on an exception basis only, and are permitted only when explicitly pre-approved by GRM. Factors considered in reviewing such trades include the credit quality of the counterparty, the nature of the asset(s) underlying the derivative and the existence of credit mitigation.

•

General wrong-way risk, which exists when there is a positive correlation between the probability of default of counterparties and general macroeconomic or market factors. This typically occurs with derivatives (e.g., the size of the exposure increases) or with collateralized transactions (e.g., the value of the collateral declines). We monitor general wrong-way counterparty credit risk using a variety of metrics including stress scenarios, investment strategy concentration, the ability of counterparties to generate cash and liquidity, liquidity of the collateral and term of financing.

Retail credit risk

Credit scoring is the primary risk rating system for assessing obligor and transaction risk for retail exposures. Scoring models use internal and external data to assess and “score” borrowers, predict future performance and manage limits for existing loans and collection activities. Credit scores are one of the factors employed in the acquisition of new clients and management of existing clients. The credit score of the borrower is used to assess the predicted credit risk for each independent acquisition or account management action, leading to an automated decision or guidance for an adjudicator. Credit scoring improves credit decision quality, adjudication timeframes and consistency in the credit decision process and facilitates risk-based pricing.

To arrive at a retail risk rating, borrower scores are categorized and associated with PDs for further grouping into risk rating categories.

The following table maps PD bands to various risk levels for retail exposures:

Internal ratings map*	Table 44
PD bands	Description
0.000% – 1.718%	Low risk
1.719% – 6.430%	Medium risk
6.431% – 99.99%	High risk
100%	Impaired/Default

* This table represents an integral part of our 2018 Annual Consolidated Financial Statements.

58             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Credit risk mitigation

Credit risk mitigation policies are an integral component of our Credit Risk Framework and set out the minimum requirements for the mitigation of credit risk.

Structuring of transactions

Specific credit policies and procedures set out the requirements for structuring transactions. Risk mitigants include the use of guarantees, collateral, seniority, loan-to-value requirements and covenants. Product-specific guidelines set out appropriate product structuring as well as client and guarantor criteria.

Collateral

We often require obligors to pledge collateral as security when we advance credit. The extent of risk mitigation provided by collateral depends on the amount, type and quality of the collateral taken. Specific requirements relating to collateral valuation and management are set out in our credit risk management policies. The types of collateral used to secure credit or trading facilities within the bank are varied. For example, our securities financing and collateralized OTC derivatives activities are primarily secured by cash and highly-rated liquid government and agency securities. Wholesale lending to business clients is often secured by pledges of the assets of the business, such as accounts receivable, inventory, operating assets and commercial real estate. In Canadian Banking and Wealth Management, collateral typically consists of a pledge over a real estate property, or a portfolio of debt securities and equities trading on a recognized exchange.

•    We employ a risk-based approach to property valuation. Property valuation methods include automated valuation models (AVM) and appraisals. An AVM is a tool that estimates the value of a property by reference to market data including sales of comparable properties and price trends specific to the Metropolitan Statistical Area in which the property being valued is located. Using a risk-based approach, we also employ appraisals which can include drive-by or full on-site appraisals.

•    We continue to actively manage our entire mortgage portfolio and perform stress testing, based on a combination of increasing unemployment, rising interest rates and a downturn in real estate markets.

•    We are compliant with regulatory requirements that govern residential mortgage underwriting practices, including loan-to-value parameters and property valuation requirements.

There were no significant changes regarding our risk management policies on collateral or to the quality of the collateral held during the period.

Credit risk approval

The Board and its committees, the Group Executive (GE), the GRC and other senior management risk committees work together to ensure a Credit Risk Framework and supporting policies, processes and procedures exist to manage credit risk and approve related credit risk limits. Reports are distributed to the Board, the GRC, and senior executives to keep them informed of our risk profile, including trending information and significant credit risk issues and shifts in exposures to ensure appropriate actions can be taken where necessary. Our enterprise-wide credit risk policies set out the minimum requirements for the management of credit risk in a variety of borrower, transactional and portfolio management contexts.

Transaction approval

Credit transactions are approved in accordance with the delegated credit risk approval authorities and are subject to our credit rules policy, which outlines the minimum standards for managing credit risk at the individual client relationship and/or transaction level.

Product approval

Proposals for credit products and services are comprehensively reviewed and approved under a risk assessment framework and are subject to approval authorities which increase as the level of risk increases. New and amended products must be reviewed relative to all risks in our risk pyramid, including credit risk. All existing products must be reviewed following a risk-based assessment approach on a regular basis.

Credit risk limits

•    Concentration risk is defined as the risk arising from large exposures to borrowers aggregated under one or more single names, industry sectors, countries or credit products within a portfolio that are highly correlated such that their ability to meet contractual obligations could be similarly affected by changes in economic, political or other risk drivers.

•    We manage credit exposures and limits to ensure alignment with our risk appetite, to maintain our target business mix and to ensure that there is no undue risk concentration. Credit concentration limits are reviewed on a regular basis after taking into account business, economic, financial and regulatory environments.

•    Credit risk limits are set by the Board and take into account both regulatory constraints and internal risk management judgment. Limits are established at the following levels: single name limits (notional and economic capital), geographic (country and region) limits (notional and economic capital), industry sector limits (notional and economic capital), product and portfolio limits, and underwriting and distribution risk limits. These limits apply across businesses, portfolios, transactions and products.

Credit risk administration

Effective November 1, 2017, we adopted IFRS 9, which introduced an expected loss accounting model for credit losses that differs significantly from the incurred loss model under IAS 39 and results in earlier recognition of credit losses. Under IAS 39, credit loss allowances were applied to loans, acceptances, and commitments. Under IFRS 9, credit loss allowances are applied to all financial assets except for those classified or designated as FVTPL and equity securities designated as FVOCI. A description of our expected credit loss impairment models is provided in the Critical accounting policies and estimates section for both IFRS 9 and IAS 39.

Loan forbearance

In our overall management of borrower relationships, economic or legal reasons may necessitate forbearance to certain clients with respect to the original terms and conditions of their loans. We have specialized groups and formalized policies that direct the management of delinquent or defaulted borrowers. We strive to identify borrowers in financial difficulty early and modify their loan terms in order to maximize collection and to avoid foreclosure, repossession, or other legal remedies. In these circumstances, a borrower may be granted concessions that would not otherwise be considered. Examples of such concessions to retail borrowers may include rate reduction, principal forgiveness, and term extensions. Concessions to wholesale borrowers may include restructuring the agreements, modifying the original terms of the agreement and/or relaxation of covenants. For both retail and wholesale loans, the appropriate remediation techniques are based on the individual borrower’s situation, our policy and the customer’s willingness and capacity to meet the new arrangement.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            59

Gross credit risk exposure by portfolio, sector and geography	Table 45

	As at
	October 31 2018						October 31 2017*
	Lending-related and other			Trading-related			Lending-related and other			Trading-related
	Loans and acceptances						Loans and acceptances
(Millions of Canadian dollars)	Outstanding (1)	Undrawn commitments (2)	Other (3)	Repo-style transactions	Derivatives (4)	Total exposure (5)	Outstanding (1)	Undrawn commitments (2)	Other (3)	Repo-style transactions	Derivatives (4)	Total exposure (5)
By portfolio
Residential mortgages	$282,471	$759	$317	$–	$–	$283,547	$270,348	$818	$269	$–	$–	$271,435
Personal	92,700	103,583	201	–	–	196,484	92,294	88,120	176	–	–	180,590
Credit cards	19,415	26,524	–	–	–	45,939	18,035	21,826	–	–	–	39,861
Small business (6)	4,866	7,284	6	–	–	12,156	4,493	6,888	6	–	–	11,387
Retail	$399,452	$138,150	$524	$–	$–	$538,126	$385,170	$117,652	$451	$–	$–	$503,273
Business (6)
Agriculture	$8,312	$1,762	$74	$–	$45	$10,193	$7,380	$1,338	$78	$–	$63	$8,859
Automotive	8,726	6,435	438	–	488	16,087	8,248	6,026	376	–	417	15,067
Consumer goods	12,012	10,046	669	–	481	23,208	11,387	8,872	605	–	525	21,389
Energy
Oil & Gas	6,027	10,379	1,544	–	1,707	19,657	6,743	10,322	1,810	–	960	19,835
Utilities	8,090	17,309	3,318	–	2,394	31,111	5,614	14,867	3,689	37	1,347	25,554
Financing products	7,938	1,449	397	1,753	445	11,982	6,556	2,062	425	730	628	10,401
Forest products	1,100	933	90	–	23	2,146	911	635	85	–	16	1,647
Health services	6,982	5,612	2,910	–	415	15,919	6,998	4,602	1,800	1	522	13,923
Holding and investments	8,883	909	542	60	149	10,543	8,803	929	566	–	203	10,501
Industrial products	7,509	7,991	640	–	509	16,649	5,581	7,533	447	–	692	14,253
Mining & metals	1,301	3,758	984	–	120	6,163	1,113	3,816	1,027	–	101	6,057
Non-bank financial services	16,157	19,970	11,939	476,881	47,898	572,845	10,744	14,263	15,597	329,214	38,477	408,295
Other services	16,908	9,709	3,074	1,058	435	31,184	14,757	7,529	4,024	950	654	27,914
Real estate & related	51,563	13,073	1,917	2	499	67,054	46,197	11,267	1,603	3	443	59,513
Technology & media	11,506	17,132	1,332	409	3,500	33,879	8,890	14,129	633	305	2,456	26,413
Transportation & environment	6,318	6,220	2,191	–	1,066	15,795	5,950	5,712	3,300	–	841	15,803
Other sectors	5,551	383	1,905	–	632	8,471	4,570	17	4,694	3,018	563	12,862
Sovereign (6)	5,884	13,160	122,805	60,597	12,625	215,071	11,362	11,406	110,581	35,228	14,356	182,933
Bank (6)	5,173	2,710	136,142	117,340	24,065	285,430	4,261	1,423	132,644	106,346	23,735	268,409
Wholesale	$195,940	$148,940	$292,911	$658,100	$97,496	$1,393,387	$176,065	$126,748	$283,984	$475,832	$86,999	$1,149,628
Total exposure	$595,392	$287,090	$293,435	$658,100	$97,496	$1,931,513	$561,235	$244,400	$284,435	$475,832	$86,999	$1,652,901
By geography (7)
Canada	$490,229	$188,170	$116,423	$86,800	$29,370	$910,992	$458,963	$156,249	$100,740	$68,279	$24,018	$808,249
U.S.	80,509	74,680	69,616	336,311	17,145	578,261	73,137	64,439	79,782	258,883	14,333	490,574
Europe	10,859	19,746	79,639	113,085	43,598	266,927	13,979	17,934	80,319	87,158	43,312	242,702
Other International	13,795	4,494	27,757	121,904	7,383	175,333	15,156	5,778	23,594	61,512	5,336	111,376
Total Exposure	$595,392	$287,090	$293,435	$658,100	$97,496	$1,931,513	$561,235	$244,400	$284,435	$475,832	$86,999	$1,652,901

*	Results as at 2017 represent an integral part of our 2018 Annual Consolidated Financial Statements.
(1)	Represents outstanding balances on loans and acceptances.
(2)	Undrawn commitments represent an estimate of the contractual amount that may be drawn upon at the time of default of an obligor.
(3)	Includes credit equivalent amounts for contingent liabilities such as letters of credit and guarantees, outstanding amounts for FVOCI debt securities (AFS debt securities under IAS 39), deposits with financial institutions and other assets.
(4)	Credit equivalent amount after factoring in master netting agreements.
(5)	Gross credit risk exposure is before allowance for loan losses. Exposures under Basel III asset classes of qualifying revolving retail and other retail are largely included within Personal and Credit cards, while home equity lines of credit are included in Personal.
(6)	For further information, refer to Note 5 of our 2018 Annual Consolidated Financial Statements.
(7)	Geographic profile is based on country of residence of the borrower.

2018 vs. 2017

Total gross credit risk exposure increased $279 billion or 17% from the prior year, mainly due to business growth in repo-style transactions and loans and acceptances, as well as the impact of foreign exchange translation.

Retail exposure increased by $35 billion or 7% largely due to business growth in undrawn commitments related to personal lending and credit cards, and business growth in residential mortgages.

Wholesale exposure increased by $244 billion or 21%, primarily attributable to business growth in repo-style transactions, driven by the Non-bank financial services sector and growth in loans and acceptances, as well as the impact of foreign exchange translation. Wholesale loan utilization was 38%, down from 39% last year.

The geographic mix of our gross credit risk exposure changed slightly from the prior year. Our exposure in Canada, the U.S., Europe and Other International was 47%, 30%, 14% and 9%, respectively (October 31, 2017 – 49%, 30%, 15% and 6%, respectively).

Our exposure in Canada increased $103 billion or 13% compared to prior year, primarily due to business growth in loans and acceptances and repo-style transactions.

Our exposure in the U.S. increased $88 billion or 18% compared to the prior year, mainly due to business growth in repo-style transactions and loans and acceptances, as well as the impact of foreign exchange translation.

Our exposure to Europe increased by $24 billion or 10%, largely due to business growth in repo-style transactions.

Our exposure to Other International increased by $64 billion or 57%, largely due to business growth in repo-style transactions.

60             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Net European exposure by country and client type (1), (2)	Table 46

	October 31 2018								October 31 2017 (3)
	Asset type				Client type
(Millions of Canadian dollars)	Loans Outstanding	Securities (4)	Repo-style transactions	Derivatives	Financials	Sovereign	Corporate	Total	Total
U.K.	$7,975	$10,393	$271	$1,439	$11,226	$1,644	$7,208	$20,078	$19,824
Germany	1,259	7,846	1	311	4,413	3,349	1,655	9,417	13,167
France	619	9,576	1	472	1,273	8,482	913	10,668	10,762
Total U.K., Germany, France	$9,853	$27,815	$273	$2,222	$16,912	$13,475	$9,776	$40,163	$43,753
Ireland	$728	$59	$125	$19	$158	$15	$758	$931	$623
Italy	534	114	–	29	98	14	565	677	319
Portugal	–	3	30	–	30	–	3	33	25
Spain	101	1,327	–	15	1,311	–	132	1,443	767
Total Peripheral (5)	$1,363	$1,503	$155	$63	$1,597	$29	$1,458	$3,084	$1,734
Luxembourg (6)	$1,460	$7,475	$18	$47	$888	$7,179	$933	$9,000	$6,596
Netherlands (6)	918	1,510	96	291	1,816	–	999	2,815	3,309
Norway	167	1,642	51	11	1,558	127	186	1,871	4,048
Sweden	298	3,975	25	10	2,555	1,525	228	4,308	4,240
Switzerland	510	6,008	116	201	993	5,566	276	6,835	3,548
Other	1,491	2,075	66	163	1,444	1,015	1,336	3,795	3,331
Total Other Europe	$4,844	$22,685	$372	$723	$9,254	$15,412	$3,958	$28,624	$25,072
Net exposure to Europe (7)	$16,060	$52,003	$800	$3,008	$27,763	$28,916	$15,192	$71,871	$70,559

(1)	Geographic profile is based on country of risk, which reflects our assessment of the geographic risk associated with a given exposure. Typically, this is the residence of the borrower.
(2)	Exposures are calculated on a fair value basis and net of collateral, which includes $111.1 billion against repo-style transactions (October 31, 2017 – $77.7 billion) and $11.6 billion against derivatives (October 31, 2017 – $12.6 billion).
(3)	Amounts have been revised from those previously presented.
(4)	Securities include $16.2 billion of trading securities (October 31, 2017 – $17.3 billion), $23.3 billion of deposits (October 31, 2017 – $19.7 billion), and $12.5 billion of debt securities carried at FVOCI (October 31, 2017 – $14.8 billion of AFS debt securities under IAS 39).
(5)	Gross credit risk exposure to peripheral Europe is comprised of Ireland $26.8 billion (October 31, 2017 – $19.3 billion), Italy $0.9 billion (October 31, 2017 – $0.4 billion), Portugal $0.5 billion (October 31, 2017 – $nil), and Spain $0.8 billion (October 31, 2017 – $1.0 billion).
(6)	Excludes $2.5 billion (October 31, 2017 – $1.8 billion) of exposures to supranational agencies.
(7)	Reflects $1.2 billion of mitigation through credit default swaps, which are largely used to hedge single name exposures and market risk (October 31, 2017 – $1.4 billion).

2018 vs. 2017

Net credit risk exposure to Europe increased $1.3 billion from last year, primarily driven by increased exposure to Switzerland and Luxembourg, largely offset by a decrease in exposure to Germany and Norway. Our net exposure to peripheral Europe, which includes Ireland, Italy, Portugal and Spain, increased by $1.4 billion during the year to $3.1 billion.

Our European corporate loan book is managed on a global basis with underwriting standards reflecting the same approach to the use of our balance sheet as we have applied in both Canada and the U.S. PCL on loans for this portfolio decreased primarily due to lower provisions on an impaired loan that returned to performing status. The gross impaired loans ratio of this loan book was 10 bps, down from 100 bps last year mainly due to a loan returning to performing status.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            61

Residential mortgages and home equity lines of credit (insured vs. uninsured)

Residential mortgages and home equity lines of credit are secured by residential properties. The following table presents a breakdown by geographic region:

Residential mortgages and home equity lines of credit	Table 47

	As at October 31, 2018
	Residential mortgages					Home equity lines of credit
(Millions of Canadian dollars, except percentage amounts)	Insured (1)		Uninsured		Total	Total
Region (2)
Canada
Atlantic provinces	$7,616	54%	$6,398	46%	$14,014	$1,926
Quebec	13,045	41	18,911	59	31,956	3,730
Ontario	38,708	33	77,649	67	116,357	16,811
Alberta	20,615	55	16,738	45	37,353	6,706
Saskatchewan and Manitoba	9,007	51	8,503	49	17,510	2,534
B.C. and territories	15,452	32	33,189	68	48,641	8,436
Total Canada (3)	$104,443	39%	$161,388	61%	$265,831	$40,143
U.S. (4)	1	–	13,492	100	13,493	2,099
Other International (4)	7	–	3,140	100	3,147	1,513
Total International	$8	–%	$16,632	100%	$16,640	$3,612
Total	$104,451	37%	$178,020	63%	$282,471	$43,755

	As at October 31, 2017
(Millions of Canadian dollars, except percentage amounts)	Residential mortgages					Home equity lines of credit
	Insured (1)		Uninsured		Total	Total
Region (2)
Canada
Atlantic provinces	$7,670	57%	$5,848	43%	$13,518	$1,986
Quebec	15,089	48	16,557	52	31,646	3,964
Ontario	42,610	39	66,549	61	109,159	16,823
Alberta	21,820	58	15,702	42	37,522	6,950
Saskatchewan and Manitoba	9,305	54	7,932	46	17,237	2,627
B.C. and territories	17,169	37	29,521	63	46,690	8,620
Total Canada (3)	$113,663	44%	$142,109	56%	$255,772	$40,970
U.S. (4)	1	–	11,448	100	11,449	1,557
Other International (4)	9	–	3,091	100	3,100	1,992
Total International	$10	–%	$14,539	100%	$14,549	$3,549
Total	$113,673	42%	$156,648	58%	$270,321	$44,519

(1)	Insured residential mortgages are mortgages whereby our exposure to default is mitigated by insurance through the Canada Mortgage and Housing Corporation (CMHC) or other private mortgage default insurers.
(2)	Region is based upon address of the property mortgaged. The Atlantic provinces are comprised of Newfoundland and Labrador, Prince Edward Island, Nova Scotia and New Brunswick, and B.C. and territories are comprised of British Columbia, Nunavut, Northwest Territories and Yukon.
(3)	Total consolidated residential mortgages in Canada of $266 billion (2017 – $256 billion) is largely comprised of $243 billion (2017 – $231 billion) of residential mortgages and $7 billion (2017 – $6 billion) of mortgages with commercial clients, of which $4 billion (2017 – $4 billion) are insured mortgages, both in Canadian Banking, and $16 billion (2017 – $19 billion) of residential mortgages in Capital Markets held for securitization purposes.
(4)	Home equity lines of credit include term loans collateralized by residential mortgages.

Home equity lines of credit are uninsured and reported within the personal loan category. As at October 31, 2018, home equity lines of credit in Canadian Banking were $40 billion (2017 – $41 billion). Approximately 98% of these home equity lines of credit (2017 – 98%) are secured by a first lien on real estate, and only 7% (2017 – 7%) of the total homeline clients pay the scheduled interest payment only.

62             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Residential mortgages portfolio by amortization period

The following table provides a summary of the percentage of residential mortgages that fall within the remaining amortization periods based upon current customer payment amounts, which incorporate payments larger than the minimum contractual amount and/or higher frequency of payments:

Residential mortgages portfolio by amortization period	Table 48

	As at
	October 31 2018			October 31 2017
	Canada	U.S. and Other International	Total	Canada	U.S. and Other International	Total
Amortization period
≤ 25 years	70%	40%	68%	73%	43%	71%
> 25 years ≤ 30 years	23	60	25	24	57	26
> 30 years ≤ 35 years	5	–	5	3	–	3
> 35 years	2	–	2	–	–	–
Total	100%	100%	100%	100%	100%	100%

Average loan-to-value (LTV) ratio for newly originated and acquired uninsured residential mortgages and homeline products

The following table provides a summary of our average LTV ratio for newly originated and acquired uninsured residential mortgages and homeline products by geographic region:

Average LTV ratio	Table 49

	October 31 2018		October 31 2017
	Uninsured		Uninsured
	Residential mortgages (1)	Homeline products (2)	Residential mortgages (1)	Homeline products (2)
Region (3)
Atlantic provinces	73%	74%	74%	74%
Quebec	72	73	72	73
Ontario	70	67	70	67
Alberta	73	71	73	72
Saskatchewan and Manitoba	74	74	74	74
B.C. and territories	67	64	69	65
U.S.	71	n.m.	73	n.m.
Other International	60	n.m.	62	n.m.
Average of newly originated and acquired for the period (4), (5)	70%	68%	70%	68%
Total Canadian Banking residential mortgages portfolio (6)	55%	49%	53%	49%

(1)	Residential mortgages exclude residential mortgages within the homeline products.
(2)	Homeline products are comprised of both residential mortgages and home equity lines of credit.
(3)	Region is based upon address of the property mortgaged. The Atlantic provinces are comprised of Newfoundland and Labrador, Prince Edward Island, Nova Scotia and New Brunswick, and B.C. and territories are comprised of British Columbia, Nunavut, Northwest Territories and Yukon.
(4)	The average LTV ratio for newly originated and acquired uninsured residential mortgages and homeline products is calculated on a weighted basis by mortgage amounts at origination.
(5)	For newly originated mortgages and homeline products, LTV is calculated based on the total facility amount for the residential mortgage and homeline product divided by the value of the related residential property.
(6)	Weighted by mortgage balances and adjusted for property values based on the Teranet – National Bank National Composite House Price Index.
n.m.	not meaningful

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            63

Credit quality performance

The following credit quality performance tables and analysis provide information on loans, which represents loans and acceptances and commitments:

Provision for (recovery of) credit losses	Table 50

	IFRS 9	IAS 39
(Millions of Canadian dollars, except percentage amounts)	2018	2017
Personal & Commercial Banking	$1,245	$1,054
Wealth Management	(15)	34
Capital Markets	52	62
Corporate Support and Other	1	–
PCL – Loans	$1,283	$1,150
PCL – Other financial assets	24
Total PCL	$1,307	$1,150

Retail	$116
Wholesale	7
PCL on performing loans (1)	$123	$–
Retail	$1,011	$932
Wholesale	149	218
PCL on impaired loans (2)	$1,160	$1,150
PCL – Loans	$1,283	$1,150
PCL ratio – Loans (3)	0.23%	0.21%
PCL on impaired loans ratio (4)	0.20%	0.21%

Additional information by geography
Canada (5)
Residential mortgages	$44	$33
Personal	458	413
Credit cards	456	426
Small business	30	32
Retail	988	904
Wholesale	80	95
PCL on impaired loans (2)	$1,068	$999
U.S. (5)
Retail	$4	$3
Wholesale	64	117
PCL on impaired loans (2)	$68	$120
Other International (5)
Retail	$19	$25
Wholesale	5	6
PCL on impaired loans (2)	$24	$31
PCL on impaired loans (2)	$1,160	$1,150

(1)	Represents Stage 1 and 2 PCL on loans, acceptances, and commitments under IFRS 9 and PCL for loans not yet identified as impaired under IAS 39.
(2)	Represents Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39.
(3)	PCL ratio – Loans is calculated using PCL on Loans as a percentage of average net loans and acceptances.
(4)	PCL on impaired loans ratio is calculated using PCL on impaired loans as a percentage of average net loans and acceptances. PCL on impaired loans represents Stage 3 PCL on loans, acceptances, and commitments under IFRS 9 and PCL on impaired loans under IAS 39.
(5)	Geographic information is based on residence of borrower.

2018 vs. 2017

Total PCL was $1,307 million. PCL on loans of $1,283 million increased $133 million, or 12% from the prior year, mainly due to the adoption of IFRS 9 on November 1, 2017 as well as higher provisions in Personal & Commercial Banking. The PCL ratio on loans of 23 bps increased 2 bps.

PCL on performing loans of $123 million since the adoption of IFRS 9 was partially due to volume growth. Though our base economic outlook generally remained unchanged, we reflected elevated external risks to the macroeconomic outlook in our provisions which also contributed to the increase. These factors were partially offset by model and parameter updates.

PCL on impaired loans of $1,160 million increased $10 million, primarily due to higher provisions in Personal & Commercial Banking, largely offset by lower provisions in Wealth Management.

PCL on other financial assets of $24 million largely related to the restructuring of portfolios in Barbados.

PCL on loans in Personal & Commercial Banking increased $191 million, mainly due to the adoption of IFRS 9, which led to higher provisions on performing loans in the Canadian Personal Banking portfolios as described above, partially offset by lower provisions on performing loans in the Caribbean Banking portfolios due to model and parameter updates. Higher provisions on impaired loans in the Canadian Personal Banking portfolios also contributed to the increase.

64             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

PCL on loans in Wealth Management decreased $49 million, primarily due to lower provisions on impaired loans in U.S. Wealth Management (including City National) mainly due to loans returning to performing status.

PCL on loans in Capital Markets decreased $10 million, mainly reflecting lower provisions on performing loans.

Gross impaired loans (GIL)	Table 51

	IFRS 9	IAS 39
(Millions of Canadian dollars, except percentage amounts)	2018	2017
Personal & Commercial Banking	$1,605	$1,500
Wealth Management (1)	203	549
Capital Markets	375	527
Investor & Treasury Services	–	–
Corporate Support and Other	–	–
Total GIL (1), (2)	$2,183	$2,576
Canada (3)
Retail	$723	$559
Wholesale	396	426
GIL	1,119	985
U.S. (1), (3)
Retail	$23	$59
Wholesale	401	736
GIL	424	795
Other International (3)
Retail	$327	$345
Wholesale	313	451
GIL	640	796
Total GIL (1), (2)	$2,183	$2,576
Impaired loans, beginning balance	$2,576	$3,903
Classified as impaired during the period (new impaired) (4)	2,228	2,269
Net repayments (4)	(615)	(1,192)
Amounts written off	(1,444)	(1,425)
Other (1), (2), (4), (5)	(562)	(979)
Impaired loans, balance at end of period	$2,183	$2,576
GIL ratio (6)
Total GIL ratio	0.37%	0.46%
Personal & Commercial Banking	0.37%	0.36%
Canadian Banking	0.26%	0.24%
Caribbean Banking	6.36%	6.33%
Wealth Management	0.34%	1.04%
Capital Markets	0.41%	0.63%

(1)	Effective November 1, 2017, GIL excludes $229 million of ACI loans related to our acquisition of City National that have returned to performing status. As at October 31, 2018, $21 million of ACI loans that remain impaired are included in GIL. As at October 31, 2017, GIL includes $256 million related to the ACI loans portfolio from our acquisition of City National. ACI loans included in GIL added 5 bps to our October 31, 2017 GIL ratio. For further details, refer to Note 5 of our Annual Consolidated Financial Statements.
(2)	Effective November 1, 2017, the definition of gross impaired loans has been shortened for certain products to align with a definition of default of 90 days past due under IFRS 9 resulting in an increase in GIL of $134 million.
(3)	Geographic information is based on residence of borrower.
(4)	Certain GIL movements for Canadian Banking retail and wholesale portfolios are generally allocated to new impaired, as return to performing status, Net repayments, sold, and exchange and other movements amounts are not reasonably determinable. Certain GIL movements for Caribbean Banking retail and wholesale portfolios are generally allocated to Net repayments and new impaired, as return to performing status, sold, and exchange and other movements amounts are not reasonably determinable.
(5)	Includes return to performing status during the period, recoveries of loans and advances previously written off, sold, and exchange and other movements.
(6)	GIL as a % of related loans and acceptances.

2018 vs. 2017

Total GIL of $2,183 million decreased $393 million or 15% from the prior year, and the total GIL ratio of 37 bps improved 9 bps, largely reflecting lower impaired loans in Wealth Management and Capital Markets, partially offset by higher impaired loans in Personal & Commercial Banking.

GIL in Personal & Commercial Banking increased $105 million, or 7%, primarily due to a change in the definition of impaired under IFRS 9 for certain products in our Canadian Personal Banking portfolios partially offset by lower impaired loans in our Canadian Business Banking portfolios.

GIL in Wealth Management decreased $346 million. This mainly reflects fewer impaired loans in U.S. Wealth Management (including City National) due to the exclusion of $229 million in ACI loans that have returned to performing status since our acquisition of City National and a change in the definition of impaired for certain products both effective November 1, 2017 and repayments during the year.

GIL in Capital Markets decreased $152 million or 29%, primarily due to repayments in the other services and oil & gas sectors.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            65

Allowance for credit losses (ACL)	Table 52

	IFRS 9	IAS 39
(Millions of Canadian dollars)	2018	2017
Personal & Commercial Banking	$2,536	$497
Wealth Management	202	80
Capital Markets	347	160
Investor & Treasury Services	2	–
Corporate Support & Other (1)	1	1,513
ACL on loans	$3,088	$2,250
ACL on other financial assets	71
Total ACL	$3,159	$2,250
ACL on loans is comprised of:
ACL on performing loans (2)	$2,388	$1,513
ACL on impaired loans (3)	700	737
ACL on loans
Retail	$1,753
Wholesale	635
ACL on performing loans (2)	$2,388	$1,513
Canada (4)
Retail	$168	$141
Wholesale	92	124
ACL on impaired loans (3)	$260	$265
U.S. (4)
Retail	$1	$1
Wholesale	164	150
ACL on impaired loans (3)	$165	$151
Other International (4)
Retail	$166	$168
Wholesale	109	153
ACL on impaired loans (3)	$275	$321
ACL on impaired loans (3)	$700	$737

(1)	Prior period amounts in Corporate Support & Other are primarily comprised of Allowance for loans not yet identified as impaired. Under IFRS 9, Stage 1 and Stage 2 ACL are recorded within the respective business segment. For further information, refer to the How we measure and report our business segments section.
(2)	Represents Stage 1 and Stage 2 ACL on loans, acceptances, and commitments under IFRS 9 and Allowance for loans not yet identified as impaired under IAS 39.
(3)	Represents Stage 3 ACL on loans, acceptances, and commitments under IFRS 9 and Allowance for impaired loans under IAS 39.
(4)	Geographic information is based on residence of borrower.

2018 vs. 2017

Total ACL of $3,159 million increased $909 million from the prior year, reflecting an increase of $838 million in ACL on loans and the inclusion of $71 million in ACL on other financial assets primarily due to the adoption of IFRS 9.

ACL on performing loans of $2,388 million was $875 million higher than the Allowance for loans not yet identified as impaired of $1,513 million in the prior year. The increase was largely due to the adoption of IFRS 9 and volume growth, and primarily reflects higher ACL on loans in Personal & Commercial Banking.

ACL on impaired loans of $700 million decreased $37 million from the prior year, mainly due to lower ACL on loans in Wealth Management.

66             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Market risk

Market risk is defined to be the impact of market prices upon our financial condition. This includes potential gains or losses due to changes in market determined variables such as interest rates, credit spreads, equity prices, commodity prices, foreign exchange rates and implied volatilities.

The measures of financial condition impacted by market risk are as follows:

1.	Positions whose revaluation gains and losses are reported in Revenue, which includes:
a)	Changes in the fair value of instruments classified or designated as fair value through profit and loss (FVTPL), and
b)	Hedge ineffectiveness.

2.	CET1 capital, which includes:
a)	All of the above, plus
b)	Changes in the fair value of FVOCI securities where revaluation gains and losses are reported as Other comprehensive income (OCI),
c)	Changes in the Canadian dollar value of investments in foreign subsidiaries, net of hedges, due to foreign exchange translation, and
d)	Remeasurements of employee benefit plans; this includes pension fund assets underperforming in the market resulting in a deficit and volatility between the pension liabilities and the fund assets, and/or estimated actuarial parameters not being realized such that pension liabilities exceed pension fund assets.

3.	CET1 ratio, which includes:
a)	All of the above, plus
b)	Changes in RWA resulting from changes in traded market risk factors, and
c)	Changes in the Canadian dollar value of RWA due to foreign exchange translation.

4.	The economic value of the Bank, which includes:
a)	Points 1 and 2 above, plus
b)	Changes in the value of other non-trading positions whose value is a function of market risk factors.

Market risk controls – FVTPL positions

As an element of the ERAF, the Board approves our overall market risk constraints. GRM creates and manages the control structure for FVTPL positions which ensures that business is conducted consistent with Board requirements. The Market and Trading Credit Risk function within GRM is responsible for creating and managing the controls and governance procedures that ensure that risk taken is consistent with risk appetite constraints set by the Board. These controls include limits on probabilistic measures of potential loss such as Value-at-Risk and Stressed Value-at-Risk as defined below:

Value-at-Risk (VaR) is a statistical measure of potential loss for a financial portfolio computed at a given level of confidence and over a defined holding period. We measure VaR at the 99th percentile confidence level for price movements over a one-day holding period using historic simulation of the last two years of equally weighted historic market data. These calculations are updated daily with current risk positions, with the exception of certain less material positions that are not actively traded and are updated on at least a monthly basis.

Stressed Value-at-Risk (SVaR) is calculated in an identical manner as VaR with the exception that it is computed using a fixed historical one-year period of extreme volatility and its inverse rather than the most recent two-year history. The stress period used is the interval from September 2008 through August 2009. SVaR is calculated daily for all portfolios, with the exception of certain less material positions that are not actively traded and are updated on at least a monthly basis.

VaR and SVaR are statistical estimates based on historical market data and should be interpreted with knowledge of their limitations, which include the following:

•   VaR and SVaR will not be predictive of future losses if the realized market movements differ significantly from the historical periods used to compute them.

•   VaR and SVaR project potential losses over a one-day holding period and do not project potential losses for risk positions held over longer time periods.

•   VaR and SVaR are measured using positions at close of business and do not include the impact of trading activity over the course of a day.

We validate our VaR and SVaR measures through a variety of means – including subjecting the models to vetting and validation by a group independent of the model developers and by back-testing the VaR against daily marked-to-market revenue to identify and examine events in which actual outcomes in trading revenue exceed the VaR projections.

Stress Tests – Our market risk stress testing program is used to identify and control risk due to large changes in market prices and rates. We conduct stress testing daily on positions that are marked-to-market. The stress tests simulate both historical and hypothetical events which are severe and long term in duration. Historical scenarios are taken from actual market events and range in duration up to 90 days. Examples include the equity market crash of 1987 and the global financial crisis of 2008. Hypothetical scenarios are designed to be forward-looking at potential future market stresses, and are designed to be severe but plausible. We are constantly evaluating and refining these scenarios as market conditions change. Stress results are calculated assuming an instantaneous revaluation of our positions with no management action.

These measures are computed on all positions that are FVTPL for financial reporting purposes, with the exception of those in a designated hedging relationship and those in our insurance businesses.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            67

Market risk measures – FVTPL positions

VaR and SVaR

The following table presents our Market risk VaR and Market risk SVaR figures for 2018 and 2017.

Market Risk VaR*	Table 53

	October 31, 2018				October 31, 2017
	As at	For the year ended			As at	For the year ended
(Millions of Canadian dollars)		Average	High	Low		Average	High	Low
Equity	$34	$14	$40	$6	$10	$12	$26	$6
Foreign exchange	12	4	12	2	3	4	6	3
Commodities	2	2	3	1	3	3	6	2
Interest rate (1)	15	17	30	10	16	17	25	13
Credit specific (2)	5	5	6	4	4	4	5	4
Diversification (3)	(29)	(17)	n.m.	n.m.	(18)	(18)	n.m.	n.m.
Market risk VaR	$39	$25	$44	$13	$18	$22	$35	$15
Market risk Stressed VaR	$91	$79	$149	$40	$43	$53	$95	$34

*	This table represents an integral part of our 2018 Annual Consolidated Financial Statements.
(1)	General credit spread risk and funding spread risk associated with uncollateralized derivatives are included under interest rate VaR.
(2)	Credit specific risk captures issuer-specific credit spread volatility.
(3)	Market risk VaR is less than the sum of the individual risk factor VaR results due to portfolio diversification.
n.m.	not meaningful

2018 vs. 2017

Average market risk VaR of $25 million increased $3 million from the prior year, largely due to the change in classification of certain portfolios from AFS to FVTPL as a result of adopting IFRS 9. Client-driven activity in volatile equity derivative markets also contributed to larger volatility in this metric during the year.

Average SVaR of $79 million increased $26 million from the prior year, largely driven by the adoption of IFRS 9 as mentioned above, and the impact of foreign exchange translation. Expiries and repurchases of certain hedging instruments in our equity derivatives trading portfolio also contributed to volatility in this metric during the year.

The following chart displays a bar graph of our daily trading profit and loss and a line graph of our daily market risk VaR. We had no net losses in 2018 compared to 1 day of losses totaling $2 million in 2017, which did not exceed VaR on that day.

The following chart displays the distribution of daily trading profit and loss in 2018 and 2017. There were no daily reported losses in 2018. The largest reported profit was $47 million with an average daily profit of $13 million.

68             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Market risk measures for other FVTPL positions – Assets and liabilities of RBC Insurance

We offer a range of insurance products to clients and hold investments to meet the future obligations to policyholders. The investments which support actuarial liabilities are predominantly fixed income assets designated as FVTPL. Consequently, changes in the fair values of these assets are recorded in the Consolidated Statements of Income and are largely offset by changes in the fair value of the actuarial liabilities, the impact of which is reflected in Insurance policyholder benefits, claims and acquisition expense. As at October 31, 2018, we had liabilities with respect to insurance obligations of $10.0 billion, up from $9.7 billion in the prior year, and assets of $8.1 billion in support of the liabilities, up from $7.7 billion last year.

Market risk controls – Structural Interest Rate Risk (SIRR) positions(1)

The interest rate risk arising from traditional banking products, such as deposits and loans, is referred to as SIRR and is subject to limits and controls. SIRR measures also include related hedges as well as the interest rate risk from securities held for liquidity management. Factors contributing to SIRR include the mismatch between asset and liability repricing dates, relative changes in asset and liability rates, and other product features that could affect the expected timing of cash flows, such as options to pre-pay loans or redeem term deposits prior to contractual maturity.

The Board approves the risk appetite for SIRR, and the Asset-Liability Committee (ALCO), along with GRM, provides ongoing governance of SIRR measurement and management through risk policies, limits, operating standards and other controls. SIRR reports are reviewed regularly by GRM, ALCO, the Group Risk Committee, the Risk Committee of the Board and the Board.

Details on the non-trading risks included in SIRR are outlined in Table 55.

SIRR measurement

To monitor and control SIRR, we assess two primary metrics, Net Interest Income (NII) risk and Economic Value of Equity (EVE) risk, under a range of market shocks, scenarios, and time horizons. Market scenarios include currency-specific parallel and non-parallel yield curve changes and interest rate volatility shocks.

In measuring NII risk, detailed structural balance sheets and income statements are dynamically simulated to determine the impact of market stress scenarios on projected NII. Assets, liabilities and off-balance sheet positions are simulated over various time horizons. The simulations incorporate product maturities, renewals and growth along with prepayment and redemption behaviour. Product pricing and volumes are forecast based on past experience and expectations for a given market stress scenario. EVE risk captures the market value sensitivity of structural positions to changes in rates. In measuring EVE risk, deterministic (single-scenario) and stochastic (multiple-scenario) valuation techniques are applied to detailed spot position data. NII and EVE risks are measured for a range of market risk stress scenarios which include extreme but plausible changes in market rates and volatilities. These SIRR measures do not include the benefit of management actions.

Management of NII and EVE risk is complementary and supports our efforts to generate a sustainable high-quality NII stream. NII and EVE risks for specific units are measured daily, weekly or monthly depending on their materiality, complexity and hedge strategy.

A number of assumptions affecting cash flows, product re-pricing and the administration of rates underlie the models used to measure NII and EVE risk. The key assumptions pertain to the expected funding profile of mortgage rate commitments, fixed rate loan prepayment behaviour, term deposit redemption behaviour, and the treatment of non-maturity deposits. All assumptions are derived empirically based on historical client behaviour and product pricing with consideration of possible forward-looking changes. All models and assumptions used to measure SIRR are subject to independent oversight by GRM.

Market risk measures – Structural Interest Rate Sensitivities

The following table shows the potential before-tax impact of an immediate and sustained 100 bps and 200 bps increase or decrease in interest rates on projected 12-month NII and EVE for our structural balance sheet, assuming no subsequent hedging. Rate floors are applied within the declining rates scenarios, with floor levels set based on rate changes experienced globally. Interest rate risk measures are based upon interest rate exposures at a specific time and continuously change as a result of business activities and management actions.

Market risk – SIRR measures*	Table 54

	2018						2017
	EVE risk			NII risk (1)
(Millions of Canadian dollars)	Canadian dollar impact	U.S. dollar impact (2)	Total	Canadian dollar impact	U.S. dollar impact (2)	Total	EVE risk	NII risk (1)
Before-tax impact of:
100bps increase in rates	$(1,103)	$(37)	$ (1,140)	$330	$175	$505	$ (1,215)	$451
100bps decrease in rates	1,023	(268)	755	(398)	(184)	(582)	638	(604)
Before-tax impact of:
200bps increase in rates	(2,217)	(190)	(2,407)	579	344	923	(2,507)	825
200bps decrease in rates	2,046	(979)	1,067	(952)	(418)	(1,370)	1,003	(1,007)

*	This table represents an integral part of our 2018 Annual Consolidated Financial Statements.
(1)	Represents the 12-month NII exposure to an instantaneous and sustained shift in interest rates.
(2)	Represents the impact on the SIRR portfolios held in our City National and U.S. banking operations.

As at October 31, 2018, an immediate and sustained -100 bps shock would have had a negative impact to our NII of $582 million, down from $604 million last year. An immediate and sustained +100 bps shock at the end of October 31, 2018 would have had a negative impact to our EVE of $1,140 million, down from $1,215 million reported last year. The year-over-year NII sensitivity to rate increases was higher in response to balance sheet positioning and growth. During 2018, NII and EVE risks remained well within approved limits.

(1)	SIRR positions include impact of derivatives in hedge accounting relationships and FVOCI securities used for interest rate risk management.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            69

Market risk measures for other material non-trading portfolios

Investment securities carried at FVOCI

We held $48.5 billion of investment securities carried at FVOCI as at October 31, 2018. At October 31, 2017, we held $75.9 billion of AFS securities. The year-over-year decrease was largely driven by the change in classification of certain portfolios as a result of adopting IFRS 9 on November 1, 2017. We hold debt securities carried at FVOCI primarily as investments, as well as to manage liquidity risk and hedge interest rate risk in our non-trading banking balance sheet. As at October 31, 2018, our portfolio of investment securities carried at FVOCI is interest rate sensitive and would impact OCI by a pre-tax change in value of $7 million as measured by the change in the value of the securities for a one basis point parallel increase in yields. The portfolio also exposes us to credit spread risk of a pre-tax change in value of $19 million, as measured by the change in value for a one basis point widening of credit spreads. The value of the investment securities carried at FVOCI included in our SIRR measure as at October 31, 2018 was $7.1 billion. Our investment securities carried at FVOCI also include equity exposures of $0.4 billion as at October 31, 2018. As at October 31, 2017, our AFS securities included equity exposures of $1.2 billion.

Derivatives related to non-trading activity

Derivatives are also used to hedge market risk exposures unrelated to our trading activity. In aggregate, derivative assets not related to trading activity of $2.8 billion as at October 31, 2018 were down from $3.2 billion last year, and derivative liabilities of $2.9 billion as at October 31, 2018 were down from $3.2 billion last year.

Non-trading derivatives in hedge accounting relationships

The derivative assets and liabilities described above include derivative assets in a designated hedge accounting relationship of $1.5 billion as at October 31, 2018, up from $1.3 billion as at October 31, 2017, and derivative liabilities of $2.1 billion as at October 31, 2018, up from $1.5 billion last year. These derivative assets and liabilities are included in our SIRR measure and other internal non-trading market risk measures. We use interest rate swaps to manage our SIRR, funding, and investment activities. To the extent these swaps are considered effective, changes in their fair value are recognized in OCI. The interest rate risk for the swaps designated as cash flow hedges, measured as the change in the fair value of the derivatives for a one basis point parallel increase in yields, was $7 million as of October 31, 2018 compared to $8 million as of October 31, 2017.

Interest rate swaps are also used to hedge changes in the fair value of certain fixed-rate instruments. Changes in fair value of the hedged instruments that are related to interest rate movements and the corresponding interest rate swaps are reflected in the Consolidated Statements of Income.

We also use foreign exchange derivatives to manage our exposure to equity investments in subsidiaries that are denominated in foreign currencies, particularly the U.S. dollar, British pound, and Euro. Changes in the fair value of these hedges and the cumulative translation adjustment related to our structural foreign exchange risk are reported in OCI.

Other non-trading derivatives

Derivatives, including interest rate swaps and foreign exchange derivatives, that are not in designated hedge accounting relationships are used to manage other non-trading exposures. Changes in the fair value of these derivatives are reflected in the Consolidated Statements of Income. Derivative assets of $1.3 billion as at October 31, 2018 were down from $1.9 billion as at October 31, 2017, and derivative liabilities of $0.8 billion as at October 31, 2018 were down from $1.7 billion last year.

Non-trading foreign exchange rate risk

Foreign exchange rate risk is the potential adverse impact on earnings and economic value due to changes in foreign currency rates. Our revenue, expenses and income denominated in currencies other than the Canadian dollar are subject to fluctuations as a result of changes in the value of the average Canadian dollar relative to the average value of those currencies. Our most significant exposure is to the U.S. dollar, due to our operations in the U.S. and other activities conducted in U.S. dollars. Other significant exposures are to the British pound and the Euro, due to our activities conducted internationally in these currencies. A strengthening or weakening of the Canadian dollar compared to the U.S. dollar, British pound and the Euro could reduce or increase, as applicable, the translated value of our foreign currency denominated revenue, expenses and earnings and could have a significant effect on the results of our operations. We are also exposed to foreign exchange rate risk arising from our investments in foreign operations. For unhedged equity investments, when the Canadian dollar appreciates against other currencies, the unrealized translation losses on net foreign investments decreases our shareholders’ equity through the other components of equity and decreases the translated value of the RWA of the foreign currency-denominated asset. The reverse is true when the Canadian dollar depreciates against other currencies. Consequently, we consider these impacts in selecting an appropriate level of our investments in foreign operations to be hedged.

70             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Linkage of market risk to selected balance sheet items

The following table provides the linkages between selected balance sheet items with positions included in our trading market risk and non-trading market risk disclosures, which illustrates how we manage market risk for our assets and liabilities through different risk measures:

Linkage of market risk to selected balance sheet items	Table 55

	As at October 31, 2018
		Market risk measure
(Millions of Canadian dollars)	Balance sheet amount	Traded risk (1)	Non-traded risk (2)	Non-traded risk primary risk sensitivity
Assets subject to market risk
Cash and due from banks (3)	$30,209	$–	$30,209	Interest rate
Interest-bearing deposits with banks (4)	36,471	20,277	16,194	Interest rate
Securities
Trading (5)	128,258	120,163	8,095	Interest rate, credit spread
Investment, net of applicable allowance (6)	94,608	–	94,608	Interest rate, credit spread, equity
Assets purchased under reverse repurchase agreements and securities borrowed (7)	294,602	219,108	75,494	Interest rate
Loans
Retail (8)	399,452	4,307	395,145	Interest rate
Wholesale (9)	180,278	9,128	171,150	Interest rate
Allowance for loan losses	(2,912)	–	(2,912)	Interest rate
Segregated fund net assets (10)	1,368	–	1,368	Interest rate
Derivatives	94,039	91,275	2,764	Interest rate, foreign exchange
Other assets (11)	71,655	2,259	69,396	Interest rate
Assets not subject to market risk (12)	6,706
Total assets	$1,334,734	$466,517	$861,511
Liabilities subject to market risk
Deposits (13)	$837,046	$82,281	$754,765	Interest rate
Segregated fund liabilities (14)	1,368	–	1,368	Interest rate
Other
Obligations related to securities sold short	32,247	32,247	–
Obligations related to assets sold under repurchase agreements and securities loaned (15)	206,814	201,839	4,975	Interest rate
Derivatives	90,238	87,352	2,886	Interest rate, foreign exchange
Other liabilities (16)	72,116	7,661	64,455	Interest rate
Subordinated debentures	9,131	–	9,131	Interest rate
Liabilities not subject to market risk (17)	5,819
Total liabilities	$1,254,779	$411,380	$837,580
Total equity	$79,955
Total liabilities and equity	$1,334,734

(1)	Traded risk includes positions that are classified or designated as FVTPL and positions whose revaluation gains and losses are reported in revenue. Market risk measures of VaR and SVaR and stress testing are used as risk controls for traded risk.
(2)	Non-traded risk includes positions used in the management of the SIRR and other non-trading portfolios. Other material non-trading portfolios include positions from RBC Insurance and investment securities, net of applicable allowance, not included in SIRR.

The following footnotes provide additional information on the Non-traded risk amounts:

(3)	Cash and due from banks includes $14,278 million included in SIRR. An additional $15,931 million is included in other risk controls.
(4)	Interest-bearing deposits with banks of $16,194 million are included in SIRR.
(5)	Trading securities include $8,095 million in securities for asset/liability management of RBC Insurance.
(6)	Includes investment securities carried at FVOCI of $48,499 million and investment securities, net of applicable allowance, carried at amortized cost of $46,109 million. $53,190 million of the total securities are included in SIRR. An additional $2,070 million are held by RBC Insurance. The remaining $39,348 million are captured in other internal non-trading market risk reporting.
(7)	Assets purchased under reverse repurchase agreements include $33,335 million reflected in SIRR. An additional $42,159 million is included in other risk controls.
(8)	Retail loans include $382,300 million reflected in SIRR and $285 million is used for asset/liability management of RBC Insurance. An additional $12,560 million is included in other risk controls.
(9)	Wholesale loans include $169,152 million reflected in SIRR. An additional $1,998 million is used for asset/liability management of RBC Insurance.
(10)	Investments for the account of segregated fund holders are included in RBC Insurance risk measures.
(11)	Other assets include $43,428 million reflected in SIRR and $2,372 million is used for asset/liability management of RBC Insurance. An additional $23,596 million is included in other risk controls.
(12)	Assets not subject to market risk include $6,706 million of physical and other assets.
(13)	Deposits include $673,249 million reflected in SIRR. The remaining $81,516 million are captured in other internal non-trading market risk reporting.
(14)	Insurance and investment contracts for the account of segregated fund holders are included in RBC Insurance risk measures.
(15)	Obligations related to assets sold under repurchase agreements and securities loaned include $4,975 million in other risk controls.
(16)	Other liabilities include $42,604 million reflected in SIRR and $10,669 million of RBC Insurance liabilities. An additional $11,182 million is included in other risk controls.
(17)	Liabilities not subject to market risk include $5,819 million of payroll related and other liabilities.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            71

	As at October 31, 2017
		Market risk measure
(Millions of Canadian dollars)	Balance sheet amount	Traded risk (1)	Non-traded risk (2)	Non-traded risk primary risk sensitivity
Assets subject to market risk
Cash and due from banks (3)	$28,407	$–	$28,407	Interest rate
Interest-bearing deposits with banks (4)	32,662	20,792	11,870	Interest rate
Securities
Trading (5)	127,657	119,815	7,842	Interest rate, credit spread
Investment, net of applicable allowance (6)	90,722	–	90,722	Interest rate, credit spread, equity
Assets purchased under reverse repurchase agreements and securities borrowed (7)	220,977	141,532	79,445	Interest rate
Loans
Retail (8)	385,170	7,638	377,532	Interest rate
Wholesale (9)	159,606	4,217	155,389	Interest rate
Allowance for loan losses	(2,159)	–	(2,159)	Interest rate
Segregated fund net assets (10)	1,216	–	1,216	Interest rate
Derivatives	95,023	91,791	3,232	Interest rate, foreign exchange
Other assets (11)	68,545	2,006	66,539	Interest rate
Assets not subject to market risk (12)	5,027
Total assets	$1,212,853	$387,791	$820,035
Liabilities subject to market risk
Deposits (13)	$789,635	$78,194	$711,441	Interest rate
Segregated fund liabilities (14)	1,216	–	1,216	Interest rate
Other
Obligations related to securities sold short	30,008	30,008	–
Obligations related to assets sold under repurchase agreements and securities loaned (15)	143,084	136,371	6,713	Interest rate
Derivatives	92,127	88,919	3,208	Interest rate, foreign exchange
Other liabilities (16)	65,565	4,275	61,290	Interest rate
Subordinated debentures	9,265	–	9,265	Interest rate
Liabilities not subject to market risk (17)	7,525
Total liabilities	$1,138,425	$337,767	$793,133
Total equity	$74,428
Total liabilities and equity	$1,212,853

(1)	Traded risk includes positions that are classified or designated as FVTPL and positions whose revaluation gains and losses are reported in revenue. Market risk measures of VaR and SVaR and stress testing are used as risk controls for traded risk.
(2)	Non-traded risk includes positions used in the management of the SIRR and other non-trading portfolios. Other material non-trading portfolios include positions from RBC Insurance and AFS securities not included in SIRR.

The following footnotes provide additional information on the Non-traded risk amounts:

(3)	Cash and due from banks includes $15,895 million included in SIRR. An additional $12,512 million is included in other risk controls.
(4)	Interest-bearing deposits with banks of $11,870 million are included in SIRR.
(5)	Trading securities include $7,706 million in securities for asset/liability management of RBC Insurance. An additional $136 million is included in other risk controls.
(6)	Includes AFS securities of $75,877 million and held-to-maturity securities of $14,845 million. $51,269 million of the total securities are included in SIRR. An additional $1,946 million are held by RBC Insurance. The remaining $37,507 million are captured in other internal non-trading market risk reporting.
(7)	Assets purchased under reverse repurchase agreements include $32,541 million reflected in SIRR. An additional $46,904 million is included in other risk controls.
(8)	Retail loans include $366,928 million reflected in SIRR and $241 million is used for asset/liability management of RBC Insurance. An additional $10,363 million is included in other risk controls.
(9)	Wholesale loans include $153,829 million reflected in SIRR. An additional $1,560 million is used for asset/liability management of RBC Insurance.
(10)	Investments for the account of segregated fund holders are included in RBC Insurance risk measures.
(11)	Other assets include $37,999 million reflected in SIRR and $2,428 million is used for asset/liability management of RBC Insurance. An additional $26,112 million is included in other risk controls.
(12)	Assets not subject to market risk include $5,027 million of physical and other assets.
(13)	Deposits include $650,841 million reflected in SIRR. The remaining $60,600 million are captured in other internal non-trading market risk reporting.
(14)	Insurance and investment contracts for the account of segregated fund holders are included in RBC Insurance risk measures.
(15)	Obligations related to assets sold under repurchase agreements and securities loaned include $6,713 million in other risk controls.
(16)	Other liabilities include $36,019 million reflected in SIRR and $10,318 million of RBC Insurance liabilities. An additional $14,953 million is included in other risk controls.
(17)	Liabilities not subject to market risk include $7,525 million of payroll related and other liabilities.

Liquidity and funding risk

Liquidity and funding risk (liquidity risk) is the risk that we may be unable to generate sufficient cash or its equivalents in a timely and cost-effective manner to meet our commitments as they come due. Liquidity risk arises from mismatches in the timing and value of on-balance sheet and off-balance sheet cash flows.

Our liquidity profile is structured to ensure that we have sufficient liquidity to satisfy current and prospective commitments in both normal and stressed conditions. To achieve this goal, we operate under a comprehensive Liquidity Risk Management Framework (LRMF) and Pledging Policy. We also employ several liquidity risk mitigation strategies that include:

•   Achieving an appropriate balance between the level of exposure allowed under our risk appetite and the cost of risk mitigation;

•   Maintaining broad funding access, including preserving and promoting a reliable base of core client deposits and ongoing access to diversified wholesale funding sources;

•    A comprehensive liquidity stress testing program, contingency, recovery and resolution planning and status monitoring to ensure sufficiency of unencumbered marketable securities and demonstrated capacities to monetize specific asset classes;

•   Governance of pledging activity through limits and liquid asset buffers for potential pledging activity;

•   Timely and granular risk measurement information;

•   Transparent liquidity transfer pricing and cost allocation; and

•   Our three lines of defense governance model.

72             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Risk control

Our liquidity risk objectives, policies and methodologies are reviewed regularly, and updated to reflect changing market conditions and business mix. This includes aligning with local regulatory developments. We continue to maintain liquidity and funding that is appropriate for the execution of our strategy. Liquidity risk remains well within our risk appetite.

The Board annually approves the delegation of liquidity risk authorities to senior management. The Risk Committee of the Board annually approves the LRMF and the Pledging Policy and is responsible for their oversight. The Board, the Risk Committee of the Board, the GRC and the ALCO regularly review reporting on our enterprise-wide liquidity position and status. The GRC, the Policy Review Committee (PRC) and/or the ALCO also review liquidity documents prepared for the Board or its committees.

•	The PRC annually approves the Liquidity Risk Policy (LRP), which establishes minimum risk control elements in accordance with the Board-approved risk appetite and the LRMF.
•

The ALCO annually approves the Liquidity Contingency Plan (LCP) and provides strategic direction and oversight to Corporate Treasury, other functions, and business segments on the management of liquidity.

These policies are supported by operational, desk and product-level policies that implement risk control elements, such as parameters, methodologies, management limits and authorities that govern the measurement and management of liquidity. Stress testing is also employed to assess the robustness of the control framework and inform liquidity contingency plans.

Risk measurement

Liquidity risk is measured by applying scenario-specific assumptions against our assets and liabilities and off-balance sheet commitments to derive expected cash flow profiles over varying time horizons. For example, government bonds generally can be quickly and easily converted to cash without significant loss of value regardless of their contractual maturity. Similarly, while relationship demand deposits contractually can be withdrawn immediately, in practice, these balances can be relatively stable sources of funding depending on several factors, such as the nature of the client and their intended use. Risk methodologies and underlying assumptions are periodically reviewed and validated to ensure their alignment with our operating environment, expected economic and market conditions, rating agency preferences, regulatory requirements and accepted practices.

To manage liquidity risk within our liquidity risk appetite, we set limits on various metrics reflecting a range of time horizons and severity of stress conditions and develop contingency, recovery and resolution plans. Our liquidity risk measurement and control activities are divided into three categories as follows:

Structural (longer-term) liquidity risk

To guide our secured and unsecured wholesale term funding activities, we employ an internal metric to manage and control the structural alignment between long-term illiquid assets and longer-term funding sourced from wholesale investors and core relationship deposits.

Tactical (shorter-term) liquidity risk

To address potential immediate cash flow risks in times of stress, we use short-term net cash flow limits to control risk of material units, subsidiaries and currencies, and perform stress testing assessments. Net cash flow positions are determined by applying internally-derived risk assumptions and parameters to known and anticipated cash flows for all material unencumbered assets, liabilities and off-balance sheet activities. Encumbered assets are not considered a source of available liquidity. We also control tactical liquidity by adhering to enterprise-wide and unit-specific prescribed regulatory standards, such as LCR.

Contingency liquidity risk

Contingency liquidity risk planning assesses the impact of sudden stress events, and our planned responses. Our LCP, maintained and administered by Corporate Treasury, has been developed to guide our potential responses to liquidity crises. Under leadership of Corporate Treasury, both enterprise and local Liquidity Crisis Teams (LCT) meet regularly to assess our liquidity status, approve the LCP, and in times of stress provide valuable linkages to front line and risk functions to support the crisis management process. LCT’s include members from key business segments, GRM, Finance, and Operations, and Communications with relevant subject matter expertise.

Our stress tests, which include elements of scenario and sensitivity analyses, measure our prospective exposure to systemic and RBC-specific events over a period of several weeks. Different levels of severity are considered for each type of crisis with some scenarios reflecting multiple-downgrades to our credit ratings.

The contingency liquidity risk planning process identifies contingent funding needs (e.g., draws on committed credit and liquidity lines, demands for more collateral and deposit run-off) and sources (e.g., contingent liquid asset sales and incremental wholesale funding capacity) under various stress scenarios, and as a result, informs requirements for our earmarked unencumbered liquid asset portfolios.

Our unencumbered liquid asset portfolios consist of diversified, highly rated and liquid marketable securities, overnight government reverse repos, and deposits with central banks. These portfolios are subject to minimum asset quality levels and, as appropriate, other eligibility guidelines (e.g., maturity, diversification and eligibility for central bank advances) to maximize ready access to additional cash should it be required. These securities, when added to other unencumbered liquid assets that we hold as a result of capital markets or other activities, contribute to our liquidity reserve, and are reflected in the asset encumbrance disclosures shown below.

Liquidity reserve and asset encumbrance

The following tables provide summaries of our liquidity reserve and asset encumbrance. In both tables, unencumbered assets represent, for the most part, a ready source of funding that can be accessed quickly. The encumbered assets include: (i) bank-owned liquid assets that are either pledged as collateral (e.g., repo financing and derivative pledging) or not freely available due to regulatory or internal policy requirements (e.g., earmarked to satisfy mandatory reserve or local capital adequacy requirements and to maintain continuous access to payment and settlement systems); (ii) securities received as collateral from securities financing and derivative transactions which have either been re-hypothecated where permissible (e.g., to obtain financing through repos or to cover securities sold short) or have no liquidity value since re-hypothecation is prohibited; and (iii) illiquid assets that have been securitized and sold into the market or that have been pledged as collateral in support of structured term funding vehicles. As per our liquidity management framework and practice, encumbered assets are not considered a source of liquidity. Unencumbered assets, in turn, are the difference between total and encumbered assets from both on- and off-balance sheet sources.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            73

Liquidity reserve

In the liquidity reserve table, available liquid assets consist of on-balance sheet cash and securities holdings, as well as securities received as collateral from securities financing (reverse repos and off-balance sheet collateral swaps) and derivative transactions, and constitute a potential quick source of liquidity. The other component of our liquidity reserve consists primarily of uncommitted and undrawn central bank credit facilities that could be accessed under exceptional circumstances, provided certain pre-conditions could be met and where advances could be supported by eligible assets (e.g., certain unencumbered loans) not included in the liquid assets category.

The liquidity reserve is affected primarily by changes in client banking activity (e.g., liquid asset holdings may change to reflect changes in client deposit balances), capital markets activities and strategies, and the timing between debt issuances and deployment of funding.

Liquidity reserve	Table 56

	As at October 31, 2018
(Millions of Canadian dollars)	Bank-owned liquid assets	Securities received as collateral from securities financing derivative transactions	Total liquid assets	Encumbered liquid assets	Unencumbered liquid assets
Cash and due from banks	$30,209	$–	$30,209	$2,573	$27,636
Interest-bearing deposits with banks	36,471	–	36,471	366	36,105
Securities issued or guaranteed by sovereigns, central banks or multilateral development banks (1)	188,911	261,119	450,030	297,681	152,349
Other securities	78,090	126,209	204,299	84,589	119,710
Undrawn credit lines granted by central banks (2)	9,988	–	9,988	–	9,988
Other assets eligible as collateral for discount (3)	99,120	–	99,120	–	99,120
Other liquid assets (4)	19,758	–	19,758	19,406	352
Total liquid assets	$462,547	$387,328	$849,875	$404,615	$445,260

	As at October 31, 2017
(Millions of Canadian dollars) (5)	Bank-owned liquid assets	Securities received as collateral from securities financing derivative transactions	Total liquid assets	Encumbered liquid assets	Unencumbered liquid assets
Cash and due from banks	$28,407	$–	$28,407	$3,044	$25,363
Interest-bearing deposits with banks	32,662	–	32,662	409	32,253
Securities issued or guaranteed by sovereigns, central banks or multilateral development banks (1)	181,351	167,966	349,317	209,528	139,789
Other securities	76,464	110,300	186,764	57,746	129,018
Undrawn credit lines granted by central banks (2)	12,007	–	12,007	–	12,007
Other assets eligible as collateral for discount (3)	94,207	–	94,207	–	94,207
Other liquid assets (4)	20,606	–	20,606	19,524	1,082
Total liquid assets	$445,704	$278,266	$723,970	$290,251	$433,719

	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017 (5)
Royal Bank of Canada	$219,197	$232,674
Foreign branches	73,015	65,237
Subsidiaries	153,048	135,808
Total unencumbered liquid assets	$445,260	$433,719

(1)	Includes liquid securities issued by provincial governments and U.S. government-sponsored entities working under U.S. Federal government’s conservatorship (e.g., Federal National Mortgage Association and Federal Home Loan Mortgage Corporation).
(2)	Includes loans that qualify as eligible collateral for the discount window facility available to us at the Federal Reserve Bank of New York (FRBNY). Amounts are face value and would be subject to collateral margin requirements applied by the FRBNY to determine collateral value/borrowing capacity. Access to the discount window borrowing program is conditional on meeting requirements set by the FRBNY and borrowings are typically expected to be infrequent and due to uncommon occurrences requiring temporary accommodation.
(3)	Represents our unencumbered Canadian dollar non-mortgage loan book (at face value) that could, subject to satisfying conditions precedent to borrowing and application of prescribed collateral margin requirements, be pledged to the BoC for advances under its Emergency Lending Assistance (ELA) program. It also includes our unencumbered mortgage loans that qualify as eligible collateral at Federal Home Loan Bank (FHLB). ELA and FHLB are not considered sources of available liquidity in our normal liquidity risk profile but could in extraordinary circumstances, where normal market liquidity is seriously impaired, allow us and other banks to monetize assets eligible as collateral to meet requirements and mitigate further market liquidity disruption.
(4)	Encumbered liquid assets amount represents cash collateral and margin deposit amounts pledged related to OTC and exchange-traded derivative transactions.
(5)	Amounts have been revised from those previously presented.

74             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

2018 vs. 2017

Total liquid assets increased $126 billion or 17%, primarily due to a significant increase in securities received as collateral under reverse repurchase agreements and collateral swap transactions. The increase in collateral received however, was offset with a corresponding increase in collateral pledged under encumbered liquid assets due to repurchase transactions and collateral swaps.

Asset encumbrance

The table below provides a summary of cash, securities and other assets, distinguishing between those that are encumbered or available for sale or use as collateral in secured funding transactions. Other assets, such as mortgages and credit card receivables, can also be monetized, albeit over longer timeframes than those required for marketable securities. As at October 31, 2018, our Unencumbered assets available as collateral comprised 29% of total assets (October 31, 2017 – 32%).

Asset encumbrance	Table 57

	As at
	October 31 2018					October 31 2017(1)
	Encumbered		Unencumbered			Encumbered		Unencumbered
(Millions of Canadian dollars)	Pledged as collateral	Other (2)	Available as collateral (3)	Other (4)	Total	Pledged as collateral	Other (2)	Available as collateral (3)	Other (4)	Total
Cash and due from banks	$–	$2,573	$27,636	$–	$30,209	$–	$3,044	$25,363	$–	$28,407
Interest-bearing deposits with banks	–	366	36,105	–	36,471	–	409	32,253	–	32,662
Securities
Trading	40,640	–	84,270	3,348	128,258	36,844	–	86,781	4,032	127,657
Investment, net of applicable allowance	12,195	–	82,351	62	94,608	10,018	–	80,704	–	90,722
Assets purchased under reverse repurchase agreements and securities borrowed (5)	348,597	22,188	53,590	5,722	430,097	232,125	23,131	56,820	6,570	318,646
Loans
Retail
Mortgage securities	34,286	–	36,234	–	70,520	35,883	–	34,542	–	70,425
Mortgage loans	36,959	–	17,784	157,208	211,951	37,041	–	14,737	148,145	199,923
Non-mortgage loans	8,553	–	59,611	48,817	116,981	7,543	–	60,959	46,320	114,822
Wholesale	–	–	32,478	147,800	180,278	–	–	30,518	129,087	159,605
Allowance for loan losses	–	–	–	(2,912)	(2,912)	–	–	–	(2,158)	(2,158)
Segregated fund net assets	–	–	–	1,368	1,368	–	–	–	1,216	1,216
Other – Derivatives	–	–	–	94,039	94,039	–	–	–	95,023	95,023
– Others (6)	19,406	–	352	58,603	78,361	19,524	–	1,082	52,967	73,573
Total assets	$500,636	$25,127	$430,411	$514,055	$1,470,229	$378,978	$26,584	$423,759	$481,202	$1,310,523

(1)	Amounts have been revised from those previously presented.
(2)	Includes assets restricted from use to generate secured funding due to legal or other constraints.
(3)	Includes loans that could be used to collateralize central bank advances. Our unencumbered Canadian dollar non-mortgage loan book (at face value) could, subject to satisfying conditions for borrowing and application of prescribed collateral margin requirements, be pledged to the BoC for advances under its ELA program. It also includes our unencumbered mortgage loans that qualify as eligible collateral at FHLB. We also lodge loans that qualify as eligible collateral for the discount window facility available to us at the FRBNY. ELA, FHLB, and other central bank facilities are not considered sources of available liquidity in our normal liquidity risk profile. However, banks could monetize assets meeting collateral criteria during periods of extraordinary and severe disruption to market-wide liquidity.
(4)	Other unencumbered assets are not subject to any restrictions on their use to secure funding or as collateral but would not be considered readily available since they may not be acceptable at central banks or for other lending programs.
(5)	Includes bank-owned liquid assets and securities received as collateral from off-balance sheet securities financing, derivative transactions, and margin lending. Includes $22.2 billion (October 31, 2017 – $23.1 billion) of collateral received through reverse repurchase transactions that cannot be rehypothecated in its current legal form.
(6)	The Pledged as collateral amount represents cash collateral and margin deposit amounts pledged related to OTC and exchange-traded derivative transactions.

Funding

Funding strategy

Core funding, comprising capital, longer-term wholesale liabilities and a diversified pool of personal and, to a lesser extent, commercial and institutional deposits, is the foundation of our structural liquidity position.

Deposit and funding profile

As at October 31, 2018, relationship-based deposits, which are the primary source of funding for retail loans and mortgages, were $545 billion or 50% of our total funding (October 31, 2017 – $525 billion or 54%). The remaining portion is comprised of short- and long-term wholesale funding.

Funding for highly liquid assets consists primarily of short-term wholesale funding that reflects the monetization period of those assets. Long-term wholesale funding is used mostly to fund less liquid wholesale assets and to support liquidity asset buffers.

For further details on our wholesale funding, refer to the Composition of wholesale funding tables below.

Long-term debt issuance

During 2018, we continued to experience more favourable unsecured wholesale funding access and pricing relative to many global peers. We also continued to expand our unsecured long-term funding base by selectively issuing, either directly or through our subsidiaries, $36.0 billion of term funding in various currencies and markets. Total unsecured long-term funding outstanding increased $6.2 billion from the prior year due to higher issuances, partially offset by maturities.

We primarily use residential mortgage and credit card securitization programs as alternative sources of funding and for liquidity and asset/liability management purposes. Our total secured long-term funding includes outstanding mortgage-backed securities (MBS) sold, covered bonds that are collateralized with residential mortgages, and securities backed by credit card receivables.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            75

Compared to 2017, our outstanding MBS sold, covered bonds, and securitized credit card receivables remained relatively unchanged.

For further details, refer to the Off-balance sheet arrangements section.

Long-term funding sources*	Table 58

	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Unsecured long-term funding	$102,325	$96,112
Secured long-term funding	64,843	64,758
Commercial mortgage-backed securities sold	1,535	1,366
Subordinated debentures	9,397	9,362
	$178,100	$171,598

*	This table represents an integral part of our 2018 Annual Consolidated Financial Statements.

Our wholesale funding activities are well-diversified by geography, investor segment, instrument, currency, structure and maturity. We maintain an ongoing presence in different funding markets which allows us to continuously monitor market developments and trends, identify opportunities and risks, and take appropriate and timely actions. We operate longer-term debt issuance registered programs. The following table summarizes these programs with their authorized limits by geography.

Programs by geography	Table 59

Canada	U.S.	Europe/Asia
• Canadian Shelf Program – $25 billion	• SEC Shelf Program – US$40billion	• European Debt Issuance Program – US$40 billion • Global Covered Bond Program – €32 billion • Japanese Issuance Programs – ¥1 trillion

We also raise long-term funding using Canadian Deposit Notes, Canadian National Housing Act MBS, Canada Mortgage Bonds, credit card receivable-backed securities, Kangaroo Bonds (issued in the Australian domestic market by foreign firms) and Yankee Certificates of Deposit (issued in the U.S. domestic market by foreign firms).   We continuously evaluate opportunities to expand into new markets and untapped investor segments since diversification expands our wholesale funding flexibility, minimizes funding concentration and dependency, and generally reduces financing costs. As presented in the following charts, our current long-term debt profile is well-diversified by both currency and product. Maintaining competitive credit ratings is also critical to cost-effective funding.

(1) Based on original term to maturity greater than 1 year	(1) Based on original term to maturity greater than 1 year (2) Mortgage-backed securities and Canada Mortgage Bonds

76             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

The following table provides our composition of wholesale funding based on remaining term to maturity:

Composition of wholesale funding (1)	Table 60

	As at October 31, 2018
(Millions of Canadian dollars)	Less than 1 month	1 to 3 months	3 to 6 months	6 to 12 months	Less than 1 year sub-total	1 year to 2 years	2 years and greater	Total
Deposits from banks (2)	$4,507	$10	$42	$–	$4,559	$–	$–	$4,559
Certificates of deposit and commercial paper	3,658	9,000	20,994	14,926	48,578	197	132	48,907
Asset-backed commercial paper (3)	1,908	2,581	5,877	6,197	16,563	–	–	16,563
Senior unsecured medium-term notes (4)	122	6,132	7,424	8,090	21,768	23,125	33,513	78,406
Senior unsecured structured notes (5)	185	215	353	693	1,446	2,603	5,608	9,657
Mortgage securitization	–	2,473	527	1,099	4,099	3,027	12,193	19,319
Covered bonds/asset-backed securities (6)	–	21	4,641	5,409	10,071	8,581	26,861	45,513
Subordinated liabilities	–	–	–	1,103	1,103	2,993	5,301	9,397
Other (7)	7,639	1,658	419	1,189	10,905	4	9,122	20,031
Total	$18,019	$22,090	$40,277	$38,706	$119,092	$40,530	$92,730	$252,352
Of which:
– Secured	$8,292	$5,666	$11,045	$12,706	$37,709	$11,608	$39,054	$88,371
– Unsecured	9,727	16,424	29,232	26,000	81,383	28,922	53,676	163,981

	As at October 31, 2017
(Millions of Canadian dollars)	Less than 1 month	1 to 3 months	3 to 6 months	6 to 12 months	Less than 1 year sub-total	1 year to 2 years	2 years and greater	Total
Deposits from banks (2)	$5,054	$39	$47	$13	$5,153	$–	$–	$5,153
Certificates of deposit and commercial paper	1,092	8,801	14,194	13,501	37,588	1,549	39	39,176
Asset-backed commercial paper (3)	997	1,385	4,300	5,555	12,237	–	–	12,237
Senior unsecured medium-term notes (4)	–	2,625	3,402	16,691	22,718	17,311	38,695	78,724
Senior unsecured structured notes (5)	188	192	980	1,545	2,905	1,332	6,270	10,507
Mortgage securitization	–	571	1,310	1,549	3,430	4,094	12,650	20,174
Covered bonds/asset-backed securities (6)	–	2,685	1,777	6,179	10,641	10,017	23,925	44,583
Subordinated liabilities	–	–	–	–	–	1,106	8,256	9,362
Other (7)	4,669	2,005	173	1,488	8,335	5	5,344	13,684
Total	$12,000	$18,303	$26,183	$46,521	$103,007	$35,414	$95,179	$233,600
Of which:
– Secured	$5,265	$5,541	$7,388	$13,283	$31,477	$14,111	$36,575	$82,163
– Unsecured	6,735	12,762	18,795	33,238	71,530	21,303	58,604	151,437

(1)	Excludes bankers’ acceptances and repos.
(2)	Excludes deposits associated with services we provide to banks (e.g., custody, cash management).
(3)	Only includes consolidated liabilities, including our collateralized commercial paper program.
(4)	Includes deposit notes.
(5)	Includes notes where the payout is tied to movements in foreign exchange, commodities and equities.
(6)	Includes credit card and mortgage loans.
(7)	Includes tender option bonds (secured) of $6,978 million (October 31, 2017 – $5,168 million), bearer deposit notes (unsecured) of $4,084 million (October 31, 2017 – $3,342 million) and other long-term structured deposits (unsecured) of $8,969 million (October 31, 2017 – $5,176 million).

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            77

Credit ratings

Our ability to access unsecured funding markets and to engage in certain collateralized business activities on a cost-effective basis are primarily dependent upon maintaining competitive credit ratings. Credit ratings and outlooks provided by rating agencies reflect their views and methodologies. Ratings are subject to change, based on a number of factors including, but not limited to, our financial strength, competitive position, liquidity and other factors not completely within our control.

The following table presents our major credit ratings(1):

Credit ratings	Table 61

As at November 27, 2018
	Short-term debt	Legacy senior long-term debt (2)	Senior long-term debt (3)	Outlook
Moody’s (4)	P-1	Aa2	A2	stable
Standard & Poor’s (5)	A-1+	AA-	A	stable
Fitch Ratings (6)	F1+	AA	AA	stable
DBRS (7)	R-1(high)	AA	AA (low)	positive

(1)	Credit ratings are not recommendations to purchase, sell or hold a financial obligation inasmuch as they do not comment on market price or suitability for a particular investor. Ratings are determined by the rating agencies based on criteria established from time to time by them, and are subject to revision or withdrawal at any time by the rating organization.
(2)	Includes senior long-term debt issued prior to September 23, 2018 and senior long-term debt issued on or after September 23, 2018 which is excluded from the Canadian Bank Recapitalization (Bail-in) regime.
(3)	Includes senior long-term debt issued on or after September 23, 2018 which is subject to conversion under the Bail-in regime.
(4)	On July 16, 2018, Moody’s upgraded our legacy senior long-term debt rating two notches and revised our outlook to stable from negative. On July 16, 2018, Moody’s also announced our rating for senior long-term debt of A2.
(5)	On June 27, 2018, S&P revised our outlook to stable from negative. On August 16, 2018, S&P announced our rating for senior long-term debt of A.
(6)	On June 21, 2018, Fitch Ratings announced that our rating for senior long-term debt will be the same as our legacy senior long-term debt, as they did not expect any immediate rating changes as a result of the Bail-in regime. On October 22, 2018, Fitch Ratings affirmed our ratings with a stable outlook.
(7)	On June 26, 2018, DBRS revised our outlook to positive from stable. On April 19, 2018, DBRS announced our rating for senior long-term debt of AA (low).

Additional contractual obligations for rating downgrades

We are required to deliver collateral to certain counterparties in the event of a downgrade to our current credit rating. The following table provides the additional collateral obligations required at the reporting date in the event of a one-, two- or three-notch downgrade to our credit ratings. These additional collateral obligations are incremental requirements for each successive downgrade and do not represent the cumulative impact of multiple downgrades. The amounts reported change periodically as a result of several factors, including the transfer of trading activity to centrally cleared financial market infrastructures and exchanges, the expiration of transactions with downgrade triggers, the imposition of internal limitations on new agreements to exclude downgrade triggers, as well as normal course mark-to-market of positions with collateralized counterparties moving from a negative to a positive position. There is no outstanding senior debt issued in the market that contains rating triggers that would lead to early prepayment of principal.

Additional contractual obligations for rating downgrades	Table 62

	As at
	October 31 2018			October 31 2017
(Millions of Canadian dollars)	One-notch downgrade	Two-notch downgrade	Three-notch downgrade	One-notch downgrade	Two-notch downgrade	Three-notch downgrade
Contractual derivatives funding or margin requirements	$125	$45	$191	$61	$102	$307
Other contractual funding or margin requirements (1)	185	176	–	231	100	–

(1)	Includes GICs issued by our municipal markets business out of New York.

78             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Liquidity Coverage Ratio (LCR)

The LCR is a Basel III metric that measures the sufficiency of high-quality liquid assets (HQLA) available to meet liquidity needs over a 30-day period in an acute stress scenario. The Basel Committee on Banking Supervision (BCBS) and OSFI regulatory minimum coverage level for LCR is currently 100%.

OSFI requires Canadian banks to disclose the LCR using the standard Basel disclosure template and calculated using the average of daily LCR positions during the quarter.

Liquidity coverage ratio (1)	Table 63

	For the three months ended
	October 31 2018		July 31 2018
(Millions of Canadian dollars, except percentage amounts)
	Total unweighted value (average) (2)	Total weighted value (average)	Total unweighted value (average) (2)	Total weighted value (average)
High-quality liquid assets
Total high-quality liquid assets (HQLA)		212,818		219,719
Cash outflows
Retail deposits and deposits from small business customers, of which:	252,514	19,398	252,338	19,458
Stable deposits (3)	83,611	2,508	82,520	2,476
Less stable deposits	168,903	16,890	169,818	16,982
Unsecured wholesale funding, of which:	285,140	129,249	282,184	127,647
Operational deposits (all counterparties) and deposits in networks of cooperative banks (4)	126,889	30,276	127,159	30,351
Non-operational deposits	136,572	77,294	130,873	73,144
Unsecured debt	21,679	21,679	24,152	24,152
Secured wholesale funding		29,837		24,595
Additional requirements, of which:	260,417	79,668	257,140	80,032
Outflows related to derivative exposures and other collateral requirements	61,154	42,867	63,454	43,804
Outflows related to loss of funding on debt products	6,232	6,232	5,708	5,708
Credit and liquidity facilities	193,031	30,569	187,978	30,520
Other contractual funding obligations (5)	26,811	26,811	43,563	43,563
Other contingent funding obligations (6)	420,344	7,557	427,781	7,369
Total cash outflows		292,520		302,664
Cash inflows
Secured lending (e.g., reverse repos)	233,784	49,183	218,333	44,388
Inflows from fully performing exposures	14,345	10,156	15,153	10,646
Other cash inflows	59,683	59,683	64,995	64,995
Total cash inflows		119,022		120,029
		Total adjusted value		Total adjusted value
Total HQLA		212,818		219,719
Total net cash outflows		173,498		182,635
Liquidity coverage ratio		123%		120%

(1)	The LCR is calculated in accordance with OSFI’s LAR guideline, which, in turn, reflects liquidity-related requirements issued by the BCBS. The LCR for the quarter ended October 31, 2018 is calculated as an average of 63 daily positions.
(2)	With the exception of other contingent funding obligations, unweighted inflow and outflow amounts are items maturing or callable in 30 days or less. Other contingent funding obligations also include debt securities with remaining maturity greater than 30 days.
(3)	As defined by the BCBS, stable deposits from retail and small business customers are deposits that are insured and are either held in transactional accounts or the bank has an established relationship with the client making the withdrawal unlikely.
(4)	Operational deposits from customers other than retail and small and medium-sized enterprises (SMEs), are deposits which clients need to keep with the bank in order to facilitate their access and ability to use payment and settlement systems primarily for clearing, custody and cash management activities.
(5)	Other contractual funding obligations primarily include outflows from unsettled securities trades and outflows from obligations related to securities sold short.
(6)	Other contingent funding obligations include outflows related to other off-balance sheet facilities that carry low LCR runoff factors (0% – 5%).

We manage our LCR position within a target range that reflects our liquidity risk tolerance and takes into account business mix, asset composition and funding capabilities. The range is subject to periodic review in light of changes to internal requirements and external developments.

We maintain HQLAs in major currencies with dependable market depth and breadth. Our treasury management practices ensure that the levels of HQLA are actively managed to meet target LCR objectives. Our Level 1 assets, as calculated according to OSFI LAR and the BCBS LCR requirements, represent 83% of total HQLA. These assets consist of cash, placements with central banks and highly rated securities issued or guaranteed by governments, central banks and supranational entities.

LCR captures cash flows from on- and off-balance sheet activities that are either expected or could potentially occur within 30 days in an acute stress scenario. Cash outflows result from the application of withdrawal and non-renewal factors to demand and term deposits, differentiated by client type (wholesale, retail and small- and medium-sized enterprises). Cash outflows also arise from business activities that create contingent funding and collateral requirements, such as repo funding, derivatives, short sales of securities and the extension of credit and liquidity commitments to clients. Cash inflows arise primarily from maturing secured loans, interbank loans and non-HQLA securities.

LCR does not reflect any market funding capacity that we believe would be available in a stress situation. All maturing wholesale debt is assigned 100% outflow in the LCR calculation.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            79

Q4 2018 vs. Q3 2018

The average LCR for the quarter ended October 31, 2018 was 123%, which translates into a surplus of approximately $39 billion, compared to 120% in the prior quarter. The improvement in the LCR surplus from the previous quarter reflects a decline in net cash outflows resulting from a change in the composition and term profile of the assets and liabilities.

Contractual maturities of financial assets, financial liabilities and off-balance sheet items

The following tables provide remaining contractual maturity profiles of all our assets, liabilities, and off-balance sheet items at their carrying value (e.g., amortized cost or fair value) at the balance sheet date. Off-balance sheet items are allocated based on the expiry date of the contract.

Details of contractual maturities and commitments to extend funds are a source of information for the management of liquidity risk. Among other purposes, these details form a basis for modelling a behavioural balance sheet with effective maturities to calculate liquidity risk measures. For further details, refer to the Risk measurement section.

Contractual maturities of financial assets, financial liabilities and off-balance sheet items	Table 64

	As at October 31, 2018
(Millions of Canadian dollars)	Less than 1 month	1 to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	1 year to 2 years	2 years to 5 years	5 years and greater	With no specific maturity	Total
Assets
Cash and deposits with banks	$64,201	$2	$–	$–	$–	$–	$–	$–	$2,477	$66,680
Securities
Trading (1)	86,551	20	22	16	1	52	72	6,982	34,542	128,258
Investment, net of applicable allowance (2)	3,529	6,855	1,419	2,593	2,399	12,989	25,061	39,396	367	94,608
Assets purchased under reverse repurchase agreements and securities borrowed	168,810	66,854	28,828	10,298	11,692	552	–	–	7,568	294,602
Loans, net of applicable allowance	22,534	14,967	21,079	26,753	25,271	122,687	211,768	44,191	87,568	576,818
Other
Customers’ liability under acceptances	10,774	4,788	94	1	–	5	–	–	(21)	15,641
Derivatives	6,070	10,179	4,930	4,032	3,030	11,130	18,067	36,581	20	94,039
Other financial assets	25,670	873	938	78	157	112	231	1,758	2,120	31,937
Total financial assets	$388,139	$104,538	$57,310	$43,771	$42,550	$147,527	$255,199	$128,908	$134,641	$1,302,583
Other non-financial assets	1,809	1,268	590	364	559	971	1,352	1,125	24,113	32,151
Total assets	$389,948	$105,806	$57,900	$44,135	$43,109	$148,498	$256,551	$130,033	$158,754	$1,334,734
Liabilities and equity
Deposits (3)
Unsecured borrowing	$46,793	$33,849	$47,209	$30,511	$36,116	$34,641	$50,792	$15,693	$440,246	$735,850
Secured borrowing	2,340	6,571	9,321	5,433	4,232	7,135	23,388	5,902	–	64,322
Covered bonds	–	–	2,579	1,499	2,982	10,022	16,360	3,432	–	36,874
Other
Acceptances	10,775	4,787	94	1	–	5	–	–	–	15,662
Obligations related to securities sold short	32,247	–	–	–	–	–	–	–	–	32,247
Obligations related to assets sold under repurchase agreements and securities loaned	146,205	44,248	9,030	91	–	–	–	–	7,240	206,814
Derivatives	5,998	8,585	4,650	4,176	3,311	9,808	17,205	36,496	9	90,238
Other financial liabilities	27,414	1,003	582	233	414	154	522	6,784	733	37,839
Subordinated debentures	–	–	–	–	103	–	318	8,710	–	9,131
Total financial liabilities	$271,772	$99,043	$73,465	$41,944	$47,158	$61,765	$108,585	$77,017	$448,228	$1,228,977
Other non-financial liabilities	992	5,095	346	183	157	765	868	9,449	7,947	25,802
Equity	–	–	–	–	–	–	–	–	79,955	79,955
Total liabilities and equity	$272,764	$104,138	$73,811	$42,127	$47,315	$62,530	$109,453	$86,466	$536,130	$1,334,734
Off-balance sheet items
Financial guarantees	$532	$2,026	$1,647	$2,696	$1,337	$1,910	$4,179	$1,125	$50	$15,502
Lease commitments	66	131	194	199	194	695	1,517	2,814	–	5,810
Commitments to extend credit	4,122	3,417	8,736	9,667	11,406	33,030	168,071	23,899	269	262,617
Other credit-related commitments	577	795	1,586	1,498	1,324	478	680	148	107,499	114,585
Other commitments	141	–	–	–	–	–	–	–	556	697
Total off-balance sheet items	$5,438	$6,369	$12,163	$14,060	$14,261	$36,113	$174,447	$27,986	$108,374	$399,211

(1)	Trading debt securities classified as FVTPL have been included in the less than 1 month category as there is no expectation to hold these assets to their contractual maturity.
(2)	Under IFRS 9, investment securities represent debt and equity securities at FVOCI and debt securities at amortized cost, net of the applicable allowance. Under IAS 39, investment securities represented available-for-sale securities and held-to-maturity securities. For further details on the impacts of the adoption of IFRS 9, refer to Note 2 of our 2018 Annual Consolidated Financial Statements.
(3)	A major portion of relationship-based deposits are repayable on demand or at short notice on a contractual basis while, in practice, these customer balances form a core base for our operations and liquidity needs, as explained in the preceding Deposit and funding profile section.

80             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

	As at October 31, 2017
(Millions of Canadian dollars)	Less than 1 month	1 to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	1 year to 2 years	2 years to 5 years	5 years and greater	With no specific maturity	Total
Assets
Cash and deposits with banks	$58,675	$27	$22	$4	$–	$–	$–	$–	$2,341	$61,069
Securities
Trading (1)	88,083	9	72	3	12	91	61	6,374	32,952	127,657
Investment, net of applicable allowance (2)	1,748	4,690	4,145	2,552	1,545	9,608	24,445	40,772	1,217	90,722
Assets purchased under reverse repurchase agreements and securities borrowed	106,342	47,726	26,207	13,696	14,327	6,624	–	–	6,055	220,977
Loans, net of applicable allowance	15,228	16,024	23,572	27,220	24,086	104,059	206,201	40,028	86,199	542,617
Other
Customers’ liability under acceptances	10,825	5,541	77	–	–	11	5	–	–	16,459
Derivatives	5,619	10,004	4,530	3,290	2,849	9,351	19,459	39,919	2	95,023
Other financial assets	24,577	767	523	90	88	183	184	1,697	1,243	29,352
Total financial assets	$311,097	$84,788	$59,148	$46,855	$42,907	$129,927	$250,355	$128,790	$130,009	$1,183,876
Other non-financial assets	1,820	1,204	92	337	229	745	1,814	986	21,750	28,977
Total assets	$312,917	$85,992	$59,240	$47,192	$43,136	$130,672	$252,169	$129,776	$151,759	$1,212,853
Liabilities and equity
Deposits (3)
Unsecured borrowing	$40,373	$24,425	$33,825	$35,891	$30,641	$34,737	$48,980	$14,709	$429,152	$692,733
Secured borrowing	1,156	3,989	6,289	5,799	4,064	10,178	20,495	7,659	–	59,629
Covered bonds	–	1,898	1,107	1,331	4,862	7,118	19,732	1,225	–	37,273
Other
Acceptances	10,825	5,541	77	–	–	11	5	–	–	16,459
Obligations related to securities sold short	30,008	–	–	–	–	–	–	–	–	30,008
Obligations related to assets sold under repurchase agreements and securities loaned	98,409	32,026	4,374	–	93	–	12	–	8,170	143,084
Derivatives	5,765	9,436	4,787	3,388	3,038	9,410	16,924	39,378	1	92,127
Other financial liabilities	25,137	1,118	466	222	296	138	366	3,532	574	31,849
Subordinated debentures	–	–	–	–	–	106	207	8,952	–	9,265
Total financial liabilities	$211,673	$78,433	$50,925	$46,631	$42,994	$61,698	$106,721	$75,455	$437,897	$1,112,427
Other non-financial liabilities	835	3,910	312	135	180	2,747	920	9,170	7,789	25,998
Equity	–	–	–	–	–	–	–	–	74,428	74,428
Total liabilities and equity	$212,508	$82,343	$51,237	$46,766	$43,174	$64,445	$107,641	$84,625	$520,114	$1,212,853
Off-balance sheet items
Financial guarantees (4)	$535	$3,030	$1,613	$2,750	$1,426	$1,276	$4,906	$713	$46	$16,295
Lease commitments	63	125	182	181	181	720	1,471	2,859	–	5,782
Commitments to extend credit (4)	4,532	3,808	7,634	10,706	9,197	26,126	140,985	13,935	6,966	223,889
Other credit-related commitments (4)	526	818	1,252	1,635	1,278	409	661	134	101,864	108,577
Other commitments	38	–	–	–	–	–	–	–	442	480
Total off-balance sheet items	$5,694	$7,781	$10,681	$15,272	$12,082	$28,531	$148,023	$17,641	$109,318	$355,023

(1)	Trading debt securities classified as FVTPL have been included in the less than 1 month category as there is no expectation to hold these assets to their contractual maturity.
(2)	Under IFRS 9, investment securities represent debt and equity securities at FVOCI and debt securities at amortized cost, net of the applicable allowance. Under IAS 39, investment securities represented available-for-sale securities and held-to-maturity securities. For further details on the impacts of the adoption of IFRS 9, refer to Note 2 of our 2018 Annual Consolidated Financial Statements.
(3)	A major portion of relationship-based deposits are repayable on demand or at short notice on a contractual basis while, in practice, these customer balances form a core base for our operations and liquidity needs, as explained in the preceding Deposit and funding profile section.
(4)	Amounts have been revised from those previously presented.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            81

Contractual maturities of financial liabilities and off-balance sheet items – undiscounted basis

The following tables provide remaining contractual maturity analysis of our financial liabilities and off-balance sheet items. The amounts disclosed in the following table are the contractual undiscounted cash flows of all financial liabilities (e.g., par value or amount payable upon maturity). The amounts do not reconcile directly with those in our consolidated balance sheets as the table incorporates only cash flows relating to payments on maturity and do not recognize premiums, discounts or mark-to-market adjustments recognized in the instruments’ carrying values as at the balance sheet date. Financial liabilities are based upon the earliest period in which they are required to be paid. For off-balance sheet items, the undiscounted cash flows potentially payable under financial guarantees and commitments to extend credit are classified on the basis of the earliest date they can be called.

Contractual maturities of financial liabilities and off-balance sheet items – undiscounted basis*	Table 65

	As at October 31, 2018
(Millions of Canadian dollars)	On demand	Within 1 year	1 year to 2 years	2 years to 5 years		5 years and greater	Total
Financial liabilities
Deposits (1)	$382,847	$287,928	$52,108		$91,154	$25,089	$839,126
Other
Acceptances	–	15,657	5		–	–	15,662
Obligations related to securities sold short	–	32,222	–		–	–	32,222
Obligations related to assets sold under repurchase agreements and securities loaned	7,240	199,574	–		–	–	206,814
Other liabilities	1,753	28,568	98		383	6,851	37,653
Subordinated debentures	–	103	–		318	8,710	9,131
	391,840	564,052	52,211		91,855	40,650	1,140,608
Off-balance sheet items
Financial guarantees (2)	$15,502	$–	$–	$		$–	$15,502
Lease commitments	–	784	695		1,517	2,814	5,810
Commitments to extend credit (2)	224,058	38,528	2		29	–	262,617
	239,560	39,312	697		1,546	2,814	283,929
Total financial liabilities and off-balance sheet items	$631,400	$603,364	$52,908		$93,401	$43,464	$1,424,537

	As at October 31, 2017
(Millions of Canadian dollars)	On demand	Within 1 year	1 year to 2 years	2 years to 5 years	5 years and greater	Total
Financial liabilities
Deposits (1)	$372,108	$253,825	$52,026	$89,456	$22,280	$789,695
Other
Acceptances	–	16,443	10	6	–	16,459
Obligations related to securities sold short	–	30,009	–	–	–	30,009
Obligations related to assets sold under repurchase agreements and securities loaned	8,171	134,904	–	12	–	143,087
Other liabilities	1,124	26,730	78	261	3,553	31,746
Subordinated debentures	–	–	106	207	8,952	9,265
	381,403	461,911	52,220	89,942	34,785	1,020,261
Off-balance sheet items
Financial guarantees (2), (3)	$16,118	$177	$–	$–	$–	$16,295
Lease commitments	–	732	720	1,471	2,859	5,782
Commitments to extend credit (2), (3)	185,569	38,309	10	1	–	223,889
	201,687	39,218	730	1,472	2,859	245,966
Total financial liabilities and off-balance sheet items	$583,090	$501,129	$52,950	$91,414	$37,644	$1,266,227

*	This table represents an integral part of our 2018 Annual Consolidated Financial Statements.
(1)	A major portion of relationship-based deposits are repayable on demand or at short notice on a contractual basis while, in practice, these customer balances form a core base for our operations and liquidity needs, as explained in the preceding Deposit and funding profile.
(2)	We believe that it is highly unlikely that all or substantially all of these guarantees and commitments will be drawn or settled within one year, and contracts may expire without being drawn or settled. The management of the liquidity risk associated with potential extensions of funds is outlined in the preceding Risk measurement section.
(3)	Amounts have been revised from those previously presented.

82             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Insurance risk

Insurance risk refers to the potential financial loss that may arise where the amount, timing and/or frequency of benefit and/or premium payments under insurance and reinsurance contracts are different than expected. Insurance risk is distinct from those risks covered by other parts of our risk management framework (e.g., credit, market and operational risk) where those risks are ancillary to, or accompany the risk transfer. The four insurance sub-risks are: morbidity, mortality, longevity and travel risk.

Our Insurance Risk Framework provides an overview of our processes and tools for identifying, assessing, managing, mitigating and reporting on the insurance risks that face the organization. These are also supported by our robust three lines of defence governance structure.

Execution risk drivers

Operational risk

Operational risk is the risk of loss or harm resulting from people, inadequate or failed internal processes and systems or from external events. Operational risk is inherent in all our activities, including the practices and controls used to manage other risks. Failure to manage operational risk can result in direct or indirect financial loss, reputational impact, regulatory censure, or failure in the management of other risks such as credit or market risk.

Our management of operational risk follows our established three lines of defence governance model. This model encompasses the organizational roles and responsibilities for a co-ordinated enterprise-wide approach for the management of operational risk. For further details, refer to the Risk management – Enterprise risk management section.

Operational Risk Framework

We have put in place an Enterprise Operational Risk Framework, which is founded on the principles of our Enterprise Risk Management Framework and sets out the processes to identify, assess, manage, monitor and report operational risk. The processes are established through the following core programs:

•

Internal events: Internal events are specific instances where operational risk leads to or could have led to an unintended, identifiable impact. The internal events program provides a structured and consistent approach for collecting and analyzing internal event data to facilitate the analysis of the operational risk events affecting us.

•

External events: External events are operational risk events that affect institutions other than us. External event monitoring and analysis is critical to gain awareness of operational risk experience within the industry and to identify emerging industry trends.

•

Business Environment and Internal Control Factors (BEICF) Assessments: BEICF Assessments are conducted to improve business decision-making by gaining awareness of the key risks and the strengths and vulnerabilities of internal controls. Key BEICF Assessment processes include: risk and control self-assessments conducted at both enterprise and business levels; change initiatives and new/amended product assessments conducted to ensure understanding of the risk and reward trade-off for initiatives (e.g., new products, acquisitions, changes in business processes, implementation of new technology, etc.); and that we do not assume risks not aligned with our risk appetite.

•

Scenario analysis: Scenario analysis is a structured and disciplined process for making reasonable assessments of infrequent, yet plausible, severe operational risk events. Understanding how vulnerable we are to such “tail risks” identifies mitigating actions and informs the determination of related operational risk thresholds as part of the articulation of operational risk appetite.

•

BEICF monitoring: BEICF monitoring is conducted on an ongoing basis through key risk indicators and other assurance/monitoring programs (e.g., business unit monitoring, second line of defence monitoring, audit results, etc.).

Conclusions from the operational risk programs enable learning based on what has happened to us, could it happen again elsewhere in the bank and what controls do we need to amend or implement, support the articulation of operational risk appetite and are used to inform the overall level of exposure to operational risk, which defines our operational risk profile. The profile includes significant operational risk exposures, potential new and emerging exposures and trends, and overall conclusions on the control environment and risk outlook. We proactively identify and investigate corporate insurance opportunities to mitigate and reduce potential future impacts of operational risk.

We consider risk/reward decisions in striking the balance between accepting potential losses versus incurring costs of mitigation, the expression of which is in the form of our operational risk appetite. Our operational risk appetite is established at the Board level and cascaded throughout each of our business segments.

Management reports have been implemented at various levels in order to support proactive management of operational risk and transparency of risk exposures. Reports are provided on a regular basis and provide detail on the main drivers of the risk status and trend for each of our business segments and the bank overall. In addition, changes to the operational risk profile that are not aligned to our business strategy or operational risk appetite are identified and discussed.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            83

Our operations expose us to many different operational risks, which may adversely affect our businesses and financial results. The following list is not exhaustive, as other factors could also adversely affect our results.

Risk	Description
Information Technology and Cyber Risks

As we continue to digitize our business operations, IT and cyber risks are present in the use, ownership, operation, involvement and adoption of IT within our organization. As described in the Top and emerging risk section of this report, the impact of a cyber-attack could be significant to our businesses and clients. To manage our technology and cybersecurity risk, we have established an enterprise-wide Information Technology Risk Management Framework to establish roles, responsibilities, and proper governance as it relates to IT risk management. We are also advancing our cyber defence and resiliency capabilities by investing in our people, process and technologies to support our business model, protect our systems and enhance the experience of our clients on a global basis.

Third Party Risk

Third party risk continues to receive attention as we increasingly engage third parties to augment our operational capabilities. Failure to effectively onboard and manage our service providers may expose us to service disruption, financial loss, and other risks. We have established a framework, which sets the guidelines for how to minimize the impact and frequency of exposures from third party relationships through periodic risk assessments, continuous monitoring, and review of contract and procurement practices to ensure appropriate safeguards are in place.

Money Laundering Risk

We have an enterprise-wide program to deter, detect and report suspected money laundering and terrorist financing activities. Our Global Anti-Money Laundering Compliance Group is dedicated to the continuous development and maintenance of robust policies, guidelines, training and risk-assessment tools and models to help our employees deal with ever-evolving money laundering and terrorist financing risks.

Privacy Risk

Privacy risk relates to the improper use of personal information or failing to safeguard confidential client, employee or our proprietary information. We are dedicated to protecting the personal information entrusted to the organization. That commitment is fundamental to the way we do business and is reflected in our privacy policies and enterprise-wide training; keeping privacy measures top of mind to ensure personal information is protected across all business processes from the outset.

Climate Change

Climate change continues to impact the frequency and intensity of weather-related events. Although we have not had a significant adverse impact from weather-related events through the course of the year, we have a Business Continuity Management program in place to ensure resiliency in the event of extreme weather to ensure client and business impacts are minimal. We are also developing products, services and advice to assist our clients in the transition to a low carbon economy and in building financial resiliency in the face of climate change.

Operational risk capital

On May 10, 2016, OSFI approved our use of the Advance Measurement Approach (AMA) for operational risk capital measurement subject to the application of a Standardized Approach (TSA) floor. TSA calculates operational risk capital based on an OSFI-established percentage of 3 years’ average gross income for pre-determined industry standardized business activities. AMA is determined using our internal Operational Risk Measurement System which includes internal loss experience, external loss experience, scenario analysis, and Business Environment Internal Control Factors. RBC Bank (Georgia), RBC Caribbean, and City National will continue using TSA. RBC Insurance (including insurance recoveries) is not in the scope of operational risk capital calculations. We do not account for mitigation through insurance or any other risk transfer mechanism in our AMA model. It is expected that we will implement the new Standardized Measurement Approach (SMA) for measuring operational risk capital in Q1 2021 under the final Basel III reforms. The SMA methodology is based on the Business Indicator Component (BIC), a financial-statement-based proxy for operational risk, and the Internal Loss Multiplier, a scaling factor that is based on the internal average historical losses and the BIC. Once implemented, SMA will replace all existing approaches (TSA and AMA) in the Basel II framework.

Operational risk loss events

During 2018, we did not experience any material operational risk loss events. For further details on our contingencies, including litigation, refer to Notes 24 and 25 of our 2018 Annual Consolidated Financial Statements.

84             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Regulatory compliance risk

Regulatory compliance risk is the risk of potential non-conformance with laws, rules, regulations and prescribed practices in any jurisdiction in which we operate. Issues regarding compliance with laws and regulations can arise in a number of areas in a large complex financial institution such as the bank, and are often the result of inadequate or failed internal processes, people or systems.

Laws and regulations are in place to protect the financial and other interests of our clients, investors and the public. As a large-scale global financial institution, we are subject to numerous laws and extensive and evolving regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Canada, the U.S., Europe and other jurisdictions in which we operate. In recent years, such regulation has become increasingly extensive and complex. In addition, the enforcement of regulatory matters has intensified. Recent resolution of such matters involving other global financial institutions have involved the payment of substantial penalties, agreements with respect to future operation of their business, actions with respect to relevant personnel and guilty pleas with respect to criminal charges.

Operating in this increasingly complex regulatory environment and intense regulatory enforcement environment, we are and have been subject to a variety of legal proceedings, including civil claims and lawsuits, criminal charges, regulatory examinations, investigations, audits and requests for information by various governmental regulatory agencies and law enforcement authorities in various jurisdictions, and we anticipate that our ongoing business activities will give rise to such matters in the future. Changes to laws, including tax laws, regulations or regulatory policies, as well as the changes in how they are interpreted, implemented or enforced, could adversely affect us, for example, by lowering barriers to entry in the businesses in which we operate, increasing our costs of compliance or limiting our activities and ability to execute our strategic plans. Further, there is no assurance that we always will be or will be deemed to be in compliance with laws, regulations or regulatory policies. Accordingly, it is possible that we could receive a judicial or regulatory judgment or decision that results in fines, damages, penalties, and other costs or injunctions, criminal convictions, or loss of licenses or registrations that would damage our reputation and negatively impact our earnings and ability to conduct some of our businesses. In addition, we are subject to litigation arising in the ordinary course of our business and the adverse resolution of any litigation could have a significant adverse effect on our results or could give rise to significant reputational damage, which in turn could impact our future business prospects.

Regulatory Compliance has developed a Regulatory Compliance Management Framework, which sets out how we manage and mitigate the regulatory compliance risks associated with failing to comply with, or adapt to, current and changing laws and regulations in the jurisdictions in which we operate.

Regulatory compliance risk includes the regulatory risks associated with financial crimes (which include, but are not limited to, money laundering, bribery and sanctions), privacy, market conduct, consumer protection, business conduct, prudential, and other generally applicable non-financial requirements. Specific compliance policies, procedures and supporting frameworks have been developed to manage regulatory compliance risk.

Strategic risk drivers

Strategic risk

Strategic risk is the risk that the enterprise or particular business areas will make inappropriate strategic choices, or will be unable to successfully implement selected strategies or related plans and decisions. Business strategy is a major driver of our risk appetite and consequently the strategic choices we make in terms of business mix determine how our risk profile changes.

Responsibility for selecting and successfully implementing business strategies is mandated to the individual heads of each business segment. Oversight of strategic risk is the responsibility of the heads of the business segments and their operating committees, the Enterprise Strategy Office, Group Executive, and the Board. The Enterprise Strategy group supports the management of strategic risk through the strategic planning process (articulated within our Enterprise Strategic Planning Policy) ensuring alignment across our business, financial, capital and risk planning.

Our annual business portfolio review and project approval request processes help identify and mitigate strategic risk by ensuring strategies for new initiatives, lines of business, and the enterprise as a whole align with our risk appetite and risk posture. GRM provides oversight of strategic risk by providing independent review of these processes, establishing enterprise risk frameworks, and independently monitoring and reporting on the level of risk established against our risk appetite metrics in accordance with the three lines of defence governance model.

For details on the key strategic priorities for our business segments, refer to the Business segment results section.

Reputation risk

Reputation risk is the risk of an adverse impact on stakeholders’ perception of the bank due to i) an activity of the bank, its representatives, service providers (third parties and intra-group), or clients, or ii) public sentiment towards a global or industry issue. Our reputation is rooted in the perception of our stakeholders, and the trust and loyalty they place in us is core to our purpose as a financial services organization. A strong and trustworthy reputation will generally strengthen our market position, reduce the cost of capital, increase shareholder value, strengthen our resiliency, and help attract and retain top talent. Conversely, damage to our reputation can result in reduced share price and market capitalization, increased cost of capital, loss of strategic flexibility, inability to enter or expand into markets, loss of client loyalty and business, or regulatory fines and penalties. The sources of reputation risk are widespread; risk to our reputation can occur in connection with credit, regulatory, legal and operational risks. We can also experience reputation risk from a failure to maintain an effective control environment, exhibit good conduct, or have strong risk culture practices.

Managing our reputation risk is an integral part of our organizational culture and our overall enterprise risk management approach, as well as a priority for employees and our Board. Our Board-approved Reputation Risk Management Framework provides an overview of our approach to identify, assess, manage, monitor, and report on reputation risk. This framework outlines governance authorities, roles and responsibilities, and controls and mechanisms to manage our reputation risk, including our culture of integrity, compliance with our Code of Conduct, and operating within our risk appetite.

Our governance of reputation risk aims to be holistic and provide an integrated view of potential reputation issues across the organization. This governance structure ensures that ownership and accountability for reputation risk are understood across the enterprise, both proactive and reactive reputation risk decisions are escalated to a senior executive committee for review and evaluation, and reporting on reputation risk is comprehensive and integrated.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            85

Legal and regulatory environment risk

Legal and regulatory environment risk is the risk that new or modified laws and regulations, and the interpretation or application of those laws and regulations, will negatively impact the way in which we operate, both in Canada and abroad. The full impact of some of these changes on our business will not be known until final rules are implemented and market practices have developed in response. We continue to respond to these and other developments and are working to minimize any potential adverse business or economic impact. The following provides a high-level summary of some of the key regulatory changes that have potential to increase our costs, impact our profitability, and increase the complexity of our operations.

Global Trade Agreements

Global trade tensions remain elevated, with both positive and negative developments in recent months. The U.S., Mexico, and Canada successfully concluded trade talks at the beginning of October 2018. The proposed new agreement, the U.S.-Mexico-Canada Agreement, will keep the dispute resolution provision, prevent tariffs in the auto sector, and reduce uncertainty regarding future trading relations within North America; however, certain concessions (such as in the dairy industry) were made and tariffs on steel and aluminum remain in effect. At the same time, tensions between the U.S. and China escalated with additional tariffs being implemented and limited progress toward a negotiated solution. In its semi-annual forecast update, the International Monetary Fund noted that trade tensions were partly responsible for the downgrade of global growth projections for 2018 and 2019.

Consumer Protection

The Canadian federal government has focused attention on issues relating to consumer protection. For example, Canadian regulatory agencies undertook reviews of sales practices at Canadian banks. On March 20, 2018, the Financial Consumer Agency of Canada (FCAC) released a report on its review of sales practices. On September 13, 2018, we received a supervisory letter from FCAC which detailed the FCAC’s recommendations and observations arising out of the domestic retail sales practices review they conducted on the Bank. While no widespread misconduct was identified, several areas for improvement were noted. On October 29, 2018 the federal government tabled proposed legislative changes to the consumer protection provisions applicable to banks, including enhancements in areas like corporate governance, business conduct, disclosure and transparency, and new powers for the FCAC.

Privacy

Legislative developments in data privacy are being closely monitored following the enactment of GDPR. California was the first state to enact post-GDPR legislation (effective January 2020), articulating specific individual rights and requirements in connection with the sale of data. In Canada, mandatory breach reporting began on November 1, 2018, and the Privacy Commissioner of Canada (the Commissioner) has called for modernization of legislation given the pace of technological change, including the ability for the Commissioner to audit businesses and levy fines. As European privacy laws are further enhanced to align with the GDPR, legislative and regulatory developments are expected to accelerate around the world.

Canadian Housing Market and Consumer Debt

The Government of Canada and a number of provinces have introduced measures to respond to concerns relating to the level and sustainability of Canadian household debt. Risks in this area continue to be closely monitored with further regulatory responses possible depending on market conditions and any heightened concerns that may be raised.

Payments Issues

The federal government is engaged in several initiatives that could have an impact on the payments system in Canada. This includes the following: amendments to the Canadian Payments Act concerning governance of Payments Canada and access considerations; the development of a regulatory oversight framework for the retail payments system; and initiatives under consideration to modernize the payments system.

London Interbank Offered Rate (LIBOR)

LIBOR is the most widely referenced interest benchmark rate across the globe for derivatives, bonds, loans and other floating rate instruments; however, there is a regulator-led push to transition the market from LIBOR to alternative risk-free, or nearly risk-free, rates that are based on actual overnight transactions. The main accelerator for the change has been the U.K. Financial Conduct Authority’s (FCA) statement last year that after 2021, the FCA will no longer persuade or compel panel banks to make the submissions required to calculate LIBOR. As a result, U.K. and U.S. regulators have warned the industry they will need to be prepared for LIBOR to be discontinued at the end of 2021. Derivatives, floating rate notes and other financial contracts whose terms extend beyond 2021, and that refer to LIBOR as the reference rate, will be impacted.

Other Regulatory Initiatives Impacting Financial Services in Canada

Several initiatives are underway or contemplated. From the perspective of the federal government this includes: a consultation process on the merits of open banking in a Canadian context; a consultation on the digital/data-driven economy; proposed changes to the regulatory framework for the anti-money laundering regime in Canada; and consultations on the details of its deposit insurance review. From a provincial perspective, the Canadian Securities Administrators are engaged in a consultation process on registration and business conduct rules relating to OTC derivatives products, including bank activities in this area.

United States Regulatory Initiatives

Policymakers are considering reforms to various U.S. regulations, certain of which may, if implemented, result in reduced complexity of the U.S. regulatory framework and lower compliance costs. These include possible reforms to the Volcker Rule; the SEC’s proposed standards of conduct for brokers and advisors (i.e. Regulation Best Interest); the regulation of OTC derivatives; and key aspects of the capital, leverage, liquidity, and oversight framework in the U.S. (e.g., enhanced prudential standards applicable to foreign bank organizations; the Fed’s Comprehensive Capital Analysis and Review program; and total loss absorbing capacity rules). These initiatives may lead to financial regulatory reforms, the extent, timing, and impact of which are unknown at this time.

86             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

United States Tax Reform

In December 2017, the U.S. Tax Cuts and Jobs Act legislation (U.S. Tax Reform) was signed into law. Most provisions of the new law took effect at the beginning of calendar 2018 or for fiscal years starting in 2018. The tax law reduces individual and corporate rates and permits expensing of many capital expenditures. The law also eliminates deductions for Federal Deposit Insurance Corporation premiums and tightens deductibility rules for meals and entertainment, as well as certain legal settlement costs. In addition, a portion of executive salaries allocated to the U.S. would be non-deductible. Effective for fiscal years beginning after December 31, 2017, the law also established a Base Erosion Anti-Abuse Tax (BEAT) that may have an impact on cross-border related party payments. Regulations implementing and/or clarifying certain aspects of the legislation are being released on a rolling basis.

U.K. and European Regulatory Reform

The revised directive and regulation on Markets in Financial Instruments (MiFID II/MiFIR) became effective January 2018 with a significant technological and procedural impact for certain businesses operating in the EU. The reforms will introduce changes to pre- and post-trade transparency, market structure, trade and transaction reporting, algorithmic trading, and conduct of business.

The U.K. remains in negotiations with regards to its exit from the EU, scheduled to take place on March 29, 2019. There is political agreement on a transition period which will extend until December 31, 2020; however, legal certainty on transition will only be provided on ratification of the Withdrawal Agreement which is currently under discussion. Until the date of its exit or, if there is a transition period, until the period expires, the U.K. will continue to remain an EU Member State, subject to all EU legislation.

Other forthcoming regulatory initiatives include: the extension of the Senior Managers Regime to all U.K. regulated firms which is effective December 2019; transaction reporting of securities financing transactions which is expected to take effect in the first calendar quarter of 2019; and the implementation of new settlement disciplines, including mandatory buy-ins, for participants in European Central Securities Depositories which is effective September 2020.

For further details on regulatory capital and related requirements, refer to the Capital management section and the Capital, liquidity and other regulatory developments section.

Competitive risk

Competitive risk is the risk of an inability to build or maintain a sustainable competitive advantage in a given market or markets and includes the potential for loss of market share due to competitors offering superior products and services. Competitive risk can arise within or outside the financial sector, from traditional or non-traditional competitors, domestically or globally. The competition for clients among financial services companies in the markets in which we operate is intense. Client loyalty and retention can be influenced by a number of factors, including new technology used or services offered by our competitors, relative service levels and prices, product and service attributes, our reputation, actions taken by our competitors, and adherence with competition and anti-trust laws. Other companies, such as insurance companies and non-financial companies, are increasingly offering services traditionally provided by banks. This competition could also reduce net interest income and fee revenue and adversely affect our results.

We identify and assess competitive risks as part of our overall risk management process. Our products and services are regularly benchmarked against existing and potential competitors. In addition, we regularly conduct risk reviews of our products, services, mergers and acquisitions as well as ensure adherence to competition and anti-trust laws. Our annual strategy-setting process also plays an integral role in managing competitive risk.

Macroeconomic risk drivers

Systemic risk

Systemic risk is the risk that the financial system as a whole, or a major part of it – either in an individual country, a region, or globally – is put in real and immediate danger of collapse or serious damage with the likelihood of material damage to the economy, and that this will result in financial, reputation, legal or other risks for us.

Our earnings are significantly affected by the general business and economic conditions in the geographic regions in which we operate. These conditions include consumer saving and spending habits as well as consumer borrowing and repayment patterns, business investment, government spending, exchange rates, sovereign debt risks, the level of activity and volatility of the capital markets, strength of the economy and inflation. For example, an extended economic downturn may result in higher unemployment and lower family income, corporate earnings, business investment and consumer spending, and could adversely affect the demand for our loan and other products and result in higher provisions for credit losses. Given the importance of our Canadian operations, an economic downturn in Canada or in the U.S. would largely affect our personal and business lending activities in our Canadian banking businesses, including mortgages and credit cards, and could significantly impact our results of operations.

Our earnings are also sensitive to changes in interest rates, which have increased in Canada and the U.S. over the last year but remain historically low. A continuing low interest rate environment in Canada, the U.S. and globally would result in net interest income being unfavourably impacted by spread compression largely in Personal & Commercial Banking and Wealth Management. While a further increase in interest rates would benefit our businesses, a significant increase in interest rates could also adversely impact household balance sheets. This could result in credit deterioration which might negatively impact our financial results, particularly in some of our Personal & Commercial Banking and Wealth Management businesses.

Deterioration in global capital markets could result in volatility that would impact results in Capital Markets, while in Wealth Management weaker market conditions would lead to lower average fee-based client assets and transaction volumes. In addition, worsening financial and credit market conditions may adversely affect our ability to access capital markets on favourable terms and could negatively affect our liquidity, resulting in increased funding costs and lower transaction volumes in Capital Markets and Investor & Treasury Services.

Systemic risk is considered to be the least controllable risk facing us. Our ability to mitigate this risk when undertaking business activities is limited, other than through collaborative mechanisms between key industry participants, and, as appropriate, the public sector, to reduce the frequency and impact of these risks. The two most significant measures in mitigating the impact of systemic risk are diversification and stress testing.

Our diversified business model, portfolios, products, activities and funding sources help mitigate the potential impacts from systemic risk. We also mitigate systemic risk by establishing risk limits to ensure our portfolio is well-diversified, and concentration risk is reduced and remains within our risk appetite.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            87

Stress testing involves consideration of the simultaneous movements in a number of risk factors. It is used to ensure our business strategies and capital planning are robust by measuring the potential impacts of credit, market, liquidity, and operational risks on us, under adverse economic conditions. Our enterprise-wide stress testing program evaluates the potential effects of a set of specified changes in risk factors, corresponding to exceptional but plausible adverse economic and financial market events. These stress scenarios are evaluated across the organization, and results are integrated to develop an enterprise-wide view of the impacts on our financial results and capital requirements. For further details on our stress testing, refer to the Risk management – Enterprise risk management section.

Overview of other risks

In addition to the risks described in the Risk management section, there are other risk factors, described below, which may adversely affect our businesses and financial results. The following discussion is not exhaustive as other factors could also adversely affect our results.

Government fiscal, monetary and other policies

Our businesses and earnings are affected by monetary policies that are adopted by the BoC, the Fed in the U.S., the ECB in the EU and monetary authorities in other jurisdictions in which we operate; as well as the fiscal policies of the governments of Canada, the U.S., Europe and such other jurisdictions. Such policies can also adversely affect our clients and counterparties in Canada, the U.S. and internationally, which may increase the risk of default by such clients and counterparties.

Tax risk and transparency

Tax risk refers to the risk of loss related to unexpected tax liabilities. The tax laws and systems that are applicable to the bank are complex and wide-ranging. As a result, we ensure that any decisions or actions related to tax always reflect our assessment of the long-term costs and risks involved, including their impact on our relationship with clients, shareholders, and regulators, and our reputation.

Our approach to taxation is grounded in principles which are reflected in our Code of Conduct and is governed by our Taxation Policy and Risk Management Framework, and reflects the fundamentals of our risk pyramid. Oversight of our tax policy and the management of tax risk is the responsibility of Group Executive, the CFO and the Senior Vice President, Taxation. We discuss our tax position with the Audit Committee on a regular basis and discuss our tax strategy with the Audit and Risk Committees.

Our tax strategy is designed to ensure transparency and support our business strategy, and is aligned with our corporate vision and values. We seek to maximize shareholder value by ensuring that our businesses are structured in a tax-efficient manner while considering reputational risk by being in compliance with all laws and regulations. Our framework seeks to ensure that we:

•	Act with integrity and in a straightforward, open and honest manner in all tax matters;
•	Ensure tax strategy is aligned with our business strategy supporting only bona fide transactions with a business purpose and economic substance;
•	Ensure all intercompany transactions are conducted on arm’s length terms;
•	Ensure our full compliance and full disclosure to tax authorities of our statutory obligations; and
•	Endeavour to work with the tax authorities to build positive long-term relationships and where disputes occur, address them constructively.

With respect to assessing the needs of our clients, we consider a number of factors including the purposes of the transaction. We seek to ensure that we only support bona fide client transactions with a business purpose and economic substance. Should we become aware of client transactions that are aimed at evading their tax obligations, we will not proceed with the transactions.

We operate in 36 countries worldwide. Our activities in these countries are subject to both Canadian and international tax legislation and other regulations, and are fully disclosed to the relevant tax authorities. The Taxation group and GRM both regularly review the activities of all entities to ensure compliance with tax requirements and other regulations.

Given that we operate globally, complex tax legislation and accounting principles have resulted in differing legal interpretations between the respective tax authorities we deal with and ourselves, and we are at risk of tax authorities disagreeing with prior positions we have taken for tax purposes. When this occurs, we are committed to an open and transparent dialogue with the tax authorities to ensure a quick assessment and prompt resolution of the issues where possible. Failure to adequately manage tax risk and resolve issues with tax authorities in a satisfactory manner could adversely impact our results, potentially to a material extent in a particular period, and/or significantly impact our reputation.

Tax contribution

In 2018, total income and other tax expense, including income taxes in the Consolidated Statements of Comprehensive Income and Changes in Equity, to various levels of governments globally totalled $5.0 billion (2017 – $5.1 billion). In Canada, total income and other tax expense for the year ended October 31, 2018 to various levels of government totalled $3.8 billion (2017 – $3.9 billion).

For further details on income and other tax expense, refer to the Financial performance section.

88             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Environmental and social risk

Environmental and social (E&S) risk is the risk that an E&S issue associated with a client, transaction, product, supplier or activity will create a risk of loss of financial, operational, legal and/or reputational value to us. E&S issues include, but are not limited to, site contamination, waste management, land and resource use, biodiversity, water quality and availability, climate change, environmental regulation, human rights, Indigenous Peoples’ rights and consultation, and community engagement. GRM is responsible for developing and maintaining policies to identify, assess, monitor and report on E&S risk, and for their regular review and update. E&S risk policies seek to identify sectors, clients and business activities that may be exposed to E&S risk; apply enhanced due diligence and escalation procedures, as necessary; and establish requirements to manage, mitigate and monitor E&S risk. Business segments and corporate functions are responsible for incorporating E&S risk management requirements within their operations.

We recognize the importance of E&S risk management practices and processes and are committed to regular and transparent disclosure. As a signatory to the Equator Principles (EP), we report annually on projects assessed according to the EP framework. RBC GAM and BlueBay Asset Management LLP are signatories to the United Nations Principles for Responsible Investment (UN PRI) and report annually on their responsible investment activities to the UN PRI. RBC Europe Limited is a signatory to the Green Bond Principles and reports annually on its green bond underwriting activities. Our Corporate Citizenship team sets our corporate environmental strategy and reports annually on our performance in our Environmental, Social & Governance (ESG) Investor Report. We also publish an annual Modern Slavery Act Statement, which sets out the steps that we have taken to ensure that slavery and human trafficking are not taking place in our supply chains or our business. This year we considered the recommendations of the FSB’s Task Force on Climate-related Financial Disclosures (TCFD).

TCFD Disclosure

Governance

The Board and its Committees oversee senior management who is responsible for the execution of the management of E&S risks and opportunities. The Board provides oversight of our environmental strategy and our E&S risks, including our approach to managing these risks. GRM has a dedicated E&S risk team that develops approaches to identify, assess, monitor and report on climate-related risks, as appropriate. Performance goals on climate-related risks have been established at the management level.

Strategy

We recognize we have a role to play in accelerating the transition to a low carbon economy and to mitigate the risks associated with climate change. Global practices in the identification, assessment and management of climate-related risks and opportunities are constantly evolving and we maintain our focus on supporting our clients with our financial products, services and advice as the transition will necessitate access to capital markets, bank debt and other funding solutions.

Risk Management

Climate change may be a driver of other risk types including systemic, regulatory, competitive, strategic, reputation, credit, and market risk. Climate change was initially identified in 2017 as an emerging risk and as such it is reported on a regular basis to senior management and the Board.

We conduct portfolio, client and scenario analysis to assess our exposure to, and the impact of, climate-related risks. We may be exposed to climate risk through emerging regulatory and legal requirements, disruptions to our operations and services, and the products and services we provide to our clients. We define climate risk as risks related to the transition to a lower-carbon economy (transition risks) and risks related to the physical impacts of climate change (physical risks).

Potential Risk	Actions
Emerging regulatory and legal requirements

•   We monitor regulations that may be applicable to the bank, including those related to carbon pricing, climate-related disclosures, and sustainable finance.

•   For clients in sectors categorized as medium and high environmental risk, such as those in carbon-intensive sectors, we evaluate whether clients have assessed and quantified the regulatory impacts of climate change.

Disruptions to operations and client services

•   We identify properties that we lease or own, which contain business processes and supporting applications that require enhanced facility infrastructure to mitigate site disruptions, such as those caused by extreme weather events. We classify critical environment sites based on our business risk tolerance for site-specific downtime and, among other things, site location, power supply, exposure to flooding, geological stability, and other hazards.

•   We take steps to mitigate and adapt to climate change through our building design and our purchasing decisions.

•   As required, we assess the impact of climate-related events (e.g., floods, hurricanes) on our businesses and client operations.

Products and services we provide

•   We provide products, services, and advice to assist clients in responding to climate-related risks and opportunities (i.e., carbon trading services, green bond underwriting, clean technology advisory services, and socially responsible investing).

•   In fiscal 2018, we participated in a United Nations initiative to develop and publish methodologies for assessing the impact of transition and physical risks on our loan portfolio under different climate change scenarios. We piloted this methodology on some of our retail and wholesale lending portfolios, selected based on the potential materiality of the risk and our level of credit exposure to the portfolio. Based on our analysis the impact of climate change was not deemed financially material to those portfolios.

•   Our asset management businesses integrate ESG issues into their investment process when doing so may have a material impact on investment risk or return. In 2018, our Approach to Responsible Investment, which is applicable to our asset management business, was amended to include climate change related issues.

•   The insurance industry as a whole has exposure to longer term shifts in climate patterns such as rising temperatures and hurricanes, which may indirectly impact our Insurance business results.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            89

Metrics & Targets

We have commitments associated with financing, investments, risk management, carbon reduction in our operations, research, partnerships, and philanthropy. As a signatory to the Carbon Disclosure Project, we have publicly reported climate-related data since 2003, including multi-year data in accordance with the Green House Gas (GHG) Protocol. We also receive third-party limited assurance of our energy and emissions metrics.

Other factors

Other factors that may affect our results include changes in government trade policy, changes in accounting standards, including their effect on our accounting policies, estimates and judgments, currency and interest rate movements in Canada, the U.S., and other jurisdictions in which we operate, changes to our credit ratings, the timely and successful development of new products and services, technological changes, effective design, implementation and execution of processes and their associated controls, fraud by internal and external parties, the possible impact on our business from disease or illness that affects local, national or global economies, disruptions to public infrastructure, including transportation, communication, power and water, international conflicts and other political developments including those relating to the war on terrorism, and our success in anticipating and managing the associated risks.

We caution that the foregoing discussion of risk factors, many of which are beyond our control, is not exhaustive and other factors could also affect our results.

Capital management

We actively manage our capital to maintain strong capital ratios and high ratings while providing strong returns to our shareholders. In addition to the regulatory requirements, we consider the expectations of credit rating agencies, depositors and shareholders, as well as our business plans, stress tests, peer comparisons and our internal capital ratio targets. Our goal is to optimize our capital usage and structure, and provide support for our business segments and clients. We also aim to generate better returns for our shareholders, while protecting depositors and senior creditors.

Capital management framework

Our capital management framework establishes policies and processes for defining, measuring, raising and investing all forms of capital in a co-ordinated and consistent manner. It sets our overall approach to capital management, including guiding principles and roles and responsibilities relating to capital adequacy and transactions, dividends, solo capital and management of RWA and leverage ratio exposures. We manage and monitor capital from several perspectives, including regulatory capital, economic capital and solo capital.

Our capital planning process is dynamic and involves various teams including Finance, Corporate Treasury, GRM, Economics and our businesses, and covers internal capital ratio targets, potential capital transactions as well as projected dividend payouts and share repurchases. This process considers our business operating plans, enterprise-wide stress test and ICAAP, regulatory capital and accounting changes, internal capital requirements, rating agency metrics and solo capital.

Our capital plan is established on an annual basis and is aligned with the management actions included in the annual business operating plan, which includes forecast growth in assets and earnings taking into account our business strategies, the projected market and economic environment, and peer positioning. This includes incorporating potential capital transactions based on our projected internal capital generation, business forecasts, market conditions and other developments, such as accounting and regulatory changes that may impact capital requirements. All of the components in the capital plan are monitored throughout the year and are revised as deemed appropriate.

Our Enterprise-wide stress test and annual ICAAP provide key inputs for capital planning, including setting internal capital ratio targets. The stress scenarios are evaluated across the organization, and results are integrated to develop an enterprise-wide view of financial impacts and capital requirements, which in turn facilitate the planning of mitigating actions to absorb adverse events. ICAAP assesses capital adequacy and requirements covering all material risks, with a cushion for plausible contingencies. In accordance with OSFI guidelines, major components of our ICAAP process include comprehensive risk assessment, stress testing, capital assessment and planning (both economic and regulatory), Board and senior management oversight, monitoring and reporting and internal control review.

Our internal capital targets are established to maintain robust capital positions in excess of OSFI’s Basel III “all-in” regulatory targets. The stress test results of our Enterprise-wide stress testing and ICAAP are incorporated into the OSFI Capital Buffers, Domestic Systemically Important Bank (D-SIB)/Globally Systemically Important Bank (G-SIB) surcharge, and Domestic Stability Buffer (DSB), with a view to ensuring the bank has adequate capital to underpin risks and absorb losses under all plausible stress scenarios given our risk profile and appetite. In addition, we include a discretionary cushion on top of OSFI regulatory minimum to maintain capital strength for forthcoming regulatory and accounting changes, peer comparatives, rating agencies sensitivities and solo capital level.

The Board is responsible for the ultimate oversight of capital management, including the annual review and approval of the capital plan. ALCO and GE share responsibility for capital management and receive regular reports detailing our compliance with approved limits and guidelines. The Risk Committee annually approves the Capital Management Framework. The Audit and Risk Committees jointly approve the ICAAP process. The Audit Committee is also responsible for the ongoing review of internal controls over capital management.

90             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Basel III

Our consolidated regulatory capital requirements are determined by guidelines issued by OSFI, which are based on the minimum Basel III capital ratios adopted by the BCBS.

The BCBS set the Basel III transitional requirements for CET1 capital, Tier 1 capital and Total capital ratios at 6.375%, 7.875% and 9.875%, respectively for 2018, which will be required to be fully phased-in (“all-in”) to 7.0%, 8.5% and 10.5%, respectively, and effective for us for the first quarter of 2019 (including minimums plus capital conservation buffer of 2.5%). However, other than providing phase-out rules for non-qualifying capital instruments, OSFI required Canadian banks to meet the BCBS Basel III “all-in” targets for CET1, Tier 1 capital and Total capital ratios in 2013. Effective the first quarter of 2016, we were required to include an additional 1% risk-weighted capital surcharge to each tier of capital for the above all-in requirements given our designation as a D-SIB by OSFI in 2013 (similar to five other Canadian banks designated as D-SIBs).

In 2014, OSFI also advised Canadian banks that it would begin phasing in the Credit Valuation Adjustment (CVA) risk capital charge required under the Basel III framework. In accordance with OSFI’s guidance, there are two possible options to phase-in the CVA capital charge. Under the option selected by RBC, the 2018 CVA capital charge for CET1, Tier 1 capital and Total capital was 80%, 83% and 86%, respectively. In 2019, the CVA capital charge will be 100% for each tier of capital.

Under Basel III, banks select from two main approaches, the Standardized Approach or the IRB Approach, to calculate their minimum regulatory capital required to support credit, market and operational risks. We adopted the Basel III IRB approach to calculate credit risk capital for consolidated regulatory reporting purposes. While the majority of our credit risk exposures are reported under the Basel III IRB Approach for regulatory capital purposes, certain portfolios continue to use the Basel III Standardized Approach for credit risk (for example, our Caribbean banking operations and City National). For consolidated regulatory reporting of market risk capital, we use both Internal Models-based and Standardized Approaches. For consolidated regulatory reporting of operational risk, we use the higher of the Standardized Approach and the Advanced Measurement Approach. We determine our regulatory leverage ratio based on OSFI’s Leverage Requirements (LR) Guideline, which reflects the BCBS Basel III leverage ratio requirements. We are required to maintain a minimum leverage ratio that meets or exceeds 3%.

All federally regulated banks with a Basel III leverage ratio total exposure exceeding €200 billion at their financial year-end are required, at a minimum, to publicly disclose in the first quarter following their year-end, the twelve indicators used in the G-SIB assessment methodology, with the goal of enhancing the transparency of the relative scale of banks’ potential global systemic importance and data quality. The FSB publishes an updated list of G-SIBs annually. On November 21, 2017, we were designated as a G-SIB by the FSB. This designation requires us to maintain a higher loss absorbency requirement (common equity as a percentage of RWA) of 1%. OSFI mandates the higher of the D-SIB or G-SIB requirement to be applied. As the D-SIB requirement is equivalent to the G-SIB requirement of 1% of RWA, the G-SIB designation had no further impact to the loss absorbency requirements on our CET1 ratio. On November 16, 2018, we remained designated a G-SIB on FSB’s annual updated G-SIB list.

Effective February 1, 2018, OSFI prescribed revisions to the current Basel I regulatory capital floor requiring a transition to a new regulatory capital floor of 75% of RWA based on the Basel II Standardized Approaches. This new regulatory floor was transitioned over three quarters reflecting a regulatory capital floor requirement of 70%, 72.5%, and 75% in Q2 2018, Q3 2018, and Q4 2018, respectively.

On June 20, 2018, OSFI announced that all D-SIBs will be required to publicly disclose their Pillar 2 DSB as part of their quarterly disclosures, similar to other current capital-related disclosure requirements. The level of the buffer will range between 0% and 2.5% of the entity’s total RWA and is currently set at 1.5% of total RWA for the six systemically important banks in Canada. The DSB requirements must be met at the CET1 capital level. OSFI will undertake a review of the DSB on a semi-annual basis, in June and December, and will publicly announce any changes at that time.

In accordance with the BCBS’ Revised Pillar 3 Disclosure Requirements, which were adopted by OSFI in 2017 and effective in the fourth quarter of 2018, we have published our first standalone Pillar 3 Report for the year ended October 31, 2018. These requirements replace existing disclosures as applicable in certain areas in the Risk management section. The new requirements require comprehensive disclosure of our risks and regulatory capital, including our methodologies used in calculating capital requirements. In addition to the quantitative and qualitative disclosures in our Pillar 3 Report, we have also reflected certain disclosures, as permitted, in this 2018 Annual Report.

For further details on regulatory developments, refer to the Capital, liquidity and other regulatory developments section.

The following table provides a summary of OSFI’s current regulatory target ratios under Basel III and Pillar 2 requirements. We are in compliance with all capital and leverage requirements imposed by OSFI:

Basel III – OSFI regulatory target	Table 66

Basel III Capital ratios and leverage	OSFI regulatory target requirements for large banks under Basel III					RBC capital and leverage ratios as at October 31, 2018	Domestic Stability Buffer (3)	Minimum including Capital Buffers, D-SIB/G-SIB surcharge and Domestic Stability Buffer
	Minimum	Capital Buffers (1)	Minimum including Capital Buffers	D-SIB/G-SIB Surcharge (2)	Minimum including Capital Buffers and D-SIB/G-SIB surcharge (2)
Common Equity Tier 1	> 4.5%	2.5%	> 7.0%	1.0%	> 8.0%	11.5%	1.5%	> 9.5%
Tier 1 capital	> 6.0%	2.5%	> 8.5%	1.0%	> 9.5%	12.8%	1.5%	> 11.0%
Total capital	> 8.0%	2.5%	> 10.5%	1.0%	> 11.5%	14.6%	1.5%	> 13.0%
Leverage ratio	> 3.0%	n.a.	> 3.0%	n.a.	> 3.0%	4.4%	n.a.	> 3.0%

(1)	The capital buffers include the capital conservation buffer and the countercyclical capital buffer as prescribed by OSFI.
(2)	Effective January 1, 2018, a capital surcharge, equal to the higher of our D-SIB surcharge and the BCBS’s G-SIB surcharge, is applicable to risk-weighted capital.
(3)	Effective June 20, 2018, OSFI required the public disclosure of their Pillar 2 DSB.
n.a.	not applicable.

Regulatory capital, RWA and capital ratios

Under Basel III, regulatory capital consists of CET1, Additional Tier 1 and Tier 2 capital.

CET1 capital comprises the highest quality of capital. Regulatory adjustments under Basel III include full deductions of certain items and additional capital components that are subject to threshold deductions.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            91

Tier 1 capital comprises predominantly CET1 and Additional Tier 1 items including non-cumulative preferred shares that meet certain criteria. Tier 2 capital includes subordinated debentures that meet certain criteria, certain loan loss allowances and non-controlling interests in subsidiaries Tier 2 instruments. Total capital is defined as the sum of Tier 1 and Tier 2 capital. Preferred shares and subordinated debentures issued after January 1, 2013 require Non-viability contingent capital requirement (NVCC) features to be included into regulatory capital. NVCC requirements ensure that non-common regulatory capital instruments bear losses before banks seek government funding.

Regulatory capital ratios are calculated by dividing CET1, Tier 1 and Total capital by their respective RWA.

The following chart provides a summary of the major components of CET1, Additional Tier 1 and Tier 2 capital.

(1)	First level: The amount by which each of the items exceeds a 10% threshold of CET1 capital (after all deductions but before threshold deductions) will be deducted from CET1 capital. Second level: The aggregate amount of the three items not deducted from the first level above and in excess of 15% of CET1 capital after regulatory adjustments will be deducted from capital, and the remaining balance not deducted will be risk-weighted at 250%.
(2)	Non-significant investments are subject to certain Capital Adequacy Requirements (CAR) criteria that drive the amount eligible for deduction.

The following tables provide details on our regulatory capital, RWA, and capital and leverage ratios. Our capital position remains strong and our capital and leverage ratios remain well above OSFI regulatory targets:

Regulatory capital, risk-weighted assets (RWA) and capital and leverage ratios	Table 67

	As at
(Millions of Canadian dollars, except percentage amounts and as otherwise noted)	October 31 2018	October 31 2017
Capital (1)
CET1 capital	$57,001	$51,572
Tier 1 capital	63,279	58,361
Total capital	72,494	67,556
Risk-weighted Assets (RWA) used in calculation of capital ratios (1), (2)
CET1 capital RWA	$495,528	$474,478
Tier 1 capital RWA	495,993	474,478
Total capital RWA	496,459	474,478

Total capital RWA consisting of: (1)
Credit risk	$401,534	$376,519
Market risk	32,209	27,618
Operational risk	62,716	59,203
Regulatory floor adjustment (3)	–	11,138
Total capital RWA	$496,459	$474,478
Capital ratios and Leverage ratio (1)
CET1 ratio	11.5%	10.9%
Tier 1 capital ratio	12.8%	12.3%
Total capital ratio	14.6%	14.2%
Leverage ratio	4.4%	4.4%
Leverage ratio exposure (billions)	$1,450.8	$1,315.5

(1)	Capital, RWA, and capital ratios are calculated using OSFI’s Capital Adequacy Requirements (CAR) based on the Basel III framework (“all-in” basis). The Leverage ratio is calculated using OSFI Leverage Requirements Guideline based on the Basel III framework.
(2)	In fiscal 2018, the CVA scalars are 80%, 83% and 86%, respectively. In 2017, the scalars were 72%, 77% and 81%, respectively.
(3)	Before any capital floor requirement as applicable, there are three different levels of RWAs for the calculation of the CET1, Tier 1, and Total capital ratios arising from the option we have chosen for the phase-in of the CVA capital charge. Since the introduction of Basel II in 2008, OSFI has prescribed a capital floor requirement for institutions that use the advanced internal ratings-based (AIRB) approach for credit risk. The capital floor was determined by comparing a capital requirement under Basel I and Basel III, as specified by OSFI. If the capital requirement under the Basel III standards was less than 90% of the capital requirements as calculated under the Basel I standards, the difference was added to the RWAs. Effective February 1, 2018, OSFI prescribed the transition from the current Basel I regulatory capital floor to a new regulatory capital floor of 75% of RWA based on the Basel II Standardized Approaches.

92             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Regulatory Capital	Table 68

	All-in basis
(Millions of Canadian dollars)	2018	2017
CET1 capital: instruments and reserves and regulatory adjustments
Directly issued qualifying common share capital (and equivalent for non-joint stock companies) plus related stock surplus	$17,922	$18,019
Retained earnings	50,807	45,043
Accumulated other comprehensive income (and other reserves)	4,823	4,354
Directly issued capital subject to phase out from CET1 (only applicable to non-joint stock companies)	–	–
Common share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	13	13
Regulatory adjustments applied to CET1 under Basel III	(16,564)	(15,857)
Common Equity Tier 1 capital (CET1)	$57,001	$51,572
Additional Tier 1 capital: instruments and regulatory adjustments
Directly issued qualifying Additional Tier 1 instruments plus related stock surplus	$3,825	$3,825
Directly issued capital instruments to phase out from Additional Tier 1	2,450	2,961
Additional Tier 1 instruments issued by subsidiaries and held by third parties (amount allowed in group AT1)	3	3
Regulatory adjustments applied to Additional Tier 1 under Basel III	–	–
Additional Tier 1 capital (AT1)	$6,278	$6,789
Tier 1 capital (T1 = CET1 + AT1)	$63,279	$58,361
Tier 2 capital: instruments and provisions and regulatory adjustments
Directly issued qualifying Tier 2 instruments plus related stock surplus	$6,230	$6,346
Directly issued capital instruments subject to phase out from Tier 2	2,509	2,550
Tier 2 instruments issued by subsidiaries and held by third parties (amount allowed in group Tier 2)	14	12
Collective allowance	462	287
Regulatory adjustments applied to Tier 2 under Basel III	–	–
Tier 2 capital (T2)	$9,215	$9,195

Total capital (T1 + T2)	$72,494	$67,556

2018 vs. 2017

(1) Represents rounded figures.
(2) Internal capital generation of $6.9 billion which represents Net income available to shareholders, less common and preferred shares dividends.

Our CET1 ratio was 11.5%, up 60 bps from last year. The increase mainly reflects internal capital generation, the reversal of the Basel I regulatory floor adjustment, and risk parameters changes. These factors were partially offset by higher RWA due to business growth, and share repurchases. Our risk parameters and methodology updates are validated on a regular basis.

Our Tier 1 capital ratio of 12.8% was up 50 bps, mainly due to the factors noted above under the CET1 ratio and the redemption of RBC Trust Capital Securities.

Our Total capital ratio of 14.6% was up 40 bps, mainly due to the factors noted above under the Tier 1 ratio.

Our Leverage ratio of 4.4% was flat, as internal capital generation was offset by higher business growth leverage exposures, primarily in repo-style transactions, loans, and off-balance sheet exposures, share repurchases, and the redemption of RBC Trust Capital Securities.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            93

Basel III RWA

OSFI requires banks to meet minimum risk-based capital requirements for exposures to credit risk, operational risk, and, where they have significant trading activity, market risk. RWA is calculated for each of these risk types and added together to determine total RWA. In addition, a capital floor requirement must be maintained as prescribed by OSFI’s CAR guidelines. Effective February 1, 2018, the capital floor required is 75% of RWA as calculated by Basel II standards. Prior to February 1, 2018, the capital floor required was 90% of RWA as calculated by Basel I standards. If the capital requirement is less than the required threshold, a floor adjustment to RWA must be applied as prescribed by OSFI CAR guidelines.

Total capital risk-weighted assets	Table 69

	2018						2017
		Average of risk- weights (2)	Risk-weighted assets
As at October 31 (Millions of Canadian dollars, except percentage amounts)	Exposure (1)		Standardized approach	Advanced approach	Other	Total	Total
Credit risk
Lending-related and other
Residential mortgages	$259,528	8%	$7,116	$14,803	$–	$21,919	$18,197
Other retail	255,747	22%	6,908	48,761	–	55,669	53,749
Business	355,587	58%	45,630	160,105	–	205,735	187,163
Sovereign	145,036	8%	2,181	9,256	–	11,437	11,735
Bank	140,682	7%	1,622	8,617	–	10,239	11,267
Total lending-related and other	$1,156,580	26%	$63,457	$241,542	$–	$304,999	$282,111
Trading-related
Repo-style transactions	$658,100	1%	$106	$7,976	$34	$8,116	$8,520
Derivatives – including CVA – CET1 phase-in adjustment	97,496	32%	661	17,522	12,990	31,173	28,388
Total trading-related	$755,596	5%	$767	$25,498	$13,024	$39,289	$36,908
Total lending-related and other and trading-related	$1,912,176	18%	$64,224	$267,040	$13,024	$344,288	$319,019
Bank book equities	3,245	128%	–	4,161	–	4,161	3,485
Securitization exposures	63,338	16%	3,850	6,134	–	9,984	8,462
Regulatory scaling factor	n.a.	n.a.	n.a.	16,608	–	16,608	15,306
Other assets	19,169	133%	n.a.	n.a.	25,562	25,562	28,836
Total credit risk	$1,997,928	20%	$68,074	$293,943	$38,586	$400,603	$375,108
Market risk
Interest rate			$4,547	$4,950	$–	$9,497	$6,910
Equity			1,501	2,364	–	3,865	2,832
Foreign exchange			862	100	–	962	735
Commodities			159	31	–	190	245
Specific risk			5,907	2,098	–	8,005	7,193
Incremental risk charge			–	9,690	–	9,690	9,703
Total market risk			$12,976	$19,233	$–	$32,209	$27,618
Operational risk			$5,194	$57,522	n.a.	$62,716	$59,203
Regulatory floor adjustment (3)					–	–	12,549
CET1 capital risk-weighted assets (4)	$1,997,928		$86,244	$370,698	$38,586	$495,528	$474,478
Additional CVA adjustment, prescribed by OSFI, for Tier 1 capital					465	465	784
Regulatory floor adjustment (3)					–	–	(784)
Tier 1 capital risk-weighted assets (4)	$1,997,928		$86,244	$370,698	$39,051	$495,993	$474,478
Additional CVA adjustment, prescribed by OSFI, for Total capital					466	466	627
Regulatory floor adjustment (3)					–	–	(627)
Total capital risk-weighted assets (4)	$1,997,928		$86,244	$370,698	$39,517	$496,459	$474,478

(1)	Total exposure represents exposure at default which is the expected gross exposure upon the default of an obligor. This amount is before any allowance against impaired loans or partial write-offs and does not reflect the impact of credit risk mitigation and collateral held.
(2)	Represents the average of counterparty risk weights within a particular category.
(3)	Before any capital floor requirement as applicable, there are three different levels of RWAs for the calculation of the CET1, Tier 1, and Total capital ratios arising from the option we have chosen for the phase-in of the CVA capital charge. Since the introduction of Basel II in 2008, OSFI has prescribed a capital floor requirement for institutions that use the advanced internal ratings-based (AIRB) approach for credit risk. The capital floor is determined by comparing a capital requirement under Basel I and Basel III, as specified by OSFI. Effective February 1, 2018, if the capital requirement under the Basel III standards is less than 75% of the capital requirements as calculated under the Basel II Standardized Approaches, the difference is added to the RWAs. Prior to February 1, 2018, the threshold was 90% of the capital requirements as calculated under the Basel I standards.
(4)	In fiscal 2018, the CVA scalars are 80%, 83% and 86%, respectively. In 2017, the scalars were 72%, 77% and 81%, respectively.
n.a.	not applicable.

2018 vs. 2017

During the year, CET1 RWA was up $21 billion, primarily reflecting business growth in wholesale loans and underwriting activities, trading portfolios, and residential mortgages, partially offset by the reversal of Basel I regulatory floor adjustment and risk parameters changes.

94             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Selected capital management activity

The following table provides our selected capital management activity:

Selected capital management activity	Table 70

	October 31, 2018
(Millions of Canadian dollars, except number of shares)	Issuance or redemption date	Number of shares (000s)	Amount
Tier 1 capital
Common shares activity
Issued in connection with share-based compensation plans (1)		1,466	$92
Purchased for cancellation		(15,335)	(187)
Redemption of preferred shares, Series C-1	November 13, 2017	(82)	(107)
Redemption of RBC Trust Capital Securities, Series 2008-1 (2)	June 30, 2018		(500)

(1)	Amounts include cash received for stock options exercised during the period and includes fair value adjustments to stock options.
(2)	For further details, refer to Note 19 of our 2018 Annual Consolidated Financial Statements.

On February 23, 2018, we announced a normal course issuer bid (NCIB) to purchase up to 30 million of our common shares. The NCIB commenced on February 27, 2018 and will continue until February 26, 2019 or such earlier date as we complete the repurchase of all shares permitted under the bid. In 2017, we announced a NCIB for the purchase of up to 30 million of our common shares, which commenced on March 14, 2017 and was completed on January 31, 2018. We determine the amount and timing of the purchases under the NCIB, subject to prior consultation with OSFI. Purchases may be made through the TSX, the NYSE and other designated exchanges and alternative Canadian trading systems.

In 2018, the total number of common shares repurchased and cancelled under our NCIB programs was approximately 15.3 million, including 9.3 million common shares repurchased pursuant to specific share repurchase programs. The total cost of the shares repurchased was $1,522 million. The total number of common shares repurchased and cancelled under the current NCIB program, which commenced on February 27, 2018, was approximately 6.0 million. The total cost of these repurchased shares was $599 million. The price paid for repurchased shares was the prevailing market price at the time of acquisition, with the exception of purchases made under specific share repurchase programs, which were at a discount to the prevailing market price at the time of the purchases.

We issued innovative capital instruments, RBC Trust Capital Securities, through our structured entity RBC Capital Trust (Trust). On June 30, 2018, the Trust redeemed all 500,000 units of its issued and outstanding RBC Trust Capital Securities – Series 2008-1 at a redemption price of $1,000 per unit.

On November 2, 2018, we issued 14 million Non-Cumulative 5-Year Rate Reset Preferred Shares Series BO at a price of $25 per share.

On November 24, 2018, we redeemed all 10 million Non-Cumulative First Preferred Shares Series AD at a price of $25 per share.

During the year, we also announced our intention to redeem all 2.4 million Non-Cumulative Floating Rate First Preferred Shares Series AK, all 13.6 million Non-Cumulative 5-Year Rate Reset First Preferred Shares Series AJ, and all 12 million Non-Cumulative 5-Year Rate Reset First Preferred Shares Series AL, on February 24, 2019. The shares will be redeemed at a price of $25 per share.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            95

Dividends

Our common share dividend policy reflects our earnings outlook, payout ratio objective and the need to maintain adequate levels of capital to support business plans. In 2018, our dividend payout ratio was 45%, which met our dividend payout ratio target of 40% to 50%. Common share dividends paid during the year were $5.4 billion.

Selected share data (1)	Table 71

	2018				2017
(Millions of Canadian dollars, except number of shares and as otherwise noted)	Number of shares (000s)	Amount	Dividends declared per share		Number of shares (000s)	Amount	Dividends declared per share
Common shares issued	1,439,029	$17,635		$3.77	1,452,898	$17,730		$3.48
Treasury shares – common shares	(235)	(18)			(363)	(27)
Common shares outstanding	1,438,794	$17,617			1,452,535	$17,703
Stock options and awards
Outstanding	8,504				9,315
Exercisable	3,726				4,337
Available for grant	9,262				9,933
First preferred shares issued
Non-cumulative Series W (2)	12,000	$300		1.23	12,000	$300		1.23
Non-cumulative Series AA	12,000	300		1.11	12,000	300		1.11
Non-cumulative Series AB (3)	–	–		–	–	–		0.99
Non-cumulative Series AC	8,000	200		1.15	8,000	200		1.15
Non-cumulative Series AD	10,000	250		1.13	10,000	250		1.13
Non-cumulative Series AE	10,000	250		1.13	10,000	250		1.13
Non-cumulative Series AF	8,000	200		1.11	8,000	200		1.11
Non-cumulative Series AG	10,000	250		1.13	10,000	250		1.13
Non-cumulative Series AJ (4)	13,579	339		0.88	13,579	339		0.88
Non-cumulative Series AK (4)	2,421	61		0.78	2,421	61		0.62
Non-cumulative Series AL (4)	12,000	300		1.07	12,000	300		1.07
Non-cumulative Series AZ (4), (5)	20,000	500		1.00	20,000	500		1.00
Non-cumulative Series BB (4), (5)	20,000	500		0.98	20,000	500		0.98
Non-cumulative Series BD (4), (5)	24,000	600		0.90	24,000	600		0.90
Non-cumulative Series BF (4), (5)	12,000	300		0.90	12,000	300		0.90
Non-cumulative Series BH (5)	6,000	150		1.23	6,000	150		1.23
Non-cumulative Series BI (5)	6,000	150		1.23	6,000	150		1.23
Non-cumulative Series BJ (5)	6,000	150		1.31	6,000	150		1.31
Non-cumulative Series BK (4), (5)	29,000	725		1.38	29,000	725		1.38
Non-cumulative Series BM (4), (5)	30,000	750		1.38	30,000	750		1.38
Non-cumulative Series C-1 (6), (7)	–	–	US$	–	82	107	US$	55.00
Non-cumulative Series C-2 (7)	20	31	US$	67.50	20	31	US$	67.50
Preferred shares issued	251,020	$6,306			251,102	$6,413
Treasury shares – preferred shares (8)	114	3			6	–
Preferred shares outstanding	251,134	$6,309			251,108	$6,413
Dividends
Common		$5,442				$5,096
Preferred		285				300

(1)	For further details about our capital management activity, refer to Note 20 of our 2018 Annual Consolidated Financial Statements.
(2)	Effective February 24, 2010, we have the right to convert these items into common shares at our option, subject to certain restrictions.
(3)	On September 27, 2017, we redeemed all 12 million issued and outstanding Non-cumulative First Preferred Shares, Series AB, for cash at a redemption price of $25 per share.
(4)	Dividend rate will reset every five years.
(5)	Non-viable contingent capital (NVCC) instruments.
(6)	On November 13, 2017, we redeemed all 82,050 issued and outstanding Non-Cumulative Perpetual First Preferred Shares, Series C-1, for cash at a redemption price of US$1,000 per share (equivalent to US$25 per related depositary share).
(7)	Represents 3,282,000 and 815,400 depositary shares relating to preferred shares Series C-1 and Series C-2, respectively. Each depositary share represents one-fortieth interest in a share of Series C-1 and Series C-2, respectively.
(8)	Positive amounts represent a short position in treasury shares.

As at November 23, 2018, the number of outstanding common shares was 1,439,643,158, including a short position in treasury shares of 595,209, and the number of outstanding stock options and awards was 8,488,618.

NVCC provisions require the conversion of the capital instrument into a variable number of common shares in the event that OSFI deems a bank to be non-viable or a federal or provincial government in Canada publicly announces that a bank has accepted or agreed to accept a capital injection. If a NVCC trigger event were to occur, our NVCC capital instruments, which are the preferred shares Series AZ, preferred shares Series BB, preferred shares Series BD, preferred shares Series BF, preferred shares Series BH, preferred shares Series BI, preferred shares Series BJ, preferred shares Series BK, preferred shares Series BM, subordinated debentures due on July 17, 2024, subordinated debentures due on September 29, 2026, subordinated debentures due on June 4, 2025, subordinated debentures due on January 20, 2026 and subordinated debentures due on January 27, 2026, would be converted into RBC common shares pursuant to an automatic conversion formula with a conversion price based on the greater of: (i) a contractual floor price of $5.00, and (ii) the current market price of our common shares at the time of the trigger event (10-day weighted average). Based on a floor price of $5.00 and including an estimate for accrued dividends and interest, these NVCC capital instruments would convert into a maximum of 2,751 million RBC common shares, in aggregate, which would represent a dilution impact of 65.66% based on the number of RBC common shares outstanding as at October 31, 2018.

96             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Attributed capital

Our methodology for allocating capital to our business segments is based on the higher of fully diversified economic capital and the Basel III regulatory capital requirements. Risk-based capital attribution provides a uniform base for performance measurement among business segments, which compares to our overall corporate return objective and facilitates management decisions in resource allocation in conjunction with other factors.

Attributed capital is calculated and attributed on a wider array of risks compared to Basel III regulatory capital requirements, which are calibrated predominantly to target credit, market (trading) and operational risk measures. Economic capital is our internal quantification of risks associated with business activities which is the capital required to remain solvent under extreme market conditions, reflecting our objective to maintain strong credit ratings. Economic capital is calculated based on credit, market (trading and non-trading), operational, business and fixed asset, and insurance risks, along with capital attribution for goodwill and other intangibles. The common risks between the two frameworks are aligned to reflect increased regulatory requirements.

•	Business risk is the risk of loss or harm due to variances in volumes, prices and costs caused by competitive forces, regulatory changes, reputation and strategic risks.
•	Fixed asset risk is defined as the risk that the value of fixed assets will be less than their book value at a future date.

For further discussion on Credit, Market, Operational and Insurance risks, refer to the Risk management section.

Attributed capital is also used to assess the adequacy of our capital base. Our policy is to maintain a level of available capital, defined as common equity and other capital instruments with equity-like loss absorption features such as preferred shares that exceed Economic capital with a comfortable cushion.

The calculation and attribution of capital involves a number of assumptions and judgments by management which are monitored to ensure that the economic capital framework remains comprehensive and consistent. The models are benchmarked to leading industry practices via participation in surveys, reviews of methodologies and ongoing interaction with external risk management industry professionals.

The following outlines our attributed capital:

Attributed capital	Table 72

(Millions of Canadian dollars)	2018	2017
Credit risk	$22,200	$21,450
Market risk (trading and non-trading)	3,800	3,250
Operational risk	5,600	5,200
Business and fixed asset risk	3,400	3,200
Insurance risk	700	650
Goodwill and other intangibles	15,550	15,550
Regulatory capital allocation	12,450	10,950
Attributed capital	$63,700	$60,250
Unattributed capital	5,200	5,050
Average common equity	$68,900	$65,300

2018 vs. 2017

Attributed capital increased $3 billion, mainly due to organic business growth.

We remain well capitalized with current levels of available capital exceeding the attributed capital required to underpin all of our material risks.

Attributed capital in the context of our business activities

In carrying out our business activities, we are exposed to a range of risks. The following chart provides a high level view of risks within our business segments, which includes credit, market and operational risks. We have used attributed capital to illustrate the relative size of the risks in each of our businesses. The attributed capital distribution reflects the diversified nature of our business activities. RWA represents our exposure to credit, market and operational risk for regulatory capital requirements.

Within Personal & Commercial Banking, credit risk is the most significant risk, largely related to our personal financial services and business financial services. The primary risks within Wealth Management, which provides services to institutional and individual clients, are operational risk and credit risk. Risks within our Insurance operations are primarily related to insurance risk in our life and health businesses followed by market risk and operational risk. The largest risk within Investor & Treasury Services is market risk, followed by credit risk and operational risk. The most significant risk within Capital Markets is credit risk, followed by market risk.

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For additional information on the risks highlighted below, refer to the Risk management section.

(1)	Attributed capital: An estimate of the amount of equity capital required to underpin risks. It is calculated by estimating the average level of capital that is necessary to support our various businesses, given their risks, consistent with our desired solvency standard and credit ratings.
(2)	Market risk attributed capital: An estimate of the amount of equity capital required to underpin trading market risk and interest rate risk.
(3)	Other – RBC: Includes (a) an estimate of the amount of equity capital required to underpin risks associated with business, fixed assets and insurance risks; (b) a regulatory capital adjustment since attributed capital is determined at the higher of regulatory or economic capital; and (c) unattributed capital reported representing common equity in excess of common equity attributed to our business segments which is reported in the Corporate Support segment only.
(4)	RWA amount represents period-end spot balances and RWA for CET1.
(5)	Other – Business segments: Includes (a) an estimate of the amount of equity capital required to underpin risks associated with business, fixed assets and insurance risks; and (b) a regulatory capital adjustment since attributed capital is determined at the business segment level as the greater of regulatory or economic capital.
(6)	Insurance RWA amount above represents our investments in the insurance subsidiaries capitalized at the regulatory prescribed rate as required under Basel CAR filing.

Subsidiary capital

Our capital management framework includes the management of subsidiaries’ capital. We invest capital across the enterprise to meet local regulators’ capital adequacy requirements and maximize returns to our shareholders. We set guidelines for defining capital investments in our subsidiaries and manage the relationship between capital invested in subsidiaries and our consolidated capital base to ensure that we can access capital recognized in our consolidated regulatory capital measurements.

Each of our subsidiaries has responsibility for maintaining compliance with local regulatory capital adequacy requirements, which may include restrictions on the transfer of assets in the form of cash, dividends, loans or advances. Concurrently, Corporate Treasury provides centralized oversight of capital adequacy across all subsidiary entities.

Other considerations affecting capital

Capital treatment for equity investments in other entities is determined by a combination of accounting and regulatory guidelines based on the size or nature of the investment. Three broad approaches apply as follows:

•	Consolidation: entities which we control are consolidated on our Consolidated Balance Sheets.
•

Deduction: certain holdings are deducted from our regulatory capital. These include all unconsolidated “substantial investments,” as defined by the Bank Act (Canada) in the capital of financial institutions, as well as all investments in insurance subsidiaries.

•	Risk weighting: equity investments that are not deducted from capital are risk-weighted at a prescribed rate for determination of capital charges.

Regulatory capital approach for securitization exposures

For our securitization exposures, we use an internal assessment approach (IAA) for exposures related to our ABCP business, and for other securitization exposures we use a combination of approaches including a ratings-based approach and the standardized approach.

While our IAA rating methodologies are based in large part on criteria that are published by External Credit Assessment Institutions (ECAIs) such as S&P and therefore are similar to the methodologies used by these institutions, they are not identical. Our ratings process includes a comparison of the available credit enhancement in a securitization structure to a stressed level of projected losses. The stress level used is determined by the desired risk profile of the transaction. As a result, we stress the cash flows of a given transaction at a higher level in order to achieve a higher rating. Conversely, transactions that only pass lower stress levels achieve lower ratings.

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Most of the other securitization exposures (non-ABCP) carry external ratings and we use the lower of our own rating or the lowest external rating for determining the proper capital allocation for these positions. We periodically compare our own ratings to ECAIs ratings to ensure that the ratings provided by ECAIs are reasonable.

GRM is responsible for providing risk assessments for capital purposes in respect of all our banking book exposures. GRM is independent of the business originating the securitization exposures and performs its own analysis, sometimes in conjunction with but always independent of the applicable business. GRM has developed asset class specific criteria guidelines which provide the rating methodologies for each asset class. The guidelines are reviewed periodically and are subject to the ratings replication process mandated by Pillar I of the Basel rules.

Capital, liquidity and other regulatory developments

Capital

Capital treatment proposed or issued in connection with accounting changes

On March 29, 2017, the BCBS issued a standard which detailed the interim regulatory treatment of accounting provisions under the Basel III regulatory capital framework. The standard addressed the treatment of the impact of new expected credit loss accounting requirements under IFRS 9 for regulatory capital purposes. The standard retained the current Basel lII regulatory treatment of accounting provisions under both the standardized and the internal ratings-based approaches until a longer-term solution is developed. It also set out transitional arrangements which allowed for a phase-in of the impact of the new expected credit loss accounting standard on regulatory capital for up to five years, should individual jurisdictions choose to provide capital relief.

On November 29, 2017, OSFI released the finalized Capital Adequacy Requirements (CAR) Guidelines required to be implemented in the first quarter of 2018. The updated 2018 CAR Guidelines retained the current regulatory treatment of accounting provisions consistent with the BCBS standard. However, OSFI elected not to adopt a phase-in approach relating to the regulatory impact of IFRS 9. Therefore, the full transition impact of IFRS 9 was required to be absorbed by Canadian banks in their first quarter 2018 capital ratios. The updated CAR Guidelines also included revisions requiring the treatment of ACL on performing financial assets (Stage 1 and Stage 2) under IFRS 9 as general allowances for regulatory capital purposes. Similarly, ACL on impaired financial assets (Stage 3) under IFRS 9 were required to be treated as specific allowances for regulatory capital purposes.

As at our transition date of November 1, 2017, our shortfall of accounting allowances under IAS 39 to Basel expected losses was $1.2 billion. The impact of the impairment requirements of IFRS 9 reduced, but did not eliminate, the shortfall of accounting allowances to Basel expected losses. Going forward, the regulatory capital impact of further increases in our accounting allowances under IFRS 9 will be mitigated by way of the reduction of our shortfall allowance deduction from CET1 capital.

Basel III reforms

On December 7, 2017, the BCBS finalized the Basel III reforms, with an effective date of January 2022. The reforms are mainly intended to reduce the variability in bank capital levels and to address a number of weaknesses in the existing capital framework by revisiting the way capital requirements for credit, market and operational risks are determined. This includes revisions to the standardized approach for credit risk, constraints on the use of internal ratings-based approaches, an overhaul of the operational risk framework, calibration of standardized output floors, revisions to the CVA framework, and changes to the leverage ratio framework.

On July 16, 2018, OSFI issued for public consultation a discussion paper on the implementation of the final Basel III reforms in Canada. In this discussion paper, OSFI proposed timelines and implementation changes to the BCBS requirements that it is considering to reflect the Canadian domestic market. We have reviewed OSFI’s initial proposals and have provided an industry response through the Canadian Bankers’ Association by the requested consultation deadline of October 19, 2018. The proposals put forward in the discussion paper are conceptual in nature. We expect to continue to engage with OSFI in the next year on the domestic implementation of the Basel III reforms and are taking appropriate steps to ensure required adoption readiness based on guidance provided to date. We continue to refine our assessment of the BCBS reforms based on any new guidance provided by BCBS and OSFI, including incorporating this directional conceptual guidance provided by OSFI.

Revisions to the CAR Guidelines for Securitization Framework and the Standardized Approach for Measuring Counterparty Credit Risk (SA-CCR)

On October 30, 2018, OSFI revised its securitization framework in the CAR guidelines to reflect the adoption of the BCBS’ Revisions to the securitisation framework and Capital treatment for short-term “simple, transparent and comparable” securitisations. The revisions also include additional jurisdictional requirements incorporated by OSFI. The new requirements were effective November 1, 2018, however, OSFI provided some transitional arrangements for transactions undertaken before January 1, 2019. In addition, OSFI allowed a one-year grandfathering of securitization credit risk RWA for all exposures held at October 31, 2018. As such, upon the adoption of the revised CAR guidelines, there was no material impact to our capital ratios on November 1, 2018, the date of initial application.

We currently measure our OTC derivative exposures for regulatory capital purposes based on the current exposure method as reflected in Chapter 4 of the CAR guidelines. On October 30, 2018, OSFI also revised its CAR guidelines to incorporate the new BCBS standardized approach methodologies for measuring counterparty credit risk and capital requirements for exposures to central counterparties. This adoption will require our OTC derivative exposures to be reflected under the SA-CCR, instead of our existing methodology based on the current exposure method (both non-modelled approaches). The revised guidelines are effective November 1, 2018.

Based on current estimates, the adoption of these guidelines is expected to decrease the CET1 ratio by approximately 10-15 bps, including the full phase-in of CVA RWA, in the next quarter. This amount is subject to change based on portfolio growth or portfolio mix held.

Leverage Framework

On October 30, 2018, OSFI published its updated Leverage Requirements Guideline, effective for November 1, 2018. The revisions align the leverage guideline with OSFI’s upcoming Q1 2019 adoption of the BCBS’ standard on The standardized approach for measuring counterparty credit risk exposures and The revisions to the securitization framework reflected in OSFI’s 2019 CAR guideline. Upon the adoption of these guidelines, we expect a reduction of approximately 8-12 bps to our leverage ratio in the first quarter of adoption. This amount is subject to change based on portfolio growth or portfolio mix held.

On November 20, 2018, OSFI also finalized the Leverage Ratio Disclosure Requirements guideline, effective for November 1, 2018. We will begin disclosing the new requirements in the first quarter of 2019.

Regulatory Capital and Related Requirements

We continue to monitor newly proposed regulatory requirements by BCBS and OSFI. The BCBS’ consultative guidances are reviewed and responded to where required and we actively engage in discussions with OSFI. The impact of any proposals on us will depend on the final standards adopted by the BCBS and how these standards are implemented by OSFI. For further details on regulatory capital, refer to the Capital Management section.

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Liquidity

Net Stable Funding Ratio (NSFR) implementation timeline

With respect to liquidity measurement, in October 2014, the BCBS released its final Net Stable Funding Ratio (NSFR) standard, which requires banks to fund their activities with sufficiently stable sources of funding. The NSFR is intended to reduce structural funding risk by requiring banks to have sufficient stable funding to support their business with less reliance on funding maturing in one year. On February 6, 2018, OSFI announced that it would extend the implementation timeline for Canadian banks to comply with the NSFR requirements from January 1, 2019 to January 1, 2020.

Other Regulatory Changes

Canadian Bank Recapitalization (Bail-in) Regime

Bail-in regimes are being implemented in a number of jurisdictions in an effort to limit taxpayer exposure to losses of a failing institution and ensure the institution’s shareholders and creditors remain responsible for bearing such losses. On June 22, 2016, legislation came into force, amending certain federal statutes pertaining to banks to create a bank recapitalization, or “bail-in” regime, for the six systemically important banks in Canada. On April 18, 2018, the Department of Finance published bail-in regulations under the Canada Deposit Insurance Corporation (CDIC) Act and the Bank Act. Under these regulations, in circumstances when the Superintendent of Financial Institutions has determined that a bank may no longer be viable, the Governor in Council may, upon a recommendation of the Minister of Finance that he or she is of the opinion that it is in the public interest to do so, grant an order directing the CDIC to convert all or a portion of certain shares and liabilities of that bank into common shares. The regulations became effective September 23, 2018. These changes are not expected to have a material impact on our cost of long-term unsecured funding.

Total Loss Absorbing Capacity (TLAC)

On April 18, 2018, OSFI released its final guideline on TLAC, which applies to Canadian D-SIBs as part of the Federal Government’s Bail-in Regime. The guideline is consistent with the TLAC standard released on November 9, 2015 by the FSB for institutions designated as a G-SIB, but tailored to the Canadian context. The standards are intended to address the sufficiency of a systemically important bank’s loss absorbing capacity in supporting its recapitalization in the event of its failure. TLAC is defined as the aggregate of Tier 1 capital, Tier 2 capital, and other TLAC instruments, which allow conversion in whole or in part into common shares under the CDIC Act and meet all of the eligibility criteria under the guideline.

On August 21, 2018, OSFI provided notification requiring systemically important banks to maintain a minimum of 23% (inclusive of the 1.5% DSB) of TLAC-eligible instruments relative to their RWAs and 6.75% relative to their leverage exposures. We are expected to comply with the minimum TLAC requirements by November 1, 2021 and to begin disclosing our TLAC ratios in the first quarter of 2019. We do not anticipate any challenges in meeting these TLAC requirements.

Revisions to the G-SIB Framework

On July 5, 2018, the BCBS published the Global systemically important banks: revised assessment methodology and the higher loss absorbency requirement, which includes revisions to the G-SIB framework. The objective of the G-SIB framework is to ensure G-SIBs hold higher capital buffers and provides incentives for such firms to reduce their systemic importance. Although core elements of the framework were maintained, the revisions include amendments to the definition of cross-jurisdictional indicators, the introduction of a trading volume indicator, extending the scope of consolidation to insurance subsidiaries, revised disclosure requirements, and further guidance on the higher loss absorbency requirements. We are currently assessing the impact of these amendments. The BCBS expects member jurisdictions to implement these revisions by 2021. OSFI has not yet released their expected implementation date.

Accounting and control matters

Critical accounting policies and estimates

Application of critical accounting policies, judgments, estimates and assumptions

Our significant accounting policies are described in Note 2 of our 2018 Annual Consolidated Financial Statements. Certain of these policies and related estimates are recognized as critical because they require us to make particularly subjective or complex judgments about matters that are inherently uncertain and significantly different amounts could be reported under different conditions or using different assumptions. Our critical accounting judgments, estimates and assumptions relate to the fair value of financial instrument and securities impairment (under IAS 39), allowance for credit losses, goodwill and other intangible assets, employee benefits, consolidation, derecognition of financial assets, application of the effective interest method, provisions, insurance claims and policy benefit liabilities, income taxes, and deferred revenue on our customer loyalty program. Our critical accounting policies and estimates have been reviewed and approved by our Audit Committee, in consultation with management, as part of their review and approval of our significant accounting policies, judgments, estimates and assumptions.

Changes in accounting policies

During the first quarter of 2018, we adopted IFRS 9 Financial Instruments (IFRS 9). As permitted by the transition provisions of IFRS 9, we elected not to restate comparative period results; accordingly, all comparative period information prior to November 1, 2017 is presented in accordance with our previous accounting policies. Adjustments to carrying amounts of financial assets and liabilities at November 1, 2017 were recognized in opening Retained earnings and Other components of equity in the first quarter of 2018. Refer to Note 2 of our Annual Consolidated Financial Statements for our previous accounting policies and details of these changes.

Fair value of financial instruments

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We determine fair value by incorporating factors that market participants would consider in setting a price, including commonly accepted valuation approaches.

We give priority to third-party pricing services and valuation techniques with the highest and most consistent accuracy. The level of accuracy is determined over time by comparing third-party price values to traders’ or system values, other pricing service values and, when available, actual trade data. Other valuation techniques are used when a price or quote is not available. Some valuation processes use models to determine fair value. We have a systematic and consistent approach to control the use of models.

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In determining fair value, a hierarchy is used which prioritizes the inputs to valuation techniques. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs. Fair values established based on this hierarchy require the use of observable market data whenever available. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model inputs that are either observable, or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 3 inputs are one or more inputs that are unobservable and significant to the fair value of the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available at the measurement date. The availability of inputs for valuation may affect the selection of valuation techniques. The classification of a financial instrument in the fair value hierarchy for disclosure purposes is based upon the lowest level of input that is significant to the measurement of fair value.

Where observable prices or inputs are not available, management judgment is required to determine fair values by assessing other relevant sources of information such as historical data, proxy information from similar transactions, and through extrapolation and interpolation techniques. For more complex or illiquid instruments, significant judgment is required to determine the model used, select the model inputs, and in some cases, apply valuation adjustments to the model value or quoted price for inactively traded financial instruments. The selection of model inputs may be subjective and the inputs may be unobservable. Unobservable inputs are inherently uncertain as there is little or no market data available from which to determine the level at which the transaction would occur under normal business circumstances. Appropriate parameter uncertainty and market risk valuation adjustments for such inputs and other model risk valuation adjustments are assessed in all such instances.

Valuation adjustments may be subjective as they require significant judgment in the input selection, such as the probability of default and recovery rate, and are intended to arrive at a fair value that is determined based on assumptions that market participants would use in pricing the financial instrument. The realized price for a transaction may be different from its recorded value that was previously estimated using management judgment, and may therefore impact unrealized gains and losses recognized in Non-interest income – Trading revenue or Other.

Allowance for credit losses – Policy applicable from November 1, 2017 (IFRS 9)

An allowance for credit losses (ACL) is established for all financial assets, except for financial assets classified or designated as FVTPL and equity securities designated as FVOCI, which are not subject to impairment assessment. Assets subject to impairment assessment include certain loans, debt securities, interest-bearing deposits with banks, customers’ liability under acceptances, accounts and accrued interest receivable, and finance and operating lease receivables. Off-balance sheet items subject to impairment assessment include financial guarantees and undrawn loan commitments.

We measure the ACL on each balance sheet date according to a three-stage expected credit loss impairment model:

•	Performing financial assets
•

Stage 1 – From initial recognition of a financial asset to the date on which the asset has experienced a significant increase in credit risk relative to its initial recognition, a loss allowance is recognized equal to the credit losses expected to result from defaults occurring over the 12 months following the reporting date.

•

Stage 2 – Following a significant increase in credit risk relative to the initial recognition of the financial asset, a loss allowance is recognized equal to the credit losses expected over the remaining lifetime of the asset.

•	Impaired financial assets
•

Stage 3 – When a financial asset is considered to be credit-impaired, a loss allowance is recognized equal to credit losses expected over the remaining lifetime of the asset. Interest revenue is calculated based on the carrying amount of the asset, net of the loss allowance, rather than on its gross carrying amount.

The ACL is a discounted probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time horizon. For loan commitments, credit loss estimates consider the portion of the commitment that is expected to be drawn over the relevant time period. For financial guarantees, credit loss estimates are based on the expected payments required under the guarantee contract. For finance lease receivables, credit loss estimates are based on cash flows consistent with the cash flows used in measuring the lease receivable.

The ACL represents an unbiased estimate of expected credit losses on our financial assets as at the balance sheet date. Judgment is required in making assumptions and estimations when calculating the ACL, including movements between the three stages and the application of forward looking information. The underlying assumptions and estimates may result in changes to the provisions from period to period that significantly affect our results of operations.

For further information on allowance for credit losses, refer to Notes 2 and 5 of our 2018 Annual Consolidated Financial Statements.

Securities impairment – Policy applicable prior to November 1, 2017 (IAS 39)

At each reporting date or more frequently when conditions warrant, we evaluate our AFS securities to determine whether there is any objective evidence of impairment, such as a significant or prolonged decline in the fair value of the security below its cost or when an adverse effect on future cash flows from the security can be reliably estimated. Evidence of impairment includes, but is not limited to, delinquency or default, bankruptcy, restructuring or other events that may question the issuer’s creditworthiness. When assessing impairment for debt instruments we primarily consider counterparty ratings and security-specific factors, including collateral, external ratings, subordination and other market factors. For complex debt instruments including U.S. non-agency MBS, ABS and other structured products, we also use cash flow projection models which incorporate actual and projected cash flows for each security using a number of assumptions and inputs that are based on security specific factors. The inputs and assumptions used, such as default, prepayment and recovery rates, are based on updated market data. In addition, we consider the transaction structure and credit enhancement for structured securities. If results indicate that we will not be able to recover the entire principal and interest amount, we do a further review of the security in order to assess whether a loss would ultimately be realized. As equity securities do not have contractual cash flows, they are assessed differently than debt securities. When assessing equity securities for impairment, we consider factors that include the length of time and extent the fair value has been below cost and the financial condition and near term prospects of the issuer. We also consider the estimated recoverable value and the period of recovery. Refer to Note 4 of our 2018 Annual Consolidated Financial Statements for more information.

Allowance for credit losses – Policy applicable prior to November 1, 2017 (IAS 39)

We maintain an allowance for credit losses relating to on-balance sheet exposures, such as loans and acceptances, and off-balance sheet items such as letters of credit, guarantees and unfunded commitments, at levels that we consider appropriate to cover credit-related losses incurred as at the balance sheet date.

Loans which are individually significant are assessed individually for objective indicators of impairment. A loan is considered impaired when we determine that we will not be able to collect all amounts due according to the original contractual terms. Credit exposures of

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individually significant loans are evaluated based on factors including the borrower’s overall financial condition, resources and payment record, and where applicable, the realizable value of any collateral. If there is evidence of impairment leading to an impairment loss, then the amount of the loss is determined as the difference between the carrying value of the loan, including accrued interest, and the estimated recoverable amount. The estimated recoverable amount is measured as the present value of expected future cash flows discounted at the loan’s original effective interest rate, including cash flows that may result from the realization of collateral less costs to sell.

Loans which are not individually significant, or which are individually assessed and not determined to be impaired, are collectively assessed for impairment. For the purposes of a collective evaluation of impairment, loans are grouped on the basis of similar credit risk characteristics, taking into account loan type, industry, geographic location, collateral type, past due status and other relevant factors. The collective impairment allowance is determined by reviewing factors including: (i) historical loss experience, which takes into consideration historical probabilities of default, loss given default and exposure at default, and (ii) management’s judgment on the level of impairment losses based on historical experience relative to the actual level as reported at the balance sheet date, taking into consideration the current portfolio credit quality trends; business, economic and credit conditions; the impact of policy and process changes; and other supporting factors. Future cash flows for a group of loans are collectively evaluated for impairment on the basis of contractual cash flows and historical loss experience for loans with credit risk characteristics similar to those in the group. We use historical loss experience and normalize observable inputs for current and past conditions that are not relevant to the assessment performed for the current reporting period. The methodology and assumptions used for estimating future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience.

Loans and the related impairment allowance for credit losses are written off, either partially or in full, when there is no realistic prospect of recovery. Where loans are secured, they are generally written off after receipt of any proceeds from the realization of the collateral. In circumstances where the net realizable value of any collateral has been determined and there is no reasonable expectation of further recovery, write off may be earlier.

For further information on allowance for credit losses, refer to Note 5 of our 2018 Annual Consolidated Financial Statements.

Goodwill and other intangible assets

We allocate goodwill to groups of cash-generating units (CGU). Goodwill is not amortized and is tested for impairment on an annual basis, or more frequently if there are objective indications of impairment. We test for impairment by comparing the recoverable amount of a CGU with its carrying amount.

We estimate the value in use and fair value less costs of disposal of our CGUs primarily using a discounted cash flow method which incorporates each CGU’s internal forecasts of revenues and expenses. Significant management judgment is applied in the determination of expected future cash flows (uncertainty in timing and amount), discount rates (based on CGU-specific risks) and terminal growth rates. CGU-specific risks include country risk, business/operational risk, geographic risk (including political risk, devaluation risk and government regulation), currency risk and price risk (including product pricing risk and inflation). If the forecast earnings and other assumptions in future periods deviate significantly from the current amounts used in our impairment testing, the value of our goodwill could become impaired.

We assess for indicators of impairment of our other intangible assets at each reporting period. If there is an indication that an asset may be impaired, an impairment test is performed by comparing the carrying amount of the intangible asset to its recoverable amount. Where it is not possible to estimate the recoverable amount of an individual asset, we estimate the recoverable amount of the CGU to which the asset belongs. Significant judgment is applied in estimating the useful lives and recoverable amounts of our intangible assets and assessing whether certain events or circumstances constitute objective evidence of impairment. We do not have any other intangible assets with indefinite lives.

For further details, refer to Notes 2 and 10 to our 2018 Annual Consolidated Financial Statements.

Employee benefits

We sponsor a number of benefit programs for eligible employees, including registered pension plans, supplemental pension plans, health, dental, disability and life insurance plans.

The calculation of defined benefit expenses and obligations depends on various assumptions such as discount rates, healthcare cost trend rates, projected salary increases, retirement age, and mortality and termination rates. Discount rates are determined using a yield curve based on spot rates from high quality corporate bonds. All other assumptions are determined by us and are reviewed by the actuaries. Actual experience that differs from the actuarial assumptions will affect the amounts of benefit obligations and remeasurements that we recognize. The weighted average assumptions used and the sensitivity of key assumptions are presented in Note 16 of our 2018 Annual Consolidated Financial Statements.

Consolidation of structured entities

Subsidiaries are those entities, including structured entities, over which we have control. We control an entity when we are exposed, or have rights, to variable returns from our involvement with the entity and have the ability to affect those returns through our power over the investee. We have power over an entity when we have existing rights that give us the current ability to direct the activities that most significantly affect the entity’s returns (relevant activities). Power may be determined on the basis of voting rights or, in the case of structured entities, other contractual arrangements.

We are not deemed to control an entity when we exercise power over an entity as the agent of a third party or parties. In determining whether we are acting as an agent, we consider the overall relationship between us, the investee and other parties to the arrangement with respect to the following factors: (i) the scope of our decision making power; (ii) the rights held by other parties; (iii) the remuneration to which we are entitled; and (iv) our exposure to variability of returns.

The determination of control is based on the current facts and circumstances and is continuously assessed. In some circumstances, different factors and conditions may indicate that various parties control an entity depending on whether those factors and conditions are assessed in isolation or in totality. Significant judgment is applied in determining whether we control an entity, specifically, assessing whether we have substantive decision making rights over the relevant activities and whether we are exercising our power as a principal or an agent.

We consolidate all subsidiaries from the date control is transferred to us, and cease consolidation when an entity is no longer controlled by us. Our consolidation conclusions affect the classification and amount of assets, liabilities, revenues and expenses reported in our Consolidated Financial Statements.

For further details, refer to Note 7 of our 2018 Annual Consolidated Financial Statements.

Derecognition of financial assets

We periodically enter into transactions in which we transfer financial assets such as loans or mortgage-backed securities to structured entities or trusts that issue securities to investors. We derecognize the assets when our contractual rights to the cash flows from the assets have expired; when we retain the rights to receive the cash flows but assume an obligation to pay those cash flows to a third party subject to certain pass-through requirements; or when we transfer our contractual rights to receive the cash flows and substantially all of the risks and rewards of the

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assets have been transferred. When we retain substantially all of the risks and rewards of the transferred assets, the transferred assets are not derecognized from our Consolidated Balance Sheets and are accounted for as secured financing transactions. When we neither retain nor transfer substantially all risks and rewards of ownership of the assets, we derecognize the assets if control over the assets is relinquished. If we retain control over the transferred assets, we continue to recognize the transferred assets to the extent of our continuing involvement. Management’s judgment is applied in determining whether we have transferred or retained substantially all risk and rewards of ownership of the transferred financial asset.

The majority of assets transferred under repurchase agreements, securities lending agreements, and in our Canadian residential mortgage securitization transactions do not qualify for derecognition. As a result, we continue to record the associated transferred assets on our Consolidated Balance Sheets and no gains or losses are recognized for those securitization activities. Otherwise, a gain or loss is recognized on securitization by comparing the carrying amount of the transferred asset with its fair value at the date of the transfer. For further information on derecognition of financial assets, refer to Note 2 and 6 of our 2018 Annual Consolidated Financial Statements.

Application of the effective interest method

Interest is recognized in Interest income and Interest expense in the Consolidated Statements of Income generally for all interest bearing financial instruments using the effective interest method. The effective interest rate is the rate that discounts estimated future cash flows over the expected life of the financial asset or liability to the net carrying amount upon initial recognition. Significant judgment is applied in determining the effective interest rate due to uncertainty in the timing and amounts of future cash flows.

Provisions

Provisions are liabilities of uncertain timing or amount and are recognized when we have a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. We record provisions related to litigation, and asset retirement obligations and other items. Provisions are recorded under Other liabilities on our Consolidated Balance Sheets.

Provisions are measured as the best estimate of the consideration required to settle the present obligation at the reporting date. Significant judgment is required in determining whether a present obligation exists and in estimating the probability, timing and amount of any outflows. The forward-looking nature of these estimates requires us to use a significant amount of judgment in projecting the timing and amount of future cash flows. We record our provisions on the basis of all available information at the end of the reporting period and make adjustments on a quarterly basis to reflect current expectations. Should actual results differ from our expectations, we may incur expenses in excess of the provisions recognized.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, such as an insurer, a separate asset is recognized if it is virtually certain that reimbursement will be received.

Insurance claims and policy benefit liabilities

Insurance claims and policy benefit liabilities represent current claims and estimates for future insurance policy benefits. Liabilities for life insurance contracts are determined using the Canadian Asset Liability Method, which incorporates assumptions for mortality, morbidity, policy lapses and surrenders, investment yields, policy dividends, operating and policy maintenance expenses, and provisions for adverse deviation. These assumptions are reviewed at least annually and updated in response to actual experience and market conditions. Liabilities for property and casualty insurance represent estimated provisions for reported and unreported claims. Liabilities for life and property and casualty insurance are included in Insurance claims and policy benefit liabilities. Changes in Insurance claims and policy benefit liabilities are included in the Insurance policyholder benefits, claims and acquisition expense in our Consolidated Statements of Income in the period in which the estimates change. Refer to Note 14 of our 2018 Annual Consolidated Financial Statements for further information.

Income taxes

We are subject to income tax laws in various jurisdictions where we operate, and the complex tax laws are potentially subject to different interpretations by us and the relevant taxation authority. Management’s judgment is applied in interpreting the relevant tax laws and estimating the expected timing and amount of the provision for current and deferred income taxes. A deferred tax asset or liability is determined for each temporary difference based on the tax rates that are expected to be in effect in the period that the asset is realized or the liability is settled. Where the temporary differences will not reverse in the foreseeable future, no deferred tax amount is recognized.

On a quarterly basis, we review whether it is probable that the benefits associated with our deferred tax assets will be realized, using both positive and negative evidence. Refer to Note 22 of our 2018 Annual Consolidated Financial Statements for further information.

Future changes in accounting policy and disclosure

Conceptual Framework for Financial Reporting (Conceptual Framework)

In March 2018, the IASB issued its revised Conceptual Framework. This replaces the previous version of the Conceptual Framework issued in 2010. The revised Conceptual Framework will be effective on November 1, 2020. We are currently assessing the impact of adoption on our Consolidated Financial Statements.

IFRS 15 Revenue from Contracts with Customers (IFRS 15)

In May 2014, the IASB issued IFRS 15, which establishes the principles for reporting about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The standard provides a single, principles based five-step model for revenue recognition to be applied to contracts with customers except for revenue arising from items such as financial instruments, insurance contracts and leases. The majority of our revenue, including net interest income, is not expected to be impacted. We will adopt IFRS 15 by adjusting our Consolidated Balance Sheet at November 1, 2018, the date of initial application, with no restatement of comparative periods.

To manage our transition to IFRS 15, we implemented a comprehensive enterprise-wide program and governance structure led by Finance that focuses on key areas of impact, including financial reporting, systems and processes, training, as well as communications.

During fiscal 2018, we completed our assessment of the revenue contracts and the changes required to our applicable transition, interim and annual disclosures. The adoption of IFRS 15 is not expected to have a material impact on our Consolidated Financial Statements.

IFRS 16 Leases (IFRS 16)

In January 2016, the IASB issued IFRS 16, which sets out the principles for the recognition, measurement, presentation and disclosure of leases. The standard removes the current requirement for lessees to classify leases as finance leases or operating leases by introducing a single lessee accounting model that requires the recognition of lease assets and lease liabilities on the balance sheet for most leases. Lessees will also

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            103

recognize depreciation expense on the lease asset and interest expense on the lease liability in the statement of income. There are no significant changes to lessor accounting aside from enhanced disclosure requirements. IFRS 16 will be effective for us on November 1, 2019.

We plan to adopt IFRS 16 by adjusting our Consolidated Balance Sheet at November 1, 2019, the date of initial application, with no restatement of comparative periods.

Our transition to IFRS 16 includes a centralized enterprise-wide program and governance structure led by Finance to assess our existing lease portfolio and the impact on systems, processes, training, communication and financial reporting. In the upcoming year, we will finalize our assessment of our existing lease portfolio and changes required to our applicable transition, interim, and annual disclosures. We are currently assessing the impact of adopting this standard on our Consolidated Financial Statements.

As we prepare for our transition to IFRS 16, we will continue to monitor industry interpretations of the new standard and expect to adjust our implementation accordingly.

IFRS 17 Insurance Contracts (IFRS 17)

In May 2017, the IASB issued IFRS 17 to establish a comprehensive global insurance standard which provides guidance on the recognition, measurement, presentation and disclosures of insurance contracts. This new standard will be effective for us on November 1, 2021. In November 2018, the IASB tentatively decided to defer the IFRS 17 effective date by one year. We will continue to monitor the IASB’s developments. We are currently assessing the impact of adopting this standard on our Consolidated Financial Statements.

Controls and procedures

Disclosure controls and procedures

Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by us in reports filed or submitted under Canadian and U.S. securities laws is recorded, processed, summarized and reported within the time periods specified under those laws and include controls and procedures that are designed to ensure that information is accumulated and communicated to management, including the President and Chief Executive Officer, and the Chief Financial Officer, to allow timely decisions regarding required disclosure.

As of October 31, 2018, management evaluated, under the supervision of and with the participation of the President and Chief Executive Officer and the Chief Financial Officer, the effectiveness of our disclosure controls and procedures as defined under rules adopted by the U.S. SEC. Based on that evaluation, the President and Chief Executive Officer and the Chief Financial Officer concluded that our disclosure controls and procedures were effective as of October 31, 2018.

Internal control over financial reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. However, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. See Management’s Report on Internal Control over Financial Reporting and the Report of Independent Registered Public Accounting Firm.

No changes were made in our internal control over financial reporting during the year ended October 31, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. On November 1, 2017, we adopted IFRS 9 and have updated and modified certain internal controls over financial reporting as a result of the new accounting standard.

Related party transactions

In the ordinary course of business, we provide normal banking services and operational services, and enter into other transactions with associated and other related corporations, including our joint venture entities, on terms similar to those offered to non-related parties. We grant loans to directors, officers and other employees at rates normally accorded to preferred clients. In addition, we offer deferred share and other plans to non-employee directors, executives and certain other key employees. For further information, refer to Notes 11 and 26 of our audited 2018 Annual Consolidated Financial Statements.

Supplementary information

Selected annual information	Table 73

(Millions of Canadian dollars, except as otherwise noted)	2018	2017	2016
Total revenue	$42,576	$40,669	$38,795
Net income attributable to:
Shareholders	12,400	11,428	10,405
Non-controlling interest	31	41	53
	$12,431	$11,469	$10,458
Basic earnings per share (in dollars)	8.39	7.59	6.80
Diluted earnings per share (in dollars)	8.36	7.56	6.78
Dividends declared per common shares (in dollars)	3.77	3.48	3.24
Total assets	1,334,734	1,212,853	1,180,258
Deposits	837,046	789,635	757,589

104             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Net interest income on average assets and liabilities	Table 74

	Average balances			Interest			Average rate
(Millions of Canadian dollars, except for percentage amounts)	2018	2017	2016	2018	2017	2016	2018	2017	2016
Assets
Deposits with other banks
Canada	$10,300	$11,380	$11,679	$198	$146	$114	1.92%	1.28%	0.98%
U.S.	27,522	21,508	16,842	429	192	71	1.56	0.89	0.42
Other International	21,587	17,215	15,415	(61)	(31)	(18)	(0.28)	(0.18)	(0.12)
	59,409	50,103	43,936	566	307	167	0.95	0.61	0.38
Securities
Trading	125,153	130,816	153,114	3,785	3,520	3,366	3.02	2.69	2.20
Investment, net of applicable allowance	90,470	83,787	72,440	1,885	1,379	1,227	2.08	1.65	1.69
	215,623	214,603	225,554	5,670	4,899	4,593	2.63	2.28	2.04
Asset purchased under reverse repurchase agreements and securities borrowed	266,709	205,993	191,243	5,536	3,021	1,816	2.08	1.47	0.95
Loans (1)
Canada
Retail	364,473	350,155	338,270	13,533	11,672	11,141	3.71	3.33	3.29
Wholesale	77,985	74,955	69,028	3,682	3,534	3,249	4.72	4.71	4.71
	442,458	425,110	407,298	17,215	15,206	14,390	3.89	3.58	3.53
U.S.	79,695	75,967	75,734	3,008	2,391	2,038	3.77	3.15	2.69
Other International	28,932	27,201	29,409	1,026	1,080	1,448	3.55	3.97	4.92
	551,085	528,278	512,441	21,249	18,677	17,876	3.86	3.54	3.49
Total interest-earning assets	1,092,826	998,977	973,174	33,021	26,904	24,452	3.02	2.69	2.51
Non-interest-bearing deposits with other banks	31,695	23,953	17,586	–	–	–	–	–	–
Customers’ liability under acceptances	16,015	14,550	13,247	–	–	–	–	–	–
Other assets	154,395	149,114	172,393	–	–	–	–	–	–
Total assets	$1,294,900	$1,186,600	$1,176,400	$33,021	$26,904	$24,452	2.55%	2.27%	2.08%
Liabilities and shareholders’ equity
Deposits (2)
Canada	$513,240	$498,134	$487,194	$7,718	$5,560	$4,714	1.50%	1.12%	0.97%
U.S.	98,651	79,354	83,001	1,313	640	413	1.33	0.81	0.50
Other International	78,145	70,028	67,365	572	364	340	0.73	0.52	0.50
	690,036	647,516	637,560	9,603	6,564	5,467	1.39	1.01	0.86
Obligations related to securities sold short	32,642	37,205	50,262	1,627	1,515	1,579	4.98	4.07	3.14
Obligations related to assets sold under repurchase agreements and securities loaned	184,934	128,831	110,231	3,261	1,396	629	1.76	1.08	0.57
Subordinated debentures	9,131	9,460	8,931	322	270	227	3.53	2.85	2.54
Other interest-bearing liabilities	15,352	14,839	15,437	17	19	19	0.11	0.13	0.12
Total interest-bearing liabilities	932,095	837,851	822,421	14,830	9,764	7,921	1.59	1.17	0.96
Non-interest-bearing deposits	129,696	122,800	112,071	–	–	–	–	–	–
Acceptances	16,030	14,549	13,248	–	–	–	–	–	–
Other liabilities	141,390	138,797	159,215	–	–	–	–	–	–
Total liabilities	$1,219,211	$1,113,997	$1,106,955	$14,830	$9,764	$7,921	1.22%	0.88%	0.72%
Equity	75,720	72,607	69,445	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
Total liabilities and shareholders’ equity	$1,294,900	$1,186,600	$1,176,400	$14,830	$9,764	$7,921	1.15%	0.82%	0.67%
Net interest income and margin	$1,294,900	$1,186,600	$1,176,400	$18,191	$17,140	$16,531	1.40%	1.44%	1.41%
Net interest income and margin (average earning assets)
Canada	$637,214	$595,790	$572,671	$13,076	$12,104	$11,694	2.05%	2.03%	2.04%
U.S.	275,895	243,276	246,065	3,616	3,469	3,241	1.31	1.43	1.32
Other International	179,717	159,912	154,438	1,499	1,567	1,596	0.83	0.98	1.03
Total	$1,092,826	$998,978	$973,174	$18,191	$17,140	$16,531	1.66%	1.72%	1.70%

(1)	Interest income includes loan fees of $621 million (2017 – $561 million; 2016 – $573 million).
(2)	Deposits include personal savings deposits with average balances of $182 billion (2017 – $178 billion; 2016 – $166 billion), interest expense of $0.8 billion (2017 – $0.5 billion; 2016 – $0.4 billion) and average rates of 0.4% (2017 – 0.3%; 2016 – 0.3%). Deposits also include term deposits with average balances of $390 billion (2017 – $353 billion; 2016 – $362 billion), interest expense of $7.1 billion (2017 – $5.0 billion; 2016 – $4.3 billion) and average rates of 1.83% (2017 – 1.42%; 2016 – 1.20%).

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            105

Change in net interest income	Table 75

	2018 (1) vs. 2017			2017 vs. 2016
	Increase (decrease) due to changes in			Increase (decrease) due to changes in
(Millions of Canadian dollars)	Average volume (2)	Average rate (2)	Net change	Average volume (2)	Average rate (2)	Net change
Assets
Deposits with other banks
Canada (3)	$(14)	$66	$52	$(3)	$35	$32
U.S. (3)	54	183	237	20	101	121
Other international (3)	(8)	(22)	(30)	(2)	(11)	(13)
Securities
Trading	(152)	417	265	(490)	644	154
Investment, net of applicable allowance	110	396	506	192	(40)	152
Asset purchased under reverse repurchase agreements and securities borrowed	890	1,625	2,515	140	1,065	1,205
Loans
Canada
Retail	477	1,384	1,861	391	140	531
Wholesale	143	5	148	279	6	285
U.S.	117	500	617	6	347	353
Other international	70	(123)	(53)	(109)	(259)	(368)
Total interest income	$1,687	$4,431	$6,118	$424	$2,028	$2,452
Liabilities
Deposits
Canada	169	1,990	2,159	106	740	846
U.S.	156	517	673	(18)	245	227
Other international	42	166	208	13	11	24
Obligations related to securities sold short	(186)	298	112	(410)	346	(64)
Obligations related to assets sold under repurchase agreements and securities loaned	608	1,257	1,865	106	661	767
Subordinated debentures	(9)	61	52	13	30	43
Other interest-bearing liabilities	1	(3)	(2)	(1)	1	–
Total interest expense	$781	$4,286	$5,067	$(191)	$2,034	$1,843
Net interest income	$906	$145	$1,051	$615	$(6)	$609

(1)	Insurance segment assets and liabilities are included in Other assets and Other liabilities, respectively.
(2)	Volume/rate variance is allocated on the percentage relationships of changes in balances and changes in rates to the total net change in net interest income.
(3)	Geographic classification for selected assets and liabilities is based on the domicile of the booking point of the subject assets and liabilities.

Loans and acceptances by geography	Table 76

As at October 31 (Millions of Canadian dollars)	2018	2017	2016	2015	2014
Canada
Residential mortgages	$265,831	$255,799	$241,800	$229,987	$215,624
Personal	82,112	82,022	82,205	84,637	86,984
Credit cards	18,793	17,491	16,601	15,516	14,650
Small business	4,866	4,493	3,878	4,003	4,067
Retail	371,602	359,805	344,484	334,143	321,325
Business	112,447	88,453	76,266	71,246	64,643
Sovereign (1)	4,307	9,379	8,586	8,508	3,840
Bank	1,873	1,326	1,278	530	413
Wholesale	$118,627	$99,158	$86,130	$80,284	$68,896
	$490,229	$458,963	$430,614	$414,427	$390,221
U.S.
Retail	21,033	18,100	17,134	5,484	4,686
Wholesale	59,476	55,037	59,349	34,702	23,639
	80,509	73,137	76,483	40,186	28,325
Other International
Retail	6,817	7,265	7,852	8,556	8,258
Wholesale	17,837	21,870	21,733	24,536	21,881
	24,654	29,135	29,585	33,092	30,139
Total loans and acceptances	$595,392	$561,235	$536,682	$487,705	$448,685
Total allowance for credit losses	(2,933)	(2,159)	(2,235)	(2,029)	(1,994)
Total loans and acceptances, net of allowance for credit losses	$592,459	$559,076	$534,447	$485,676	$446,691

(1)	In 2015, we reclassified $4 billion from Investment securities (AFS securities under IAS 39) to Loans.

106             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Loans and acceptances by portfolio and sector	Table 77

As at October 31 (Millions of Canadian dollars)	2018	2017	2016	2015	2014
Residential mortgages	$282,471	$270,348	$254,998	$233,975	$219,257
Personal	92,700	92,294	93,466	94,346	96,021
Credit cards	19,415	18,035	17,128	15,859	14,924
Small business	4,866	4,493	3,878	4,003	4,067
Retail	$399,452	$385,170	$369,470	$348,183	$334,269
Business
Agriculture	8,312	7,380	6,515	6,057	5,694
Automotive	8,726	8,248	7,279	6,614	6,209
Consumer goods	12,012	11,387	10,052	7,146	7,172
Energy
Oil & gas	6,027	6,743	6,259	7,691	5,849
Utilities	8,090	5,614	7,680	5,162	3,766
Financing products	7,938	6,556	8,840	10,093	3,670
Forest products	1,100	911	1,099	1,169	979
Health services	6,982	6,998	7,763	6,023	4,052
Holding and investments	8,883	8,803	7,195	6,935	6,865
Industrial products	7,509	5,581	5,508	4,725	4,665
Mining & metals	1,301	1,113	1,455	1,402	1,320
Non-bank financial services	16,157	10,744	8,408	6,428	5,688
Other services	16,908	14,757	11,582	8,834	8,322
Real estate & related	51,563	46,197	40,419	33,802	30,387
Technology & media	11,506	8,890	11,019	6,599	4,822
Transportation & environment	6,318	5,950	6,060	5,907	5,432
Other	5,551	4,570	7,568	3,248	3,695
Sovereign	5,884	11,362	10,581	9,887	4,628
Bank	5,173	4,261	1,930	1,800	1,201
Wholesale	$195,940	$176,065	$167,212	$139,522	$114,416
Total loans and acceptances	$595,392	$561,235	$536,682	$487,705	$448,685
Total allowance for credit losses	(2,933)	(2,159)	(2,235)	(2,029)	(1,994)
Total loans and acceptances, net of allowance for credit losses	$592,459	$559,076	$534,447	$485,676	$446,691

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            107

Gross impaired loans by portfolio and geography	Table 78

	IFRS 9	IAS 39
As at October 31 (Millions of Canadian dollars, except for percentage amounts)	2018	2017	2016	2015	2014
Residential mortgages	$725	$634	$709	$646	$678
Personal	302	276	304	299	300
Small business	44	38	46	45	47
Retail	1,071	948	1,059	990	1,025
Business
Agriculture	$29	$28	$43	$41	$40
Automotive	7	29	43	11	12
Consumer goods	68	105	165	130	108
Energy
Oil and gas	231	315	1,264	156	6
Utilities	7	10	78	57	–
Financing products	78	107	111	109	–
Forest products	9	7	21	28	25
Health services	6	21	21	17	18
Holding and investments	10	27	72	185	132
Industrial products	42	34	43	45	48
Mining & metals	2	3	15	17	9
Non-bank financial services	20	32	3	1	3
Other services	140	157	109	69	99
Real estate & related	293	345	241	297	314
Technology & media	10	82	93	34	38
Transportation & environment	91	23	45	53	32
Other	48	47	57	43	66
Sovereign	–	–	–	–	–
Bank	–	–	2	2	2
Wholesale	1,091	1,372	2,426	1,295	952
Acquired credit-impaired loans	21	256	418	–	–
Total GIL (1) (2)	$2,183	$2,576	$3,903	$2,285	$1,977
Canada
Residential mortgages	$431	$323	$368	$356	$388
Personal	248	198	228	223	224
Small business	44	38	46	45	47
Retail	723	559	642	624	659
Business
Agriculture	29	22	34	39	36
Automotive	5	4	9	8	11
Consumer goods	47	45	91	65	70
Energy
Oil & gas	39	13	57	39	4
Utilities	–	–	15	20	–
Financing products	–	–	–	–	–
Forest products	9	7	21	5	6
Health services	4	5	18	17	19
Holding and investments	3	3	5	3	3
Industrial products	31	25	39	39	41
Mining & metals	2	3	12	7	9
Non-bank financial services	19	29	–	–	1
Other services	48	48	49	51	67
Real estate & related	137	187	121	161	171
Technology & media	8	12	27	34	37
Transportation & environment	15	23	24	29	11
Other	–	–	–	(5)	1
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	396	426	522	512	487
Total	$1,119	$985	$1,164	$1,136	$1,146
U.S.
Retail	$23	$59	$56	$10	$13
Wholesale	401	736	1,736	204	18
Total	$424	$795	$1,792	$214	$31
Other International
Retail	$327	$345	$380	$356	$353
Wholesale	313	451	567	579	447
Total	$640	$796	$947	$935	$800
Total GIL (1) (2)	$2,183	$2,576	$3,903	$2,285	$1,977
Allowance for impaired loans (3)	(700)	(737)	(809)	(654)	(632)
Net impaired loans	$1,483	$1,839	$3,094	$1,631	$1,345
GIL as a % of loans and acceptances
Residential mortgages	0.26%	0.23%	0.28%	0.28%	0.31%
Personal	0.33%	0.30%	0.33%	0.32%	0.31%
Small business	0.90%	0.85%	1.19%	1.13%	1.16%
Retail	0.27%	0.25%	0.29%	0.28%	0.31%
Wholesale	0.57%	0.92%	1.69%	0.93%	0.84%
Total	0.37%	0.46%	0.73%	0.47%	0.44%
Allowance on impaired loans as a % of GIL (3)	32.08%	28.61%	20.72%	28.64%	31.98%

(1)	Effective November 1, 2017, the definition of gross impaired loans has been shortened for certain products to align with a definition of default of 90 days past due under IFRS 9, resulting in an increase in GIL of $134 million. Past due loans greater than 90 days not included in impaired loans were $179 million in 2018 (2017 – $307 million; 2016 – $337 million; 2015 – $314 million; 2014 – $316 million). For further details, refer to Note 5 of our 2018 Annual Consolidated Financial Statements.
(2)	Effective November 1, 2017, GIL excludes $229 million of ACI loans related to our acquisition of City National that have returned to performing status.
(3)	Effective November 1, 2017, represents Stage 3 ACL on loans, acceptances, and commitments under IFRS 9 and Allowances for impaired loans under IAS 39.

108             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Provision for credit losses by portfolio and geography	Table 79

	IFRS 9	IAS 39
(Millions of Canadian dollars, except for percentage amounts)	2018	2017	2016	2015	2014
Residential mortgages	$51	$56	$77	$47	$94
Personal	462	409	458	388	441
Credit cards	468	435	442	378	353
Small business	30	32	34	32	44
Retail	$1,011	$932	$1,011	$845	$932
Business
Agriculture	$1	$2	$10	$9	$3
Automotive	5	14	13	3	2
Consumer goods	48	11	20	33	27
Energy
Oil and gas	(1)	(27)	320	47	(5)
Utilities	1	5	16	9	32
Financing products	–	(19)	1	39	3
Forest products	5	4	4	6	7
Health services	4	10	4	–	–
Holding and investments	3	1	–	18	29
Industrial products	4	16	12	4	14
Mining & metals	–	(4)	7	8	2
Non-bank financial services	(2)	2	–	7	–
Other services	58	20	(5)	4	18
Real estate & related	11	115	36	29	58
Technology & media	(21)	13	8	5	14
Transportation & environment	37	–	(4)	8	2
Other	(6)	53	36	24	26
Sovereign	–	–	–	–	–
Bank	–	–	(3)	(1)	–
Wholesale	$147	$216	$475	$252	$232
Acquired credit-impaired loans	2	2	10	–	–
Total PCL on impaired loans (1)	$1,160	$1,150	$1,496	$1,097	$1,164
Canada
Residential mortgages	$44	$33	$42	$27	$27
Personal	458	413	459	393	393
Credit cards	456	426	435	371	345
Small business	30	32	34	32	44
Retail	$988	$904	$970	$823	$809
Business
Agriculture	1	–	10	9	4
Automotive	1	1	3	3	3
Consumer goods	21	11	19	21	25
Energy
Oil & gas	2	(15)	99	22	(5)
Utilities	1	1	–	1	–
Financial products	–	–	–	–	–
Forest products	5	4	5	1	1
Health services	6	7	4	–	–
Holding and investments	–	–	–	–	–
Industrial products	3	13	10	7	14
Mining & metals	–	1	7	3	2
Non-bank financial services	(1)	2	–	–	–
Other services	25	21	14	–	6
Real estate & related	11	38	26	13	34
Technology & media	1	10	2	6	14
Transportation & environment	4	2	8	7	3
Other	–	(1)	6	23	22
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	$80	$95	$213	$116	$123
Total (1)	$1,068	$999	$1,183	$939	$932
U.S.
Retail	4	3	1	1	2
Wholesale	64	117	227	40	40
	$68	$120	$228	$41	$42
Other International
Retail	19	25	41	21	121
Wholesale	5	6	44	96	69
	$24	$31	$85	$117	$190
Total PCL on impaired loans (1)	$1,160	$1,150	$1,496	$1,097	$1,164
Total PCL on performing loans (2)	123	–	50	–	–
Total PCL on other financial assets	24
Total PCL	$1,307	$1,150	$1,546	$1,097	$1,164
PCL – Loans as a % of average net loans and acceptances	0.23%	0.21%	0.29%	0.24%	0.27%
PCL on impaired loans as a % of average net loans and acceptances (1)	0.20%	0.21%	0.28%	0.24%	0.27%

(1)	Effective November 1, 2017, represents Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39.
(2)	Effective November 1, 2017, represents Stage 1 and 2 PCL on loans, acceptances, and commitments under IFRS 9 and PCL for loans not yet identified as impaired under IAS 39.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            109

Allowance on loans (1) by portfolio and geography	Table 80

	IFRS 9	IAS 39
(Millions of Canadian dollars, except percentage amounts)	2018	2017	2016	2015	2014
Allowance on loans at beginning of year	$2,976	$2,326	$2,120	$2,085	$2,050
Provision for credit losses (1)	1,283	1,150	1,546	1,097	1,164
Write-offs by portfolio
Residential mortgages	(51)	(53)	(42)	(64)	(30)
Personal	(552)	(543)	(556)	(494)	(565)
Credit cards	(599)	(565)	(564)	(497)	(466)
Small business	(35)	(38)	(40)	(40)	(47)
Retail	$(1,237)	$(1,199)	$(1,202)	$(1,095)	$(1,108)
Business	$(207)	$(226)	$(321)	$(243)	$(221)
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	$(207)	$(226)	$(321)	$(243)	$(221)
Total write-offs by portfolio	$(1,444)	$(1,425)	$(1,523)	$(1,338)	$(1,329)
Recoveries by portfolio
Residential mortgages	$8	$8	$5	$7	$2
Personal	121	116	111	105	106
Credit cards	131	131	122	119	114
Small business	7	9	10	10	9
Retail	$267	$264	$248	$241	$231
Business	$65	$66	$38	$33	$32
Sovereign	–	–	–	–	–
Bank	–	–	–	1	–
Wholesale	$65	$66	$38	$34	$32
Total recoveries by portfolio	$332	$330	$286	$275	$263
Net write-offs	$(1,112)	$(1,095)	$(1,237)	$(1,063)	$(1,066)
Adjustments (2)	(59)	(131)	(103)	1	(63)
Total allowance on loans at end of year	$3,088	$2,250	$2,326	$2,120	$2,085
Allowance against impaired loans (3)
Canada
Residential mortgages	$43	$31	$35	$27	$31
Personal	107	91	105	96	93
Small business	18	19	20	19	19
Retail	$168	$141	$160	$142	$143
Business
Agriculture	$2	$3	$6	$5	$6
Automotive	4	4	4	4	4
Consumer goods	15	11	14	12	22
Energy
Oil & gas	2	3	6	–	–
Utilities	–	–	–	1	–
Financing products	–	–	–	–	–
Forest products	5	3	5	3	3
Health services	6	6	6	6	6
Holding and investments	1	1	1	1	1
Industrial products	5	13	11	13	18
Mining and metals	1	4	4	1	1
Non-bank financial services	–	1	–	–	–
Other services	22	19	18	19	28
Real estate & related	15	36	23	28	48
Technology & media	10	11	10	12	17
Transportation & environment	4	8	11	7	5
Other	–	1	–	(1)	1
Sovereign	–	–	–	–	–
Bank	–	–	–	–	–
Wholesale	$92	$124	$119	$111	$160
	$260	$265	$279	$253	$303
U.S.
Retail	$1	$1	$2	$1	$1
Wholesale	164	150	177	47	16
	$165	$151	$179	$48	$17
Other International
Retail	$166	$168	$180	$169	$172
Wholesale	109	153	171	184	140
	$275	$321	$351	$353	$312
Total allowance on impaired loans (3)	$700	$737	$809	$654	$632
Allowance on performing loans (4)
Residential mortgages	$206	$128	$96	$83	$78
Personal	754	391	385	396	400
Credit cards	760	379	386	386	385
Small business	33	37	45	45	45
Retail	$1,753	$935	$912	$910	$908
Wholesale	$635	$487	$514	$465	$454
Off-balance sheet and other items		$91	$91	$91	$91
Total allowance on performing loans (4)	$2,388	$1,513	$1,517	$1,466	$1,453
Total allowance on loans	$3,088	$2,250	$2,326	$2,120	$2,085
Key ratios
Allowance on loans as a % of loans and acceptances	0.52%	0.40%	0.43%	0.43%	0.46%
Net write-offs as a % of average net loans and acceptances	0.20%	0.20%	0.23%	0.23%	0.25%

(1)	Includes loans, acceptances, and commitments.
(2)	Other adjustments include $77 million of unwind of discount and $(18) million of changes in exchange rate (2017 – $104 million and $27 million; 2016 – $100 million and $3 million; 2015 – $80 million and $(81) million). For further details, refer to Note 5 of our 2018 Annual Consolidated Financial Statements.
(3)	Effective November 1, 2017, represents Stage 3 ACL on loans, acceptances, and commitments under IFRS 9 and Allowance for impaired loans under IAS 39.
(4)	Effective November 1, 2017, represents Stage 1 and Stage 2 ACL on loans, acceptances, and commitments under IFRS 9 and Allowance for loans not yet identified as impaired under IAS 39.

110             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

Credit quality information by Canadian province	Table 81

	IFRS 9	IAS 39
(Millions of Canadian dollars)	2018	2017	2016	2015	2014
Loans and acceptances
Atlantic provinces (1)	$25,305	$24,471	$23,947	$23,040	$22,130
Quebec	58,067	56,749	53,518	51,197	50,748
Ontario	225,606	202,272	185,434	175,315	159,817
Alberta	69,497	68,051	66,277	64,902	61,197
Other Prairie provinces (2)	32,101	31,318	30,143	29,490	27,341
B.C. and territories (3)	79,653	76,102	71,295	70,483	68,988
Total loans and acceptances in Canada	$490,229	$458,963	$430,614	$414,427	$390,221
Gross impaired loans (4)
Atlantic provinces (1)	$89	$77	$101	$93	$81
Quebec	185	176	207	213	205
Ontario	227	213	336	341	391
Alberta	335	284	313	224	185
Other Prairie provinces (2)	176	125	93	115	73
B.C. and territories (3)	107	110	114	150	211
Total GIL in Canada	$1,119	$985	$1,164	$1,136	$1,146
Provision for credit losses on impaired loans (5)
Atlantic provinces (1)	$59	$66	$67	$57	$51
Quebec	94	85	92	96	92
Ontario	678	617	654	590	588
Alberta	116	112	226	77	71
Other Prairie provinces (2)	68	64	64	52	40
B.C. and territories (3)	53	55	80	67	90
Total PCL on impaired loans in Canada	$1,068	$999	$1,183	$939	$932

(1)	Comprises Newfoundland and Labrador, Prince Edward Island, Nova Scotia and New Brunswick.
(2)	Comprises Manitoba and Saskatchewan.
(3)	Comprises British Columbia, Nunavut, Northwest Territories and Yukon.
(4)	Effective November 1, 2017, the definition of gross impaired loans has been shortened for certain products to align with a definition of default of 90 days past due under IFRS 9.
(5)	Effective November 1, 2017, represents Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39.

Management’s Discussion and Analysis             Royal Bank of Canada: Annual Report 2018            111

EDTF recommendations index

We aim to present transparent, high-quality risk disclosures by providing disclosures in our 2018 Annual Report and Supplementary Financial Information package (SFI), in accordance with recommendations from the FSB’s Enhanced Disclosure Task Force (EDTF).

The following index summarizes our disclosure by EDTF recommendation:

			Location of disclosure
Type of Risk	Recommendation	Disclosure	Annual Report page	SFI page
General	1	Table of contents for EDTF risk disclosure	112	1
	2	Define risk terminology and measures	50, 52-55, 213-214	–
	3	Top and emerging risks	50-51	–
	4	New regulatory ratios	91-93	–
Risk governance, risk management and business model	5	Risk management organization	50, 52-55	–
	6	Risk culture	52-55	–
	7	Risk in the context of our business activities	98	–
	8	Stress testing	53-54 67	–
Capital adequacy and risk-weighted assets (RWA)	9	Minimum Basel III capital ratios and Domestic systemically important bank surcharge	91-93	–
	10	Composition of capital and reconciliation of the accounting balance sheet to the regulatory balance sheet	–	20-23
	11	Flow statement of the movements in regulatory capital	–	24
	12	Capital strategic planning	90-93	–
	13	RWA by business segments	–	26
	14	Analysis of capital requirement, and related measurement model information	56-59	25,*
	15	RWA credit risk and related risk measurements	–	*
	16	Movement of risk-weighted assets by risk type	–	26
	17	Basel back-testing	53, 56-57	41
Liquidity	18	Quantitative and qualitative analysis of our liquidity reserve	73-75 79-80	–
Funding	19	Encumbered and unencumbered assets by balance sheet category, and contractual obligations for rating downgrades	75, 78	–
	20	Maturity analysis of consolidated total assets, liabilities and off-balance sheet commitments analyzed by remaining contractual maturity at the balance sheet date	80-81	–
	21	Sources of funding and funding strategy	75-77	–
Market risk	22	Relationship between the market risk measures for trading and non-trading portfolios and the balance sheet	71-72	–
	23	Decomposition of market risk factors	67-70	–
	24	Market risk validation and back-testing	67	–
	25	Primary risk management techniques beyond reported risk measures and parameters	67-70	–
Credit risk	26	Bank’s credit risk profile	56-66 159-165	29-41,*
		Quantitative summary of aggregate credit risk exposures that reconciles to the balance sheet	106-111	39
	27	Policies for identifying impaired loans	57-59, 101-102, 123-126, 128-129	–
	28	Reconciliation of the opening and closing balances of impaired loans and impairment allowances during the year	–	31, 36
	29	Quantification of gross notional exposure for OTC derivatives or exchange-traded derivatives	60	43
	30	Credit risk mitigation, including collateral held for all sources of credit risk	59	40
Other	31	Other risk types	83-90	–
	32	Publicly known risk events	86-87, 202-203	–

*	In accordance with the BCBS’ Revised Pillar 3 Disclosure Requirements we have published our first standalone Pillar 3 Report for the year ended October 31, 2018. As a result these disclosure requirements are satisfied or partially satisfied by disclosures provided in our Pillar 3 Report.

112             Royal Bank of Canada: Annual Report 2018             Management’s Discussion and Analysis

REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS

113	Reports
	114	Management’s Responsibility for Financial Reporting
	114	Management’s Report on Internal Control over Financial Reporting
	115	Report of Independent Registered Public Accounting Firm

116	Consolidated Financial Statements
	116	Consolidated Balance Sheets
	117	Consolidated Statements of Income
	118	Consolidated Statements of Comprehensive Income
	119	Consolidated Statements of Changes in Equity
	120	Consolidated Statements of Cash Flows

121	Notes to Consolidated Financial Statements
	121	Note 1	General information
	121	Note 2	Summary of significant accounting policies, estimates and judgments
	139	Note 3	Fair value of financial instruments
	154	Note 4	Securities
	159	Note 5	Loans and allowance for credit losses
	166	Note 6	Derecognition of financial assets
	167	Note 7	Structured entities
	170	Note 8	Derivative financial instruments and hedging activities
	178	Note 9	Premises and equipment
	179	Note 10	Goodwill and other intangible assets
	181	Note 11	Joint ventures and associated companies
	182	Note 12	Other assets
	182	Note 13	Deposits
	183	Note 14	Insurance
	185	Note 15	Segregated funds
	186	Note 16	Employee benefits – Pension and other post-employment benefits
	190	Note 17	Other liabilities
	191	Note 18	Subordinated debentures
	191	Note 19	Trust capital securities
	192	Note 20	Equity
	194	Note 21	Share-based compensation
	196	Note 22	Income taxes
	198	Note 23	Earnings per share
	199	Note 24	Guarantees, commitments, pledged assets and contingencies
	202	Note 25	Legal and regulatory matters
	203	Note 26	Related party transactions
	204	Note 27	Results by business segment
	206	Note 28	Nature and extent of risks arising from financial instruments
	206	Note 29	Capital management
	207	Note 30	Offsetting financial assets and financial liabilities
	209	Note 31	Recovery and settlement of on-balance sheet assets and liabilities
	210	Note 32	Parent company information
	211	Note 33	Subsequent events

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            113

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of Royal Bank of Canada were prepared by management, which is responsible for the integrity and fairness of the information presented, including the many amounts that must of necessity be based on estimates and judgments. These consolidated financial statements were prepared in accordance with the Bank Act (Canada) and International Financial Reporting Standards as issued by the International Accounting Standards Board. Financial information appearing throughout our Management’s Discussion and Analysis is consistent with these consolidated financial statements.

Our internal controls are designed to provide reasonable assurance that transactions are authorized, assets are safeguarded and proper records are maintained. These controls include quality standards in hiring and training of employees, policies and procedures manuals, a corporate code of conduct and accountability for performance within appropriate and well-defined areas of responsibility.

The system of internal controls is further supported by a compliance function, which is designed to ensure that we and our employees comply with securities legislation and conflict of interest rules, and by an internal audit staff, which conducts periodic audits of all aspects of our operations.

The Board of Directors oversees management’s responsibilities for financial reporting through an Audit Committee, which is composed entirely of independent directors. This Committee reviews our consolidated financial statements and recommends them to the Board for approval. Other key responsibilities of the Audit Committee include reviewing our existing internal control procedures and planned revisions to those procedures, and advising the directors on auditing matters and financial reporting issues. Our Chief Compliance Officer and Chief Internal Auditor have full and unrestricted access to the Audit Committee.

The Office of the Superintendent of Financial Institutions Canada (OSFI) examines and inquires into our business and affairs as deemed necessary to determine whether the provisions of the Bank Act are being complied with, and that we are in sound financial condition. In carrying out its mandate, OSFI strives to protect the rights and interests of our depositors and creditors.

PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm appointed by our shareholders upon the recommendation of the Audit Committee and Board, has performed an independent audit of the consolidated financial statements and their report follows. The auditors have full and unrestricted access to the Audit Committee to discuss their audit and related findings.

David I. McKay

President and Chief Executive Officer

Rod Bolger

Chief Financial Officer

Toronto, November 27, 2018

Management’s Report on Internal Control over Financial Reporting

Management of Royal Bank of Canada is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer and Chief Financial Officer and effected by the Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. It includes those policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions related to and dispositions of our assets;
•

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and our receipts and expenditures are made only in accordance with authorizations of our management and directors; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated, under the supervision of and with the participation of the President and Chief Executive Officer and Chief Financial Officer, the effectiveness of our internal control over financial reporting as of October 31, 2018, based on the criteria set forth in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that evaluation, management concluded that, as of October 31, 2018, internal control over financial reporting was effective based on the criteria established in the Internal Control – Integrated Framework (2013).

The effectiveness of our internal control over financial reporting as of October 31, 2018, has been audited by PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

David I. McKay

President and Chief Executive Officer

Rod Bolger

Chief Financial Officer

Toronto, November 27, 2018

114            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of Royal Bank of Canada

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Royal Bank of Canada and its subsidiaries (the Bank) as of October 31, 2018 and October 31, 2017, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, including the related notes, which comprise a summary of significant accounting policies and other explanatory information (collectively referred to as the consolidated financial statements). We also have audited the Bank’s internal control over financial reporting as of October 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of October 31, 2018 and October 31, 2017, and its financial performance and its cash flows for the years then ended in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. Also in our opinion, the Bank maintained, in all material respects, effective internal control over financial reporting as of October 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

Without qualifying our opinion on the consolidated financial statements, we draw attention to Note 2 to the consolidated financial statements, which indicates that the Bank has changed the manner in which it accounts for financial instruments in 2018 due to the adoption of IFRS 9, Financial Instruments.

Basis for Opinions

Management’s Responsibility for the Consolidated Financial Statements and Internal Control over Financial Reporting

The Bank’s management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board, for maintaining effective internal control over financial reporting necessary to enable the preparation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.

Auditor’s Responsibility

Our responsibility is to express opinions on the Bank’s consolidated financial statements and on the Bank’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States)(PCAOB) and are required to be independent with respect to the Bank in accordance with the ethical requirements that are relevant to our audits, which include those set forth in Canada, the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of the Bank’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB and we also conducted our audits of the Bank’s consolidated financial statements in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects. Those standards also require that we comply with ethical requirements.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Bank’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. Our audits also included evaluating the appropriateness of accounting policies and principles used and the reasonableness of significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

November 27, 2018

We have served as the Bank’s auditor since 2016.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            115

Consolidated Balance Sheets

	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Assets
Cash and due from banks	$30,209	$28,407

Interest-bearing deposits with banks	36,471	32,662
Securities (Notes 2 and 4)
Trading	128,258	127,657
Investment, net of applicable allowance	94,608	90,722
	222,866	218,379

Assets purchased under reverse repurchase agreements and securities borrowed	294,602	220,977
Loans (Notes 2 and 5)
Retail	399,452	385,170
Wholesale	180,278	159,606
	579,730	544,776
Allowance for loan losses (Notes 2 and 5)	(2,912)	(2,159)
	576,818	542,617

Segregated fund net assets (Note 15)	1,368	1,216
Other
Customers’ liability under acceptances	15,641	16,459
Derivatives (Note 8)	94,039	95,023
Premises and equipment (Note 9)	2,832	2,670
Goodwill (Note 10)	11,137	10,977
Other intangibles (Note 10)	4,687	4,507
Other assets (Note 12)	44,064	38,959
	172,400	168,595
Total assets	$1,334,734	$1,212,853
Liabilities and equity
Deposits (Note 13)
Personal	$270,154	$260,213
Business and government	534,371	505,665
Bank	32,521	23,757
	837,046	789,635

Segregated fund net liabilities (Note 15)	1,368	1,216
Other
Acceptances	15,662	16,459
Obligations related to securities sold short	32,247	30,008
Obligations related to assets sold under repurchase agreements and securities loaned	206,814	143,084
Derivatives (Note 8)	90,238	92,127
Insurance claims and policy benefit liabilities (Note 14)	10,000	9,676
Other liabilities (Note 17)	52,273	46,955
	407,234	338,309

Subordinated debentures (Note 18)	9,131	9,265
Total liabilities	1,254,779	1,138,425
Equity attributable to shareholders (Note 20)
Preferred shares	6,309	6,413
Common shares	17,617	17,703
Retained earnings	51,112	45,359
Other components of equity	4,823	4,354
	79,861	73,829
Non-controlling interests (Note 20)	94	599
Total equity	79,955	74,428
Total liabilities and equity	$1,334,734	$1,212,853

The accompanying notes are an integral part of these Consolidated Financial Statements.

David I. McKay	David F. Denison
President and Chief Executive Officer	Director

116            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Consolidated Statements of Income

	For the year ended
(Millions of Canadian dollars, except per share amounts)	October 31 2018	October 31 2017
Interest and dividend income (Note 3)
Loans	$21,249	$18,677
Securities	5,670	4,899
Assets purchased under reverse repurchase agreements and securities borrowed	5,536	3,021
Deposits and other	566	307
	33,021	26,904
Interest expense (Note 3)
Deposits and other	9,603	6,564
Other liabilities	4,905	2,930
Subordinated debentures	322	270
	14,830	9,764
Net interest income	18,191	17,140
Non-interest income
Insurance premiums, investment and fee income (Note 14)	4,279	4,566
Trading revenue	911	806
Investment management and custodial fees	5,377	4,803
Mutual fund revenue	3,551	3,339
Securities brokerage commissions	1,372	1,416
Service charges	1,800	1,770
Underwriting and other advisory fees	2,053	2,093
Foreign exchange revenue, other than trading	1,098	974
Card service revenue	1,054	933
Credit fees	1,394	1,433
Net gains on investment securities (Notes 2 and 4)	147	172
Share of profit in joint ventures and associates (Note 11)	21	335
Other	1,328	889
	24,385	23,529
Total revenue	42,576	40,669
Provision for credit losses (Notes 2, 4 and 5)	1,307	1,150
Insurance policyholder benefits, claims and acquisition expense (Note 14)	2,676	3,053
Non-interest expense
Human resources (Notes 16 and 21)	13,776	13,330
Equipment	1,593	1,434
Occupancy	1,558	1,588
Communications	1,049	1,011
Professional fees	1,379	1,214
Amortization of other intangibles (Note 10)	1,077	1,015
Other	2,401	2,202
	22,833	21,794
Income before income taxes	15,760	14,672
Income taxes (Note 22)	3,329	3,203
Net income	$12,431	$11,469
Net income attributable to:
Shareholders	$12,400	$11,428
Non-controlling interests	31	41
	$12,431	$11,469
Basic earnings per share (in dollars) (Note 23)	$8.39	$7.59
Diluted earnings per share (in dollars) (Note 23)	8.36	7.56
Dividends per common share (in dollars)	3.77	3.48

The accompanying notes are an integral part of these Consolidated Financial Statements.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            117

Consolidated Statements of Comprehensive Income

	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Net income	$12,431	$11,469
Other comprehensive income (loss), net of taxes (Note 22)
Items that will be reclassified subsequently to income:
Net change in unrealized gains (losses) on available-for-sale securities
Net unrealized gains (losses) on available-for-sale securities		134
Reclassification of net losses (gains) on available-for-sale securities to income		(96)
Net change in unrealized gains (losses) on debt securities and loans at fair value through other comprehensive income
Net unrealized gains (losses) on debt securities and loans at fair value through other comprehensive income	(70)
Provision for credit losses recognized in income	(9)
Reclassification of net losses (gains) on debt securities and loans at fair value through other comprehensive income to income	(94)
	(173)	38
Foreign currency translation adjustments
Unrealized foreign currency translation gains (losses)	840	(1,570)
Net foreign currency translation gains (losses) from hedging activities	(237)	438
Reclassification of losses (gains) on foreign currency translation to income	–	(10)
	603	(1,142)
Net change in cash flow hedges
Net gains (losses) on derivatives designated as cash flow hedges	150	622
Reclassification of losses (gains) on derivatives designated as cash flow hedges to income	107	(92)
	257	530
Items that will not be reclassified subsequently to income:
Remeasurements of employee benefit plans (Note 16)	724	790
Net fair value change due to credit risk on financial liabilities designated as fair value through profit or loss	123	(323)
Net gains (losses) on equity securities designated at fair value through other comprehensive income	(2)
	845	467
Total other comprehensive income (loss), net of taxes	1,532	(107)
Total comprehensive income (loss)	$13,963	$11,362
Total comprehensive income attributable to:
Shareholders	$13,931	$11,323
Non-controlling interests	32	39
	$13,963	$11,362

The accompanying notes are an integral part of these Consolidated Financial Statements.

118            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Consolidated Statements of Changes in Equity

	For the year ended October 31, 2017
						Other components of equity
(Millions of Canadian dollars)	Preferred shares	Common shares	Treasury shares – preferred	Treasury shares – common	Retained earnings	Available- for-sale securities	FVOCI securities and loans	Foreign currency translation	Cash flow hedges	Total other components of equity	Equity attributable to shareholders	Non-controlling interests	Total equity
Balance at beginning of period	$6,713	$17,939	$–	$(80)	$41,519	$340		$4,685	$(99)	$4,926	$71,017	$595	$71,612
Changes in equity
Issues of share capital	–	227	–	–	(1)	–		–	–	–	226	–	226
Common shares purchased for cancellation	–	(436)	–	–	(2,674)	–		–	–	–	(3,110)	–	(3,110)
Redemption of trust capital securities	–	–	–	–	–	–		–	–	–	–	–	–
Redemption of preferred shares	(300)	–	–	–	–	–		–	–	–	(300)	–	(300)
Sales of treasury shares	–	–	130	4,414	–	–		–	–	–	4,544	–	4,544
Purchases of treasury shares	–	–	(130)	(4,361)	–	–		–	–	–	(4,491)	–	(4,491)
Share-based compensation awards	–	–	–	–	(40)	–		–	–	–	(40)	–	(40)
Dividends on common shares	–	–	–	–	(5,096)	–		–	–	–	(5,096)	–	(5,096)
Dividends on preferred shares and other	–	–	–	–	(300)	–		–	–	–	(300)	(34)	(334)
Other	–	–	–	–	56	–		–	–	–	56	(1)	55
Net income	–	–	–	–	11,428	–		–	–	–	11,428	41	11,469
Total other comprehensive income (loss), net of taxes	–	–	–	–	467	38		(1,140)	530	(572)	(105)	(2)	(107)
Balance at end of period	$6,413	$17,730	$–	$(27)	$45,359	$378		$3,545	$431	$4,354	$73,829	$599	$74,428

	For the year ended October 31, 2018
						Other components of equity
(Millions of Canadian dollars)	Preferred shares	Common shares	Treasury shares – preferred	Treasury shares – common	Retained earnings	Available- for-sale securities	FVOCI securities and loans	Foreign currency translation	Cash flow hedges	Total other components of equity	Equity attributable to shareholders	Non-controlling interests	Total equity
Balance at beginning of period	$6,413	$17,730	$–	$(27)	$45,359	$378		$3,545	$431	$4,354	$73,829	$599	$74,428
Transition adjustment (Note 2)	–	–	–	–	(558)	(378)	$299	–	–	(79)	(637)	–	(637)
Adjusted balance at beginning of period	$6,413	$17,730	$–	$(27)	$44,801	$–	$299	$3,545	$431	$4,275	$73,192	$599	$73,791
Changes in equity
Issues of share capital	–	92	–	–	–		–	–	–	–	92	–	92
Common shares purchased for cancellation	–	(187)	–	–	(1,335)		–	–	–	–	(1,522)	–	(1,522)
Redemption of trust capital securities	–	–	–	–	–		–	–	–	–	–	(500)	(500)
Redemption of preferred shares	(107)	–	–	–	2		–	–	–	–	(105)	–	(105)
Sales of treasury shares	–	–	259	5,479	–		–	–	–	–	5,738	–	5,738
Purchases of treasury shares	–	–	(256)	(5,470)	–		–	–	–	–	(5,726)	–	(5,726)
Share-based compensation awards	–	–	–	–	(10)		–	–	–	–	(10)	–	(10)
Dividends on common shares	–	–	–	–	(5,442)		–	–	–	–	(5,442)	–	(5,442)
Dividends on preferred shares and other	–	–	–	–	(285)		–	–	–	–	(285)	(37)	(322)
Other	–	–	–	–	136		(138)	–	–	(138)	(2)	–	(2)
Net income	–	–	–	–	12,400		–	–	–	–	12,400	31	12,431
Total other comprehensive income (loss), net of taxes	–	–	–	–	845		(173)	602	257	686	1,531	1	1,532
Balance at end of period	$6,306	$17,635	$3	$(18)	$51,112		$(12)	$4,147	$688	$4,823	$79,861	$94	$79,955

The accompanying notes are an integral part of these Consolidated Financial Statements.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            119

Consolidated Statements of Cash Flows

	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Cash flows from operating activities
Net income	$12,431	$11,469
Adjustments for non-cash items and others
Provision for credit losses	1,307	1,150
Depreciation	569	600
Deferred income taxes	459	203
Amortization and impairment of other intangibles	1,083	1,017
Net changes in investments in joint ventures and associates	(1)	(331)
Losses (Gains) on sale of premises and equipment	–	(1)
Losses (Gains) on investment securities (Note 2)	(149)	(246)
Losses (Gains) on disposition of business	(40)	2
Impairment of available-for-sale securities		52
Adjustments for net changes in operating assets and liabilities
Insurance claims and policy benefit liabilities	218	512
Net change in accrued interest receivable and payable	(88)	(90)
Current income taxes	(2,707)	(1,183)
Derivative assets	984	23,921
Derivative liabilities	(1,889)	(24,423)
Trading securities	2,297	23,624
Loans, net of securitizations	(41,477)	(22,608)
Assets purchased under reverse repurchase agreements and securities borrowed	(73,626)	(34,675)
Deposits, net of securitizations	48,749	33,296
Obligations related to assets sold under repurchase agreements and securities loaned	63,730	39,643
Obligations related to securities sold short	2,239	(20,361)
Brokers and dealers receivable and payable	147	601
Other	3,238	5,553
Net cash from (used in) operating activities	17,474	37,725
Cash flows from investing activities
Change in interest-bearing deposits with banks	(3,809)	(4,811)
Proceeds from sale of investment securities (Note 2)	19,572	11,432
Proceeds from maturity of investment securities (Note 2)	37,536	40,844
Purchases of investment securities (Note 2)	(59,286)	(61,559)
Net acquisitions of premises and equipment and other intangibles	(1,980)	(1,364)
Proceeds from dispositions	14	–
Cash used in acquisitions	(65)	–
Net cash from (used in) investing activities	(8,018)	(15,458)
Cash flows from financing activities
Redemption of trust capital securities	(500)	–
Repayment of subordinated debentures	–	(119)
Issue of common shares	72	199
Common shares purchased for cancellation	(1,522)	(3,110)
Redemption of preferred shares	(105)	(300)
Sales of treasury shares	5,738	4,544
Purchases of treasury shares	(5,726)	(4,491)
Dividends paid	(5,640)	(5,309)
Issuance costs	–	(1)
Dividends/distributions paid to non-controlling interests	(37)	(34)
Change in short-term borrowings of subsidiaries	–	(30)
Net cash from (used in) financing activities	(7,720)	(8,651)
Effect of exchange rate changes on cash and due from banks	66	(138)
Net change in cash and due from banks	1,802	13,478
Cash and due from banks at beginning of period (1)	28,407	14,929
Cash and due from banks at end of period (1)	$30,209	$28,407
Cash flows from operating activities include:
Amount of interest paid	$13,524	$8,803
Amount of interest received	31,386	25,602
Amount of dividend received	1,706	1,729
Amount of income taxes paid	5,818	4,708

(1)	We are required to maintain balances with central banks and other regulatory authorities. The total balances were $2.4 billion as at October 31, 2018 (October 31, 2017 – $2.3 billion; October 31, 2016 – $3.3 billion).

The accompanying notes are an integral part of these Consolidated Financial Statements.

120            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Note 1 General information

Royal Bank of Canada and its subsidiaries (the Bank) provide diversified financial services including Personal and Commercial Banking, Wealth Management, Insurance, Investor and Treasury Services and Capital Markets products and services on a global basis. Refer to Note 27 for further details on our business segments.

The parent bank, Royal Bank of Canada, is a Schedule I Bank under the Bank Act (Canada) incorporated and domiciled in Canada. Our corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada and our head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada. Our common shares are listed on the Toronto Stock Exchange and New York Stock Exchange with the ticker symbol RY.

These Consolidated Financial Statements are prepared in compliance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Unless otherwise stated, monetary amounts are stated in Canadian dollars. Tabular information is stated in millions of dollars, except as noted. These Consolidated Financial Statements also comply with Subsection 308 of the Bank Act (Canada), which states that, except as otherwise specified by the OSFI, our Consolidated Financial Statements are to be prepared in accordance with IFRS. Except where otherwise noted, the accounting policies outlined in Note 2 have been consistently applied to all periods presented.

On November 27, 2018, the Board of Directors authorized the Consolidated Financial Statements for issue.

Note 2 Summary of significant accounting policies, estimates and judgments

The significant accounting policies used in the preparation of these Consolidated Financial Statements, including the accounting requirements prescribed by OSFI, are summarized below. These accounting policies conform, in all material respects, to IFRS. Except where otherwise noted, the same accounting policies have been applied to all periods presented.

General

Use of estimates and assumptions

In preparing our Consolidated Financial Statements, management is required to make subjective estimates and assumptions that affect the reported amount of assets, liabilities, net income and related disclosures. Estimates made by management are based on historical experience and other assumptions that are believed to be reasonable. Key sources of estimation uncertainty include: securities impairment, determination of fair value of financial instruments, the allowance for credit losses, insurance claims and policy benefit liabilities, pensions and other post-employment benefits, income taxes, carrying value of goodwill and other intangible assets, litigation provisions, and deferred revenue under the credit card customer loyalty reward program. Accordingly, actual results may differ from these and other estimates thereby impacting our future Consolidated Financial Statements. Refer to the relevant accounting policies in this Note for details on our use of estimates and assumptions.

Significant judgments

In preparation of these Consolidated Financial Statements, management is required to make significant judgments that affect the carrying amounts of certain assets and liabilities, and the reported amounts of revenues and expenses recorded during the period. Significant judgments have been made in the following areas and discussed as noted in the Consolidated Financial Statements:

Consolidation of structured entities	Note 2 Note 7	Securities impairment (under IAS 39)	Note 2 Note 4
Fair value of financial instruments	Note 2 Note 3	Application of the effective interest method	Note 2
Allowance for credit losses	Note 2 Note 4 Note 5	Derecognition of financial assets	Note 2 Note 6
Employee benefits	Note 2 Note 16	Income taxes	Note 2 Note 22
Goodwill and other intangibles	Note 2 Note 10	Provisions	Note 2 Note 24 Note 25

Basis of consolidation

Our Consolidated Financial Statements include the assets and liabilities and results of operations of the parent company, Royal Bank of Canada, and its subsidiaries including certain structured entities, after elimination of intercompany transactions, balances, revenues and expenses.

Consolidation

Subsidiaries are those entities, including structured entities, over which we have control. We control an entity when we are exposed, or have rights, to variable returns from our involvement with the entity and have the ability to affect those returns through our power over the investee. We have power over an entity when we have existing rights that give us the current ability to direct the activities that most significantly affect the entity’s returns (relevant activities). Power may be determined on the basis of voting rights or, in the case of structured entities, other contractual arrangements.

We are not deemed to control an entity when we exercise power over an entity in an agency capacity. In determining whether we are acting as an agent, we consider the overall relationship between us, the investee and other parties to the arrangement with respect to the following factors: (i) the scope of our decision-making power; (ii) the rights held by other parties; (iii) the remuneration to which we are entitled; and (iv) our exposure to variability of returns.

The determination of control is based on the current facts and circumstances and is continuously assessed. In some circumstances, different factors and conditions may indicate that different parties control an entity depending on whether those factors and conditions are assessed in isolation or in totality. Significant judgment is applied in assessing the relevant factors and conditions in totality when determining whether we control an entity. Specifically, judgment is applied in assessing whether we have substantive decision-making rights over the relevant activities and whether we are exercising our power as a principal or an agent.

We consolidate all subsidiaries from the date we obtain control and cease consolidation when an entity is no longer controlled by us. Our consolidation conclusions affect the classification and amount of assets, liabilities, revenues and expenses reported in our Consolidated Financial Statements.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            121

Note 2 Summary of significant accounting policies, estimates and judgments (continued)

Non-controlling interests in subsidiaries that we consolidate are shown on our Consolidated Balance Sheets as a separate component of equity which is distinct from our shareholders’ equity. The net income attributable to non-controlling interests is separately disclosed in our Consolidated Statements of Income.

Investments in joint ventures and associates

Our investments in associated corporations and limited partnerships over which we have significant influence are accounted for using the equity method. The equity method is also applied to our interests in joint ventures over which we have joint control. Under the equity method of accounting, investments are initially recorded at cost, and the carrying amount is increased or decreased to recognize our share of the investee’s net profit or loss, including our proportionate share of the investee’s other comprehensive income (OCI), subsequent to the date of acquisition.

Non-current assets held for sale and discontinued operations

Non-current assets (and disposal groups) are classified as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. This condition is satisfied when the asset is available for immediate sale in its present condition, management is committed to the sale, and it is highly probable to occur within one year. Non-current assets (and disposal groups) classified as held for sale are measured at the lower of their previous carrying amount and fair value less costs to sell and if significant, are presented separately from other assets on our Consolidated Balance Sheets.

A disposal group is classified as a discontinued operation if it meets the following conditions: (i) it is a component that can be distinguished operationally and financially from the rest of our operations and (ii) it represents either a separate major line of business or is part of a single co-ordinated plan to dispose of a separate major line of business or geographical area of operations. Disposal groups classified as discontinued operations are presented separately from our continuing operations in our Consolidated Statements of Income.

Financial Instruments

Changes in accounting policies

During the first quarter, we adopted IFRS 9 Financial Instruments (IFRS 9). As a result of the application of IFRS 9, we changed our accounting policies in the areas indicated below, and these new policies were applicable from November 1, 2017. As permitted by the transition provisions of IFRS 9, we elected not to restate comparative period results; accordingly, all comparative period information is presented in accordance with our previous accounting policies, as indicated below. Adjustments to carrying amounts of financial assets and liabilities at the date of initial application (November 1, 2017) were recognized in opening Retained earnings and Other components of equity in the current period. New or amended disclosures have been provided for the current period, where applicable, and comparative period disclosures are consistent with those made in the prior year.

Policies applicable beginning November 1, 2017 (IFRS 9)

Classification of financial assets (IFRS 9)

Financial assets are measured at initial recognition at fair value, and are classified and subsequently measured at fair value through profit or loss (FVTPL), fair value through other comprehensive income (FVOCI) or amortized cost based on our business model for managing the financial instruments and the contractual cash flow characteristics of the instrument.

Debt instruments are measured at amortized cost if both of the following conditions are met and the asset is not designated as FVTPL: (a) the asset is held within a business model that is Held-to-Collect (HTC) as described below, and (b) the contractual terms of the instrument give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding (SPPI).

Debt instruments are measured at FVOCI if both of the following conditions are met and the asset is not designated as FVTPL: (a) the asset is held within a business model that is Held-to-Collect-and-Sell (HTC&S) as described below, and (b) the contractual terms of the instrument give rise, on specified dates, to cash flows that are SPPI.

All other debt instruments are measured at FVTPL.

Equity instruments are measured at FVTPL, unless the asset is not held for trading purposes and we make an irrevocable election to designate the asset as FVOCI. This election is made on an instrument-by-instrument basis.

Business model assessment

We determine our business models at the level that best reflects how we manage portfolios of financial assets to achieve our business objectives. Judgment is used in determining our business models, which is supported by relevant, objective evidence including:

•

How the economic activities of our businesses generate benefits, for example through trading revenue, enhancing yields or hedging funding or other costs and how such economic activities are evaluated and reported to key management personnel;

•

The significant risks affecting the performance of our businesses, for example, market risk, credit risk, or other risks as described in the Risk Management section of Management’s Discussion and Analysis, and the activities undertaken to manage those risks;

•	Historical and future expectations of sales of the loans or securities portfolios managed as part of a business model; and
•	The compensation structures for managers of our businesses, to the extent that these are directly linked to the economic performance of the business model.

Our business models fall into three categories, which are indicative of the key strategies used to generate returns:

•

HTC: The objective of this business model is to hold loans and securities to collect contractual principal and interest cash flows. Sales are incidental to this objective and are expected to be insignificant or infrequent.

•	HTC&S: Both collecting contractual cash flows and sales are integral to achieving the objective of the business model.
•	Other fair value business models: These business models are neither HTC nor HTC&S, and primarily represent business models where assets are held-for-trading or managed on a fair value basis.

SPPI assessment

Instruments held within a HTC or HTC&S business model are assessed to evaluate if their contractual cash flows are comprised of solely payments of principal and interest. SPPI payments are those which would typically be expected from basic lending arrangements. Principal amounts include par repayments from lending and financing arrangements, and interest primarily relates to basic lending returns, including compensation for credit risk and the time value of money associated with the principal amount outstanding over a period of time. Interest can also include other basic lending risks and costs (for example, liquidity risk, servicing or administrative costs) associated with holding the financial asset for a period of time, and a profit margin.

122            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Where the contractual terms introduce exposure to risk or variability of cash flows that are inconsistent with a basic lending arrangement, the related financial asset is classified and measured at FVTPL.

Securities (IFRS 9)

Trading securities include all securities that are classified as FVTPL by nature and securities designated as FVTPL. Obligations to deliver trading securities sold but not yet purchased are recorded as liabilities and carried at fair value. Realized and unrealized gains and losses on these securities are generally recorded as Trading revenue or Non-interest income – Other. Dividends and interest income accruing on Trading securities are recorded in Interest income. Interest and dividends accrued on interest-bearing and equity securities sold short are recorded in Interest expense.

Investment securities include all securities classified as FVOCI and amortized cost. All investment securities are initially recorded at fair value and subsequently measured according to the respective classification.

Investment securities carried at amortized cost are measured using the effective interest method, and are presented net of any allowance for credit losses, calculated in accordance with our policy for Allowance for credit losses, as described below. Interest income, including the amortization of premiums and discounts on securities measured at amortized cost are recorded in interest income. Impairment gains or losses recognized on amortized cost securities are recorded in Provision for credit losses (PCL). When a debt instrument measured at amortized cost is sold, the difference between the sale proceeds and the amortized cost of the security at the time of the sale is recorded as Net gains on Investment securities in Non-interest income.

Debt securities carried at FVOCI are measured at fair value with unrealized gains and losses arising from changes in fair value included in Other components of equity. Impairment gains and losses are included in PCL and correspondingly reduce the accumulated changes in fair value included in Other components of equity. When a debt instrument measured at FVOCI is sold, the cumulative gain or loss is reclassified from Other components of equity to Net gains on Investment securities in Non-interest income.

Equity securities carried at FVOCI are measured at fair value. Unrealized gains and losses arising from changes in fair value are recorded in Other components of equity and not subsequently reclassified to profit or loss when realized. Dividends from FVOCI equity securities are recognized in Interest income.

We account for all of our securities using settlement date accounting and changes in fair value between the trade date and settlement date are reflected in income for securities measured at FVTPL, and changes in the fair value of securities measured at FVOCI between the trade and settlement dates are recorded in OCI except for changes in foreign exchange rates on debt securities, which are recorded in Non-interest income-Other.

Fair value option (IFRS 9)

A financial instrument with a reliably measurable fair value can be designated as FVTPL (the fair value option) on its initial recognition even if the financial instrument was not acquired or incurred principally for the purpose of selling or repurchasing. The fair value option can be used for financial assets if it eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities, or recognizing related gains and losses on a different basis (an accounting mismatch). The fair value option can be elected for financial liabilities if: (i) the election eliminates an accounting mismatch; (ii) the financial liability is part of a portfolio that is managed on a fair value basis, in accordance with a documented risk management or investment strategy; or (iii) there is an embedded derivative in the financial or non-financial host contract and the derivative is not closely related to the host contract. These instruments cannot be reclassified out of the FVTPL category while they are held or issued.

Financial assets designated as FVTPL are recorded at fair value and any unrealized gain or loss arising due to changes in fair value is included in Trading revenue or Non-interest income – Other, depending on our business purpose for holding the financial asset.

Financial liabilities designated as FVTPL are recorded at fair value and fair value changes attributable to changes in our own credit risk are recorded in OCI. Own credit risk amounts recognized in OCI will not be reclassified subsequently to net income. The remaining fair value changes not attributable to changes in our own credit risk are recorded in Trading revenue or Non-interest income – Other, depending on our business purpose for holding the financial liability. Upon initial recognition, if we determine that presenting the effects of own credit risk changes in OCI would create or enlarge an accounting mismatch in net income, the full fair value change in our debt designated as FVTPL is recognized in net income. To make that determination, we assess whether we expect that the effects of changes in the liability’s credit risk will be offset in profit or loss by a change in the fair value of another financial instrument measured at FVTPL. Such an expectation is based on an economic relationship between the characteristics of the liability and the characteristics of the other financial instrument. The determination is made at initial recognition and is not reassessed. To determine the fair value adjustments on our debt instruments designated as FVTPL, we calculate the present value of the instruments based on the contractual cash flows over the term of the arrangement by using our effective funding rate at the beginning and end of the period.

Loans (IFRS 9)

Loans are debt instruments recognized initially at fair value and are subsequently measured in accordance with the Classification of financial assets policy provided above. The majority of our loans are carried at amortized cost using the effective interest method, which represents the gross carrying amount less allowance for credit losses.

Interest on loans is recognized in Interest income using the effective interest method. The estimated future cash flows used in this calculation include those determined by the contractual term of the asset and all fees that are considered to be integral to the effective interest rate. Also included in this amount are transaction costs and all other premiums or discounts. Fees that relate to activities such as originating, restructuring or renegotiating loans are deferred and recognized as Interest income over the expected term of such loans using the effective interest method. Where there is a reasonable expectation that a loan will be originated, commitment and standby fees are also recognized as interest income over the expected term of the resulting loans using the effective interest method. Otherwise, such fees are recorded as other liabilities and amortized into Non-interest income over the commitment or standby period. Future prepayment fees on mortgage loans are not included as part of the effective interest rate at origination. If prepayment fees are received on a renewal of a mortgage loan before maturity, the fee is included as part of the effective interest rate, and if not renewed, the prepayment fee is recognized in interest income at the prepayment date.

For loans carried at amortized cost or FVOCI, impairment losses are recognized at each balance sheet date in accordance with the three-stage impairment model outlined below.

Allowance for credit losses (IFRS 9)

An allowance for credit losses (ACL) is established for all financial assets, except for financial assets classified or designated as FVTPL and equity securities designated as FVOCI, which are not subject to impairment assessment. Assets subject to impairment assessment include certain loans, debt securities, interest-bearing deposits with banks, customers’ liability under acceptances, accounts and accrued interest receivable,

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            123

Note 2 Summary of significant accounting policies, estimates and judgments (continued)

and finance and operating lease receivables. ACL on loans is presented in Allowance for loan losses. ACL on debt securities measured at FVOCI is presented in Other components of equity. Other financial assets carried at amortized cost are presented net of ACL on our Consolidated Balance Sheets.

Off-balance sheet items subject to impairment assessment include financial guarantees and undrawn loan commitments. For certain retail products, expected credit losses are measured based on the total exposure and are not attributable to the on- and off-balance sheet components. For these products, ACL is presented in Allowance for loan losses to the extent that ACL does not exceed the related loan balance, and thereafter presented in Other Liabilities – Provisions. For all other off-balance sheet products subject to impairment assessment, ACL is separately calculated and included in Other Liabilities – Provisions.

We measure the ACL on each balance sheet date according to a three-stage expected credit loss impairment model:

•	Performing financial assets
•

Stage 1 – From initial recognition of a financial asset to the date on which the asset has experienced a significant increase in credit risk relative to its initial recognition, a loss allowance is recognized equal to the credit losses expected to result from defaults occurring over the 12 months following the reporting date.

•

Stage 2 – Following a significant increase in credit risk relative to the initial recognition of the financial asset, a loss allowance is recognized equal to the credit losses expected over the remaining lifetime of the asset.

•	Impaired financial assets
•

Stage 3 – When a financial asset is considered to be credit-impaired, a loss allowance is recognized equal to credit losses expected over the remaining lifetime of the asset. Interest revenue is calculated based on the carrying amount of the asset, net of the loss allowance, rather than on its gross carrying amount.

The ACL is a discounted probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time horizon. For loan commitments, credit loss estimates consider the portion of the commitment that is expected to be drawn over the relevant time period. For financial guarantees, credit loss estimates are based on the expected payments required under the guarantee contract. For finance lease receivables, credit loss estimates are based on cash flows consistent with the cash flows used in measuring the lease receivable.

Increases or decreases in the required ACL attributable to purchases and new originations, derecognitions or maturities, and remeasurements due to changes in loss expectations or stage transfers are recorded in PCL. Write-offs and recoveries of amounts previously written off are recorded against ACL.

The ACL represents an unbiased estimate of expected credit losses on our financial assets as at the balance sheet date. Judgment is required in making assumptions and estimations when calculating the ACL, including movements between the three stages and the application of forward looking information. The underlying assumptions and estimates may result in changes to the provisions from period to period that significantly affect our results of operations.

Measurement of expected credit losses

Expected credit losses are based on a range of possible outcomes and consider all available reasonable and supportable information including internal and external ratings, historical credit loss experience, and expectations about future cash flows. The measurement of expected credit losses is based primarily on the product of the instrument’s probability of default (PD), loss given default (LGD), and exposure at default (EAD) discounted to the reporting date. The main difference between Stage 1 and Stage 2 expected credit losses for performing financial assets is the respective calculation horizon. Stage 1 estimates project PD, LGD and EAD over a maximum period of 12 months while Stage 2 estimates project PD, LGD and EAD over the remaining lifetime of the instrument.

An expected credit loss estimate is produced for each individual exposure. Relevant parameters are modeled on a collective basis using portfolio segmentation that allows for appropriate incorporation of forward looking information. To reflect other characteristics that are not already considered through modelling, expert credit judgment is exercised in determining the final expected credit losses.

For a small percentage of our portfolios which lack detailed historical information and/or loss experience, we apply simplified measurement approaches that may differ from what is described above. These approaches have been designed to maximize the available information that is reliable and supportable for each portfolio and may be collective in nature.

Expected credit losses are discounted to the reporting period date using the effective interest rate.

Expected life

For instruments in Stage 2 or Stage 3, loss allowances reflect expected credit losses over the expected remaining lifetime of the instrument. For most instruments, the expected life is limited to the remaining contractual life.

An exemption is provided for certain instruments with the following characteristics: (a) the instrument includes both a loan and undrawn commitment component; (b) we have the contractual ability to demand repayment and cancel the undrawn commitment; and (c) our exposure to credit losses is not limited to the contractual notice period. For products in scope of this exemption, the expected life may exceed the remaining contractual life and is the period over which our exposure to credit losses is not mitigated by our normal credit risk management actions. This period varies by product and risk category and is estimated based on our historical experience with similar exposures and consideration of credit risk management actions taken as part of our regular credit review cycle. Products in scope of this exemption include credit cards, overdraft balances and certain revolving lines of credit. Judgment is required in determining the instruments in scope for this exemption and estimating the appropriate remaining life based on our historical experience and credit risk mitigation practices.

Assessment of significant increase in credit risk

The assessment of significant increase in credit risk requires significant judgment. Movements between Stage 1 and Stage 2 are based on whether an instrument’s credit risk as at the reporting date has increased significantly relative to the date it was initially recognized. For the purposes of this assessment, credit risk is based on an instrument’s lifetime PD, not the losses we expect to incur. The assessment is generally performed at the instrument level.

Our assessment of significant increases in credit risk is performed at least quarterly based on three factors. If any of the following factors indicates that a significant increase in credit risk has occurred, the instrument is moved from Stage 1 to Stage 2:

(1)	We have established thresholds for significant increases in credit risk based on both a percentage and absolute change in lifetime PD relative to initial recognition.
(2)	Additional qualitative reviews are performed to assess the staging results and make adjustments, as necessary, to better reflect the positions whose credit risk has increased significantly.

124            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

(3)	Instruments which are 30 days past due are generally considered to have experienced a significant increase in credit risk, even if our other metrics do not indicate that a significant increase in credit risk has occurred.

The thresholds for movement between Stage 1 and Stage 2 are symmetrical. After a financial asset has transferred to Stage 2, if its credit risk is no longer considered to have significantly increased relative to its initial recognition, the financial asset will move back to Stage 1.

For certain instruments with low credit risk as at the reporting date, it is presumed that credit risk has not increased significantly relative to initial recognition. Credit risk is considered to be low if the instrument has a low risk of default, and the borrower has the ability to fulfill their contractual obligations both in the near term and in the longer term, including periods of adverse changes in the economic or business environment. Certain interest-bearing deposits with banks, assets purchased under reverse repurchase agreements, insurance policy loans, and liquidity facilities extended to our multi-seller conduits have been identified as having low credit risk.

Use of forward-looking information

The measurement of expected credit losses for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. The estimation and application of forward-looking information requires significant judgment.

The PD, LGD and EAD inputs used to estimate Stage 1 and Stage 2 credit loss allowances are modelled based on the macroeconomic variables (or changes in macroeconomic variables) that are most closely correlated with credit losses in the relevant portfolio. Each macroeconomic scenario used in our expected credit loss calculation includes a projection of all relevant macroeconomic variables used in our models for a five year period, subsequently reverting to long-run averages. Macroeconomic variables used in our expected credit loss models include, but are not limited to, unemployment rates, gross domestic product growth rates, commodity prices, and Canadian housing prices. Depending on their usage in the models, macroeconomic variables may be projected at a country, province/state or more granular level.

Our estimation of expected credit losses in Stage 1 and Stage 2 is a discounted probability-weighted estimate that considers a minimum of three future macroeconomic scenarios. Our base case scenario is based on macroeconomic forecasts published by our internal economics group. Upside and downside scenarios vary relative to our base case scenario based on reasonably possible alternative macroeconomic conditions. Additional and more severe downside scenarios are designed to capture a broader range of potential credit losses in certain sectors. Scenario design, including the identification of additional downside scenarios, occurs at least on an annual basis and more frequently if conditions warrant.

Scenarios are designed to capture a wide range of possible outcomes and weighted according to our best estimate of the relative likelihood of the range of outcomes that each scenario represents. Scenario weights take into account historical frequency, current trends, and forward-looking conditions and are updated on a quarterly basis. All scenarios considered are applied to all portfolios subject to expected credit losses with the same probabilities.

Our assessment of significant increases in credit risk is based on changes in probability-weighted forward-looking lifetime PD as at the reporting date, using the same macroeconomic scenarios as the calculation of expected credit losses.

Definition of default

The definition of default used in the measurement of expected credit losses is consistent with the definition of default used for our internal credit risk management purposes. Our definition of default may differ across products and consider both quantitative and qualitative factors, such as the terms of financial covenants and days past due. For retail and wholesale borrowers, except as detailed below, default occurs when the borrower is more than 90 days past due on any material obligation to us, and/or we consider the borrower unlikely to make their payments in full without recourse action on our part, such as taking formal possession of any collateral held. For certain credit card balances, default occurs when payments are 180 days past due. For these balances, the use of a period in excess of 90 days past due is reasonable and supported by observable data on write-off and recovery rates experienced on historical credit card portfolios. The definition of default used is applied consistently from period to period and to all financial instruments unless it can be demonstrated that circumstances have changed such that another definition of default is more appropriate.

Credit-impaired financial assets (Stage 3)

Financial assets are assessed for credit-impairment at each balance sheet date and more frequently when circumstances warrant further assessment. Evidence of credit-impairment may include indications that the borrower is experiencing significant financial difficulty, probability of bankruptcy or other financial reorganization, as well as a measurable decrease in the estimated future cash flows evidenced by the adverse changes in the payments status of the borrower or economic conditions that correlate with defaults. An asset that is in Stage 3 will move back to Stage 2 when, as at the reporting date, it is no longer considered to be credit-impaired. The asset will transfer back to Stage 1 when its credit risk at the reporting date is no longer considered to have increased significantly from initial recognition, which could occur during the same reporting period as the transfer from Stage 3 to Stage 2.

When a financial asset has been identified as credit-impaired, expected credit losses are measured as the difference between the asset’s gross carrying amount and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate. For impaired financial assets with drawn and undrawn components, expected credit losses also reflect any credit losses related to the portion of the loan commitment that is expected to be drawn down over the remaining life of the instrument.

When a financial asset is credit-impaired, interest ceases to be recognized on the regular accrual basis, which accrues income based on the gross carrying amount of the asset. Rather, interest income is calculated by applying the original effective interest rate to the amortized cost of the asset, which is the gross carrying amount less the related ACL. Following impairment, interest income is recognized on the unwinding of the discount from the initial recognition of impairment.

ACL for credit-impaired loans in Stage 3 are established at the borrower level, where losses related to impaired loans are identified on individually significant loans, or collectively assessed and determined through the use of portfolio-based rates, without reference to particular loans.

Individually assessed loans (Stage 3)

When individually significant loans are identified as impaired, we reduce the carrying value of the loans to their estimated realizable value by recording an individually assessed ACL to cover identified credit losses. The individually assessed ACL reflects the expected amount of principal and interest calculated under the terms of the original loan agreement that will not be recovered, and the impact of time delays in collecting principal and/or interest (time value of money). The estimated realizable value for each individually significant loan is the present value of expected future cash flows discounted using the original effective interest rate for each loan. When the amounts and timing of future cash flows cannot be estimated with reasonable reliability, the estimated realizable amount may be determined using observable market prices for

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Note 2 Summary of significant accounting policies, estimates and judgments (continued)

comparable loans, the fair value of collateral underlying the loans, and other reasonable and supported methods based on management judgment.

Individually-assessed allowances are established in consideration of a range of possible outcomes, which may include macroeconomic or non-macroeconomic scenarios, to the extent relevant to the circumstances of the specific borrower being assessed. Assumptions used in estimating expected future cash flows reflect current and expected future economic conditions and are generally consistent with those used in Stage 1 and Stage 2 measurement.

Significant judgment is required in assessing evidence of credit-impairment and estimation of the amount and timing of future cash flows when determining expected credit losses. Changes in the amount expected to be recovered would have a direct impact on PCL and may result in a change in the ACL.

Collectively assessed loans (Stage 3)

Loans that are collectively assessed are grouped on the basis of similar risk characteristics, taking into account loan type, industry, geographic location, collateral type, past due status and other relevant factors.

The collectively-assessed ACL reflects: (i) the expected amount of principal and interest calculated under the terms of the original loan agreement that will not be recovered, and (ii) the impact of time delays in collecting principal and/or interest (time value of money).

The expected principal and interest collection is estimated on a portfolio basis and references historical loss experience of comparable portfolios with similar credit risk characteristics, adjusted for the current environment and expected future conditions. A portfolio specific coverage ratio is applied against the impaired loan balance in determining the collectively-assessed ACL. The time value of money component is calculated by using the discount factors applied to groups of loans sharing common characteristics. The discount factors represent the expected recovery pattern of the comparable group of loans, and reflect the historical experience of these groups adjusted for current and expected future economic conditions and/or industry factors. Significant judgment is required in assessing evidence of impairment and estimation of the amount and timing of future cash flows when determining expected credit losses. Changes in the amount expected to be recovered would have a direct impact on PCL and may result in a change in the ACL.

Write-off of loans

Loans and the related ACL are written off, either partially or in full, when there is no realistic prospect of recovery. Where loans are secured, they are generally written off after receipt of any proceeds from the realization of collateral. In circumstances where the net realizable value of any collateral has been determined and there is no reasonable expectation of further recovery, write off may be earlier. For credit cards, the balances and related allowance for credit losses are generally written off when payment is 180 days past due. Personal loans are generally written off at 150 days past due.

Modifications

The original terms of a financial asset may be renegotiated or otherwise modified, resulting in changes to the contractual terms of the financial asset that affect the contractual cash flows. The treatment of such modifications is primarily based on the process undertaken to execute the renegotiation and the nature and extent of changes expected to result. Modifications which are performed for credit reasons, primarily related to troubled debt restructurings, are generally treated as modifications of the original financial asset. Modifications which are performed for other than credit reasons are generally considered to be an expiry of the original cash flows; accordingly, such renegotiations are treated as a derecognition of the original financial asset and recognition of a new financial asset.

If a modification of terms does not result in derecognition of the financial asset, the carrying amount of the financial asset is recalculated as the present value of the renegotiated or modified contractual cash flows, discounted at the original effective interest rate and a gain or loss is recognized. The financial asset continues to be subject to the same assessments for significant increase in credit risk relative to initial recognition and credit-impairment, as described above. A modified financial asset will transfer out of Stage 3 if the conditions that led to it being identified as credit-impaired are no longer present and relate objectively to an event occurring after the original credit-impairment was recognized. A modified financial asset will transfer out of Stage 2 when it no longer satisfies the relative thresholds set to identify significant increases in credit risk, which are based on changes in its lifetime PD, days past due and other qualitative considerations. The financial asset continues to be monitored for significant increases in credit risk and credit-impairment.

If a modification of terms results in derecognition of the original financial asset and recognition of the new financial asset, the new financial asset will generally be recorded in Stage 1, unless it is determined to be credit-impaired at the time of the renegotiation. For the purposes of assessing for significant increases in credit risk, the date of initial recognition for the new financial asset is the date of the modification.

Derivatives (IFRS 9)

When derivatives are embedded in other financial instruments or host contracts, such combinations are known as hybrid instruments. Some of the cash flows of a hybrid instrument vary in a way similar to a stand-alone derivative. If the host contract is a financial asset within the scope of IFRS 9, the classification and measurement criteria are applied to the entire hybrid instrument as described in the Classification of financial assets section of Note 2. If the host contract is a financial liability or an asset that is not within the scope of IFRS 9, embedded derivatives are separately recognized if the economic characteristics and risks of the embedded derivative are not clearly and closely related to the host contract, unless an election has been made to elect the fair value option, as described above. The host contract is accounted for in accordance with the relevant standards.

Policies applicable prior to November 1, 2017 (IAS 39)

Securities (IAS 39)

Securities are classified at inception, based on management’s intention, as fair value through profit or loss (FVTPL), available-for-sale (AFS) or held-to-maturity. Certain debt securities with fixed or determinable payments and which are not quoted in an active market may be classified as loans and receivables.

Trading securities include securities purchased for sale in the near term which are classified as FVTPL by nature and securities designated as FVTPL under the fair value option. Obligations to deliver trading securities sold but not yet purchased are recorded as liabilities and carried at fair value. Realized and unrealized gains and losses on these securities are generally recorded as Trading revenue in Non-interest income. Dividends and interest income accruing on Trading securities are recorded in Interest income. Interest and dividends accrued on interest-bearing and equity securities sold short are recorded in Interest expense.

126            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

AFS securities include: (i) securities which may be sold to meet liquidity needs, in response to or in anticipation of changes in interest rates and resulting prepayment risk, changes in foreign currency risk, changes in funding sources or terms, and (ii) loan substitute securities which are client financings that have been structured as after-tax investments rather than conventional loans in order to provide the clients with a borrowing rate advantage. AFS securities are measured at fair value. Unrealized gains and losses arising from changes in fair value are recorded in OCI. Changes in foreign exchange rates for AFS equity securities are recognized in Other components of equity, while changes in foreign exchange rates for AFS debt securities are recognized in Foreign exchange revenue, other than trading in Non-interest income. When the security is sold, the cumulative gain or loss recorded in Other components of equity is included as Net gains on AFS securities in Non-interest income. Purchase premiums or discounts on AFS debt securities are amortized over the life of the security using the effective interest method and are recognized in Net interest income. Dividends and interest income accruing on AFS securities are recorded in Interest income.

At each reporting date, and more frequently when conditions warrant, we evaluate our AFS securities to determine whether there is any objective evidence of impairment. Such evidence includes: for debt instruments, when an adverse effect on future cash flows from the asset or group of assets can be reliably estimated; for equity securities, when there is a significant or prolonged decline in the fair value of the investment below its cost.

When assessing debt instruments for impairment, we primarily consider counterparty ratings and security-specific factors, including subordination, external ratings, and the value of any collateral held for which there may not be a readily accessible market. Significant judgment is required in assessing impairment as management is required to consider all available evidence in determining whether objective evidence of impairment exists and whether the principal and interest on the AFS debt security can be fully recovered. For complex debt instruments we use cash flow projection models which incorporate actual and projected cash flows for each security based on security-specific factors using a number of assumptions and inputs that involve management judgment, such as default, prepayment and recovery rates. Due to the subjective nature of choosing these inputs and assumptions, the actual amount of the future cash flows and their timing may differ from the estimates used by management and consequently may cause a different conclusion as to the recognition of impairment or measurement of impairment losses.

When assessing equity securities for impairment, we consider factors which include the length of time and extent the fair value has been below cost, along with management’s assessment of the financial condition, business and other risks of the issuer. Management weighs all these factors to determine the impairment but to the extent that management judgment may differ from the actual experience of the timing and amount of the recovery of the fair value, the estimate for impairment could change from period to period based upon future events that may or may not occur, and the conclusion for the impairment of the equity securities may differ.

If an AFS security is impaired, the cumulative unrealized loss previously recognized in Other components of equity is removed from equity and recognized in Net gains on AFS securities under Non-interest income. This amount is determined as the difference between the cost/amortized cost and current fair value of the security less any impairment loss previously recognized. Subsequent to impairment, further declines in fair value are recorded in Non-interest income, while increases in fair value are recognized in Other components of equity until sold. For AFS debt securities, reversal of previously recognized impairment losses is recognized in our Consolidated Statements of Income if the recovery is objectively related to a specific event occurring after recognition of the impairment loss.

Held-to-maturity securities are debt securities where we have the intention and the ability to hold the investment until its maturity date. These securities are initially recorded at fair value and are subsequently measured at amortized cost using the effective interest method, less any impairment losses which we assess using the same impairment model as loans. Interest income and amortization of premiums and discounts on debt securities are recorded in Net interest income. For held-to-maturity securities, reversal of previously recognized impairment losses is recognized in our Consolidated Statements of Income if the recovery is objectively related to a specific event occurring after the recognition of the impairment loss. Reversals of impairment losses on held-to-maturity securities are recorded to a maximum of what the amortized cost of the investment would have been, had the impairment not been recognized at the date the impairment is reversed. Held-to-maturity securities have been included with AFS securities on our Consolidated Balance Sheets.

We account for all of our securities using settlement date accounting and changes in fair value between the trade date and settlement date are reflected in income for securities classified or designated as FVTPL, and changes in the fair value of AFS securities between the trade and settlement dates are recorded in OCI except for changes in foreign exchange rates on debt securities, which are recorded in Non-interest income.

Fair value option (IAS 39)

A financial instrument can be designated as FVTPL (the fair value option) on its initial recognition. An instrument that is designated as FVTPL by way of this fair value option must have a reliably measurable fair value and satisfy one of the following criteria: (i) it eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities, or recognizing gains and losses on them on a different basis (an accounting mismatch); (ii) it belongs to a group of financial assets or financial liabilities or both that are managed, evaluated, and reported to key management personnel on a fair value basis in accordance with our risk management strategy, and we can demonstrate that significant financial risks are eliminated or significantly reduced; or (iii) there is an embedded derivative in the financial or non-financial host contract and the derivative is not closely related to the host contract. These instruments cannot be reclassified out of the FVTPL category while they are held or issued.

Financial assets designated as FVTPL are recorded at fair value and any unrealized gain or loss arising due to changes in fair value is included in Trading revenue or Non-interest income – Other. Financial liabilities designated as FVTPL are recorded at fair value and fair value changes attributable to changes in our own credit risk are recorded in OCI. Amounts recognized in OCI will not be reclassified subsequently to net income. The remaining fair value changes are recorded in Trading revenue or Non-interest income – Other. Upon initial recognition, if we determine that presenting the effects of own credit risk changes in OCI would create or enlarge an accounting mismatch in net income, the full fair value change in our debt designated as FVTPL is recognized in net income.

To determine the fair value adjustments on our debt designated as FVTPL, we calculate the present value of the instruments based on the contractual cash flows over the term of the arrangement by using our effective funding rate at the beginning and end of the period with the change in present value recorded in OCI, Trading revenue or Non-interest income – Other as appropriate.

Loans (IAS 39)

Loans are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and which are not classified as AFS. Loans are initially recognized at fair value. When loans are issued at a market rate, fair value is represented by the cash advanced to the borrowers. Loans are subsequently measured at amortized cost using the effective interest method less impairment, unless we intend to sell them in the near future upon origination or they have been designated as FVTPL, in which case they are carried at fair value.

We assess our loans (including debt securities classified as loans) for objective evidence of impairment at each balance sheet date. Evidence of impairment may include indications that the borrower is experiencing significant financial difficulty, probability of bankruptcy or other financial reorganization, as well as a measurable decrease in the estimated future cash flows evidenced by the adverse changes in the payments status of the borrower or economic conditions that correlate with defaults. Whenever a payment is 90 days past due, loans other than certain credit card balances and loans guaranteed or insured by a Canadian government (Federal or Provincial) or a Canadian government agency

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Note 2 Summary of significant accounting policies, estimates and judgments (continued)

(collectively, Canadian government) are classified as impaired unless they are fully secured and collection efforts are reasonably expected to result in repayment of debt within 180 days of the loans becoming past due. Loans guaranteed by a Canadian government are classified as impaired when the loan is contractually 365 days in arrears. Credit card balances are generally classified as impaired when a payment is 180 days in arrears.

Assets acquired to satisfy loan commitments are recorded at their fair value less costs to sell. Fair value is determined based on either current market value where available or discounted cash flows. Any excess of the carrying value of the loan over the fair value of the assets acquired is recognized by a charge to Provision for credit losses.

Interest on loans is recognized in Interest income – Loans using the effective interest method. The estimated future cash flows used in this calculation include those determined by the contractual term of the asset, all fees that are considered to be integral to the effective interest rate, transaction costs and all other premiums or discounts. Fees that relate to activities such as originating, restructuring or renegotiating loans are deferred and recognized as Interest income over the expected term of such loans using the effective interest method. Where there is a reasonable expectation that a loan will be originated, commitment and standby fees are also recognized as interest income over the expected term of the resulting loans using the effective interest method. Otherwise, such fees are recorded as Other Liabilities and amortized into Non-interest income over the commitment or standby period. Prepayment fees on mortgage loans are not included as part of the effective interest rate at origination as the amounts are not reliably measurable. If prepayment fees are received on a renewal of a mortgage loan, the fee is included as part of the effective interest rate, and if not renewed, the prepayment fee is recognized in interest income at the prepayment date.

Allowance for credit losses (IAS 39)

An allowance for credit losses is established if there is objective evidence that we will be unable to collect all amounts due on our loans portfolio according to the original contractual terms or the equivalent value. This portfolio includes on-balance sheet exposures, such as loans and acceptances, and off-balance sheet items such as letters of credit, guarantees and unfunded commitments.

The allowance for credit losses is increased by the impairment losses recognized and decreased by the amount of write-offs, net of recoveries. The allowance for credit losses for on-balance sheet items is included as a reduction to assets, and the allowance for credit losses relating to off-balance sheet items is included in Provisions under Other Liabilities.

We assess whether objective evidence of impairment exists individually for loans that are individually significant and collectively for loans that are not individually significant. If we determine that no objective evidence of impairment exists for an individually assessed loan, whether significant or not, the loan is included in a group of loans with similar credit risk characteristics and collectively assessed for impairment. Loans that are individually assessed for impairment and for which an impairment loss is recognized are not included in a collective assessment of impairment.

Allowance for credit losses represent management’s best estimates of losses incurred in our loan portfolio at the balance sheet date. Management’s judgment is required in making assumptions and estimations when calculating allowances on both individually and collectively assessed loans. The underlying assumptions and estimates used for both individually and collectively assessed loans can change from period to period and may significantly affect our results of operations.

Individually assessed loans

Loans which are individually significant are assessed individually for objective indicators of impairment. A loan is considered impaired when we determine that we will not be able to collect all amounts due according to the original contractual terms or the equivalent value.

Credit exposures of individually significant loans are evaluated based on factors including the borrower’s overall financial condition, resources and payment record, and where applicable, the realizable value of any collateral. If there is evidence of impairment leading to an impairment loss, then the amount of the loss is determined as the difference between the carrying amount of the loan, including accrued interest, and the estimated recoverable amount. The estimated recoverable amount is measured as the present value of expected future cash flows discounted at the loan’s original effective interest rate, including cash flows that may result from the realization of collateral less costs to sell. Individually-assessed impairment losses reduce the carrying amount of the loan through the use of an allowance account and the amount of the loss is recognized in Provision for credit losses in our Consolidated Statements of Income. Following impairment, interest income is recognized on the unwinding of the discount from the initial recognition of impairment.

Significant judgment is required in assessing evidence of impairment and estimation of the amount and timing of future cash flows when determining the impairment loss. When assessing objective evidence of impairment we primarily consider specific factors such as the financial condition of the borrower, the borrower’s default or delinquency in interest or principal payments, local economic conditions and other observable data. In determining the estimated recoverable amount we consider discounted expected future cash flows at the effective interest rate using a number of assumptions and inputs. Management judgment is involved when choosing these inputs and assumptions used such as the expected amount of the loan that will not be recovered and the cost of time delays in collecting principal and/or interest, and when estimating the value of any collateral held for which there may not be a readily accessible market. Changes in the amount expected to be recovered would have a direct impact on the Provision for credit losses and may result in a change in the Allowance for credit losses.

Collectively assessed loans

Loans which are not individually significant, or which are individually assessed and not determined to be impaired, are collectively assessed for impairment. For the purposes of a collective evaluation of impairment, loans are grouped on the basis of similar risk characteristics, taking into account loan type, industry, geographic location, collateral type, past due status and other relevant factors.

The collective impairment allowance is determined by reviewing factors including: (i) historical loss experience, which takes into consideration historical probabilities of default, loss given default and exposure at default, in portfolios with similar credit risk characteristics, and (ii) management’s judgment on the level of impairment losses based on historical experience relative to the actual level as reported at the balance sheet date, taking into consideration the current portfolio credit quality trends, business and economic and credit conditions, the impact of policy and process changes, and other supporting factors. Future cash flows for a group of loans are collectively evaluated for impairment on the basis of the contractual cash flows of the loans in the group and historical loss experience for loans with credit risk characteristics similar to those in the group. Historical loss experience is adjusted based on current observable data to reflect the effects of current conditions that did not affect the period on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not currently exist. The methodology and assumptions used for estimating future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. Collectively-assessed impairment losses reduce the carrying amount of the aggregated loan position through an allowance account and the amount of the loss is recognized in Provision for credit losses. Following impairment, interest income is recognized on the unwinding of the discount from the initial recognition of impairment.

128            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

The methodology and assumptions used to calculate collective impairment allowances are subject to uncertainty, in part because it is not practicable to identify losses on an individual loan basis due to the large number of individually insignificant loans in the portfolio. Significant judgment is required in assessing historical loss experience, the loss identification period and its relationship to current portfolios including delinquency, and loan balances; and current business, economic and credit conditions including industry specific performance, unemployment and country risks. Changes in these assumptions would have a direct impact on the Provision for credit losses and may result in changes in the related Allowance for credit losses.

Write-off of loans

Loans and the related impairment allowance for credit losses are written off, either partially or in full, when there is no realistic prospect of recovery. Where loans are secured, they are generally written off after receipt of any proceeds from the realization of the collateral. In circumstances where the net realizable value of any collateral has been determined and there is no reasonable expectation of further recovery, write off may be earlier. For credit cards, the balances and related allowance for credit losses are generally written off when payment is 180 days in arrears. Personal loans are generally written off at 150 days past due, except for loans guaranteed or insured by a Canadian government or Canadian government agency, which are written off when the loan is contractually 365 days in arrears.

Derivatives (IAS 39)

When derivatives are embedded in other financial instruments or host contracts, such combinations are known as hybrid instruments with the effect that some of the cash flows of a hybrid instrument vary in a way similar to a stand-alone derivative. If the host contract is not carried at fair value with changes in fair value reported in our Consolidated Statements of Income, the embedded derivative is generally required to be separated from the host contract and accounted for separately as at FVTPL if the economic characteristics and risks of the embedded derivative are not closely related to those of the host contract. All embedded derivatives are presented on a combined basis with the host contracts although they are separated for measurement purposes when conditions requiring separation are met.

Impact of adoption of IFRS 9

Mandatory reclassifications

The combined application of the business model and SPPI tests on adoption of IFRS 9 resulted in the reclassification of the following financial assets and liabilities.

	IFRS 9		IAS 39
	As at
	November 1, 2017		October 31, 2017
(Millions of Canadian dollars)	Measurement category	Carrying amount	Previous measurement category	Carrying amount
Financial assets:
Trading securities (1)	FVTPL	$2,572	Available-for-sale	$2,572
Trading securities (2)	FVTPL	398	Loans and receivables	398
Investment securities (3)	Amortized cost	23,602	Available-for-sale	23,473
Assets purchased under reverse repurchase agreements and securities borrowed (4)	FVTPL	11,720	Loans and receivables	11,720
Loans (2)	FVTPL	380	Loans and receivables	405
Loans (5)	FVOCI	547	Loans and receivables	540

Financial liabilities:
Other
Obligations related to assets sold under repurchase agreements and securities loaned (4)	FVTPL (designated)	$2,534	Amortized cost	$2,534

(1)	$833 million of equity securities previously classified as available-for-sale were reclassified to FVTPL by nature. $1,739 million of debt securities previously classified as available-for-sale whose cash flows are not solely payments of principal or interest were reclassified to FVTPL.
(2)	Loans and securities whose cash flows are not solely payments of principal or interest were reclassified to FVTPL.
(3)	Debt securities managed within a HTC business model were reclassified from available-for-sale to amortized cost. As at October 31, 2018, the fair value of these securities was $17,870 million. For the year ended October 31, 2018, $271 million of losses would have been recognized in OCI if the securities had not been reclassified.
(4)	Assets purchased under reverse repurchase agreements and securities borrowed previously classified as loans and receivables were reclassified to FVTPL as they are managed on a fair value basis. Obligations related to assets sold under repurchase agreements and securities loaned, previously measured at amortized cost, were designated as FVTPL as they are similarly managed on a fair value basis.
(5)	Loans managed under a business model to HTC&S were reclassified to FVOCI.

Items previously designated as FVTPL

The following financial assets previously designated as FVTPL were classified as FVTPL by nature because the assets are managed on a fair value basis or FVOCI as they are managed under a business model to HTC&S.

	IFRS 9		IAS 39
	As at
	November 1, 2017		October 31, 2017
(Millions of Canadian dollars)	Measurement category	Carrying amount	Previous Measurement category	Carrying amount
Financial assets:
Investment securities	FVOCI	$18	FVTPL (designated)	$18
Trading securities	FVTPL	4,291	FVTPL (designated)	4,291
Assets purchased under reverse repurchase agreements and securities borrowed	FVTPL	138,979	FVTPL (designated)	138,979
Loans	FVTPL	2,296	FVTPL (designated)	2,296
Other assets	FVTPL	1,212	FVTPL (designated)	1,212

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            129

Note 2 Summary of significant accounting policies, estimates and judgments (continued)

Optional designations

In conjunction with the classification changes required by IFRS 9, the following optional designations have been made on transition to IFRS 9.

	IFRS 9		IAS 39
	As at
	November 1, 2017		October 31, 2017
(Millions of Canadian dollars)	Measurement category	Carrying amount	Previous measurement category	Carrying amount
Financial assets:
Investment securities (1)	FVOCI (designated)	$384	Available for sale	$384
Loans (2)	FVTPL (designated)	1,368	Loans and receivables	1,263

Financial liabilities:
Deposits (3)	FVTPL (designated)	$295	Amortized cost	$324

(1)	Certain equity securities that are not held for trading purposes have been designated as FVOCI.
(2)	Loans in our insurance business were designated as FVTPL to address an accounting mismatch with the related liabilities.
(3)	Certain deposits were designated as FVTPL to address an accounting mismatch with the related loans, which were reclassified to FVTPL because their cash flows are not solely payments of principal or interest.

Other

The following table presents other changes resulting from the adoption of IFRS 9.

	IFRS 9		IAS 39
	As at
	November 1, 2017		October 31, 2017
(Millions of Canadian dollars)	Measurement category	Carrying amount	Previous measurement category	Carrying amount
Financial assets:
Investment securities (1)	Amortized cost	$7,220	Loans and receivables	$7,232
Investment securities (1)	Amortized cost	14,665	Held to maturity	14,845

(1)	Prior to the adoption of IFRS 9, certain financial assets were reclassified from available-for-sale to held-to-maturity or loans and receivables. Upon adoption of IFRS 9, these financial assets were remeasured as if they had always been carried at amortized cost and reclassified to Investment Securities.

Balance sheet presentation

On November 1, 2017, the balance sheet line item under Securities previously titled Available for sale was re-named to ‘Investment’. Investment securities represent all securities other than those measured at FVTPL, which are presented as Trading. For comparative periods, Investment securities represent securities previously classified as available-for-sale and held-to-maturity under IAS 39. For the current period, Investment securities represent securities classified as FVOCI and amortized cost under IFRS 9.

Allowance for credit losses

The following table is a comparison of impairment allowances determined in accordance with IAS 39 and IAS 37 to the corresponding impairment allowance determined in accordance with IFRS 9 as at November 1, 2017.

	IAS 39 / IAS 37 as at October 31, 2017			Transition Adjustments	IFRS 9 as at November 1, 2017
(Millions of Canadian dollars)	Collectively assessed (1)	Individually assessed	Total		Stage 1	Stage 2	Stage 3	Total
Debt securities at fair value through other comprehensive income (2) (3)	$–	$–	$–	$25	$3	$22	$–	$25
Debt securities at amortized cost (4)	–	–	–	54	9	45	–	54
Assets purchased under reverse repurchase agreements and securities borrowed at amortized cost	–	–	–	1	1	–	–	1
Loans at amortized cost	1,855	304	2,159	590	845	1,184	720	2,749
Customer liability under acceptances at amortized cost	–	–	–	20	15	5	–	20
Other assets at amortized cost	–	–	–	1	–	1	–	1
Off-balance sheet loan commitments and financial guarantees	91	–	91	143	104	130	–	234
Total allowance for credit losses	$1,946	$304	$2,250	$834	$977	$1,387	$720	$3,084

(1)	Includes the allowance for loans not yet identified as impaired and collectively-assessed allowances for impaired loans.
(2)	The allowance for credit losses on financial assets at FVOCI is presented in Other components of equity.
(3)	Previously available-for-sale debt securities under IAS 39.
(4)	Previously held-to-maturity securities under IAS 39.

130            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

The table below provides the reconciliations from IAS 39 to IFRS 9 for our Consolidated Balance Sheets, showing separately the impacts of adopting the IFRS 9 impairment, and classification and measurement, requirements. The related tax impacts are included in Other assets – Other.

Consolidated Balance Sheets

(Millions of Canadian Dollars)	As at October 31, 2017 IAS 39	Impact of classification and measurement	Impact of impairment	Total Impact	As at November 1, 2017 IFRS 9
Assets
Cash and due from banks	$28,407	$–	$–	$–	$28,407
Interest-bearing deposits with banks	32,662	–	–	–	32,662
Securities
Trading	127,657	2,952	–	2,952	130,609
Investment, net of applicable allowance	90,722	4,615	(54)	4,561	95,283
	218,379	7,567	(54)	7,513	225,892
Assets purchased under reverse repurchase agreements and securities borrowed	220,977	–	(1)	(1)	220,976

Loans
Retail	385,170	(8)	–	(8)	385,162
Wholesale	159,606	(7,535)	8	(7,527)	152,079
	544,776	(7,543)	8	(7,535)	537,241
Allowance for loan losses	(2,159)	–	(590)	(590)	(2,749)

Segregated fund net assets	1,216	–	–	–	1,216
Other
Customers’ liability under acceptances	16,459	–	(20)	(20)	16,439
Derivatives	95,023	–	–	–	95,023
Premises and equipment	2,670	–	–	–	2,670
Goodwill	10,977	–	–	–	10,977
Other intangibles	4,507	–	–	–	4,507
Other assets	38,959	(1)	217	216	39,175
	168,595	(1)	197	196	168,791
Total Assets	$1,212,853	$23	$(440)	$(417)	$1,212,436

Liabilities
Deposits
Personal	$260,213	$–	$–	$–	$260,213
Business and government	505,665	(29)	–	(29)	505,636
Bank	23,757	–	–	–	23,757
	789,635	(29)	–	(29)	789,606

Segregated fund net liabilities	1,216	–	–	–	1,216
Other
Acceptances	16,459	–	–	–	16,459
Obligations related to securities sold short	30,008	–	–	–	30,008
Obligations related to assets sold under repurchase agreements and securities loaned	143,084	–	–	–	143,084
Derivatives	92,127	–	–	–	92,127
Insurance claims and policy benefit	9,676	106	–	106	9,782
Other liabilities	46,955	–	143	143	47,098
	338,309	106	143	249	338,558

Subordinated debentures	9,265	–	–	–	9,265
Total liabilities	1,138,425	77	143	220	1,138,645

Equity attributable to shareholders
Preferred shares	6,413	–	–	–	6,413
Common shares	17,703	–	–	–	17,703
Retained earnings	45,359	44	(602)	(558)	44,801
Other components of equity	4,354	(98)	19	(79)	4,275
	73,829	(54)	(583)	(637)	73,192
Non-controlling interests	599	–	–	–	599
Total equity	74,428	(54)	(583)	(637)	73,791
Total liabilities and equity	$1,212,853	$23	$(440)	$(417)	$1,212,436

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            131

Note 2 Summary of significant accounting policies, estimates and judgments (continued)

Policies under both IFRS 9 and IAS 39

Determination of fair value (IFRS 9 and IAS 39)

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We determine fair value by incorporating all factors that market participants would consider in setting a price, including commonly accepted valuation approaches.

The Board of Directors provides oversight on valuation of financial instruments, primarily through the Audit Committee and Risk Committee. The Audit Committee reviews the presentation and disclosure of financial instruments that are measured at fair value, while the Risk Committee assesses the adequacy of governance structures and control processes for the valuation of these instruments.

We have established policies, procedures and controls for valuation methodologies and techniques to ensure that fair value is reasonably estimated. Major valuation processes and controls include, but are not limited to, profit and loss decomposition, independent price verification (IPV) and model validation standards. These control processes are managed by either Finance or Group Risk Management and are independent of the relevant businesses and their trading functions. Profit and loss decomposition is a process to explain the fair value changes of certain positions and is performed daily for trading portfolios. All fair value instruments are subject to IPV, a process whereby trading function valuations are verified against external market prices and other relevant market data. Market data sources include traded prices, brokers and price vendors. We give priority to those third-party pricing services and prices having the highest and most consistent accuracy. The level of accuracy is determined over time by comparing third-party price values to traders’ or system values, to other pricing service values and, when available, to actual trade data. Quoted prices for identical instruments from pricing services or brokers are generally not adjusted unless there are issues such as stale prices. If multiple quotes for identical instruments are received, fair value is based on an average of the prices received or the quote from the most reliable vendor, after the outlier prices that fall outside of the pricing range are removed. Other valuation techniques are used when a price or quote is not available. Some valuation processes use models to determine fair value. We have a systematic and consistent approach to control the use of models. Valuation models are approved for use within our model risk management framework. The framework addresses, among other things, model development standards, validation processes and procedures and approval authorities. Model validation ensures that a model is suitable for its intended use and sets parameters for its use. All models are revalidated regularly by qualified personnel who are independent of the model design and development. Annually our model risk profile is reported to the Board of Directors.

IFRS 13 Fair Value Measurement permits an exception, through an accounting policy choice, to measure the fair value of a portfolio of financial instruments on a net open risk position basis when certain criteria are met. We have elected to use this policy choice to determine the fair value of certain portfolios of financial instruments, primarily derivatives, based on a net exposure to market or credit risk.

We record valuation adjustments to appropriately reflect counterparty credit quality of our derivative portfolio, differences between the actual counterparty collateral discount curve and standard overnight index swap (OIS) discounting for collateralized derivatives, funding valuation adjustments (FVA) for uncollateralized and under-collateralized over-the-counter (OTC) derivatives, unrealized gains or losses at inception of the transaction, bid-offer spreads, unobservable parameters and model limitations. These adjustments may be subjective as they require significant judgment in the input selection, such as implied probability of default and recovery rate, and are intended to arrive at a fair value that is determined based on assumptions that market participants would use in pricing the financial instrument. The realized price for a transaction may be different from its recorded value, previously estimated using management judgment. Valuation adjustments may therefore impact unrealized gains and losses recognized in Non-interest income – Trading revenue or Other.

Valuation adjustments are recorded for the credit risk of our derivative portfolios in order to arrive at their fair values. Credit valuation adjustments (CVA) take into account our counterparties’ creditworthiness, the current and potential future mark-to-market of transactions and the effects of credit mitigants such as master netting and collateral agreements. CVA amounts are derived from estimates of exposure at default, probability of default, recovery rates on a counterparty basis and market and credit factor correlations. Exposure at default is the value of expected derivative related assets and liabilities at the time of default, estimated through modelling using underlying risk factors. Probability of default is implied from the market prices for credit protection and the credit ratings of the counterparty. When market data is unavailable, it is estimated by incorporating assumptions and adjustments that market participants would use for determining fair value using these inputs. Correlation is the statistical measure of how credit and market factors may move in relation to one another. Correlation is estimated using historical data. CVA is calculated daily and changes are recorded in Non-interest income – Trading revenue.

FVA are also calculated to incorporate the cost and benefit of funding in the valuation of uncollateralized and under-collateralized OTC derivatives. Future expected cash flows of these derivatives are discounted to reflect the cost and benefit of funding the derivatives by using a funding curve, implied volatilities and correlations as inputs.

Where required, a valuation adjustment is made to reflect the unrealized gain or loss at inception of a financial instrument contract where the fair value of that financial instrument is not obtained from a quoted market price or cannot be evidenced by other observable market transactions based on a valuation technique incorporating observable market data.

A bid-offer valuation adjustment is required when a financial instrument is valued at the mid-market price, instead of the bid or offer price for asset or liability positions, respectively. The valuation adjustment takes into account the spread from the mid-market price to either the bid or offer price.

Some valuation models require parameter calibration from such factors as market observable option prices. The calibration of parameters may be sensitive to factors such as the choice of instruments or optimization methodology. A valuation adjustment is also estimated to mitigate the uncertainties of parameter calibration and model limitations.

In determining fair value, a hierarchy is used which prioritizes the inputs to valuation techniques. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Determination of fair value based on this hierarchy requires the use of observable market data whenever available. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model inputs that are either observable, or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 3 inputs are one or more inputs that are unobservable and significant to the fair value of the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available at the measurement date. The availability of inputs for valuation may affect the selection of valuation techniques. The classification of a financial instrument in the hierarchy for disclosure purposes is based upon the lowest level of input that is significant to the measurement of fair value.

Where observable prices or inputs are not available, management judgment is required to determine fair values by assessing other relevant sources of information such as historical data, proxy information from similar transactions, and through extrapolation and interpolation techniques. For more complex or illiquid instruments, significant judgment is required in the determination of the model used, the selection of model inputs, and in some cases the application of valuation adjustments to the model value or quoted price for inactively traded financial

132            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

instruments, as the selection of model inputs may be subjective and the inputs may be unobservable. Unobservable inputs are inherently uncertain as there is little or no market data available from which to determine the level at which the transaction would occur under normal business circumstances. Appropriate parameter uncertainty and market risk valuation adjustments for such inputs and other model risk valuation adjustments are assessed in all such instances.

Derecognition of financial assets (IFRS 9 and IAS 39)

Financial assets are derecognized from our Consolidated Balance Sheets when our contractual rights to the cash flows from the assets have expired, when we retain the rights to receive the cash flows of the assets but assume an obligation to pay those cash flows to a third party subject to certain pass-through requirements or when we transfer our contractual rights to receive the cash flows and substantially all of the risk and rewards of the assets have been transferred. When we retain substantially all of the risks and rewards of the transferred assets, the transferred assets are not derecognized from our Consolidated Balance Sheets and are accounted for as secured financing transactions. When we neither retain nor transfer substantially all risks and rewards of ownership of the assets, we derecognize the assets if control over the assets is relinquished. If we retain control over the transferred assets, we continue to recognize the transferred assets to the extent of our continuing involvement.

Management’s judgment is applied in determining whether the contractual rights to the cash flows from the transferred assets have expired or whether we retain the rights to receive cash flows on the assets but assume an obligation to pay for those cash flows. We derecognize transferred financial assets if we transfer substantially all the risks and rewards of the ownership in the assets. When assessing whether we have transferred substantially all of the risk and rewards of the transferred assets, management considers the Bank’s exposure before and after the transfer with the variability in the amount and timing of the net cash flows of the transferred assets. In transfers in which we retain the servicing rights, management has applied judgment in assessing the benefits of servicing against market expectations. When the benefits of servicing are greater than fair value, a servicing asset is recognized in Other assets in our Consolidated Balance Sheets. When the benefits of servicing are less than fair value, a servicing liability is recognized in Other liabilities in our Consolidated Balance Sheets.

Derecognition of financial liabilities (IFRS 9 and IAS 39)

We derecognize a financial liability from our Consolidated Balance Sheets when our obligation specified in the contract expires, or is discharged or cancelled. We recognize the difference between the carrying amount of a financial liability transferred and the consideration paid in our Consolidated Statements of Income.

Interest (IFRS 9 and IAS 39)

Interest is recognized in Interest income and Interest expense in the Consolidated Statements of Income for all interest-bearing financial instruments. The effective interest rate is the rate that discounts estimated future cash flows over the expected life of the financial asset or liability to the net carrying amount upon initial recognition. Significant judgment is applied in determining the effective interest rate due to uncertainty in the timing and amounts of future cash flows.

Dividend income (IFRS 9 and IAS 39)

Dividend income is recognized when the right to receive payment is established. This is the ex-dividend date for listed equity securities, and usually the date when shareholders have approved the dividend for unlisted equity securities.

Transaction costs (IFRS 9 and IAS 39)

Transaction costs are expensed as incurred for financial instruments classified or designated as FVTPL. For other financial instruments, transaction costs are capitalized on initial recognition. For financial assets and financial liabilities measured at amortized cost, capitalized transaction costs are amortized through net income over the estimated life of the instrument using the effective interest method. For financial assets measured at FVOCI (AFS financial assets under IAS 39) that do not have fixed or determinable payments and no fixed maturity, capitalized transaction costs are recognized in net income when the asset is derecognized or becomes impaired.

Offsetting financial assets and financial liabilities (IFRS 9 and IAS 39)

Financial assets and financial liabilities are offset on the balance sheet when there exists both a legally enforceable right to offset the recognized amounts and an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Assets purchased under reverse repurchase agreements and sold under repurchase agreements (IFRS 9 and IAS 39)

We purchase securities under agreements to resell (reverse repurchase agreements) and take possession of these securities. We monitor the market value of the securities purchased and additional collateral is obtained when appropriate. We have the right to liquidate the collateral held in the event of counterparty default. Reverse repurchase agreements are treated as collateralized lending transactions. We also sell securities under agreements to repurchase (repurchase agreements), which are treated as collateralized borrowing transactions. The securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognized on, or derecognized from, our Consolidated Balance Sheets, respectively, unless the risks and rewards of ownership are obtained or relinquished.

Reverse repurchase agreements and repurchase agreements are carried on our Consolidated Balance Sheets at the amounts at which the securities were initially acquired or sold, except when they are classified or designated as FVTPL and are recorded at fair value. Interest earned on reverse repurchase agreements is included in Interest income, and interest incurred on repurchase agreements is included in Interest expense in our Consolidated Statements of Income. Changes in fair value for reverse repurchase agreements and repurchase agreements designated as FVTPL are included in Trading revenue or Other in Non-interest income.

Derivatives (IFRS 9 and IAS 39)

Derivatives are primarily used in trading activities. Derivatives are also used to manage our exposure to interest, currency, credit and other market risks. The most frequently used derivative products are interest rate and foreign exchange swaps, options, futures and forward rate agreements, equity swaps and credit derivatives. All derivative instruments are recorded on our Consolidated Balance Sheets at fair value.

When derivatives are used in trading activities, the realized and unrealized gains and losses on these derivatives are recognized in Trading revenue in Non-interest income. Derivatives with positive fair values are reported as Derivative assets and derivatives with negative fair values are reported as Derivative liabilities. In accordance with our policy for offsetting financial assets and financial liabilities, the net fair value of certain derivative assets and liabilities are reported as an asset or liability, as appropriate. Valuation adjustments are included in the fair value of Derivative assets and Derivative liabilities. Premiums paid and premiums received are shown in Derivative assets and Derivative liabilities, respectively.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            133

Note 2 Summary of significant accounting policies, estimates and judgments (continued)

When derivatives are used to manage our own exposures, we determine for each derivative whether hedge accounting can be applied, as discussed in the Hedge accounting section below.

Hedge accounting (IFRS 9 and IAS 39)

We have elected to continue to apply the hedge accounting principles under IAS 39 instead of those under IFRS 9.

We use derivatives and non-derivatives in our hedging strategies to manage our exposure to interest rate, currency, credit and other market risks. Where hedge accounting can be applied, a hedge relationship is designated and documented at inception to detail the particular risk management objective and strategy for undertaking the hedge transaction. The documentation identifies the specific asset, liability or anticipated cash flows being hedged, the risk that is being hedged, the type of hedging instrument used and how effectiveness will be assessed. We assess, both at the inception of the hedge and on an ongoing basis, whether the hedging instruments are ‘highly effective’ in offsetting changes in the fair value or cash flows of the hedged items. A hedge is regarded as highly effective only if the following criteria are met: (i) at inception of the hedge and throughout its life, the hedge is expected to be highly effective in achieving offsetting changes in fair value or cash flows attributable to the hedged risk, and (ii) actual results of the hedge are within a pre-determined range. In the case of hedging a forecast transaction, the transaction must have a high probability of occurring and must present an exposure to variations in cash flows that could ultimately affect the reported net profit or loss. Hedge accounting is discontinued when it is determined that the hedging instrument is no longer effective as a hedge, the hedging instrument or hedged item is terminated or sold, or the forecast transaction is no longer deemed highly probable. Refer to Note 8 for the fair value of derivatives and non-derivative instruments categorized by their hedging relationships, as well as derivatives that are not designated in hedging relationships.

Fair value hedges

In a fair value hedging relationship, the carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged risk and recognized in Non-interest income. Changes in fair value of the hedged item, to the extent that the hedging relationship is effective, are offset by changes in the fair value of the hedging derivative, which are also recognized in Non-interest income. When hedge accounting is discontinued, the carrying value of the hedged item is no longer adjusted and the cumulative fair value adjustments to the carrying value of the hedged items are amortized to Net income over the expected remaining life of the hedged items.

We predominantly use interest rate swaps to hedge our exposure to changes in a fixed interest rate instrument’s fair value caused by changes in interest rates.

Cash flow hedges

In a cash flow hedging relationship, the effective portion of the change in the fair value of the hedging derivative, net of taxes, is recognized in OCI while the ineffective portion is recognized in Non-interest income. When hedge accounting is discontinued, the cumulative amounts previously recognized in Other components of equity are reclassified to Net interest income during the periods when the variability in the cash flows of the hedged item affects Net interest income. Unrealized gains and losses on derivatives are reclassified immediately to Net income when the hedged item is sold or terminated early, or when the forecast transaction is no longer expected to occur.

We predominantly use interest rate swaps to hedge the variability in cash flows related to a variable-rate asset or liability.

Net investment hedges

In hedging our foreign currency exposure to a net investment in a foreign operation, the effective portion of foreign exchange gains and losses on the hedging instruments, net of applicable taxes, is recognized in OCI and the ineffective portion is recognized in Non-interest income. The amounts, or a portion thereof, previously recognized in Other components of equity are recognized in Net income on the disposal, or partial disposal, of the foreign operation.

We use foreign exchange contracts and foreign currency-denominated liabilities to manage our foreign currency exposures to net investments in foreign operations having a functional currency other than the Canadian dollar.

Guarantees (IFRS 9 and IAS 39)

Financial guarantee contracts are contracts that contingently require us to make specified payments (in cash, other assets, our own shares or provision of services) to reimburse the holder for a loss it incurs because a specified debtor fails to make payment when due in accordance with the original or modified terms of a debt instrument. Liabilities are recognized on our Consolidated Balance Sheets at the inception of a guarantee for the fair value of the obligation undertaken in issuing the guarantee. Financial guarantees are subsequently remeasured at the higher of (i) the amount initially recognized less accumulated amortization and (ii) our best estimate of the present value of the expenditure required to settle the present obligation at the end of the reporting period.

If the financial guarantee contract meets the definition of a derivative, it is measured at fair value at each balance sheet date and reported under Derivatives on our Consolidated Balance Sheets.

Insurance and segregated funds

Premiums from long-duration contracts, primarily life insurance, are recognized when due in Non-interest income – Insurance premiums, investment and fee income. Premiums from short-duration contracts, primarily property and casualty, and fees for administrative services are recognized in Insurance premiums, investment and fee income over the related contract period. Unearned premiums of the short-duration contracts, representing the unexpired portion of premiums, are reported in Other liabilities. Investments made by our insurance operations are classified as FVOCI instruments and amortized cost instruments under IFRS 9 (previously classified as AFS securities under IAS 39 and loans and receivables), except for investments supporting the policy benefit liabilities on life and health insurance contracts and a portion of property and casualty contracts. These are designated as FVTPL with changes in fair value reported in Insurance premiums, investment and fee income.

Insurance claims and policy benefit liabilities represent current claims and estimates for future insurance policy benefits. Liabilities for life insurance contracts are determined using the Canadian Asset Liability Method (CALM), which incorporates assumptions for mortality, morbidity, policy lapses and surrenders, investment yields, policy dividends, operating and policy maintenance expenses and provisions for adverse deviation. These assumptions are reviewed at least annually and updated in response to actual experience and market conditions. Liabilities for property and casualty insurance represent estimated provisions for reported and unreported claims. Liabilities for life and property and casualty insurance are included in Insurance claims and policy benefit liabilities. Changes in Insurance claims and policy benefit liabilities are included in the Insurance policyholder benefits, claims and acquisition expense in our Consolidated Statements of Income in the period in which the estimates change.

134            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Premiums ceded for reinsurance and reinsurance recoveries on policyholder benefits and claims incurred are reported in income and expense as appropriate. Reinsurance recoverables, which relate to paid benefits and unpaid claims, are included in Other assets.

Acquisition costs for new insurance contracts consist of commissions, premium taxes, certain underwriting costs and other costs that vary with the acquisition of new contracts. Deferred acquisition costs for life insurance products are implicitly recognized in Insurance claims and policy benefit liabilities by CALM. For property and casualty insurance, these costs are classified as Other assets and amortized over the policy term.

Segregated funds are lines of business in which we issue an insurance contract where the benefit amount is directly linked to the market value of the investments held in the underlying fund. The contractual arrangement is such that the underlying segregated fund assets are registered in our name but the segregated fund policyholders bear the risks and rewards of the funds’ investment performance. Liabilities for these contracts are calculated based on contractual obligations using actuarial assumptions and are at least equivalent to the surrender or transfer value calculated by reference to the value of the relevant underlying funds or indices. Segregated funds’ assets and liabilities are separately presented on our Consolidated Balance Sheets. As the segregated fund policyholders bear the risks and rewards of the funds’ performance, investment income earned by the segregated funds and expenses incurred by the segregated funds are offset and are not separately presented in our Consolidated Statements of Income. Fee income we earn from segregated funds includes management fees, mortality, policy administration and surrender charges, and these fees are recorded in Non-interest income – Insurance premiums, investment and fee income. We provide minimum death benefit and maturity value guarantees on segregated funds. The liability associated with these minimum guarantees is recorded in Insurance claims and policy benefit liabilities.

Liability adequacy tests are performed for all insurance contract portfolios at each balance sheet date to ensure the adequacy of insurance contract liabilities. Current best estimates of future contractual cash flows, claims handling and administration costs, and investment returns from the assets backing the liabilities are taken into account in the tests. When the test results indicate that there is a deficiency in liabilities, the deficiency is charged immediately to our Consolidated Statements of Income by writing down the deferred acquisition costs in Other assets and/or increasing Insurance claims and policy benefit liabilities.

Employee benefits – Pensions and other post-employment benefits

Our defined benefit pension expense, which is included in Non-interest expense – Human resources, consists of the cost of employee pension benefits for the current year’s service, net interest on the net defined benefit liability (asset), past service cost and gains or losses on settlement. Remeasurements of the net defined benefit obligation, which comprise actuarial gains and losses and return on plan assets (excluding amounts included in net interest on the net defined benefit liability), are recognized immediately in OCI in the period in which they occur. Actuarial gains and losses comprise experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred), as well as the effects of changes in actuarial assumptions. Amounts recognized in OCI will not be reclassified subsequently to net income. Past service cost is the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment and is charged immediately to income.

For each defined benefit pension plan, we recognize the present value of our defined benefit obligations less the fair value of the plan assets as a defined benefit liability reported in Other liabilities – Employee benefit liabilities on our Consolidated Balance Sheets. For plans where there is a net defined benefit asset, the amount is reported as an asset in Other assets – Employee benefit assets on our Consolidated Balance sheets.

The calculation of defined benefit expenses and obligations requires significant judgment as the recognition is dependent on discount rates and various actuarial assumptions such as healthcare cost trend rates, projected salary increases, retirement age and mortality and termination rates. Due to the long-term nature of these plans, such estimates and assumptions are subject to inherent risks and uncertainties. For our pension and other post-employment benefit plans, the discount rate is determined by reference to market yields on high quality corporate bonds. Since the discount rate is based on currently available yields, and involves management’s assessment of market liquidity, it is only a proxy for future yields. Actuarial assumptions, set in accordance with current practices in the respective countries of our plans, may differ from actual experience as country specific statistics are only estimates of future employee behaviour. These assumptions are determined by management and are reviewed by actuaries at least annually. Changes to any of the above assumptions may affect the amounts of benefits obligations, expenses and remeasurements that we recognize.

Our contributions to defined contribution pension plans are expensed when employees have rendered services in exchange for such contributions. Defined contribution pension expense is included in Non-interest expense – Human resources.

Share-based compensation

We offer share-based compensation plans to certain key employees and to our non-employee directors.

To account for stock options granted to employees, compensation expense is recognized over the applicable vesting period with a corresponding increase in equity. Fair value is determined by using option valuation models, which take into account the exercise price of the option, the current share price, the risk free interest rate, the expected volatility of the share price over the life of the option and other relevant factors. When the options are exercised, the exercise price proceeds together with the amount initially recorded in equity are credited to common shares. Our other share-based compensation plans include performance deferred share plans and deferred share unit plans for key employees (the Plans). The obligations for the Plans are accrued over their vesting periods. The Plans are settled in cash.

For cash-settled awards, our accrued obligations are adjusted to their fair value at each balance sheet date. For share-settled awards, our expected obligations recognized in equity are based on the fair value of our common shares at the date of grant. Changes in our obligations, net of related hedges, are recorded as Non-interest expense – Human resources in our Consolidated Statements of Income with a corresponding increase in Other liabilities for cash-settled awards and in Retained earnings for share-settled awards. Compensation expense is recognized in the year the awards are earned by plan participants based on the vesting schedule of the relevant plans, net of estimated forfeitures.

The compensation cost attributable to options and awards granted to employees who are eligible to retire or will become eligible to retire during the vesting period, is recognized immediately if the employee is eligible to retire on the grant date or over the period between the grant date and the date the employee becomes eligible to retire.

Our contributions to the employee savings and share ownership plans are expensed as incurred.

Income taxes

Income tax comprises current tax and deferred tax and is recognized in our Consolidated Statements of Income except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current income tax payable on profits is recognized as an expense based on the applicable tax laws in each jurisdiction in the period in which profits arise, calculated using tax rates enacted or substantively enacted by the balance sheet date. Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities for accounting and tax purposes. A deferred income tax asset or liability is determined for each temporary difference, except for earnings related to our subsidiaries, branches, associates and interests in joint

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            135

Note 2 Summary of significant accounting policies, estimates and judgments (continued)

ventures where the temporary differences will not reverse in the foreseeable future and we have the ability to control the timing of reversal. Deferred tax assets and liabilities are determined based on the tax rates that are expected to be in effect in the period that the asset is realized or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date. Current tax assets and liabilities are offset when they are levied by the same taxation authority on either the same taxable entity or different taxable entities within the same tax reporting group (which intends to settle on a net basis), and when there is a legal right to offset. Deferred tax assets and liabilities are offset when the same conditions are satisfied. Our Consolidated Statements of Income include items that are non-taxable or non-deductible for income tax purposes and, accordingly, this causes the income tax provision to be different from what it would be if based on statutory rates.

Deferred income taxes accumulated as a result of temporary differences and tax loss carryforwards are included in Other assets and Other liabilities. On a quarterly basis, we review our deferred income tax assets to determine whether it is probable that the benefits associated with these assets will be realized; this review involves evaluating both positive and negative evidence.

We are subject to income tax laws in various jurisdictions where we operate, and the complex tax laws are potentially subject to different interpretations by us and the relevant taxation authorities. Significant judgment is required in the interpretation of the relevant tax laws, and the determination of our tax provision which includes our best estimate of tax positions that are under audit or appeal by relevant taxation authorities. We perform a review on a quarterly basis to incorporate our best assessment based on information available, but additional liability and income tax expense could result based on decisions made by the relevant tax authorities.

The determination of our deferred tax asset or liability also requires significant management judgment as the recognition is dependent on our projection of future taxable profits and tax rates that are expected to be in effect in the period the asset is realized or the liability is settled. Any changes in our projection will result in changes in deferred tax assets or liabilities on our Consolidated Balance Sheets, and also deferred tax expense in our Consolidated Statements of Income.

Business combinations, goodwill and other intangibles

All business combinations are accounted for using the acquisition method. Non-controlling interests, if any, are recognized at their proportionate share of the fair value of identifiable assets and liabilities, unless otherwise indicated. Identifiable intangible assets are recognized separately from goodwill and included in Other intangibles. Goodwill represents the excess of the price paid for the business acquired over the fair value of the net identifiable assets acquired on the date of acquisition.

Goodwill

Goodwill is allocated to cash-generating units or groups of cash-generating units for the purpose of impairment testing, which is undertaken at the lowest level at which goodwill is monitored for internal management purposes. Impairment testing is performed annually as at August 1, or more frequently if there are objective indicators of impairment, by comparing the recoverable amount of a cash-generating unit (CGU) with its carrying amount. The recoverable amount of a CGU is the higher of its value in use and its fair value less costs of disposal. Value in use is the present value of the expected future cash flows from a CGU. Fair value less costs of disposal is the amount obtainable from the sale of a CGU in an orderly transaction between market participants, less disposal costs. The fair value of a CGU is estimated using valuation techniques such as a discounted cash flow method, adjusted to reflect the considerations of a prospective third-party buyer. External evidence such as binding sale agreements or recent transactions for similar businesses within the same industry is considered to the extent that it is available.

Significant judgment is involved in estimating the model inputs used to determine the recoverable amount of our CGUs, in particular future cash flows, discount rates and terminal growth rates, due to the uncertainty in the timing and amount of cash flows and the forward-looking nature of these inputs. Future cash flows are based on financial plans agreed by management which are estimated based on forecast results, business initiatives, planned capital investments and returns to shareholders. Discount rates are based on the bank-wide cost of capital, adjusted for CGU-specific risks and currency exposure as reflected by differences in expected inflation. Bank-wide cost of capital is based on the Capital Asset Pricing Model. CGU-specific risks include country risk, business/operational risk, geographic risk (including political risk, devaluation risk, and government regulation), currency risk, and price risk (including product pricing risk and inflation). Terminal growth rates reflect the expected long-term gross domestic product growth and inflation for the countries within which the CGU operates. Changes in these assumptions may impact the amount of impairment loss recognized in Non-interest expense.

The carrying amount of a CGU includes the carrying amount of assets, liabilities and goodwill allocated to the CGU. If the recoverable amount is less than the carrying value, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the CGU and then to the other non-financial assets of the CGU proportionately based on the carrying amount of each asset. Any impairment loss is charged to income in the period in which the impairment is identified. Goodwill is stated at cost less accumulated impairment losses. Subsequent reversals of goodwill impairment are prohibited.

Upon disposal of a portion of a CGU, the carrying amount of goodwill related to the portion of the CGU sold is included in the determination of gains or losses on disposal. The carrying amount is determined based on the relative fair value of the disposed portion to the total CGU.

Other intangibles

Intangible assets represent identifiable non-monetary assets and are acquired either separately or through a business combination, or generated internally. Intangible assets acquired through a business combination are recognized separately from goodwill when they are separable or arise from contractual or other legal rights, and their fair value can be measured reliably. The cost of a separately acquired intangible asset includes its purchase price and directly attributable costs of preparing the asset for its intended use. In respect of internally generated intangible assets, cost includes all directly attributable costs necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management. Research and development costs that are not eligible for capitalization are expensed. After initial recognition, an intangible asset is carried at its cost less any accumulated amortization and accumulated impairment losses, if any. Intangible assets with a finite-life are amortized on a straight-line basis over their estimated useful lives as follows: computer software – 3 to 10 years; and customer relationships – 10 to 20 years. We do not have any intangible assets with indefinite lives.

Intangible assets are assessed for indicators of impairment at each reporting period. If there is an indication that an intangible asset may be impaired, an impairment test is performed by comparing the carrying amount of the intangible asset to its recoverable amount. Where it is not possible to estimate the recoverable amount of an individual asset, we estimate the recoverable amount of the CGU to which the asset belongs. If the recoverable amount of the asset (or CGU) is less than its carrying amount, the carrying amount of the intangible asset is written down to its recoverable amount as an impairment loss.

136            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

An impairment loss recognized previously is reversed if there is a change in the estimates used to determine the recoverable amount of the asset (or CGU) since the last impairment loss was recognized. If an impairment loss is subsequently reversed, the carrying amount of the asset (or CGU) is revised to the lower of its recoverable amount and the carrying amount that would have been determined (net of amortization) had there been no prior impairment.

Due to the subjective nature of these estimates, significant judgment is required in determining the useful lives and recoverable amounts of our intangible assets, and assessing whether certain events or circumstances constitute objective evidence of impairment. Estimates of the recoverable amounts of our intangible assets rely on certain key inputs, including future cash flows and discount rates. Future cash flows are based on sales projections and allocated costs which are estimated based on forecast results and business initiatives. Discount rates are based on the bank-wide cost of capital, adjusted for asset-specific risks. Changes in these assumptions may impact the amount of impairment loss recognized in Non-interest expense.

Other

Translation of foreign currencies

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at rates prevailing at the balance sheet date. Foreign exchange gains and losses resulting from the translation and settlement of these items are recognized in Non-interest income in the Consolidated Statements of Income.

Non-monetary assets and liabilities that are measured at historical cost are translated into Canadian dollars at historical rates.

Assets and liabilities of our foreign operations with functional currencies other than Canadian dollars are translated into Canadian dollars at rates prevailing at the balance sheet date, and income and expenses of these foreign operations are translated at average rates of exchange for the reporting period.

Unrealized gains or losses arising as a result of the translation of our foreign operations along with the effective portion of related hedges are reported in Other components of equity on an after-tax basis. Upon disposal or partial disposal of a foreign operation, an appropriate portion of the accumulated net translation gains or losses is included in Non-interest income.

Premises and equipment

Premises and equipment includes land, buildings, leasehold improvements, computer equipment, furniture, fixtures and other equipment, and are stated at cost less accumulated depreciation, except for land which is not depreciated, and accumulated impairment losses. Cost comprises the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use, and the initial estimate of any disposal costs. Depreciation is recorded principally on a straight–line basis over the estimated useful lives of the assets, which are 25 to 50 years for buildings, 3 to 10 years for computer equipment, and 7 to 10 years for furniture, fixtures and other equipment. The amortization period for leasehold improvements is the lesser of the useful life of the leasehold improvements or the lease term plus the first renewal period, if reasonably assured of renewal, up to a maximum of 10 years. Depreciation methods, useful lives, and residual values are reassessed at each reporting period and adjusted as appropriate. Gains and losses on disposal are recorded in Non–interest income.

Premises and equipment are assessed for indicators of impairment at each reporting period. If there is an indication that an asset may be impaired, an impairment test is performed by comparing the asset’s carrying amount to its recoverable amount. Where it is not possible to estimate the recoverable amount of an individual asset, we estimate the recoverable amount of the CGU to which the asset belongs and test for impairment at the CGU level. An impairment charge is recorded to the extent the recoverable amount of an asset (or CGU), which is the higher of value in use and fair value less costs of disposal, is less than its carrying amount. Value in use is the present value of the future cash flows expected to be derived from the asset (or CGU). Fair value less costs of disposal is the amount obtainable from the sale of the asset (or CGU) in an orderly transaction between market participants, less costs of disposal.

After the recognition of impairment, the depreciation charge is adjusted in future periods to reflect the asset’s revised carrying amount. If an impairment is later reversed, the carrying amount of the asset is revised to the lower of the asset’s recoverable amount and the carrying amount that would have been determined (net of depreciation) had there been no prior impairment loss. The depreciation charge in future periods is adjusted to reflect the revised carrying amount.

Provisions

Provisions are liabilities of uncertain timing or amount and are recognized when we have a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. Provisions are measured as the best estimate of the consideration required to settle the present obligation at the reporting date. Significant judgment is required in determining whether a present obligation exists and in estimating the probability, timing and amount of any outflows. We record provisions related to litigation, uncertain tax positions, and asset retirement obligations and other items. Provisions are recorded under Other liabilities on our Consolidated Balance Sheets.

We are required to estimate the results of ongoing legal proceedings, tax positions that are under audit or appeal by relevant taxation authorities, and expenses to be incurred to dispose of capital assets. The forward-looking nature of these estimates requires us to use a significant amount of judgment in projecting the timing and amount of future cash flows. We record our provisions on the basis of all available information at the end of the reporting period and make adjustments on a quarterly basis to reflect current expectations. It may not be possible to predict the resolution of these matters or the timing of their ultimate resolution. Should actual results differ from our expectations, we may incur expenses in excess of the provisions recognized. Where appropriate, we apply judgment in limiting the extent of our provisions related disclosures as not to prejudice our positions in matters of dispute.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, such as an insurer, a separate asset is recognized if it is virtually certain that reimbursement will be received.

Commissions and fees

Portfolio management and other management advisory and service fees are recognized based on the applicable service contracts. Fees related to provision of services including asset management, wealth management, financial planning and custody services that cover a specified service period, are recognized over the period in which the service is provided. Investment management and custodial fees are generally calculated as a percentage of daily or period-end net asset values, and are received monthly, quarterly, semi-annually or annually, depending on the terms of the contracts. Management fees are generally derived from assets under management (AUM) when our clients solicit the investment capabilities of an investment manager and administrative fees are derived from assets under administration (AUA) where the investment strategy is directed by the client or a designated third party manager. Performance-based fees, which are earned upon exceeding certain benchmarks or performance targets, are recognized only when the benchmark or performance targets are achieved. Fees such as underwriting fees and brokerage fees that are related to the provision of specific transaction type services are recognized when the service has been completed.

When service fees and other costs are incurred in relation to commissions and fees earned and we have significant risks and rewards associated with delivering the service, we record these costs on a gross basis in either Non-interest expense-Other or Non-interest expense-Human resources, as applicable.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            137

Note 2 Summary of significant accounting policies, estimates and judgments (continued)

Leasing

A lease is an agreement whereby the lessor conveys to the lessee the right to use an asset for an agreed upon period of time in return for a payment or series of payments. A finance lease is a lease that transfers substantially all the risks and rewards incidental to ownership of the leased asset to the lessee, where title may or may not eventually be transferred. An operating lease is a lease other than a finance lease.

Operating leases

When we are the lessee in an operating lease, we record rental payments on a straight-line basis over the lease term in Non-interest expense.

Finance leases

When we are the lessee in a finance lease, we initially record both the leased asset and the related lease obligation in Premises and equipment, Other intangibles and Other liabilities on our Consolidated Balance Sheets at an amount equal to the fair value of the leased asset or, if lower, the present value of the minimum lease payments, each determined at the date of inception of the lease. Initial direct costs directly attributed to the lease are recognized as an asset under the finance lease.

Earnings per share

Earnings per share is computed by dividing Net income available to common shareholders by the weighted average number of common shares outstanding for the period. Net income available to common shareholders is determined after deducting dividend entitlements of preferred shareholders, any gains (losses) on redemption of preferred shares net of related income taxes and the net income attributable to non-controlling interests.

Diluted earnings per share reflects the potential dilution that could occur if additional common shares are assumed to be issued under securities or contracts that entitle their holders to obtain common shares in the future, to the extent such entitlement is not subject to unresolved contingencies. For contracts that may be settled in cash or in common shares at our option, diluted earnings per share is calculated based on the assumption that such contracts will be settled in shares. Income and expenses associated with these types of contracts are excluded from the Net income available to common shareholders, and the additional number of shares that would be issued is included in the diluted earnings per share calculation. This includes certain convertible shares with the conversion assumed to have taken place at the beginning of the period or on the date of issue, if later. For stock options whose exercise price is less than the average market price of our common shares, using the treasury stock method, they are assumed to be exercised and the proceeds are used to repurchase common shares at the average market price for the period. The incremental number of common shares issued under stock options and repurchased from proceeds is included in the calculation of diluted earnings per share.

Share capital

We classify a financial instrument that we issue as a financial asset, financial liability or an equity instrument in accordance with the substance of the contractual arrangement.

Our common shares held by us are classified as treasury shares in equity and accounted for at weighted average cost. Upon the sale of treasury shares, the difference between the sale proceeds and the cost of the shares is recognized in Retained earnings. Financial instruments issued by us are classified as equity instruments when there is no contractual obligation to transfer cash or other financial assets. Incremental costs directly attributable to the issue of equity instruments are included in equity as a deduction from the proceeds, net of tax. Financial instruments that will be settled by a variable number of our common shares upon their conversion by the holders as well as the related accrued distributions are classified as liabilities on our Consolidated Balance Sheets. Dividends and yield distributions on these instruments are classified as Interest expense in our Consolidated Statements of Income.

Future changes in accounting policy and disclosure

The following standards have been issued, but are not yet effective for us.

IFRS 15 Revenue from Contracts with Customers (IFRS 15)

In May 2014, the IASB issued IFRS 15, which establishes the principles for reporting about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The standard provides a single, principles based five-step model for revenue recognition to be applied to contracts with customers except for revenue arising from items such as financial instruments, insurance contracts and leases.

We will adopt IFRS 15 by adjusting our Consolidated Financial Statements at November 1, 2018, the date of initial application, with no restatement of comparative periods. The adoption of IFRS 15 is not expected to have a material impact on our Consolidated Financial Statements.

IFRS 16 Leases (IFRS 16)

In January 2016, the IASB issued IFRS 16, which sets out the principles for the recognition, measurement, presentation and disclosure of leases. The standard removes the current requirement for lessees to classify leases as finance leases or operating leases by introducing a single lessee accounting model that requires the recognition of lease assets and lease liabilities on the balance sheet for most leases. Lessees will also recognize depreciation expense on the lease asset and interest expense on the lease liability in the statement of income. There are no significant changes to lessor accounting aside from enhanced disclosure requirements. IFRS 16 will be effective for us on November 1, 2019. We are currently assessing the impact of adopting this standard on our Consolidated Financial Statements.

IFRS 17 Insurance Contracts (IFRS 17)

In May 2017, the IASB issued IFRS 17 to establish a comprehensive global insurance standard which provides guidance on the recognition, measurement, presentation and disclosures of insurance contracts. IFRS 17 requires entities to measure insurance contract liabilities at their current fulfillment values using one of three approaches. This new standard will be effective for us on November 1, 2021 and will be applied retrospectively with restatement of comparatives unless impracticable. In November 2018, the IASB tentatively decided to defer the IFRS 17 effective date by one year. We will continue to monitor the IASB’s developments. We are currently assessing the impact of adopting this standard on our Consolidated Financial Statements.

Conceptual Framework for Financial Reporting

In March 2018, the IASB issued its revised Conceptual Framework for Financial Reporting (Conceptual Framework). This replaces the previous version of the Conceptual Framework issued in 2010. The revised Conceptual Framework will be effective on November 1, 2020. We are currently assessing the impact of adoption on our Consolidated Financial Statements.

138            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Note 3 Fair value of financial instruments

Carrying value and fair value of financial instruments

The following tables provide a comparison of the carrying and fair values for each classification of financial instruments. Embedded derivatives are presented on a combined basis with the host contracts. For measurement purposes, they are carried at fair value when conditions requiring separation are met.

	IFRS 9
	As at October 31, 2018
	Carrying value and fair value				Carrying value	Fair value
(Millions of Canadian dollars)	Financial instruments classified as FVTPL	Financial instruments designated as FVTPL	Financial instruments classified as FVOCI	Financial instruments designated as FVOCI	Financial instruments measured at amortized cost	Financial instruments measured at amortized cost	Total carrying amount	Total fair value
Financial assets
Interest-bearing deposits with banks	$–	$20,274	$–	$–	$16,197	$16,197	$36,471	$36,471
Securities
Trading	121,031	7,227	–	–	–	–	128,258	128,258
Investment, net of applicable allowance (1)	–	–	48,093	406	46,109	45,367	94,608	93,866
	121,031	7,227	48,093	406	46,109	45,367	222,866	222,124
Assets purchased under reverse repurchase agreements and securities borrowed	219,108	–	–	–	75,494	75,490	294,602	294,598
Loans, net of applicable allowance
Retail	69	190	94	–	397,102	394,051	397,455	394,404
Wholesale	7,129	1,540	458	–	170,236	168,087	179,363	177,214
	7,198	1,730	552	–	567,338	562,138	576,818	571,618
Other
Derivatives	94,039	–	–	–	–	–	94,039	94,039
Other assets (2)	1,373	–	–	–	46,205	46,205	47,578	47,578
Financial liabilities
Deposits
Personal	$150	$14,602			$255,402	$255,115	$270,154	$269,867
Business and government (3)	(11)	103,446			430,936	431,158	534,371	534,593
Bank (4)	–	7,072			25,449	25,462	32,521	32,534
	139	125,120			711,787	711,735	837,046	836,994
Other
Obligations related to securities sold short	32,247	–			–	–	32,247	32,247
Obligations related to assets sold under repurchase agreements and securities loaned	–	201,839			4,975	4,976	206,814	206,815
Derivatives	90,238	–			–	–	90,238	90,238
Other liabilities (5)	(1,434)	18			54,917	54,880	53,501	53,464
Subordinated debentures	–	–			9,131	9,319	9,131	9,319

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            139

Note 3 Fair value of financial instruments (continued)

	IAS 39
	As at October 31, 2017
	Carrying value and fair value			Carrying value	Fair value
(Millions of Canadian dollars)	Financial instruments classified as FVTPL	Financial instruments designated as FVTPL	Available- for-sale instruments measured at fair value	Financial instruments measured at amortized cost	Financial instruments measured at amortized cost	Total carrying amount	Total fair value
Financial assets
Interest-bearing deposits with banks	$–	$20,752	$–	$11,910	$11,910	$32,662	$32,662
Securities
Trading	116,720	10,937	–	–	–	127,657	127,657
Investment, net of applicable allowance (1)	–	–	75,877	14,845	14,771	90,722	90,648
	116,720	10,937	75,877	14,845	14,771	218,379	218,305
Assets purchased under reverse repurchase agreements and securities borrowed	–	138,979	–	81,998	81,999	220,977	220,978
Loans, net of applicable allowance
Retail	69	–	–	383,857	380,782	383,926	380,851
Wholesale	1,837	2,329	–	154,525	153,967	158,691	158,133
	1,906	2,329	–	538,382	534,749	542,617	538,984
Other
Derivatives	95,023	–	–	–	–	95,023	95,023
Other assets (2)	–	1,213	–	44,598	44,598	45,811	45,811
Financial liabilities
Deposits
Personal	$184	$13,794		$246,235	$246,147	$260,213	$260,125
Business and government (3)	(9)	94,518		411,156	412,495	505,665	507,004
Bank (4)	–	2,072		21,685	21,708	23,757	23,780
	175	110,384		679,076	680,350	789,635	790,909
Other
Obligations related to securities sold short	30,008	–		–	–	30,008	30,008
Obligations related to assets sold under repurchase agreements and securities loaned	–	133,947		9,137	9,138	143,084	143,085
Derivatives	92,127	–		–	–	92,127	92,127
Other liabilities (5)	(1,132)	–		49,440	49,426	48,308	48,294
Subordinated debentures	–	–		9,265	9,559	9,265	9,559

(1)	Investment securities include securities measured at FVOCI and amortized cost under IFRS 9 and AFS and held-to-maturity securities under IAS 39.
(2)	Includes Customers’ liability under acceptances and financial instruments recognized in Other assets.
(3)	Business and government deposits include deposits from regulated deposit-taking institutions other than banks.
(4)	Bank deposits refer to deposits from regulated banks and central banks.
(5)	Includes Acceptances and financial instruments recognized in Other liabilities.

Financial assets designated as fair value through profit or loss

For our financial assets designated as FVTPL, we measure the change in fair value attributable to changes in credit risk as the difference between the total change in the fair value of the instrument during the period and the change in fair value calculated using the appropriate risk-free yield curves. For the years ended October 31, 2018 and October 31, 2017, there were no significant changes in the fair value of the loans and receivables designated as FVTPL attributable to changes in credit risk. As at October 31, 2018 and October 31, 2017, the extent to which credit derivatives or similar instruments mitigate the maximum exposure to credit risk was nominal.

140            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Financial liabilities designated as fair value through profit or loss

For our financial liabilities designated as FVTPL, we take into account changes in our own credit spread and the expected duration of the instrument to measure the change in fair value attributable to changes in credit risk.

	As at or for the year ended October 31, 2018 (1)
(Millions of Canadian dollars)	Contractual maturity amount	Carrying value	Difference between carrying value and contractual maturity amount	Changes in fair value attributable to changes in credit risk included in OCI for positions still held
				During the period	Cumulative (2)
Term deposits
Personal	$14,726	$14,602	$ (124)	$ (41)	$ 19
Business and government (3)	103,489	103,446	(43)	(134)	285
Bank (4)	7,067	7,072	5	–	–
	125,282	125,120	(162)	(175)	304
Obligations related to assets sold under repurchase agreements and securities loaned	201,924	201,839	(85)	–	–
Other liabilities	18	18	–	–	–
	$327,224	$326,977	$ (247)	$ (175)	$ 304

	As at or for the year ended October 31, 2017 (1)
(Millions of Canadian dollars)	Contractual maturity amount	Carrying value	Difference between carrying value and contractual maturity amount	Changes in fair value attributable to changes in credit risk included in OCI for positions still held
				During the period	Cumulative (2)
Term deposits
Personal	$13,633	$13,794	$ 161	$ 34	$ 59
Business and government (3)	93,532	94,518	986	398	423
Bank (4)	2,072	2,072	–	–	–
	109,237	110,384	1,147	432	482
Obligations related to assets sold under repurchase agreements and securities loaned	133,967	133,947	(20)	–	–
Other liabilities	–	–	–	–	–
	$243,204	$244,331	$ 1,127	$ 432	$ 482

(1)	There are no changes in fair value attributable to changes in credit risk included in net income for positions still held.
(2)	The cumulative change is measured from the initial designation of the liabilities as FVTPL. For the year ended October 31, 2018, $7 million of fair value losses previously included in OCI relate to financial liabilities derecognized during the year (October 31, 2017 – $16 million fair value gains).
(3)	Business and government term deposits include amounts from regulated deposit-taking institutions other than regulated banks.
(4)	Bank term deposits refer to amounts from regulated banks and central banks.

Net gains (losses) from financial instruments classified and designated as fair value through profit or loss

Financial instruments classified as FVTPL, which includes mainly trading securities, derivatives, trading liabilities, and financial assets and liabilities designated as FVTPL are measured at fair value with realized and unrealized gains and losses recognized in Non-interest income.

	IFRS 9	IAS 39
	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Net gains (losses) (1)
Classified as fair value through profit or loss (2)	$(265)	$1,112
Designated as fair value through profit or loss (3)	1,828	(68)
	$1,563	$1,044
By product line (1)
Interest rate and credit	$1,296	$662
Equities	(164)	(54)
Foreign exchange and commodities	431	436
	$1,563	$1,044

(1)	Excludes the following amounts related to our insurance operations and included in Insurance premiums, investment and fee income in the Consolidated Statements of Income: Net losses from financial instruments designated as FVTPL of $400 million (October 31, 2017 – losses of $148 million).
(2)	Excludes derivatives designated in a hedging relationship. Refer to Note 8 for net gains (losses) on these derivatives.
(3)	For the year ended October 31, 2018, $1,832 million of net fair value gains on financial liabilities designated as FVTPL, other than those attributable to changes in our own credit risk, were included in Non-interest income (October 31, 2017 – losses of $645 million).

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            141

Note 3 Fair value of financial instruments (continued)

Net interest income from financial instruments

Interest and dividend income arising from financial assets and financial liabilities and the associated costs of funding are reported in Net interest income.

	IFRS 9	IAS 39
	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Interest income and dividend income (1), (2)
Financial instruments measured at fair value through profit or loss	$7,811	$6,043
Financial instruments measured at fair value through other comprehensive income	802
Financial instruments measured at amortized cost	24,408
Other categories of financial instruments (3)		20,861
	33,021	26,904
Interest expense (1)
Financial instruments measured at fair value through profit or loss	$6,964	$3,934
Financial instruments measured at amortized cost	7,866
Other categories of financial instruments (3)		5,830
	14,830	9,764
Net interest income	$18,191	$17,140

(1)	Excludes the following amounts related to our insurance operations and included in Insurance premiums, investment and fee income in the Consolidated Statements of Income: Interest income of $479 million (October 31, 2017 – $459 million), and Interest expense of $4 million (October 31, 2017 – $5 million).
(2)	Includes dividend income for the year ended October 31, 2018 of $1,561 million (October 31, 2017 – $1,357 million), which is presented in Interest and dividend income in the Consolidated Statements of Income.
(3)	Includes assets classified as available-for-sale, loans and receivables, and held-to-maturity, and liabilities classified as amortized cost.

Fee income arising from financial instruments

For the year ended October 31, 2018, we earned $5,426 million in fees from banking services (October 31, 2017 – $5,139 million). For the year ended October 31, 2018, we also earned $11,944 million in fees from investment management, trust, custodial, underwriting, brokerage and other similar fiduciary services to retail and institutional clients (October 31, 2017 – $11,191 million). These fees are included in Non-interest income.

142            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Fair value of assets and liabilities measured at fair value on a recurring basis and classified using the fair value hierarchy

	IFRS 9							IAS 39
	As at
	October 31, 2018							October 31, 2017
	Fair value measurements using			Total gross fair value	Netting adjustments		Assets/ liabilities at fair value	Fair value measurements using			Total gross fair value	Netting adjustments		Assets/ liabilities at fair value
(Millions of Canadian dollars)	Level 1	Level 2	Level 3					Level 1	Level 2	Level 3
Financial assets
Interest-bearing deposits with banks	$–	$20,274	$–	$20,274	$		$20,274	$–	$20,752	$–	$20,752	$		$20,752
Securities
Trading
Canadian government debt (1)
Federal	8,342	6,231	–	14,573			14,573	9,374	7,929	–	17,303			17,303
Provincial and municipal	–	11,350	–	11,350			11,350	–	11,422	–	11,422			11,422
U.S. state, municipal and agencies debt (1)	2,068	31,030	66	33,164			33,164	1,226	29,634	–	30,860			30,860
Other OECD government debt (2)	1,151	9,018	–	10,169			10,169	934	10,420	–	11,354			11,354
Mortgage-backed securities (1)	–	1,001	–	1,001			1,001	–	1,298	–	1,298			1,298
Asset-backed securities
Non-CDO securities (3)	–	1,023	110	1,133			1,133	–	732	–	732			732
Corporate debt and other debt	2	22,303	21	22,326			22,326	52	21,655	29	21,736			21,736
Equities	30,847	2,547	1,148	34,542			34,542	29,674	2,853	425	32,952			32,952
	42,410	84,503	1,345	128,258			128,258	41,260	85,943	454	127,657			127,657
Investment (4)
Canadian government debt (1)
Federal	–	238	–	238			238	477	1,124	–	1,601			1,601
Provincial and municipal	–	1,554	–	1,554			1,554	–	2,503	–	2,503			2,503
U.S. state, municipal and agencies debt (1)	–	18,136	–	18,136			18,136	8	28,999	508	29,515			29,515
Other OECD government debt	–	1,470	–	1,470			1,470	479	8,673	–	9,152			9,152
Mortgage-backed securities (1)	–	2,174	–	2,174			2,174	–	934	–	934			934
Asset-backed securities
CDO	–	6,239	–	6,239			6,239	–	3,623	–	3,623			3,623
Non-CDO securities	–	863	–	863			863	–	2,671	203	2,874			2,874
Corporate debt and other debt	–	17,227	192	17,419			17,419	–	23,662	797	24,459			24,459
Equities	42	103	237	382			382	339	38	711	1,088			1,088
Loan substitute securities	–	24	–	24			24	–	24	4	28			28
	42	48,028	429	48,499			48,499	1,303	72,251	2,223	75,777			75,777
Assets purchased under reverse repurchase agreements and securities borrowed	–	219,108	–	219,108			219,108	–	138,979	–	138,979			138,979
Loans	–	8,929	551	9,480			9,480	–	4,056	179	4,235			4,235
Other
Derivatives
Interest rate contracts	1	33,862	222	34,085			34,085	–	106,145	380	106,525			106,525
Foreign exchange contracts	–	43,253	53	43,306			43,306	–	42,871	63	42,934			42,934
Credit derivatives	–	38	–	38			38	–	157	–	157			157
Other contracts	5,868	11,654	296	17,818			17,818	3,510	10,141	307	13,958			13,958
Valuation adjustments	–	(631)	6	(625)			(625)	–	(722)	(3)	(725)			(725)
Total gross derivatives	5,869	88,176	577	94,622			94,622	3,510	158,592	747	162,849			162,849
Netting adjustments						(583)	(583)						(67,826)	(67,826)
Total derivatives							94,039							95,023
Other assets	1,020	288	65	1,373			1,373	966	247	–	1,213			1,213
	$49,341	$469,306	$2,967	$521,614		$(583)	$521,031	$47,039	$480,820	$3,603	$531,462		$(67,826)	$463,636
Financial Liabilities
Deposits
Personal	$–	$14,362	$390	$14,752	$		$14,752	$–	$13,513	$465	$13,978	$		$13,978
Business and government	–	103,440	(5)	103,435			103,435	–	94,509	–	94,509			94,509
Bank	–	7,072	–	7,072			7,072	–	2,072	–	2,072			2,072
Other
Obligations related to securities sold short	17,732	14,515	–	32,247			32,247	12,407	17,601	–	30,008			30,008
Obligations related to assets sold under repurchase agreements and securities loaned	–	201,839	–	201,839			201,839	–	133,947	–	133,947			133,947
Derivatives
Interest rate contracts	–	29,620	726	30,346			30,346	–	100,765	835	101,600			101,600
Foreign exchange contracts	–	41,836	32	41,868			41,868	–	40,497	42	40,539			40,539
Credit derivatives	–	94	–	94			94	–	258	–	258			258
Other contracts	4,369	13,730	380	18,479			18,479	3,417	13,461	488	17,366			17,366
Valuation adjustments	–	29	5	34			34	–	55	13	68			68
Total gross derivatives	4,369	85,309	1,143	90,821			90,821	3,417	155,036	1,378	159,831			159,831
Netting adjustments						(583)	(583)						(67,704)	(67,704)
Total derivatives							90,238							92,127
Other liabilities	170	(1,654)	68	(1,416)			(1,416)	130	(1,286)	24	(1,132)			(1,132)
	$22,271	$424,883	$1,596	$448,750		$(583)	$448,167	$15,954	$415,392	$1,867	$433,213		$(67,704)	$365,509

(1)	As at October 31, 2018, residential and commercial mortgage-backed securities (MBS) included in all fair value levels of trading securities were $16,776 million and $nil (October 31, 2017 – $17,977 million and $nil), respectively, and in all fair value levels of Investment securities were $4,713 million and $1,348 million (October 31, 2017 – $13,352 million and $727 million), respectively.
(2)	OECD stands for Organisation for Economic Co-operation and Development.
(3)	CDO stands for collateralized debt obligations.
(4)	Amounts as of October 31, 2017 exclude $100 million of Investment securities that are carried at cost.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            143

Note 3 Fair value of financial instruments (continued)

Fair values of our significant assets and liabilities measured on a recurring basis are determined and classified in the fair value hierarchy table using the following valuation techniques and inputs.

Interest-bearing deposits with banks

The majority of our Interest-bearing deposits with banks are designated as FVTPL. These FVTPL deposits are composed of short-dated deposits placed with banks, and are included in Interest-bearing deposits with banks in the fair value hierarchy table. The fair values of these instruments are determined using the discounted cash flow method. The inputs to the valuation models include interest rate swap curves and credit spreads, where applicable. They are classified as Level 2 instruments in the hierarchy as the inputs are observable.

Government bonds (Canadian, U.S. and other OECD governments)

Government bonds are included in Canadian government debt, U.S. state, municipal and agencies debt, Other OECD government debt and Obligations related to securities sold short in the fair value hierarchy table. The fair values of government issued or guaranteed debt securities in active markets are determined by reference to recent transaction prices, broker quotes, or third-party vendor prices and are classified as Level 1 in the hierarchy. The fair values of securities that are not traded in active markets are based on either security prices, or valuation techniques using implied yields and risk spreads derived from prices of actively traded and similar government securities. Securities with observable prices or rate inputs as compared to transaction prices, dealer quotes or vendor prices are classified as Level 2 in the hierarchy. Securities where inputs are unobservable are classified as Level 3 in the hierarchy.

Corporate and U.S. municipal bonds

The fair values of corporate and U.S. municipal bonds, which are included in Corporate debt and other debt, U.S. state, municipal and agencies debt and Obligations related to securities sold short in the fair value hierarchy table, are determined using either recently executed transaction prices, broker quotes, pricing services, or in certain instances, the discounted cash flow method using rate inputs such as benchmark yields (Canadian Dealer Offered Rate, LIBOR and other similar reference rates) and risk spreads of comparable securities. Securities with observable prices or rate inputs are classified as Level 2 in the hierarchy. Securities where inputs are unobservable are classified as Level 3 in the hierarchy.

Asset-backed securities and Mortgage-backed securities

Asset-backed securities (ABS) and MBS are included in Asset-backed securities, Mortgage-backed securities, Canadian government debt, U.S. state, municipal and agencies debt, and Obligations related to securities sold short in the fair value hierarchy table. Inputs for valuation of ABS and MBS are, when available, traded prices, dealer or lead manager quotes, broker quotes and vendor prices of the identical securities. When prices of the identical securities are not readily available, we use industry standard models with inputs such as discount margins, yields, default, prepayment and loss severity rates that are implied from transaction prices, dealer quotes or vendor prices of comparable instruments. Where security prices and inputs are observable, ABS and MBS are classified as Level 2 in the hierarchy. Otherwise, they are classified as Level 3 in the hierarchy.

Auction rate securities

Auction rate securities (ARS) are included in U.S. state, municipal and agencies debt, and Asset-backed securities in the fair value hierarchy table. The valuation of ARS involves discounting forecasted cash flows from the underlying collateral and incorporating multiple inputs such as default, prepayment, deferment and redemption rates, and credit spreads. These inputs are unobservable, and therefore, ARS are classified as Level 3 in the hierarchy. All relevant data must be assessed and significant judgment is required to determine the appropriate valuation inputs.

Equities

Equities consist of listed and unlisted common shares, private equities, mutual funds and hedge funds with certain redemption restrictions and are included in equities and obligations for securities sold short. The fair values of common shares are based on quoted prices in active markets, where available, and are classified as Level 1 in the hierarchy. Where quoted prices in active markets are not readily available, fair value is determined based on quoted market prices for similar securities or through valuation techniques, such as multiples of earnings and the discounted cash flow method with forecasted cash flows and discount rate as inputs. Private equities are classified as Level 3 in the hierarchy as their inputs are not observable. Hedge funds are valued using Net Asset Values (NAV). If we can redeem a hedge fund at NAV prior to the next quarter end, the fund is classified as Level 2 in the hierarchy. Otherwise, it is classified as Level 3 in the hierarchy.

Derivatives

The fair values of exchange-traded derivatives, such as interest rate and equity options and futures, are based on quoted market prices and are classified as Level 1 in the hierarchy. OTC derivatives primarily consist of interest rate contracts, foreign exchange contracts and credit derivatives. The exchange-traded or OTC interest rate, foreign exchange and equity derivatives are included in Interest rate contracts, Foreign exchange contracts and Other contracts, respectively, in the fair value hierarchy table. The fair values of OTC derivatives are determined using valuation models when quoted market prices or third-party consensus pricing information are not available. The valuation models, such as discounted cash flow method or Black-Scholes option model, incorporate observable or unobservable inputs for interest and foreign exchange rates, equity and commodity prices (including indices), credit spreads, corresponding market volatility levels, and other market-based pricing factors. Other adjustments to fair value include bid-offer, CVA, FVA, OIS, parameter and model uncertainties, and unrealized gain or loss at inception of a transaction. A derivative instrument is classified as Level 2 in the hierarchy if observable market inputs are available or the unobservable inputs are not significant to the fair value. Otherwise, it is classified as Level 3 in the hierarchy.

Securities borrowed or purchased under resale agreements and securities loaned or sold under repurchase agreements

In the fair value hierarchy table, these instruments are included in Assets purchased under reverse repurchase agreements and securities borrowed, and Obligations related to assets sold under repurchase agreements and securities loaned. The fair values of these contracts are determined using valuation techniques such as the discounted cash flow method using interest rate curves as inputs. They are classified as Level 2 instruments in the hierarchy as the inputs are observable.

Deposits

A majority of our deposits are measured at amortized cost but certain deposits are designated as FVTPL. These FVTPL deposits include deposits taken from clients, the issuance of certificates of deposits and promissory notes, and interest rate and equity linked notes. The fair values of

144            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

these instruments are determined using the discounted cash flow method and derivative option valuation models. The inputs to the valuation models include benchmark yield curves, credit spreads, interest rates, equity and interest rate volatility, dividend and correlation rates, where applicable. They are classified as Level 2 or 3 instruments in the hierarchy, depending on the significance of the unobservable credit spreads, volatility, dividend and correlation rates.

Quantitative information about fair value measurements using significant unobservable inputs (Level 3 Instruments)

The following table presents fair values of our significant Level 3 financial instruments, valuation techniques used to determine their fair values, ranges and weighted averages of unobservable inputs.

As at October 31, 2018 (Millions of Canadian dollars, except for prices, percentages and ratios)
		Fair value				Range of input values (2) (3)
Products	Reporting line in the fair value hierarchy table	Assets	Liabilities	Valuation techniques	Significant unobservable inputs (1)	Low	High	Weighted average / Inputs distribution
Non-derivative financial instruments
Auction rate securities				Discounted cash flows	Discount margins	1.32%	2.70%	1.95%
	U.S. state, municipal and agencies debt	45			Default rates	3.00%	3.00%	3.00%
	Asset-backed securities	110			Prepayment rates	4.00%	5.50%	4.56%
					Recovery rates	96.50%	97.50%	96.59%
Corporate debt				Price-based	Prices	$ 72.00	$123.06	$103.84
	Corporate debt and other debt	28		Discounted cash flows	Credit spread	0.90%	11.30%	4.50%
	Loans	551			Credit enhancement	11.80%	15.80%	13.10%
Government debt and municipal bonds				Price-based	Prices	$ 65.50	$100.00	$66,41
	U.S. state, municipal and agencies debt	21		Discounted cash flows	Yields	3.50%	7.60%	5.75%
	Corporate debt and other debt	185
Private equities, hedge fund investments and related equity derivatives				Market comparable	EV/EBITDA multiples	6.16X	17.80X	14.46X
	Equities	1,385		Price-based	P/E multiples	9.10X	26.41X	18.26X
	Derivative related liabilities		24	Discounted cash flows	EV/Rev multiples	0.90X	6.63X	4.86X
	Loan substitute securities	–			Liquidity discounts (4)	10.00%	40.00%	18.27%
					Discount rate	10.52%	10.52%	10.52%
					Net asset values / prices (5)	n.a.	n.a.	n.a.
Derivative financial instruments (6)
Interest rate derivatives and interest-rate-linked structured notes (7)	Derivative related assets	260		Discounted cash flows	Interest rates	2.30%	3.00%	Even
	Derivative related liabilities		740	Option pricing model	CPI swap rates	1.90%	2.10%	Even
					IR-IR correlations	19.00%	67.00%	Even
					FX-IR correlations	29.00%	56.00%	Even
					FX-FX correlations	68.00%	68.00%	Even
Equity derivatives and equity-linked structured notes (7)				Discounted cash flows	Dividend yields	0.30%	8.40%	Lower
	Derivative related assets	281		Option pricing model	Equity (EQ)-EQ correlations	(55.00)%	100.00%	Middle
	Deposits		390		EQ-FX correlations	(71.40)%	30.50%	Middle
	Derivative related liabilities		328		EQ volatilities	8.00%	164.00%	Upper
Other (8)
	Asset-backed securities	–
	Derivative related assets	36
	Other assets	65
	Deposits		(5)
	Derivative related liabilities		51
	Other liabilities		68
Total		$2,967	$1,596

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            145

Note 3 Fair value of financial instruments (continued)

As at October 31, 2017 (Millions of Canadian dollars, except for prices, percentages and ratios)
		Fair value			Significant unobservable inputs (1)	Range of input values (2) (3)
Products	Reporting line in the fair value hierarchy table	Assets	Liabilities	Valuation techniques		Low	High	Weighted average / Inputs distribution
Non-derivative financial instruments
Auction rate securities				Discounted cash flows	Discount margins	1.13%	2.95%	1.71%
	U.S. state, municipal and agencies debt	508			Default rates	3.00%	3.40%	3.00%
	Asset-backed securities	197			Prepayment rates	4.00%	10.00%	4.29%
					Recovery rates	40.00%	97.50%	95.95%
Corporate debt				Price-based	Prices	$20.00	$119.30	$113.77
	Corporate debt and other debt	33		Discounted cash flows	Credit spread	1.11%	11.59%	6.35%
	Loans	179			Credit enhancement	12.82%	17.10%	14.16%
Government debt and municipal bonds				Price-based	Prices	$63.43	$93.29	$64.18
	U.S. state, municipal and agencies debt	–		Discounted cash flows	Yields	0.17%	13.04%	3.22%
	Corporate debt and other debt	793
Private equities, hedge fund investments and related equity derivatives				Market comparable	EV/EBITDA multiples	9.30X	16.60X	13.32X
	Equities	1,136		Price-based	P/E multiples	4.80X	27.40X	19.42X
	Derivative related liabilities		97	Discounted cash flows	EV/Rev multiples	1.50X	9.51X	5.75X
	Loan substitute securities	4			Liquidity discounts (4)	15.00%	40.00%	25.24%
					Discount rate	11.00%	11.00%	11.00%
					Net asset values / prices (5)	n.a.	n.a.	n.a.
Derivative financial instruments (6)
Interest rate derivatives and interest-rate-linked structured notes (7)	Derivative related assets	415		Discounted cash flows	Interest rates	2.23%	2.56%	Even
	Deposits			Option pricing model	CPI swap rates	1.72%	1.90%	Even
	Derivative related liabilities		843		IR-IR correlations	19.00%	67.00%	Even
					FX-IR correlations	29.00%	56.00%	Even
					FX-FX correlations	68.00%	68.00%	Even
Equity derivatives and equity-linked structured notes (7)				Discounted cash flows	Dividend yields	0.02%	10.49%	Lower
	Derivative related assets	302		Option pricing model	Equity (EQ)-EQ correlations	15.00%	97.34%	Middle
	Deposits		465		EQ-FX correlations	(70.00)%	39.10%	Middle
	Derivative related liabilities		369		EQ volatilities	3.00%	110.00%	Lower
Other (8)
	Asset-backed securities	6
	Derivative related assets	30
	Deposits		–
	Derivative related liabilities		69
	Other liabilities		24
Total		$3,603	$1,867

(1)	The acronyms stand for the following: (i) Enterprise Value (EV); (ii) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA); (iii) Price / Earnings (P/E); (iv) Revenue (Rev); (v) Consumer Price Index (CPI); (vi) Interest Rate (IR); (vii) Foreign Exchange (FX); and (viii) Equity (EQ).
(2)	The low and high input values represent the actual highest and lowest level inputs used to value a group of financial instruments in a particular product category. These input ranges do not reflect the level of input uncertainty, but are affected by the different underlying instruments within the product category. The input ranges will therefore vary from period to period based on the characteristics of the underlying instruments held at each balance sheet date. Where provided, the weighted average of the input values is calculated based on the relative fair values of the instruments within the product category. The weighted averages for derivatives are not presented in the table as they would not provide a comparable metric; instead, distribution of significant unobservable inputs within the range for each product category is indicated in the table.
(3)	Price-based inputs are significant for certain debt securities and are based on external benchmarks, comparable proxy instruments or pre-quarter-end trade data. For these instruments, the price input is expressed in dollars for each $100 par value. For example, with an input price of $105, an instrument is valued at a premium over its par value.
(4)	Fair value of securities with liquidity discount inputs totalled $207 million (October 31, 2017 – $54 million).
(5)	NAV of a hedge fund is total fair value of assets less liabilities divided by the number of fund units. The NAV of the funds and the corresponding equity derivatives referenced to NAV are not considered observable as we cannot redeem certain of these hedge funds at NAV prior to the next quarter end. Private equities are valued based on NAV or valuation techniques. The range for NAV per unit or price per share has not been disclosed for the hedge funds or private equities due to the dispersion of prices given the diverse nature of the investments.
(6)	The level of aggregation and diversity within each derivative instrument category may result in certain ranges of inputs being wide and inputs being unevenly distributed across the range. In the table, we indicated whether the majority of the inputs are concentrated toward the upper, middle, or lower end of the range, or evenly distributed throughout the range.
(7)	The structured notes contain embedded equity or interest rate derivatives with unobservable inputs that are similar to those of the equity or interest rate derivatives.
(8)	Other primarily includes certain insignificant instruments such as commodity derivatives, foreign exchange derivatives, contingent considerations, bank-owned life insurance and retractable shares.
n.a. not	applicable

Sensitivity to unobservable inputs and interrelationships between unobservable inputs

Yield, credit spreads/discount margins

A financial instrument’s yield is the interest rate used to discount future cash flows in a valuation model. An increase in the yield, in isolation, would result in a decrease in a fair value measurement and vice versa. A credit spread/discount margin is the difference between a debt instrument’s yield and a benchmark instrument’s yield. Benchmark instruments have high credit quality ratings, similar maturities and are often government bonds. The credit spread/discount margin therefore represents the discount rate used to determine the present value of future cash flows of an asset to reflect the market return required for uncertainty in the estimated cash flows. The credit spread/discount margin for an instrument forms part of the yield used in a discounted cash flow method.

Funding spread

Funding spreads are credit spreads specific to funding or deposit rates. A decrease in funding spreads, on its own, will increase fair value of our liabilities, and vice versa.

Default rates

A default rate is the rate at which borrowers fail to make scheduled loan payments. A decrease in the default rate will typically increase the fair value of the loan, and vice versa. This effect will be significantly more pronounced for a non-government guaranteed loan than a government guaranteed loan.

146            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Prepayment rates

A prepayment rate is the rate at which a loan will be repaid in advance of its expected amortization schedule. Prepayments change the future cash flows of a loan. An increase in the prepayment rate in isolation will result in an increase in fair value when the loan interest rate is lower than the current reinvestment rate, and a decrease in the prepayment rate in isolation will result in a decrease in fair value when the loan interest rate is lower than the current reinvestment rate. Prepayment rates are generally negatively correlated with interest rates.

Recovery and loss severity rates

A recovery rate is an estimation of the amount that can be collected in a loan default scenario. The recovery rate is the recovered amount divided by the loan balance due, expressed as a percentage. The inverse concept of recovery is loss severity. Loss severity rate is an estimation of the loan amount not collected when a loan defaults. The loss severity rate is the loss amount divided by the loan balance due, expressed as a percentage. Generally, an increase in the recovery rate or a decrease in the loss severity rate will increase the loan fair value, and vice versa.

Volatility rates

Volatility measures the potential variability of future prices and is often measured as the standard deviation of price movements. Volatility is an input to option pricing models used to value derivatives and issued structured notes. Volatility is used in valuing equity, interest rate, commodity and foreign exchange options. A higher volatility rate means that the underlying price or rate movements are more likely to occur. Higher volatility rates may increase or decrease an option’s fair value depending on the option’s terms. The determination of volatility rates is dependent on various factors, including but not limited to, the underlying’s market price, the strike price and maturity.

Dividend yields

A dividend yield is the underlying equity’s expected dividends expressed as an annual percentage of its price. Dividend yield is used as an input for forward equity price and option models. Higher dividend yields will decrease the forward price, and vice versa. A higher dividend yield will increase or decrease an option’s value, depending on the option’s terms.

Correlation rates

Correlation is the linear relationship between the movements in two different variables. Correlation is an input to the valuation of derivative contracts and issued structured notes when an instrument’s payout is determined by correlated variables. When variables are positively correlated, an increase in one variable will result in an increase in the other variable. When variables are negatively correlated, an increase in one variable will result in a decrease in the other variable. The referenced variables can be within a single asset class or market (equity, interest rate, commodities, credit and foreign exchange) or between variables in different asset classes (equity to foreign exchange, or interest rate to foreign exchange). Changes in correlation will either increase or decrease a financial instrument’s fair value depending on the terms of the instrument.

Interest rates

An interest rate is the percentage amount charged on a principal or notional amount. Increasing interest rates will decrease the discounted cash flow value of a financial instrument, and vice versa.

Consumer Price Index swap rates

A CPI swap rate is expressed as a percentage of an increase in the average price of a basket of consumer goods and services, such as transportation, food and medical care. An increase in the CPI swap rate will cause inflation swap payments to be larger, and vice versa.

EV/EBITDA multiples, P/E multiples, EV/Rev multiples, and liquidity discounts

Private equity valuation inputs include EV/EBITDA multiples, P/E multiples and EV/Rev multiples. These are used to calculate either enterprise value or share value of a company based on a multiple of earnings or revenue estimates. Higher multiples equate to higher fair values for all multiple types, and vice versa. A liquidity discount may be applied when few or no transactions exist to support the valuations.

Credit Enhancement

Credit enhancement is an input to the valuation of securitized transaction and is the amount of loan loss protection for a senior tranche. Credit enhancement is expressed as a percentage of the transaction size. An increase in credit enhancement will cause the credit spread to decrease and the tranche fair value to increase, and vice versa.

Interrelationships between unobservable inputs

Unobservable inputs, including the above discount margin, default rate, prepayment rate, and recovery and loss severity rates, may not be independent of each other. For example, the discount margin can be affected by a change in default rate, prepayment rate, or recovery and loss severity rates. Discount margins will generally decrease when default rates decline or when recovery rates increase.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            147

Note 3 Fair value of financial instruments (continued)

Changes in fair value measurement for instruments measured on a recurring basis and categorized in Level 3

The following tables present the changes in fair value measurements on a recurring basis for instruments included in Level 3 of the fair value hierarchy.

	IFRS 9
	For the year ended October 31, 2018
(Millions of Canadian dollars)	Fair value at beginning of period (1)	Total realized/ unrealized gains included in earnings	Total unrealized gains included in OCI (2)	Purchases of assets/ issuances of liabilities	Sales of assets/ settlements of liabilities and other (3)	Transfers into Level 3	Transfers out of Level 3	Fair value at end of period	Changes in unrealized gains (losses) included in earnings for assets and liabilities for positions still held
Assets
Securities
Trading
U.S. state, municipal and agencies debt	$508	$16	$(3)	$–	$(455)	$–	$–	$66	$(1)
Asset-backed securities
Non-CDO securities	196	28	2	–	(116)	–	–	110	1
Corporate debt and other debt	30	(2)	–	–	(2)	–	(5)	21	(1)
Equities	923	(160)	37	395	(170)	125	(2)	1,148	(24)
	1,657	(118)	36	395	(743)	125	(7)	1,345	(25)
Investment
U.S. state, municipal and agencies debt	–	–	–	–	–	–	–	–	n.a.
Asset-backed securities
Non-CDO securities	–	–	–	–	–	–	–	–	n.a.
Corporate debt and other debt	29	(30)	6	125	(144)	206	–	192	n.a.
Equities	217	–	20	–	–	–	–	237	n.a.
Loan substitute securities	3	–	–	–	(3)	–	–	–	n.a.
	249	(30)	26	125	(147)	206	–	429	n.a.
Loans	477	(3)	(3)	450	(291)	16	(95)	551	14
Other
Net derivative balances (4)
Interest rate contracts	(455)	21	–	67	73	7	(217)	(504)	(3)
Foreign exchange contracts	21	(10)	(4)	11	2	5	(4)	21	(5)
Other contracts	(181)	34	(2)	(88)	(42)	(36)	231	(84)	79
Valuation adjustments	(16)	–	–	–	17	–	–	1	–
Other assets	–	(5)	–	71	(1)	–	–	65	(5)
	$1,752	$(111)	$53	$1,031	$(1,132)	$323	$(92)	$1,824	$55
Liabilities
Deposits
Personal	$(465)	$(36)	$(4)	$(301)	$44	$(431)	$803	$(390)	$(8)
Business and government	–	–	–	5	–	–	–	5	–
Other
Obligations related to securities sold short	–	–	–	–	–	–	–	–	–
Other liabilities	(24)	–	(1)	(53)	10	–	–	(68)	4
	$(489)	$(36)	$(5)	$(349)	$54	$(431)	$803	$(453)	$(4)

148            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

	IAS 39
	For the year ended October 31, 2017
(Millions of Canadian dollars)	Fair value at beginning of period	Total realized/ unrealized gains (losses) included in earnings	Total unrealized gains (losses) included in OCI (2)	Purchases of assets/ issuances of liabilities	Sales of assets/ settlements of liabilities and other (3)	Transfers into Level 3	Transfers out of Level 3	Fair value at end of period	Changes in unrealized gains (losses) included in earnings for assets and liabilities for positions still held
Assets
Securities
Trading
U.S. state, municipal and agencies debt	$1	$–	$–	$–	$(1)	$–	$–	$–	$–
Asset-backed securities
Non-CDO securities	4	–	–	7	(10)	–	(1)	–	–
Corporate debt and other debt	62	(4)	1	52	(68)	20	(34)	29	(3)
Equities	376	(143)	(18)	275	(81)	17	(1)	425	(119)
	443	(147)	(17)	334	(160)	37	(36)	454	(122)
Investment
U.S. state, municipal and agencies debt	747	(5)	(19)	–	(215)	–	–	508	n.a.
Asset-backed securities
Non-CDO securities	217	–	7	–	(21)	–	–	203	n.a.
Corporate debt and other debt	956	(1)	(34)	119	(55)	–	(188)	797	n.a.
Equities	756	62	45	45	(197)	–	–	711	n.a.
Loan substitute securities	–	–	–	4	–	–	–	4	n.a.
	2,676	56	(1)	168	(488)	–	(188)	2,223	n.a.
Loans	329	(5)	(5)	405	(512)	–	(33)	179	–
Other
Net derivative balances (4)
Interest rate contracts	(448)	49	(20)	33	(2)	4	(71)	(455)	74
Foreign exchange contracts	(15)	49	2	(3)	(7)	1	(6)	21	17
Other contracts	(122)	80	2	(76)	2	(58)	(9)	(181)	52
Valuation adjustments	(10)	–	–	–	(6)	–	–	(16)	–
Other assets	–	–	–	–	–	–	–	–	–
	$2,853	$82	$(39)	$861	$(1,173)	$(16)	$(343)	$2,225	$21
Liabilities
Deposits
Personal	$(425)	$(20)	$14	$(387)	$85	$(277)	$545	$(465)	$5
Business and government	(2)	–	–	–	–	–	2	–	–
Other
Obligations related to securities sold short	(1)	–	–	–	1	–	–	–	–
Other liabilities	(88)	(4)	2	–	66	–	–	(24)	–
	$(516)	$(24)	$16	$(387)	$152	$(277)	$547	$(489)	$5

(1)	These amounts reflect certain reclassifications made upon adoption of IFRS 9. Refer to Note 2 for further details.
(2)	These amounts include the foreign currency translation gains or losses arising on consolidation of foreign subsidiaries relating to the Level 3 instruments, where applicable. The unrealized gains on Investment securities recognized in OCI were $33 million for the year ended October 31, 2018 (October 31, 2017 – gains of $84 million) excluding the translation gains or losses arising on consolidation.
(3)	Other includes amortization of premiums or discounts recognized in net income.
(4)	Net derivatives as at October 31, 2018 included derivative assets of $577 million (October 31, 2017 – $747 million) and derivative liabilities of $1,143 million (October 31, 2017 – $1,378 million).
n.a.	not applicable

Transfers between fair value hierarchy levels for instruments carried at fair value on a recurring basis

Transfers between Level 1 and Level 2, and transfers into and out of Level 3 are assumed to occur at the end of the period. For an asset or a liability that transfers into Level 3 during the period, the entire change in fair value for the period is excluded from the Total realized/unrealized gains (losses) included in earnings column of the above reconciliation, whereas for transfers out of Level 3 during the period, the entire change in fair value for the period is included in the same column of the above reconciliation.

Transfers between Level 1 and 2 are dependent on whether fair value is obtained on the basis of quoted market prices in active markets (Level 1).

During the year ended October 31, 2018, transfers out of Level 1 to Level 2 included $529 million of Trading U.S. state, municipal and agencies debt and $809 million of Obligations related to securities sold short. During the year ended October 31, 2017, transfers out of Level 1 to Level 2 included $1,143 million of Trading U.S. state, municipal and agencies debt and $1,472 million of Obligations related to securities sold short.

During the year ended October 31, 2018, transfers out of Level 2 to Level 1 included $65 million of Trading U.S. state, municipal and agencies debt and $96 million of Obligations related to securities sold short. During the year ended October 31, 2017, transfers out of Level 2 to Level 1 included $339 million of Trading U.S. state, municipal and agencies debt and $80 million of Obligations related to securities sold short.

Transfers between Level 2 and Level 3 are primarily due to either a change in the market observability for an input, or a change in an unobservable input’s significance to a financial instrument’s fair value.

During the year ended October 31, 2018, significant transfers out of Level 2 to Level 3 included $125 million of Trading Equities due to unobservable inputs to their fair values, $206 million of Corporate debt and other debt due to changes in the market observability of inputs, and $431 million of Personal deposits due to changes in the significance of unobservable inputs to their fair values. During the year ended October 31, 2017, significant transfers out of Level 2 to Level 3 included $277 million of Personal deposits. In addition, during the year ended October 31, 2017, significant transfers out of Level 2 to Level 3 included $11 million of OTC equity options in Other contracts comprised of $94 million of derivative related assets and $105 million of derivative related liabilities.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            149

Note 3 Fair value of financial instruments (continued)

During the year ended October 31, 2018, significant transfers out of Level 3 to Level 2 included $217 million of interest rate swaps in Interest rate contracts comprised of $244 million of derivative related assets and $27 million of derivative related liabilities due to changes in the market observability of inputs, and $231 million of OTC equity options in Other contracts comprised of $703 million of derivative related assets and $934 million of derivative related liabilities due to changes in the market observability of inputs. In addition, during the year ended October 31, 2018, significant transfers out of Level 3 to Level 2 included $803 million of Personal deposits due to changes in the significance of unobservable inputs to their fair values. During the year ended October 31, 2017, significant transfers out of Level 3 to Level 2 included $188 million of AFS Corporate debt and other debt, and $545 million of Personal deposits. In addition, during the year ended October 31, 2017, significant transfers out of Level 3 to Level 2 included $52 million of OTC equity options in Other contracts comprised of $321 million of derivative related assets and $269 million of derivative related liabilities.

Positive and negative fair value movements of Level 3 financial instruments from using reasonably possible alternative assumptions

A financial instrument is classified as Level 3 in the fair value hierarchy if one or more of its unobservable inputs may significantly affect the measurement of its fair value. In preparing the financial statements, appropriate levels for these unobservable input parameters are chosen so that they are consistent with prevailing market evidence or management judgment. Due to the unobservable nature of the prices or rates, there may be uncertainty about the valuation of these Level 3 financial instruments.

The following table summarizes the impacts to fair values of Level 3 financial instruments using reasonably possible alternative assumptions. This sensitivity disclosure is intended to illustrate the potential impact of the relative uncertainty in the fair value of Level 3 financial instruments. In reporting the sensitivities below, we offset balances in instances where: (i) the move in valuation factors cause an offsetting positive and negative fair value movement, (ii) both offsetting instruments are in Level 3, and (iii) exposures are managed and reported on a net basis. With respect to overall sensitivity, it is unlikely in practice that all reasonably possible alternative assumptions would simultaneously be realized.

	IFRS 9			IAS 39
	As at
	October 31, 2018			October 31, 2017
(Millions of Canadian dollars)	Level 3 fair value	Positive fair value movement from using reasonably possible alternatives	Negative fair value movement from using reasonably possible alternatives	Level 3 fair value	Positive fair value movement from using reasonably possible alternatives	Negative fair value movement from using reasonably possible alternatives
Securities
Trading
U.S. state, municipal and agencies debt	$66	$–	$(1)	$–	$–	$–
Asset-backed securities	110	7	(10)	–	–	–
Corporate debt and other debt	21	–	–	29	–	–
Equities	1,148	12	(12)	425	–	–
Investment
U.S. state, municipal and agencies debt	–	–	–	508	8	(20)
Asset-backed securities	–	–	–	203	15	(21)
Corporate debt and other debt	192	19	(16)	797	6	(6)
Equities	237	24	(26)	711	40	(24)
Loan substitute securities	–	–	–	4	2	–
Loans	551	5	(7)	179	2	(3)
Derivatives	577	20	(18)	747	34	(30)
Other assets	65	–	–	–	–	–
	$2,967	$87	$(90)	$3,603	$107	$(104)
Deposits	$(385)	$12	$(11)	$(465)	$11	$(11)
Derivatives	(1,143)	47	(54)	(1,378)	37	(48)
Other
Other liabilities	(68)	–	–	(24)	–	–
	$(1,596)	$59	$(65)	$(1,867)	$48	$(59)

Sensitivity results

As at October 31, 2018, the effects of applying other reasonably possible alternative assumptions to the Level 3 asset positions would be an increase of $87 million and a decrease of $90 million in fair value, of which $24 million and $26 million would be recorded in Other components of equity, respectively. The effects of applying these assumptions to the Level 3 liability positions would result in a decrease of $59 million and an increase of $65 million in fair value.

150            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Level 3 valuation inputs and approaches to developing reasonably possible alternative assumptions

The following is a summary of the unobservable inputs used in the valuation of the Level 3 instruments and our approaches to developing reasonably possible alternative assumptions used to determine sensitivity.

Financial assets or liabilities	Sensitivity methodology
Asset-backed securities, corporate debt, government debt, municipal bonds and loans	Sensitivities are determined based on adjusting, plus or minus one standard deviation, the bid-offer spreads or input prices if a sufficient number of prices are received, adjusting input parameters such as credit spreads or using high and low vendor prices as reasonably possible alternative assumptions.
Auction rate securities	Sensitivity of ARS is determined by decreasing the discount margin between 15% and 28% and increasing the discount margin between 30% and 45%, depending on the specific reasonable range of fair value uncertainty for each particular financial instrument’s market. Changes to the discount margin reflect historical monthly movements in the student loan asset-backed securities market.
Private equities, hedge fund investments and related equity derivatives	Sensitivity of direct private equity investments is determined by (i) adjusting the discount rate by 2% when the discounted cash flow method is used to determine fair value, (ii) adjusting the price multiples based on the range of multiples of comparable companies when price-based models are used, or (iii) using an alternative valuation approach. Net asset values of the private equity funds, hedge funds and related equity derivatives are provided by the fund managers, and as a result, there are no other reasonably possible alternative assumptions for these investments.
Interest rate derivatives	Sensitivities of interest rate and cross currency swaps are derived using plus or minus one standard deviation of the inputs, and an amount representing model and parameter uncertainty, where applicable.
Equity derivatives	Sensitivity of the Level 3 position is determined by shifting the unobservable model inputs by plus or minus one standard deviation of the pricing service market data including volatility, dividends or correlations, as applicable.
Bank funding and deposits	Sensitivities of deposits are calculated by shifting the funding curve by plus or minus certain basis points.
Structured notes	Sensitivities for interest-rate-linked and equity-linked structured notes are derived by adjusting inputs by plus or minus one standard deviation, and for other deposits, by estimating a reasonable move in the funding curve by plus or minus certain basis points.

Fair value for financial instruments that are carried at amortized cost and classified using the fair value hierarchy

	IFRS 9
	As at October 31, 2018
	Fair value always approximates carrying value (1)	Fair value may not approximate carrying value
		Fair value measurements using				Total fair value
(Millions of Canadian dollars)		Level 1	Level 2	Level 3	Total
Interest-bearing deposits with banks	$ 16,197	$–	$–	$–	$–	$16,197
Amortized cost securities (2)	–	470	44,897	–	45,367	45,367
Assets purchased under reverse repurchase agreements and securities borrowed	57,099	–	18,391	–	18,391	75,490
Loans
Retail	65,847	–	323,114	5,090	328,204	394,051
Wholesale	8,889	–	154,781	4,417	159,198	168,087
	74,736	–	477,895	9,507	487,402	562,138
Other assets	45,559	–	480	166	646	46,205
	$ 193,591	$470	$541,663	$9,673	$551,806	$745,397
Deposits
Personal	$ 184,887	$–	$69,606	$622	$70,228	$255,115
Business and government	270,349	–	160,010	799	160,809	431,158
Bank	15,218	–	10,235	9	10,244	25,462
	470,454	–	239,851	1,430	241,281	711,735
Obligations related to assets sold under repurchase agreements and securities loaned	4,264	–	712	–	712	4,976
Other liabilities	45,346	–	406	9,128	9,534	54,880
Subordinated debentures	–	–	9,260	59	9,319	9,319
	$ 520,064	$–	$250,229	$10,617	$260,846	$780,910

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            151

Note 3 Fair value of financial instruments (continued)

	IAS 39
	As at October 31, 2017
	Fair value always approximates carrying value (1)	Fair value may not approximate carrying value
		Fair value measurements using				Total fair value
(Millions of Canadian dollars)		Level 1	Level 2	Level 3	Total
Interest-bearing deposits with banks	$11,880	$–	$30	$–	$30	$11,910
Held-to-maturity securities (2)	–	–	14,754	17	14,771	14,771
Assets purchased under reverse repurchase agreements and securities borrowed	58,605	–	23,394	–	23,394	81,999
Loans
Retail	65,991	–	309,855	4,936	314,791	380,782
Wholesale	8,930	–	139,128	5,909	145,037	153,967
	74,921	–	448,983	10,845	459,828	534,749
Other assets	43,963	–	433	202	635	44,598
	$189,369	$–	$487,594	$11,064	$498,658	$688,027
Deposits
Personal	$182,440	$–	$62,981	$726	$63,707	$246,147
Business and government	261,898	–	149,618	979	150,597	412,495
Bank	16,615	–	5,079	14	5,093	21,708
	460,953	–	217,678	1,719	219,397	680,350
Obligations related to assets sold under repurchase agreements and securities loaned	7,774	–	1,364	–	1,364	9,138
Other liabilities	43,733	–	311	5,382	5,693	49,426
Subordinated debentures	–	–	9,504	55	9,559	9,559
	$512,460	$–	$228,857	$7,156	$236,013	$748,473

(1)	Certain financial instruments have not been assigned to a level as the carrying amount always approximates their fair values due to their short-term nature (instruments that are receivable or payable on demand, or with original maturity of three months or less) and insignificant credit risk.
(2)	Included in Securities – Investment, net of applicable allowance on the Consolidated Balance Sheets.

Fair values of financial assets and liabilities carried at amortized cost and disclosed in the table above are determined using the following valuation techniques and inputs.

Amortized cost securities (Held to maturity under IAS 39)

Fair values of government bonds, corporate bonds, and ABS are based on quoted prices. Fair values of certain Non-OECD government bonds are based on vendor prices or the discounted cash flow method with yield curves of other countries’ government bonds as inputs. For ABS, where market prices are not available, the fair value is determined using the discounted cash flow method. The inputs to the valuation model generally include market interest rates, spreads and yields derived from comparable securities, prepayment, and loss given default.

Assets purchased under reverse repurchase agreements and securities borrowed, and Obligations related to assets sold under repurchase agreements and securities loaned

Valuation methods used for the long-term instruments are described in the Fair value of assets and liabilities measured on a recurring basis and classified using the fair value hierarchy section of this note. The carrying values of short-term instruments generally approximate their fair values.

Loans – Retail

Retail loans include residential mortgages, personal and small business loans and credit cards. For residential mortgages, and personal and small business loans, we segregate the portfolio based on certain attributes such as product type, contractual interest rate, term to maturity and credit scores, if applicable. Fair values of these loans are determined by the discounted cash flow method using applicable inputs such as prevailing interest rates, contractual and posted client rates, client discounts, credit spreads, prepayment rates and loan-to-value ratios. Fair values of credit card receivables are also calculated based on a discounted cash flow method with portfolio yields, write-offs and monthly payment rates as inputs. The carrying values of short-term and variable rate loans generally approximate their fair values.

152            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Loans – Wholesale

Wholesale loans include Business, Bank and Sovereign loans. Where market prices are available, loans are valued based on market prices. Otherwise, fair value is determined by the discounted cash flow method using the following inputs: market interest rates and market based spreads of assets with similar credit ratings and terms to maturity, loss given default, expected default frequency implied from credit default swap prices, if available, and relevant pricing information such as contractual rate, origination and maturity dates, redemption price, coupon payment frequency and date convention.

Deposits

Deposits are comprised of demand, notice, and term deposits which include senior deposit notes we have issued to provide us with long-term funding. Fair values of term deposits are determined by one of several valuation techniques: (i) for term deposits and similar instruments, we segregate the portfolio based on term to maturity. Fair values of these instruments are determined by the discounted cash flow method using inputs such as client rates for new sales of the corresponding terms; and (ii) for senior deposit notes, we use actual traded prices, vendor prices or the discounted cash flow method using a market interest rate curve and our funding spreads as inputs. The carrying values of demand, notice, and short-term term deposits generally approximate their fair values.

Other assets and Other liabilities

Other assets and Other liabilities include receivables and payables relating to certain commodities. Fair values of the commodity receivables and payables are calculated by the discounted cash flow method using applicable inputs such as market interest rates, counterparties’ credit spreads, our funding spreads, commodity forward prices and spot prices.

Subordinated debentures

Fair values of Subordinated debentures are based on market prices, dealer quotes or vendor prices when available. Where prices cannot be observed, fair value is determined using the discounted cash flow method, with applicable inputs such as market interest rates and credit spreads.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            153

Note 4 Securities

Carrying value of securities

	IFRS 9
	As at October 31, 2018
	Term to maturity (1)					With no specific maturity	Total
(Millions of Canadian dollars)	Within 3 months	3 months to 1 year	1 year to 5 years	5 years to 10 years	Over 10 years
Trading (2)
Canadian government debt	$1,860	$7,237	$7,983	$2,244	$6,599	$–	$25,923
U.S. state, municipal and agencies debt	595	3,715	9,836	5,119	13,899	–	33,164
Other OECD government debt	1,367	3,932	3,456	635	779	–	10,169
Mortgage-backed securities	–	–	114	93	794	–	1,001
Asset-backed securities	126	14	215	369	409	–	1,133
Corporate debt and other debt
Bankers’ acceptances	326	–	–	–	–	–	326
Certificates of deposit	300	84	48	3	25	–	460
Other (3)	2,120	4,058	6,720	3,099	5,543	–	21,540
Equities	–	–	–	–	–	34,542	34,542
	6,694	19,040	28,372	11,562	28,048	34,542	128,258
Fair value through other comprehensive income (2)
Canadian government debt
Federal
Amortized cost	–	–	173	15	56	–	244
Fair value	–	–	169	15	54	–	238
Yield (4)	–	–	1.7%	1.8%	4.5%	–	2.3%
Provincial and municipal
Amortized cost	–	51	673	236	618	–	1,578
Fair value	–	51	672	234	597	–	1,554
Yield (4)	–	1.7%	2.9%	2.0%	4.0%	–	3.1%
U.S. state, municipal and agencies debt
Amortized cost	1,355	132	2,766	635	13,112	–	18,000
Fair value	1,355	131	2,768	643	13,239	–	18,136
Yield (4)	2.4%	2.1%	2.3%	3.2%	3.0%	–	2.8%
Other OECD government debt
Amortized cost	225	86	1,090	67	1	–	1,469
Fair value	225	86	1,091	67	1	–	1,470
Yield (4)	0.6%	2.4%	2.3%	1.4%	4.2%	–	2.0%
Mortgage-backed securities
Amortized cost	–	–	59	193	1,924	–	2,176
Fair value	–	–	59	193	1,922	–	2,174
Yield (4)	–	–	1.6%	3.4%	2.9%	–	2.9%
Asset-backed securities
Amortized cost	–	–	–	2,662	4,442	–	7,104
Fair value	–	–	–	2,657	4,445	–	7,102
Yield (4)	–	–	–	3.6%	3.4%	–	3.4%
Corporate debt and other debt
Amortized cost	4,119	1,769	10,785	399	367	–	17,439
Fair value	4,120	1,772	10,783	390	354	–	17,419
Yield (4)	1.5%	1.8%	2.0%	3.0%	4.1%	–	1.9%
Equities
Cost	–	–	–	–	–	197	197
Fair value (5)	–	–	–	–	–	382	382
Loan substitute securities
Cost	–	–	–	–	–	25	25
Fair value	–	–	–	–	–	24	24
Yield (4)	–	–	–	–	–	5.7%	5.7%
Amortized cost	5,699	2,038	15,546	4,207	20,520	222	48,232
Fair value	5,700	2,040	15,542	4,199	20,612	406	48,499
Amortized Cost (2)
Canadian government debt	1,762	1,427	10,863	2,381	–	–	16,433
U.S. state, municipal and agencies debt	69	115	2,231	2,177	9,736	–	14,328
Other OECD government debt	2,601	1,386	2,800	–	–	–	6,787
Asset-backed securities	–	5	1,035	29	–	–	1,069
Corporate debt and other debt	253	1,434	5,566	161	78	–	7,492
Amortized cost, net of allowance	4,685	4,367	22,495	4,748	9,814	–	46,109
Fair value	4,687	4,360	22,286	4,635	9,399	–	45,367
Total carrying value of securities	$17,079	$25,447	$66,409	$20,509	$58,474	$34,948	$222,866

154            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

	IAS 39
	As at October 31, 2017
	Term to maturity (1)					With no specific maturity
(Millions of Canadian dollars)	Within 3 months	3 months to 1 year	1 year to 5 years	5 years to 10 years	Over 10 years		Total
Trading (2)
Canadian government debt	$1,757	$11,362	$8,047	$1,447	$6,112	$–	$28,725
U.S. state, municipal and agencies debt	3,527	2,031	4,685	4,145	16,472	–	30,860
Other OECD government debt	834	4,846	4,843	260	571	–	11,354
Mortgage-backed securities	–	–	67	22	1,209	–	1,298
Asset-backed securities	85	63	249	162	173	–	732
Corporate debt and other debt
Bankers’ acceptances	246	–	–	–	–	–	246
Certificates of deposit	28	22	67	4	5	–	126
Other (3)	2,625	5,038	6,010	2,784	4,907	–	21,364
Equities	–	–	–	–	–	32,952	32,952
	9,102	23,362	23,968	8,824	29,449	32,952	127,657
Available-for-sale (2)
Canadian government debt
Federal
Amortized cost	5	–	1,528	17	58	–	1,608
Fair value	5	–	1,521	17	58	–	1,601
Yield (4)	1.7%	–	0.9%	1.8%	4.3%	–	1.1%
Provincial and municipal
Amortized cost	25	71	1,838	41	539	–	2,514
Fair value	25	71	1,836	40	531	–	2,503
Yield (4)	1.6%	2.0%	2.1%	2.8%	4.1%	–	2.5%
U.S. state, municipal and agencies debt
Amortized cost	1,284	2,768	1,087	1,723	22,615	–	29,477
Fair value	1,284	2,765	1,085	1,720	22,661	–	29,515
Yield (4)	1.2%	1.6%	1.5%	3.0%	2.7%	–	2.5%
Other OECD government debt
Amortized cost	824	2,367	5,894	60	–	–	9,145
Fair value	824	2,367	5,901	60	–	–	9,152
Yield (4)	0.4%	1.0%	1.5%	1.1%	–	–	1.3%
Mortgage-backed securities
Amortized cost	–	–	–	15	919	–	934
Fair value	–	–	–	15	919	–	934
Yield (4)	–	–	–	2.9%	2.2%	–	2.3%
Asset-backed securities
Amortized cost	960	67	688	3,030	1,774	–	6,519
Fair value	956	67	690	3,039	1,745	–	6,497
Yield (4)	1.2%	1.6%	1.6%	2.6%	2.4%	–	2.2%
Corporate debt and other debt
Amortized cost	3,332	2,917	17,006	461	680	–	24,396
Fair value	3,336	2,918	17,060	464	681	–	24,459
Yield (4)	1.3%	1.5%	1.8%	2.8%	4.6%	–	1.8%
Equities
Cost	–	–	–	–	–	875	875
Fair value	–	–	–	–	–	1,188	1,188
Loan substitute securities
Cost	–	–	–	–	–	29	29
Fair value	–	–	–	–	–	28	28
Yield (4)	–	–	–	–	–	4.3%	4.3%
Amortized cost	6,430	8,190	28,041	5,347	26,585	904	75,497
Fair value	6,430	8,188	28,093	5,355	26,595	1,216	75,877
Amortized Cost (2)
Amortized cost	9	54	5,960	4,754	4,068	–	14,845
Fair value	9	54	5,941	4,761	4,006	–	14,771
Total carrying value of securities	$15,541	$31,604	$58,021	$18,933	$60,112	$34,168	$218,379

(1)	Actual maturities may differ from contractual maturities shown above as borrowers may have the right to extend or prepay obligations with or without penalties.
(2)	Trading securities and FVOCI securities (Available-for-sale securities under IAS 39) are recorded at fair value. Amortized cost securities, included in Investment securities (Held-to-maturity under IAS 39), are recorded at amortized cost, and under IFRS 9 are presented net of allowance for credit losses.
(3)	Primarily composed of corporate debt, supra-national debt, and commercial paper.
(4)	The weighted average yield is derived using the contractual interest rate and the carrying value at the end of the year for the respective securities.
(5)	Certain equity securities that are not held-for-trading purposes are designated as FVOCI. For the year ended October 31, 2018, we disposed of $8 million of equity securities measured at FVOCI. The cumulative loss on the date of disposals was $1 million.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            155

Note 4 Securities (continued)

Unrealized gains and losses on securities at fair value through other comprehensive income (1) (2) (3)

	IFRS 9
	As at October 31, 2018
(Millions of Canadian dollars)	Cost/ Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Canadian government debt
Federal	$244	$–	$(6)	$238
Provincial and municipal	1,578	2	(26)	1,554
U.S. state, municipal and agencies debt (4)	18,000	285	(149)	18,136
Other OECD government debt	1,469	2	(1)	1,470
Mortgage-backed securities	2,176	1	(3)	2,174
Asset-backed securities
CDO	6,248	1	(10)	6,239
Non-CDO securities	856	9	(2)	863
Corporate debt and other debt	17,439	22	(42)	17,419
Equities	197	186	(1)	382
Loan substitute securities	25	–	(1)	24
	$48,232	$508	$(241)	$48,499
Unrealized gains and losses on available-for-sale securities (1) (2)
	IAS 39
	As at October 31, 2017
(Millions of Canadian dollars)	Cost/ Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Canadian government debt
Federal	$1,608	$2	$(9)	$1,601
Provincial and municipal	2,514	7	(18)	2,503
U.S. state, municipal and agencies debt (4)	29,477	242	(204)	29,515
Other OECD government debt	9,145	18	(11)	9,152
Mortgage-backed securities	934	1	(1)	934
Asset-backed securities
CDO	3,610	13	–	3,623
Non-CDO securities	2,909	10	(45)	2,874
Corporate debt and other debt	24,396	106	(43)	24,459
Equities	875	320	(7)	1,188
Loan substitute securities	29	–	(1)	28
	$75,497	$719	$(339)	$75,877

(1)	The majority of the MBS are residential. Cost/Amortized cost, gross unrealized gains, gross unrealized losses and fair value related to commercial MBS are $1,442 million, $nil, $6 million and $1,436 million, respectively as at October 31, 2018 (October 31, 2017 – $727 million, $1 million, $1 million and $727 million, respectively).
(2)	Excludes $46,109 million of held-to-collect securities as at October 31, 2018 that are carried at amortized cost, net of allowance for credit losses (October 31, 2017 – $14,845 million of held-to-maturity securities that are carried at amortized cost).
(3)	Gross unrealized gains and losses includes $11 million of allowance for credit losses on debt securities at FVOCI as at October 31, 2018 recognized in income and Other components of equity.
(4)	Includes securities issued by U.S. non-agency entities backed by government insured assets, MBS and asset-backed securities issued by U.S. government agencies.

Allowance for credit losses on investment securities

The following tables reconcile the opening and closing allowance for debt securities at FVOCI and amortized cost by stage. Reconciling items include the following:

•	Transfers between stages, which are presumed to occur before any corresponding remeasurement of the allowance.
•	Purchases and originations, which reflect the allowance related to assets newly recognized during the period, including those assets that were derecognized following a modification of terms.
•

Derecognitions and maturities, which reflect the allowance related to assets derecognized during the period without a credit loss being incurred, including those assets that were derecognized following a modification of terms.

•

Remeasurements, which comprise the impact of changes in model inputs or assumptions, including changes in forward-looking macroeconomic conditions and partial repayments; changes in the measurement following a transfer between stages; and unwinding of the time value discount due to the passage of time.

During the year ended October 31, 2018, there were no significant changes to the models used to estimate expected credit losses.

156            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Allowance for credit losses – securities at FVOCI (1)

	IFRS 9
	For the year ended October 31, 2018
	Performing		Impaired
(Millions of Canadian dollars)	Stage 1	Stage 2	Stage 3	Total
Balance at beginning of period	$3	$22	$–	$25
Provision for credit losses
Transfers in (out) to Stage 1	5	(5)	–	–
Transfers in (out) to Stage 2	–	–	–	–
Transfers in (out) to Stage 3	(36)	–	36	–
Purchases and originations	85	–	–	85
Derecognitions and maturities	(47)	(17)	25	(39)
Remeasurements	(8)	7	–	(1)
Write-offs	–	–	(62)	(62)
Exchange rate and other	2	–	1	3
Balance at end of period	$4	$7	$–	$11

(1)	Expected credit losses on debt securities at FVOCI are not separately recognized on the balance sheet as the related securities are recorded at fair value. The cumulative amount of credit losses recognized in profit or loss is presented in Other components of equity.

Allowance for credit losses – securities at amortized cost

	IFRS 9
	For the year ended October 31, 2018
	Performing		Impaired
(Millions of Canadian dollars)	Stage 1	Stage 2	Stage 3	Total
Balance at beginning of period	$9	$45	$–	$54
Provision for credit losses
Transfers in (out) to Stage 1	3	(3)	–	–
Transfers in (out) to Stage 2	(7)	7	–	–
Transfers in (out) to Stage 3	–	(2)	2	–
Purchases and originations	5	–	–	5
Derecognitions and maturities	(3)	(11)	–	(14)
Remeasurements	(2)	(3)	–	(5)
Write-offs	–	–	(2)	(2)
Exchange rate and other	1	(1)	–	–
Balance at end of period	$6	$32	$–	$38

Credit risk exposure by internal risk rating

The following table presents the fair value of debt securities at FVOCI and the gross carrying amount of securities at amortized cost. Risk ratings are based on internal ratings as at the reporting date as outlined in the internal ratings maps in the Credit Risk section of Management’s Discussion and Analysis.

	IFRS 9
	As at October 31, 2018
	Performing		Impaired
(Millions of Canadian dollars)	Stage 1	Stage 2	Stage 3 (1)	Total
Investment securities
Securities at FVOCI
Investment grade	$46,956	$479	$–	$47,435
Non-investment grade	500	33	–	533
Impaired	–	–	125	125
	47,456	512	125	48,093
Items not subject to impairment (2)				406
				48,499
Securities at amortized cost
Investment grade	44,958	119	–	45,077
Non-investment grade	367	703	–	1,070
Impaired	–	–	–	–
	45,325	822	–	46,147
Allowance for credit losses	6	32	–	38
Amortized cost	$45,319	$790	$–	$46,109

(1)	Includes $125 million of purchased credit impaired securities of which $67 million represents expected credit losses recorded on initial recognition.
(2)	Investment securities at FVOCI not subject to impairment represent equity securities designated as FVOCI.

Impairment of available-for-sale securities (IAS 39)

AFS securities were assessed for objective evidence of impairment at each reporting date and more frequently when conditions warrant. Depending on the nature of the securities under review, we applied specific methodologies to assess whether the cost/amortized cost of the security would be recovered. As at October 31, 2017, our gross unrealized losses on AFS securities were $339 million. There was no objective evidence of impairment on our AFS securities that were in an unrealized loss position as at October 31, 2017.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            157

Note 4 Securities (continued)

Net gains and losses on available-for-sale securities (1)

IAS 39
(Millions of Canadian dollars)	For the year ended October 31, 2017
Realized gains	$246
Realized losses	(22)
Impairment losses	(52)
$172

(1)	The following related to our insurance operations were excluded from Net gains and losses on AFS securities and were included in Insurance premiums, investment and fee income in the Consolidated Statements of Income for the year ended October 31, 2017: Realized gains of $23 million, realized losses of $1 million and $nil in impairment losses.

During the year ended October 31, 2017, $172 million of net gains were recognized in Non-interest income. Net realized gains of $224 million were mainly comprised of distributions from, and gains on sales of certain Equities, Other OECD government debt, and Loan substitute securities. Also included in the net gains were $52 million of impairment losses primarily on certain Equities and U.S. state, municipal and agencies debt.

Held-to-maturity securities (IAS 39)

Held-to-maturity securities measured at amortized cost were subject to periodic impairment review and were classified as impaired when, in management’s opinion, there was no longer reasonable assurance of the timely collection of the full amount of principal and interest. The impairment review of held-to-maturity securities was primarily based on the impairment model for loans. As at October 31, 2017, there was no objective evidence of impairment on our held-to-maturity securities.

Financial instruments reclassified in prior periods

	IAS 39
	As at October 31, 2017
(Millions of Canadian dollars)	Carrying value	Fair value
Financial assets – Available-for-sale reclassified to loans and receivables (1) (2)
Canadian government debt – Federal	$2,747	$2,737
Financial assets – Available-for-sale reclassified to held-to-maturity (1)
Canadian government debt – Federal	3,674	3,645
	$6,421	$6,382

(1)	On October 1, 2015, we reclassified $4,132 million and $5,240 million, respectively, of certain debt securities from classified as AFS to loans and receivables, and from classified as AFS to held-to-maturity.
(2)	During the year ended October 31, 2016, we reclassified $897 million of certain debt securities from classified as AFS to loans and receivables.

The following table provides the amounts recorded in net income and OCI from the debt securities after the reclassification.

	IAS 39
	For the year ended October 31, 2017
(Millions of Canadian dollars)	Unrealized gains (losses) during the period (1)	Interest income/ gains (losses) recognized in net income during the period
Available-for-sale reclassified to loans and receivables (2)
Canadian government debt – Federal	$(15)	$56
Available-for-sale reclassified to held-to-maturity (2)
Canadian government debt – Federal	(77)	128
	$(92)	$184

(1)	This represents the unrealized gains or losses that would have been recognized in profit or loss (for reclassifications from FVTPL) or OCI (for reclassifications from AFS) had the assets not been reclassified.
(2)	Interest income/gains (losses) recognized in net income during the period includes amortization of net unrealized gains associated with reclassified assets that were included in Other components of equity on the date of reclassification.

158            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Note 5 Loans and allowance for credit losses

Loans by geography and portfolio net of allowance

	IFRS 9
	As at October 31, 2018
(Millions of Canadian dollars)	Canada	United States	Other International	Total	Allowance for losses (1)	Total net of allowance
Retail (2)
Residential mortgages	$265,831	$13,493	$3,147	$282,471	$(382)	$282,089
Personal	82,112	7,172	3,416	92,700	(841)	91,859
Credit cards (3)	18,793	368	254	19,415	(725)	18,690
Small business (4)	4,866	–	–	4,866	(49)	4,817
Wholesale (2)
Business, Sovereign and Bank (5), (6), (7)	103,069	59,442	17,767	180,278	(915)	179,363
Total loans	$474,671	$80,475	$24,584	$579,730	$(2,912)	$576,818
Undrawn loan commitments – Retail	199,395	609	1,250	201,254	(90)
Undrawn loan commitments – Wholesale	96,146	173,308	53,797	323,251	(64)

	IAS 39
	As at October 31, 2017
(Millions of Canadian dollars)	Canada	United States	Other International	Total
Retail (2)
Residential mortgages	$255,799	$11,449	$3,100	$270,348
Personal	82,022	6,357	3,915	92,294
Credit cards (3)	17,491	294	250	18,035
Small business (4)	4,493	–	–	4,493
	359,805	18,100	7,265	385,170
Wholesale (2)
Business (5)	74,425	51,556	20,310	146,291
Bank (6)	1,027	2,498	437	3,962
Sovereign (7)	7,370	934	1,049	9,353
	82,822	54,988	21,796	159,606
Total loans	442,627	73,088	29,061	544,776
Allowance for loan losses	(1,406)	(234)	(519)	(2,159)
Total loans net of allowance for loan losses	$441,221	$72,854	$28,542	$542,617

(1)	Excludes allowance for loans measured at FVOCI of $1 million under IFRS 9.
(2)	Geographic information is based on residence of borrower.
(3)	The credit cards business is managed as a single portfolio and includes both consumer and business cards.
(4)	Includes small business exposure managed on a pooled basis.
(5)	Includes small business exposure managed on an individual client basis.
(6)	Bank refers primarily to regulated deposit-taking institutions and securities firms.
(7)	Sovereign refers to all central governments and agencies, central banks, as well as other qualifying public sector entities and multilateral development banks.

Loans maturity and rate sensitivity

	IFRS 9
	As at October 31, 2018
	Maturity term (1)				Rate sensitivity
(Millions of Canadian dollars)	Under 1 year (2)	1 to 5 years	Over 5 years	Total	Floating	Fixed Rate	Non-rate- sensitive	Total
Retail	$217,188	$163,291	$18,973	$399,452	$123,826	$268,793	$6,833	$399,452
Wholesale	144,208	27,789	8,281	180,278	31,016	147,970	1,292	180,278
Total loans	$361,396	$191,080	$27,254	$579,730	$154,842	$416,763	$8,125	$579,730
Allowance for loan losses				(2,912)				(2,912)
Total loans net of allowance for loan losses				$576,818				$576,818

	IAS 39
	As at October 31, 2017
	Maturity term (1)				Rate sensitivity
(Millions of Canadian dollars)	Under 1 year (2)	1 to 5 years	Over 5 years	Total	Floating	Fixed Rate	Non-rate- sensitive	Total
Retail	$202,221	$165,337	$17,612	$385,170	$112,299	$267,124	$5,747	$385,170
Wholesale	123,570	27,907	8,129	159,606	21,202	136,111	2,293	159,606
Total loans	$325,791	$193,244	$25,741	$544,776	$133,501	$403,235	$8,040	$544,776
Allowance for loan losses				(2,159)				(2,159)
Total loans net of allowance for loan losses				$542,617				$542,617

(1)	Generally, based on the earlier of contractual repricing or maturity date.
(2)	Includes variable rate loans that can be repriced at the clients’ discretion without penalty.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            159

Note 5 Loans and Allowance for Credit Losses (continued)

Allowance for credit losses

	IFRS 9
	For the year ended October 31, 2018
(Millions of Canadian dollars)	Balance at beginning of period	Provision for credit losses	Net write-offs (1)	Exchange rate and other (2)	Balance at end of period
Retail
Residential mortgages	$378	$47	$(43)	$–	$382
Personal	826	513	(431)	(13)	895
Credit cards	693	534	(468)	1	760
Small business	49	33	(28)	(3)	51
Wholesale
Business, sovereign and bank	1,010	156	(142)	(45)	979
Customers’ liability under acceptances	20	–	–	1	21
	$2,976	$1,283	$(1,112)	$(59)	$3,088
Presented as:
Allowance for loan losses	$2,749				$2,912
Other liabilities – Provisions	207				154
Customers’ liability under acceptances	20				21
Other components of equity	–				1

(1)	Loans written-off are generally subject to continued collection efforts for a period of time following write-off. The contractual amount outstanding on loans written-off during the year ended October 31, 2018 that are no longer subject to enforcement activity was $83 million.
(2)	Includes interest income on impaired loans of $77 million for the year ended October 31, 2018.

The following tables reconcile the opening and closing allowance for credit losses by stage, for each major product category.

Reconciling items include the following:

•	Model changes, which generally comprise the impact of significant changes to the quantitative models used to estimate expected credit losses, and any staging impacts that may arise.
•	Transfers between stages, which are presumed to occur before any corresponding remeasurements of the allowance.
•	Purchases and originations, which reflect the allowance related to assets newly recognized during the period, including those assets that were derecognized following a modification of terms.
•

Derecognitions and maturities, which reflect the allowance related to assets derecognized during the period without a credit loss being incurred, including those assets that were derecognized following a modification of terms.

•

Remeasurements which comprise the impact of changes in model inputs or assumptions, including changes in forward-looking macroeconomic conditions; partial repayments and additional draws on existing facilities; changes in the measurement following a transfer between stages; and unwinding of the time value discount due to the passage of time in Stage 1 and Stage 2.

Allowance for credit losses – Residential mortgages

	IFRS 9
	For the year ended October 31, 2018
	Performing		Impaired
(Millions of Canadian dollars)	Stage 1	Stage 2	Stage 3	Total
Balance at beginning of period	$140	$65	$173	$378
Provision for credit losses
Model changes	20	2	4	26
Transfers in (out) to Stage 1	59	(59)	–	–
Transfers in (out) to Stage 2	(18)	23	(5)	–
Transfers in (out) to Stage 3	(2)	(16)	18	–
Purchases and originations	63	1	–	64
Derecognitions and maturities	(13)	(10)	–	(23)
Remeasurements	(110)	56	34	(20)
Write-offs	–	–	(51)	(51)
Recoveries	–	–	8	8
Exchange rate and other	3	2	(5)	–
Balance at end of period	$142	$64	$176	$382

160            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Allowance for credit losses – Personal

	IFRS 9
	For the year ended October 31, 2018
	Performing		Impaired
(Millions of Canadian dollars)	Stage 1	Stage 2	Stage 3	Total
Balance at beginning of period	$278	$427	$121	$826
Provision for credit losses
Model changes	(10)	1	(6)	(15)
Transfers in (out) to Stage 1	712	(712)	–	–
Transfers in (out) to Stage 2	(140)	141	(1)	–
Transfers in (out) to Stage 3	(3)	(157)	160	–
Purchases and originations	107	5	–	112
Derecognitions and maturities	(33)	(130)	–	(163)
Remeasurements	(668)	938	309	579
Write-offs	–	–	(552)	(552)
Recoveries	–	–	121	121
Exchange rate and other	(1)	(1)	(11)	(13)
Balance at end of period	$242	$512	$141	$895

Allowance for credit losses – Credit cards

	IFRS 9
	For the year ended October 31, 2018
	Performing		Impaired
(Millions of Canadian dollars)	Stage 1	Stage 2	Stage 3	Total
Balance at beginning of period	$251	$442	$–	$693
Provision for credit losses
Model changes	(65)	64	–	(1)
Transfers in (out) to Stage 1	693	(693)	–	–
Transfers in (out) to Stage 2	(123)	123	–	–
Transfers in (out) to Stage 3	(2)	(227)	229	–
Purchases and originations	11	2	–	13
Derecognitions and maturities	(12)	(60)	–	(72)
Remeasurements	(592)	947	239	594
Write-offs	–	–	(599)	(599)
Recoveries	–	–	131	131
Exchange rate and other	–	1	–	1
Balance at end of period	$161	$599	$–	$760

Allowance for credit losses – Small business

	IFRS 9
	For the year ended October 31, 2018
	Performing		Impaired
(Millions of Canadian dollars)	Stage 1	Stage 2	Stage 3	Total
Balance at beginning of period	$15	$15	$19	$49
Provision for credit losses
Model changes	–	–	–	–
Transfers in (out) to Stage 1	31	(31)	–	–
Transfers in (out) to Stage 2	(5)	5	–	–
Transfers in (out) to Stage 3	–	(11)	11	–
Purchases and originations	10	–	–	10
Derecognitions and maturities	(4)	(9)	–	(13)
Remeasurements	(31)	48	19	36
Write-offs	–	–	(35)	(35)
Recoveries	–	–	7	7
Exchange rate and other	1	(1)	(3)	(3)
Balance at end of period	$17	$16	$18	$51

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            161

Note 5 Loans and Allowance for Credit Losses (continued)

Allowance for credit losses – Business, sovereign and bank

	IFRS 9
	For the year ended October 31, 2018
	Performing		Impaired
(Millions of Canadian dollars)	Stage 1	Stage 2	Stage 3	Total
Balance at beginning of period	$251	$352	$407	$1,010
Provision for credit losses
Model changes	(17)	(12)	(6)	(35)
Transfers in (out) to Stage 1	207	(207)	–	–
Transfers in (out) to Stage 2	(66)	93	(27)	–
Transfers in (out) to Stage 3	(2)	(43)	45	–
Purchases and originations	227	46	–	273
Derecognitions and maturities	(153)	(179)	–	(332)
Remeasurements	(176)	289	137	250
Write-offs	–	–	(207)	(207)
Recoveries	–	–	65	65
Exchange rate and other	3	1	(49)	(45)
Balance at end of period	$274	$340	$365	$979

Allowance for credit losses

	IAS 39
	For the year ended October 31, 2017
(Millions of Canadian dollars)	Balance at beginning of period	Provision for credit losses	Write-offs	Recoveries	Unwind of discount	Exchange rate changes/ other	Balance at end of period
Retail
Residential mortgages	$273	$90	$(53)	$8	$(21)	$–	$297
Personal	529	422	(543)	116	(11)	(1)	512
Credit cards	386	427	(565)	131	–	–	379
Small business	65	29	(38)	9	(3)	(6)	56
	1,253	968	(1,199)	264	(35)	(7)	1,244
Wholesale
Business	979	180	(226)	66	(69)	(18)	912
Bank	–	–	–	–	–	–	–
	979	180	(226)	66	(69)	(18)	912
Acquired credit-impaired loans	3	2	–	–	–	(2)	3
Total allowance for loan losses	2,235	1,150	(1,425)	330	(104)	(27)	2,159
Allowance for off-balance sheet and other items (1)	91	–	–	–	–	–	91
Total allowance for credit losses	$2,326	$1,150	$(1,425)	$330	$(104)	$(27)	$2,250
Individually assessed	$365	$86	$(139)	$47	$(52)	$(3)	$304
Collectively assessed	1,961	1,064	(1,286)	283	(52)	(24)	1,946
Total allowance for credit losses	$2,326	$1,150	$(1,425)	$330	$(104)	$(27)	$2,250

(1)	The allowance for off-balance sheet and other items is reported separately in Other liabilities – Provisions.

Key inputs and assumptions

The measurement of expected credit losses is a complex calculation that involves a large number of interrelated inputs and assumptions. The key drivers of changes in expected credit losses include the following:

•	Changes in the credit quality of the borrower or instrument, primarily reflected in changes in internal risk ratings;
•

Changes in forward-looking macroeconomic conditions, specifically the macroeconomic variables to which our models are calibrated, which are those most closely correlated with credit losses in the relevant portfolio;

•	Changes in scenario design and the weights assigned to each scenario; and
•	Transfers between stages, which can be trigged by changes to any of the above inputs.

Internal risk ratings

Internal risk ratings are assigned according to the risk management framework outlined under the headings “Wholesale credit risk” and “Retail credit risk” of the Credit risk section of Management’s Discussion and Analysis. Changes in internal risk ratings are primarily reflected in the PD parameters, which are estimated based on our historical loss experience at the relevant risk segment or risk rating level, adjusted for forward-looking information.

Forward looking macroeconomic variables

The PD, LGD and EAD inputs used to estimate Stage 1 and Stage 2 credit loss allowances are modelled based on the macroeconomic variables (or changes in macroeconomic variables) that are most closely correlated with credit losses in the relevant portfolio. Each macroeconomic scenario used in our expected credit loss calculation includes a projection of all relevant macroeconomic variables used in our models for a five year period, reverting to long-run averages generally within the 2 to 5 year period. Depending on their usage in the models, macroeconomic variables are projected at a country, province/state or more granular level. These include one or more of the variables described below, which differ by portfolio and region.

162            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

The following table shows the primary macroeconomic variables used in the models to estimate ACL on performing loans, commitments, and acceptances. The downside scenario reflects a negative macro-economic event occurring within the first 12 months, with conditions deteriorating for up to two years, followed by a recovery for the remainder of the period. This scenario is grounded in historical experience and assumes a monetary policy response that returns the economy to a long-run, sustainable growth rate within the forecast period. In addition to the scenarios described below, we also apply other downside scenarios that allow us to consider a broader range of possible outcomes for our credit portfolios.

	IFRS 9
	As at October 31, 2018
	Base Scenario		Upside Scenario		Downside Scenario
Driver	Next 12 months	2 to 5 years	Next 12 months	2 to 5 years	Next 12 months	2 to 5 years
Unemployment rate: (1)
Canada	5.8%	6.0%	5.7%	5.1%	6.8%	7.1%
U.S.	3.6%	4.1%	3.6%	3.3%	4.8%	5.3%
Gross domestic product: (2)
Canada	1.7%	1.7%	2.3%	2.1%	(2.0)%	2.7%
U.S.	2.1%	1.4%	2.1%	1.9%	(2.3)%	2.6%
Oil price (West Texas Intermediate) growth rate (3)	5.6%	(2.1)%	36.0%	(7.9)%	(36.0)%	11.8%
Canadian housing price index growth rate (3)	0.1%	3.9%	5.3%	2.5%	(9.2)%	5.8%

(1)	Represents the average quarterly unemployment level over the period.
(2)	Represents the average quarter-over-quarter gross domestic product annualized over the period.
(3)	Growth rates are calculated on an annualized basis spanning years 2 to 5.

The primary variables driving credit losses in our Retail portfolios are Canadian unemployment rates, Canadian gross domestic product and Canadian housing price index. The Canadian overnight interest rate also impacts our retail portfolios. Our Wholesale portfolios are affected by all of the variables in the table above; however, the specific variables differ by sector. Other variables also impact our wholesale portfolios including, but not limited to, the U.S. 10 year BBB corporate bond interest rate, the U.S. 10 year government bond yield, the TSX and S&P 500 indices, natural gas prices (Henry Hub) and the commercial real estate price index.

Increases in the following macroeconomic variables will generally correlate with higher expected credit losses: Canadian and U.S. unemployment rate, Canadian overnight interest rates, U.S. 10 year BBB corporate bond yields, and U.S. 10 year government bond yields.

Increases in the following macroeconomic variables will generally correlate with lower expected credit losses: Canadian housing price index, Canadian and U.S. gross domestic product, TSX index, S&P 500 index, oil prices, natural gas prices, and commercial real estate price index.

Scenario design and weightings

Our estimation of expected credit losses in Stage 1 and Stage 2 considers five distinct future macroeconomic scenarios. Scenarios are designed to capture a wide range of possible outcomes and are weighted according to our expectation of the relative likelihood of the range of outcomes that each scenario represents at the reporting date. We then weight each scenario to take into account historical frequency, current trends, and forward-looking conditions which will change over time. The base case scenario is based on forecasts of the expected rate, value or yield for each of the macroeconomic variables identified above. The upside and downside scenarios are set by adjusting our base projections to construct reasonably possible scenarios that are more optimistic and pessimistic, respectively. Two additional downside scenarios were designed for the real estate and energy sectors to capture the broader range of potential credit losses across the bank’s portfolios.

The impact of each of our five scenarios varies across our portfolios given the portfolios have different sensitivities to movements in each macroeconomic variable.

The impact of weighting these multiple scenarios increased our ACL on performing loans, relative to our base scenario, by $290 million at October 31, 2018.

Transfers between stages

Transfers between Stage 1 and Stage 2 are based on the assessment of significant increases in credit risk relative to initial recognition, as described in Note 2. The impact of moving from 12 months expected credit losses to lifetime expected credit losses, or vice versa, varies by product and is dependent on the expected remaining life at the date of the transfer. Stage transfers may result in significant fluctuations in expected credit losses.

The following table illustrates the impact of staging on our ACL by comparing our allowance if all performing loans were in Stage 1 to the actual ACL recorded on these assets.

	IFRS 9
	As at October 31, 2018
	ACL – All performing loans in Stage 1	Impact of staging	Stage 1 and 2 ACL
Performing loans (1)	$1,526	$841	$2,367

(1)	Represents loans and commitments in Stage 1 and Stage 2.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            163

Note 5 Loans and Allowance for Credit Losses (continued)

Credit risk exposure by internal risk rating

The following tables present the gross carrying amount of loans measured at amortized cost, and the full contractual amount of undrawn loan commitments subject to the impairment requirements of IFRS 9. Risk ratings are based on internal ratings as at the reporting date as outlined in the internal ratings maps for Wholesale and Retail facilities in the Credit risk section of Management’s Discussion and Analysis.

	IFRS 9
	As at October 31, 2018
(Millions of Canadian dollars)	Stage 1	Stage 2	Stage 3 (1)	Total
Retail
Loans outstanding – Residential mortgages
Low risk	$222,026	$3,688	$–	$225,714
Medium risk	13,681	1,369	–	15,050
High risk	2,577	2,897	–	5,474
Not rated	34,670	578	–	35,248
Impaired	–	–	726	726
	272,954	8,532	726	282,212
Items not subject to impairment (2)				259
Total				282,471
Loans outstanding – Personal
Low risk	$71,763	$1,256	$–	$73,019
Medium risk	6,124	1,925	–	8,049
High risk	998	1,672	–	2,670
Not rated	8,595	64	–	8,659
Impaired	–	–	303	303
	87,480	4,917	303	92,700
Total				92,700
Loans outstanding – Credit cards
Low risk	$13,185	$100	$–	$13,285
Medium risk	2,234	1,632	–	3,866
High risk	139	1,331	–	1,470
Not rated	764	30	–	794
	16,322	3,093	–	19,415
Total				19,415
Loans outstanding – Small business
Low risk	$2,004	$46	$–	$2,050
Medium risk	2,230	102	–	2,332
High risk	95	178	–	273
Not rated	166	1	–	167
Impaired	–	–	44	44
	4,495	327	44	4,866
Total				4,866
Undrawn loan commitments – Retail
Low risk	$182,426	$1,270	$–	$183,696
Medium risk	10,794	239	–	11,033
High risk	3,740	166	–	3,906
Not rated	2,584	35	–	2,619
Total	199,544	1,710	–	201,254
Wholesale
Loans outstanding – Business, sovereign and bank
Investment grade	$46,869	$324	$–	$47,193
Non-investment grade	106,027	10,190	–	116,217
Not rated	6,692	411	–	7,103
Impaired	–	–	1,096	1,096
	159,588	10,925	1,096	171,609
Items not subject to impairment (2)				8,669
Total	159,588	10,925	1,096	180,278
Undrawn loan commitments – Wholesale
Investment grade	$222,970	$93	$–	$223,063
Non-investment grade	88,828	7,069	–	95,897
Not rated	4,291	–	–	4,291
Total	316,089	7,162	–	323,251

(1)	As at October 31, 2018, 88% of credit-impaired loans were either fully or partially collateralized. For details on the types of collateral held against credit-impaired assets and our policies on collateral, refer to the Credit risk mitigation section of Management’s Discussion and Analysis.
(2)	Retail Loans outstanding – Residential mortgages and Wholesale loans outstanding – Business, sovereign and bank items not subject to impairment are loans held at FVTPL.

164            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Loans and acceptances and undrawn commitments (1)

	IAS 39
	As at October 31, 2017
(Millions of Canadian dollars)	Low risk	Medium risk	High risk	Impaired	Standardized and Non-Rated (2)	Total
Retail (3)
Residential mortgages	$221,911	$ 12,388	$2,383	$ 284	$34,200	$271,166
Personal	161,484	12,238	2,736	193	3,763	180,414
Credit cards	31,883	5,320	1,396	–	1,262	39,861
Small business	7,770	1,908	433	31	1,239	11,381
	$423,048	$ 31,854	$6,948	$ 508	$40,464	$502,822

	IAS 39
	As at October 31, 2017
(Millions of Canadian dollars)	Investment grade	Non- investment grade	Impaired	Total
Wholesale (4)
Business	$108,733	$164,256	$1,372	$274,361
Sovereign	21,457	1,311	–	22,768
Bank	3,519	2,165	–	5,684
Total	$133,709	$167,732	$1,372	$302,813

(1)	This table represents our retail and wholesale loans and acceptances outstanding and undrawn commitments by portfolio and risk category. The amounts in the tables are before allowance for loans.
(2)	Under the standardized approach, credit risk exposure is based on risk weights prescribed by OSFI.
(3)	Includes undrawn commitments of $1.0 billion, $88.1 billion, $21.8 billion, and $6.9 billion for Residential mortgages, Personal, Credit cards and Small business, respectively.
(4)	Includes undrawn commitments of $113.9 billion, $11.4 billion, and $1.4 billion for Business, Sovereign and Bank, respectively.

Loans past due but not impaired (1)

	IFRS 9				IAS 39
	As at
	October 31, 2018				October 31, 2017
(Millions of Canadian dollars)	1 to 29 days	30 to 89 days	90 days and greater	Total	1 to 29 days	30 to 89 days	90 days and greater	Total
Retail	$2,995	$1,402	$179	$4,576	$3,097	$1,337	$307	$4,741
Wholesale	1,246	468	–	1,714	1,251	424	–	1,675
	$4,241	$1,870	$179	$6,290	$4,348	$1,761	$307	$6,416

(1)	Amounts presented may include loans past due as a result of administrative processes, such as mortgage loans on which payments are restrained pending payout due to sale or refinancing. Past due loans arising from administrative processes are not representative of the borrowers’ ability to meet their payment obligations.

Gross carrying value of loans individually determined to be impaired (1)

IAS 39
As at
(Millions of Canadian dollars)	October 31 2017
Wholesale (2)
Business	$1,126
Acquired credit-impaired loans	256
Total	$1,382

(1)	Average balance of gross individually assessed impaired loans for the year ended October 31, 2017 – $2,065 million.
(2)	Excludes acquired credit-impaired (ACI) loans.

Acquired credit-impaired loans

As at October 31, 2018, the carrying value of ACI loans resulting from the acquisition of City National, comprised of Retail, Wholesale and Federal Deposit Insurance Corporation (FDIC) covered loans, and the related allowance were $217 million and $4 million (October 31, 2017 – $256 million and $3 million respectively).

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            165

Note 6 Derecognition of financial assets

We enter into transactions in which we transfer financial assets such as loans or securities to structured entities or other third parties. The majority of assets transferred under repurchase agreements, securities lending agreements, and in our Canadian residential mortgage securitization transactions do not qualify for derecognition as we continue to be exposed to substantially all of the risks and rewards of the transferred assets, such as prepayment, credit, price, interest rate and foreign exchange risks.

Transferred financial assets not derecognized

Securitization of Canadian residential mortgage loans

We periodically securitize insured Canadian residential mortgage loans through the creation of MBS pools under the National Housing Act MBS (NHA MBS) program. All loans securitized under the NHA MBS program are required to be insured by the Canadian Mortgage and Housing Corporation (CMHC) or a third-party insurer. We require the borrower to pay for mortgage insurance when the loan amount is greater than 80% of the original appraised value of the property (loan-to-value (LTV) ratio). For residential mortgage loans securitized under this program with LTV ratios less than 80%, we are required to insure the mortgages at our own expense. Under the NHA MBS program, we are responsible for making all payments due on our issued MBS, regardless of whether we collect the necessary funds from the mortgagor or the insurer. When a borrower defaults on a mortgage, we submit a claim to the insurer if the amount recovered from the collection or foreclosure process is lower than the sum of the principal balance, accrued interest and collection costs on the outstanding loan. The insurance claim process is managed by the insurance provider in accordance with the insurer’s policies and covers the entire unpaid loan balance plus generally up to 12 months of interest, selling costs and other eligible expenses. If an insurance claim is denied, a loss is recognized in Provision for credit losses in our Consolidated Statements of Income. The amount recorded as a loss is not significant to our Consolidated Financial Statements and no significant losses were incurred due to legal action arising from mortgage default during 2018 and 2017.

We sell the NHA MBS pools primarily to a government-sponsored structured entity under the Canada Mortgage Bond (CMB) program. The entity periodically issues CMBs, which are guaranteed by the government, and sells them to third-party investors. Proceeds of the CMB issuances are used by the entity to purchase the NHA MBS pools from eligible NHA MBS issuers who participate in the issuance of a particular CMB series. Our continuing involvement includes servicing the underlying residential mortgage loans we have securitized, either ourselves or through a third-party servicer. We also act as counterparty in interest rate swap agreements where we pay the entity the interest due to CMB investors and receive the interest on the underlying MBS and reinvested assets. As part of the swaps, we are also required to maintain a principal reinvestment account for principal payments received on the underlying mortgage loans to meet the repayment obligation upon maturity of the CMB. We reinvest the collected principal payments in permitted investments as outlined in the swap agreements.

We have determined that certain of the NHA MBS program loans transferred to the entity do not qualify for derecognition as we have not transferred substantially all of the risks and rewards of ownership. As a result, these transferred MBS continue to be classified as residential mortgage loans and recognized on our Consolidated Balance Sheets. The cash received for these transferred MBS is treated as a secured borrowing and a corresponding liability is recorded in Deposits – Business and government on our Consolidated Balance Sheets.

Securities sold under repurchase agreements and securities loaned

We also enter into transactions such as repurchase agreements and securities lending agreements where we transfer assets under agreements to repurchase them at a future date and retain substantially all of the risks and rewards associated with the assets. These transferred assets remain on our Consolidated Balance Sheets and are accounted for as collateralized borrowing transactions.

The following table provides information on the carrying amount and fair value of the transferred assets that did not qualify for derecognition, and their associated liabilities.

	As at
	October 31, 2018				October 31, 2017
(Millions of Canadian dollars)	Canadian residential mortgage loans (1) (2)	Securities sold under repurchase agreements (3)	Securities loaned (3)	Total	Canadian residential mortgage loans (1) (2)	Securities sold under repurchase agreements (3)	Securities loaned (3)	Total
Carrying amount of transferred assets that do not qualify for derecognition	$34,105	$202,543	$4,271	$240,919	$33,948	$139,249	$3,835	$177,032
Carrying amount of associated liabilities	33,975	202,543	4,271	240,789	33,861	139,249	3,835	176,945
Fair value of transferred assets	$33,490	$202,544	$4,271	$240,305	$33,529	$139,249	$3,835	$176,613
Fair value of associated liabilities	33,916	202,544	4,271	240,731	34,314	139,249	3,835	177,398
Fair value of net position	$(426)	$–	$–	$(426)	$(785)	$–	$–	$(785)

(1)	Includes Canadian residential mortgage loans transferred primarily to Canada Housing Trust at the initial securitization and other permitted investments used for funding requirements after the initial securitization.
(2)	CMB investors have legal recourse only to the transferred assets, and do not have recourse to our general assets.
(3)	Does not include over-collateralization of assets pledged.

Transferred financial assets derecognized

Generally, the securitization of Canadian residential mortgage loans into the NHA MBS program do not qualify for derecognition as we have not transferred substantially all of the risks and rewards of ownership. During the year ended October 31, 2018, we recognized net gains of $16 million in Non-interest income arising from the derecognition of residential mortgage loans measured at amortized cost. The assets were derecognized as both the NHA MBS and the residual interests in the underlying residential mortgage loans were sold to third parties resulting in the transfer of substantially all of the risks and rewards.

166            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Note 7 Structured entities

In the normal course of business, we engage in a variety of financial transactions with structured entities to support our financing and investing needs as well as those of our customers. A structured entity is an entity in which voting or similar rights are not the dominant factor in deciding control. Structured entities are generally created to achieve a narrow and well defined objective with restrictions around their ongoing activities. We consolidate a structured entity when we control the entity in accordance with our accounting policy as described in Note 2. In other cases, we may sponsor or have an interest in such an entity but may not consolidate it.

Consolidated structured entities

We consolidate the following structured entities, whose assets and liabilities are recorded on our Consolidated Balance Sheets. Third-party investors in these structured entities generally have recourse only to the assets of the related entity and do not have recourse to our general assets unless we breach our contractual obligations to those entities. In the ordinary course of business, the assets of each consolidated structured entity can generally only be used to settle the obligations of that entity.

RBC-administered multi-seller conduits

We generally do not maintain ownership in the multi-seller conduits and generally do not have rights to, or control of, their assets. However, we issue ABCP through a multi-seller conduit that does not have a first loss investor with substantive power to direct the significant operating activities of the conduit. This conduit is consolidated because we have exposure to variability of returns from performance in the multi-seller arrangements through providing transaction-specific and program-wide liquidity, credit and loan facilities to the conduit and have decision-making power over the relevant activities. As of October 31, 2018, $2.4 billion of financial assets held by the conduit was included in Loans (October 31, 2017 – $0.6 billion) and $1.3 billion of ABCP issued by the conduit was included in Deposits (October 31, 2017 – $0.5 billion) on our Consolidated Balance Sheets.

Credit card securitization vehicle

We securitize a portion of our credit card receivables through a structured entity on a revolving basis. The entity purchases co-ownership interests in a pool of credit card receivables and issues senior and subordinated term notes collateralized by that co-ownership interest in the underlying pool of credit card receivables. Investors who purchase the term notes have recourse only to that co-ownership interest in the underlying pool of credit card receivables.

We continue to service the credit card receivables and perform an administrative role for the entity. We also retain risk in the underlying pool of credit card receivables through our retained interest in the transferred assets, the cash reserve balance we fund from time to time, and also through certain subordinated notes which we retain. Additionally, we may own some senior notes as investments or for market-making activities, we have provided subordinated loans to the entity to pay upfront expenses, and we act as counterparty to interest rate and cross currency swap agreements which hedge the entity’s interest rate and currency risk exposure.

We consolidate the structured entity because we have decision-making power over the timing and size of future issuances and other relevant activities which were predetermined by us at inception. We also obtain significant funding benefits and are exposed to variability from the performance of the underlying credit card receivables through our retained interest. As at October 31, 2018, $8.5 billion of notes issued by our credit card securitization vehicle were included in Deposits on our Consolidated Balance Sheets (October 31, 2017 – $7.5 billion).

Collateralized commercial paper vehicle

We established a funding vehicle that provides loans to us and finances those loans by issuing commercial paper to third-party investors. The structured entity’s commercial paper carries an equivalent credit rating to Royal Bank of Canada because we are obligated to advance funds to the entity in the event there are insufficient funds from other sources to settle maturing commercial paper. We pledge collateral to secure the loans and are exposed to the market and credit risks of the pledged securities.

We consolidate the structured entity because we have decision-making power over the relevant activities, are the sole borrower from the structure, and are exposed to a majority of the residual ownership risks through the credit support provided. As at October 31, 2018, $16.6 billion of commercial paper issued by the vehicle was included in Deposits on our Consolidated Balance Sheets (October 31, 2017 – $12.2 billion).

Covered bonds

We periodically transfer mortgages to RBC Covered Bond Guarantor Limited Partnership (the Guarantor LP) to support funding activities and asset coverage requirements under our covered bonds program. The Guarantor LP was created to guarantee interest and principal payments under the covered bond program. The covered bonds guaranteed by the Guarantor LP are direct, unsecured and unconditional obligations of Royal Bank of Canada; therefore, investors have a claim against the Bank which will continue if the covered bonds are not paid by the Bank and the mortgage assets in the Guarantor LP are insufficient to satisfy the obligations owing on the covered bonds. We act as general partner, limited partner, swap counterparty, lender and liquidity provider to the Guarantor LP, servicer for the underlying mortgages as well as the registered issuer of the covered bonds.

We consolidate the Guarantor LP as we have the decision-making power over the relevant activities through our role as general partner and are exposed to variability from the performance of the underlying mortgages. As at October 31, 2018, the total amount of mortgages transferred and outstanding was $53.0 billion (October 31, 2017 – $52.5 billion) and $36.9 billion of covered bonds were recorded as Deposits on our Consolidated Balance Sheets (October 31, 2017 – $37.3 billion).

Municipal bond TOB structures

We sell taxable and tax-exempt municipal bonds into Tender Option Bond (TOB) structures, which consist of a credit enhancement (CE) trust and a TOB trust. The CE trust purchases a bond from us, financed with a trust certificate issued to the TOB trust. The TOB trust then issues floating-rate certificates to short-term investors and a residual certificate that is held by us. We are the remarketing agent for the floating-rate certificates and provide a liquidity facility to the TOB trust which requires us to purchase any certificates tendered but not successfully remarketed. We also

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            167

Note 7 Structured entities (continued)

provide a letter of credit to the CE trust under which we are required to extend funding if there are any losses on the underlying bonds. We earn interest on the residual certificate and receive market-based fees for acting as remarketing agent and providing the liquidity facility and letter of credit.

We consolidate both the CE trust and TOB trust when we are the holder of the residual certificate as we have decision-making power over the relevant activities, including the selection of the underlying municipal bonds and the ability to terminate the structure, and are exposed to variability from the performance of the underlying municipal bonds. As at October 31, 2018, $7.1 billion of municipal bonds were included in Investment securities related to consolidated TOB structures (October 31, 2017 – $5.2 billion) and a corresponding $7.6 billion of floating-rate certificates were included in Deposits on our Consolidated Balance Sheets (October 31, 2017 – $5.2 billion).

RBC managed investment funds

We are sponsors and investment managers of mutual and pooled funds, which give us the ability to direct the investment decisions of the funds. We consolidate those mutual and pooled funds in which our interests, which include direct investment in seed capital plus management or performance fees, indicate that we are acting as a principal. As at October 31, 2018, $548 million of Trading securities held in the consolidated funds (October 31, 2017 – $473 million) and $128 million of Other liabilities representing the fund units held by third parties (October 31, 2017 – $148 million) were recorded on our Consolidated Balance Sheets.

Unconsolidated structured entities

We have interests in certain structured entities that we do not consolidate but have recorded assets and liabilities on our Consolidated Balance Sheets related to our transactions and involvement with these entities.

The following table presents the assets and liabilities recorded on our Consolidated Balance Sheets and our maximum exposure to loss related to our interests in unconsolidated structured entities. It also presents the size of each class of unconsolidated structured entity, as measured by the total assets of the entities in which we have an interest.

	As at October 31, 2018
(Millions of Canadian dollars)	Multi-seller conduits (1)	Structured finance	Non-RBC managed investment funds	Third-party securitization vehicles	Other	Total
On-balance sheet assets
Securities	$65	$–	$2,721	$–	$906	$3,692
Loans	–	2,301	–	6,292	1,647	10,240
Derivatives	–	–	–	–	52	52
Other assets	–	176	–	–	288	464
	$65	$2,477	$2,721	$6,292	$2,893	$14,448
On-balance sheet liabilities
Derivatives	$84	$–	$–	$–	$–	$84
Other liabilities	–	–	–	–	–	–
	$84	$–	$–	$–	$–	$84
Maximum exposure to loss (2)	$38,342	$5,477	$2,981	$10,215	$3,556	$60,571
Total assets of unconsolidated structured entities	$37,590	$15,776	$523,176	$67,446	$454,567	$1,098,555

	As at October 31, 2017
(Millions of Canadian dollars)	Multi-seller conduits (1)	Structured finance	Non-RBC managed investment funds	Third-party securitization vehicles	Other	Total
On-balance sheet assets
Securities	$1,028	$–	$2,903	$–	$869	$4,800
Loans	371	1,078	–	3,246	750	5,445
Derivatives	17	–	–	–	32	49
Other assets	–	443	–	–	254	697
	$1,416	$1,521	$2,903	$3,246	$1,905	$10,991
On-balance sheet liabilities
Derivatives	$41	$–	$–	$–	$–	$41
Other liabilities	–	–	–	–	–	–
	$41	$–	$–	$–	$–	$41
Maximum exposure to loss (2)	$38,639	$4,280	$3,153	$6,767	$2,429	$55,268
Total assets of unconsolidated structured entities	$37,871	$16,778	$533,219	$62,411	$409,562	$1,059,841

(1)	Total assets of unconsolidated structured entities represent the maximum assets that may have to be purchased by the conduits under purchase commitments outstanding. Of the purchase commitments outstanding, the conduits have purchased financial assets totalling $24.7 billion as at October 31, 2018 (October 31, 2017 – $25.2 billion).
(2)	The maximum exposure to loss resulting from our interests in these entities consists mostly of investments, loans, fair value of derivatives, liquidity and credit enhancement facilities. The maximum exposure to loss of the multi-seller conduits is higher than the on-balance sheet assets primarily because of the notional amounts of the backstop liquidity and credit enhancement facilities. Refer to Note 24.

168            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Below is a description of our involvement with each significant class of unconsolidated structured entity.

Multi-seller conduits

We administer multi-seller ABCP conduit programs. Multi-seller conduits primarily purchase financial assets from clients and finance those purchases by issuing ABCP.

In certain multi-seller conduit arrangements, we do not maintain any ownership of the multi-seller conduits that we administer and have no rights to, or control of, its assets. As the administrative agent, we earn a residual fee for providing services such as coordinating funding activities, transaction structuring, documentation, execution and monitoring. The ABCP issued by each multi-seller conduit is in the conduit’s own name with recourse to the financial assets owned by the multi-seller conduit, and is non-recourse to us except through our participation in liquidity and/or credit enhancement facilities.

We provide transaction-specific and program-wide liquidity facilities to the multi-seller conduits. In addition, we provide program-wide credit enhancement to the multi-seller conduits which obligate us to purchase assets or advance funds in the event the multi-seller conduit does not otherwise have funds from other sources, such as from the liquidity facilities, to settle maturing ABCP. In some cases, we or another third party may provide transaction-specific credit enhancement which can take various forms. We receive market-based fees for providing these liquidity and credit facilities.

For certain transactions, we act as counterparty to foreign exchange forward contracts and interest rate swaps to facilitate our clients’ securitization of fixed rate and/or foreign currency denominated assets through the conduits. These derivatives expose us to foreign exchange and interest rate risks that are centrally managed by our foreign exchange trading and swap desks, respectively, and credit risk on the underlying assets that is mitigated by the credit enhancement described below.

Each transaction is structured with transaction-specific first loss protection provided by the third-party seller. This enhancement can take various forms, including but not limited to overcollateralization, excess spread, subordinated classes of financial assets, guarantees or letters of credit. The amount of this enhancement varies but is generally sized to cover a multiple of loss experience.

An unrelated third party (expected loss investor) absorbs losses, up to a maximum contractual amount, that may occur in the future on the assets in the multi-seller conduits before the multi-seller conduits’ debt holders and us. In return for assuming this multi-seller conduit first-loss position, each multi-seller conduit pays the expected loss investor a return commensurate with its risk position. The expected loss investor has substantive power to direct the majority of the activities which significantly impact the conduit’s economic performance, including initial selection and approval of the asset purchase commitments and liquidity facilities, approval of renewal and amendment of these transactions and facilities, sale or transfer of assets, ongoing monitoring of asset performance, mitigation of losses, and management of the ABCP liabilities.

We do not consolidate these multi-seller conduits as we do not control the conduit as noted above.

Structured finance

We purchased U.S. ARS from certain trusts (U.S. ARS Trusts) which fund their long-term investments in student loans by issuing short-term senior and subordinated notes. We are subject to losses on these U.S. ARS Trusts if defaults are experienced on the underlying student loans; however, the principal and accrued interest on the student loans are guaranteed by U.S. government agencies. We act as auction agent for some of these entities but have no legal obligation to purchase the notes issued by these entities in the auction process. We do not consolidate these U.S. ARS Trusts as we do not have decision-making power over the investing and financing activities of the Trusts, which are the activities that most significantly affect the performance of the Trusts.

Additionally, we invest in certain municipal bond TOB structures that we do not consolidate. These structures are similar to those consolidated municipal bond TOB structures described above; however, the residual certificates are held by third-parties. We provide liquidity facilities on the floating-rate certificates which may be drawn if certificates are tendered but not able to be remarketed. We do not have decision-making power over the relevant activities of the structures; therefore, we do not consolidate these structures. The assets transferred into these programs are derecognized from our Consolidated Balance Sheets.

We provide senior warehouse financing to structured entities that are established by third parties to acquire loans for the purposes of issuing a term collateralized loan obligation (CLO) transaction. Subordinated financing is provided during the warehouse phase by one or more third-party equity investors. We act as the arranger and placement agent for the term CLO transaction. Proceeds from the sale of the term CLO are used to repay our senior warehouse financing, at which point we have no further involvement with the transaction. We do not consolidate these CLO structures as we do not have decision-making power over the relevant activities of the entity, which include the initial selection and subsequent management of the underlying debt portfolio.

Non-RBC managed investment funds

We enter into fee-based equity derivative transactions with third parties including mutual funds, unit investment trusts and other investment funds. These transactions provide their investors with the desired exposure to a reference fund, and we economically hedge our exposure to these derivatives by investing in those reference funds. We also act as custodian or administrator for several funds. We do not consolidate those reference funds that are managed by third parties as we do not have power to direct their investing activities.

We provide liquidity facilities to certain third-party investment funds. The funds issue unsecured variable-rate preferred shares and invest in portfolios of tax-exempt municipal bonds. Undrawn liquidity commitments expose us to the liquidity risk of the preferred shares and drawn commitments expose us to the credit risk of the underlying municipal bonds. We do not consolidate these third-party managed funds as we do not have power to direct their investing activities.

Third-party securitization vehicles

We hold interests in securitization vehicles that provide funding to certain third parties on whose behalf the entities were created. The activities of these entities are limited to the purchase and sale of specified assets from the sponsor and the issuance of asset-backed notes collateralized by those assets. The underlying assets are typically receivables, including auto loans and leases. We, as well as other financial institutions, are obligated to provide funding up to our maximum commitment level and are exposed to credit losses on the underlying assets after various credit enhancements. Enhancements can take various forms, including but not limited to overcollateralization, excess spread, subordinated classes of financial assets, guarantees or letters of credit. The amount of this enhancement varies but is generally sized to cover a multiple of loss experience. We do not consolidate these entities as we do not have decision-making power over the relevant activities, including the entities’ investing and financing activities.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            169

Note 7 Structured entities (continued)

Other

Other unconsolidated structured entities include managed investment funds, credit investment products and tax credit funds.

We are sponsors and investment managers of mutual and pooled funds, which gives us the ability to direct the investment decisions of the funds. We do not consolidate those mutual and pooled funds if we exercise our decision-making power as an agent on behalf of other unit holders.

We use structured entities to generally transform credit derivatives into cash instruments, to distribute credit risk and to create customized credit products to meet investors’ specific requirements. We enter into derivative contracts, including credit derivatives, to purchase protection from these entities (credit protection) and convert various risk factors such as yield, currency or credit risk of underlying assets to meet the needs of the investors. We act as sole arranger and swap provider for certain entities and, in some cases, fulfill other administrative functions for the entities. We do not consolidate these credit investment product entities as we do not have decision-making power over the relevant activities, which include selection of the collateral and reference portfolio, and are not exposed to a majority of the benefits or risks of the entities.

We created certain funds to pass through tax credits received from underlying low-income housing, historic rehabilitation real estate projects to third parties, or new market tax credits (tax credit funds). We are sponsors of the tax credit funds as a result of our responsibility to manage the funds, arrange the financing, and perform the administrative duties of these tax credit funds. We do not consolidate the tax credit funds as the third-party investors in these funds have the decision-making power to select the underlying investments and are exposed to the majority of the residual ownership and tax risks of the funds.

We also purchase passive interests in renewable energy tax credit entities created and controlled by third parties. We do not consolidate these third party funds as we do not have decision-making power over the relevant activities and our investments are managed as part of larger portfolios which are held for trading purposes.

Other interests in unconsolidated structured entities

In the normal course of business, we buy and sell passive interests in certain third-party structured entities, including mutual funds, exchange traded funds, and government-sponsored asset backed securities vehicles. Our investments in these entities are managed as part of larger portfolios which are held for trading, liquidity or hedging purposes. We did not create or sponsor these entities and do not have any decision-making power over their ongoing activities. Our maximum exposure to loss is limited to our on-balance sheet investments in these entities, which are not included in the table above. As at October 31, 2018 and 2017, our investments in these entities were included in Trading and Investment securities on our Consolidated Balance Sheets. Refer to Note 3 and Note 4 for further details on our Trading and Investment securities.

Sponsored entities

We are a sponsor of certain structured entities in which we have interests but do not consolidate. In determining whether we are a sponsor of a structured entity, we consider both qualitative and quantitative factors, including the purpose and nature of the entity, our initial and continuing involvement and whether we hold subordinated interests in the entity. We are considered to be the sponsor of certain credit investment products, tax credit entities, RBC managed mutual funds and a commercial mortgage securitization vehicle. During the year ended October 31, 2018, we transferred commercial mortgages with a carrying amount of $352 million (October 31, 2017 – $407 million) to a sponsored securitization vehicle in which we did not have any interests as at the end of the reporting period.

Financial support provided to structured entities

During the years ended October 31, 2018 and 2017, we have not provided any financial or non-financial support to any consolidated or unconsolidated structured entities when we were not contractually obligated to do so. Furthermore, we have no intention to provide such support in the future.

Note 8 Derivative financial instruments and hedging activities

Derivative instruments are categorized as either financial or non-financial derivatives. Financial derivatives are financial contracts whose value is derived from an underlying interest rate, foreign exchange rate, credit risk, and equity or equity index. Non-financial derivatives are contracts whose value is derived from a precious metal, commodity instrument or index. The notional amount of derivatives represents the contract amount used as a reference point to calculate payments. Notional amounts are generally not exchanged by counterparties, and do not reflect our exposure at default.

Financial derivatives

Forwards and futures

Forward contracts are non-standardized agreements that are transacted between counterparties in the OTC market, whereas futures are standardized contracts with respect to amounts and settlement dates, and are traded on regular futures exchanges. Examples of forwards and futures are described below.

Interest rate forwards (forward rate agreements) and futures are contractual obligations to buy or sell an interest-rate sensitive financial instrument on a predetermined future date at a specified price.

Foreign exchange forwards and futures are contractual obligations to exchange one currency for another at a specified price for settlement at a predetermined future date.

Equity forwards and futures are contractual obligations to buy or sell at a fixed value (the specified price) of an equity index, a basket of stocks or a single stock at a predetermined future date.

Swaps

Swaps are OTC contracts in which two counterparties exchange a series of cash flows based on agreed upon rates applied to a notional amount. Examples of swap agreements are described below.

Interest rate swaps are agreements where two counterparties exchange a series of payments based on different interest rates applied to a notional amount in a single currency. Certain interest rate swaps are transacted and settled through a clearing house which acts as a central counterparty. Cross currency swaps involve the exchange of fixed payments in one currency for the receipt of fixed payments in another currency. Cross currency interest rate swaps involve the exchange of both interest and notional amounts in two different currencies.

Equity swaps are contracts in which one counterparty agrees to pay or receive from the other cash flows based on changes in the value of an equity index, a basket of stocks or a single stock.

170            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Options

Options are contractual agreements under which the seller (writer) grants the purchaser the right, but not the obligation, either to buy (call option) or sell (put option) a security, exchange rate, interest rate, or other financial instrument or commodity at a specified price, at or by a predetermined future date. The seller (writer) of an option can also settle the contract by paying the cash settlement value of the purchaser’s right. The seller (writer) receives a premium from the purchaser for this right. The various option agreements that we enter into include but are not limited to interest rate options, foreign currency options, equity options and index options.

Credit derivatives

Credit derivatives are OTC contracts that transfer credit risk related to an underlying financial instrument (referenced asset) from one counterparty to another. Credit derivatives include credit default swaps, credit default baskets and total return swaps.

Credit default swaps provide protection against the decline in the value of the referenced asset as a result of specified credit events such as default or bankruptcy. They are similar in structure to an option, whereby the purchaser pays a premium to the seller of the credit default swap in return for payment contingent on a credit event affecting the referenced asset.

Credit default baskets are similar to credit default swaps except that the underlying referenced financial instrument is a group of assets instead of a single asset.

Total return swaps are contracts where one counterparty agrees to pay or receive from the other cash amounts based on changes in the value of a referenced asset or group of assets, including any returns such as interest earned on these assets, in exchange for amounts that are based on prevailing market funding rates.

Other derivative products

Other contracts are stable value and equity derivative contracts.

Non-financial derivatives

Other contracts also include non-financial derivative products such as precious metal and commodity derivative contracts in both the OTC and exchange markets.

Derivatives issued for trading purposes

Most of our derivative transactions relate to client-driven sales and trading activities, and associated market risk hedging. Sales activities include the structuring and marketing of derivative products to clients, enabling them to modify or reduce risks. Trading involves market-making, positioning and arbitrage activities. Market-making involves quoting bid and offer prices to other market participants with the intention of generating revenue based on spread and volume. Positioning involves the active management of derivative transactions with the expectation of profiting from favourable movements in prices, rates, or indices. Arbitrage activities involve identifying and profiting from price differentials between markets and product types. Any realized and unrealized gains or losses on derivatives used for trading purposes are recognized immediately in Non-interest income – Trading revenue.

Derivatives issued for other-than-trading purposes

We also use derivatives for purposes other than trading, primarily for hedging, in conjunction with the management of interest rate, credit, equity and foreign exchange risk related to our funding, lending, investment activities and asset/liability management.

Interest rate swaps are used to manage our exposure to interest rate risk by modifying the repricing or maturity characteristics of existing and/or forecasted assets and liabilities, including funding and investment activities. Purchased options are used to hedge redeemable deposits and other options embedded in consumer products. We manage our exposure to foreign currency risk with cross currency swaps and foreign exchange forward contracts. We predominantly use credit derivatives to manage our credit exposures. We mitigate industry sector concentrations and single-name exposures related to our credit portfolio by purchasing credit derivatives to transfer credit risk to third parties.

Certain derivatives and cash instruments are specifically designated and qualify for hedge accounting. From time to time, we also enter into derivative transactions to economically hedge certain exposures that do not otherwise qualify for hedge accounting, or where hedge accounting is not considered economically feasible to implement. In such circumstances, changes in fair value are reflected in Other income in Non-interest income.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            171

Note 8 Derivative financial instruments and hedging activities (continued)

Notional amount of derivatives by term to maturity (absolute amounts)

	As at October 31, 2018
	Term to maturity
(Millions of Canadian dollars)	Within 1 year	1 through 5 years	Over 5 years	Total	Trading	Other than Trading
Over-the-counter contracts
Interest rate contracts
Forward rate agreements	$1,895,613	$8,788	$–	$1,904,401	$1,904,401	$–
Swaps	4,535,040	4,377,512	2,856,403	11,768,955	11,424,094	344,861
Options purchased	101,663	155,985	27,273	284,921	284,921	–
Options written	87,254	156,886	37,217	281,357	281,357	–
Foreign exchange contracts
Forward contracts	1,397,520	30,688	616	1,428,824	1,420,575	8,249
Cross currency swaps	30,358	4,379	1,170	35,907	27,545	8,362
Cross currency interest rate swaps	347,477	767,742	365,880	1,481,099	1,430,437	50,662
Options purchased	33,202	11,037	1,807	46,046	46,046	–
Options written	37,716	12,250	4,515	54,481	54,481	–
Credit derivatives (1)	1,578	5,263	3,424	10,265	9,752	513
Other contracts	81,720	66,686	17,409	165,815	161,323	4,492
Exchange-traded contracts
Interest rate contracts
Futures – long positions	38,825	22,465	11	61,301	61,301	–
Futures – short positions	32,424	23,072	6	55,502	55,502	–
Options purchased	2,587	3,312	–	5,899	5,899	–
Options written	2,544	1,291	–	3,835	3,835	–
Foreign exchange contracts
Futures – long positions	277	–	–	277	277	–
Futures – short positions	340	–	–	340	340	–
Other contracts	228,549	59,308	372	288,229	288,229	–
	$8,854,687	$5,706,664	$3,316,103	$17,877,454	$17,460,315	$417,139

	As at October 31, 2017
	Term to maturity
(Millions of Canadian dollars)	Within 1 year	1 through 5 years	Over 5 years	Total	Trading	Other than Trading
Over-the-counter contracts
Interest rate contracts
Forward rate agreements	$1,156,843	$31,989	$–	$1,188,832	$1,188,832	$–
Swaps	2,570,180	3,450,280	2,331,289	8,351,749	7,854,309	497,440
Options purchased	77,953	124,083	59,435	261,471	261,471	–
Options written	61,765	106,887	63,685	232,337	232,337	–
Foreign exchange contracts
Forward contracts	1,326,223	33,543	623	1,360,389	1,343,196	17,193
Cross currency swaps (2)	20,436	35,662	39,440	95,538	89,254	6,284
Cross currency interest rate swaps	281,590	551,576	268,119	1,101,285	1,048,891	52,394
Options purchased	55,851	13,913	3,386	73,150	73,150	–
Options written	55,922	9,187	2,829	67,938	67,938	–
Credit derivatives (1)	1,975	7,686	3,814	13,475	13,330	145
Other contracts	56,166	49,652	19,241	125,059	120,737	4,322
Exchange-traded contracts
Interest rate contracts
Futures – long positions	33,195	19,688	55	52,938	52,938	–
Futures – short positions	35,726	23,478	9	59,213	59,213	–
Options purchased	8,274	695	–	8,969	8,969	–
Options written	10,872	317	–	11,189	11,189	–
Foreign exchange contracts
Futures – long positions	83	–	–	83	83	–
Futures – short positions	291	142	–	433	433	–
Other contracts	198,360	44,858	528	243,746	243,607	139
	$5,951,705	$4,503,636	$2,792,453	$13,247,794	$12,669,877	$577,917

(1)	Credit derivatives with a notional value of $0.5 billion (October 31, 2017 - $0.1 billion) are economic hedges. Trading credit derivatives comprise protection purchased of $6.2 billion (October 31, 2017 – $8.5 billion) and protection sold of $3.6 billion (October 31, 2017 – $4.8 billion).
(2)	Amounts have been revised from those previously presented.

172            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Fair value of derivative instruments

	As at
	October 31, 2018		October 31, 2017
(Millions of Canadian dollars)	Positive	Negative	Positive	Negative
Held or issued for trading purposes
Interest rate contracts
Forward rate agreements	$308	$232	$324	$319
Swaps	29,340	25,501	101,481	96,408
Options purchased	3,211	–	3,108	–
Options written	–	3,471	–	3,696
	32,859	29,204	104,913	100,423
Foreign exchange contracts
Forward contracts	13,367	12,929	13,643	14,562
Cross currency swaps	174	258	4,229	3,438
Cross currency interest rate swaps	26,837	25,849	21,740	19,054
Options purchased	1,540	–	1,324	–
Options written	–	1,272	–	1,217
	41,918	40,308	40,936	38,271
Credit derivatives	38	89	157	246
Other contracts	17,668	18,300	13,775	17,183
	92,483	87,901	159,781	156,123
Held or issued for other-than-trading purposes
Interest rate contracts
Swaps	1,226	1,142	1,612	1,177
Options purchased	–	–	–	–
Options written	–	–	–	–
	1,226	1,142	1,612	1,177
Foreign exchange contracts
Forward contracts	31	33	246	250
Cross currency swaps	212	423	207	318
Cross currency interest rate swaps	1,145	1,104	1,545	1,700
	1,388	1,560	1,998	2,268
Credit derivatives	–	5	–	12
Other contracts	150	179	184	184
	2,764	2,886	3,794	3,641
Total gross fair values before:	95,247	90,787	163,575	159,764
Valuation adjustments determined on a pooled basis	(625)	34	(725)	68
Impact of netting agreements that qualify for balance sheet offset	(583)	(583)	(67,827)	(67,705)
	94,039	90,238	95,023	92,127
Impact of netting agreements that do not qualify for balance sheet offset (1)	(57,010)	(57,010)	(58,804)	(58,804)
	$37,029	$33,228	$36,219	$33,323

(1)	Additional impact of offsetting credit exposures on contracts that do not qualify for balance sheet offset.

Fair value of derivative instruments by term to maturity

	As at
	October 31, 2018				October 31, 2017
(Millions of Canadian dollars)	Less than 1 year	1 through 5 years	Over 5 years	Total	Less than 1 year	1 through 5 years	Over 5 years	Total
Derivative assets	$28,241	$29,197	$36,601	$94,039	$26,292	$28,810	$39,921	$95,023
Derivative liabilities	26,720	27,013	36,505	90,238	26,414	26,334	39,379	92,127

Derivative-related credit risk

Credit risk from derivative transactions is generated by the potential for the counterparty to default on its contractual obligations when one or more transactions have a positive market value to us. Therefore, derivative-related credit risk is represented by the positive fair value of the instrument and is normally a small fraction of the contract’s notional amount.

We subject our derivative transactions to the same credit approval, limit and monitoring standards that we use for managing other transactions that create credit exposure. This includes evaluating the creditworthiness of counterparties, and managing the size, diversification and maturity structure of the portfolio. Credit utilization for all products is compared with established limits on a continual basis and is subject to a standard exception reporting process. We use a single internal rating system for all credit risk exposure. In most cases, these internal ratings approximate the external risk ratings of public rating agencies.

Offsetting is a technique that can reduce credit exposure from derivatives and is generally facilitated through the use of master netting agreements and achieved when specific criteria are met in accordance with our accounting policy in Note 2. A master netting agreement provides for a single net settlement of all financial instruments covered by the agreement in the event of default. However, credit risk is reduced only to the extent that our financial obligations to the same counterparty can be set off against obligations of the counterparty to us. We maximize the use of master netting agreements to reduce derivative-related credit exposure. Our overall exposure to credit risk that is reduced through master netting agreements may change substantially following the reporting date as the exposure is affected by each transaction subject to the

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            173

Note 8 Derivative financial instruments and hedging activities (continued)

agreement as well as by changes in underlying market rates. Measurement of our credit exposure arising out of derivative transactions is reduced to reflect the effects of netting in cases where the enforceability of that netting is supported by appropriate legal analysis as documented in our trading credit risk policies.

The use of collateral is another significant credit mitigation technique for managing derivative-related counterparty credit risk. Mark-to-market provisions in our agreements with some counterparties, typically in the form of a Credit Support Annex, provide us with the right to request that the counterparty pay down or collateralize the current market value of its derivatives positions when the value passes a specified threshold amount.

Replacement cost represents the total fair value of all outstanding contracts in a gain position after factoring in the master netting agreements. The credit equivalent amount is defined as the sum of the replacement cost plus an add-on amount for potential future credit exposure as defined by OSFI. The risk-weighted amount is determined by applying OSFI’s non-modelled current exposure measure of counterparty risk to the credit equivalent amount.

Derivative-related credit risk

	As at
	October 31, 2018 (1)			October 31, 2017 (1)
(Millions of Canadian dollars)	Replacement cost	Credit equivalent amount (2)	Risk-weighted equivalent (3)	Replacement cost	Credit equivalent amount (2)	Risk-weighted equivalent (3)
Over-the-counter contracts
Interest rate contracts
Forward rate agreements	$307	$324	$13	$264	$328	$59
Swaps	9,671	20,321	3,363	10,890	24,318	4,187
Options purchased	610	857	407	283	883	527
Foreign exchange contracts
Forward contracts	4,589	10,944	3,439	5,421	11,555	3,634
Swaps	9,342	13,718	5,002	10,476	12,643	4,498
Options purchased	443	1,100	478	360	1,125	472
Credit derivatives (4)	71	770	153	109	936	149
Other contracts	9,709	9,959	4,303	7,750	6,332	2,945
Exchange-traded contracts	2,912	11,285	225	1,391	8,340	167
	$37,654	$69,278	$17,383	$36,944	$66,460	$16,638

(1)	The amounts presented are net of master netting agreements in accordance with Basel III.
(2)	The total credit equivalent amount includes collateral applied of $16 billion (October 31, 2017 – $18 billion).
(3)	The risk-weighted balances are calculated in accordance with Basel III.
(4)	Excludes credit derivatives issued for other-than-trading purposes related to bought protection.

Replacement cost of derivative instruments by risk rating and by counterparty type

	As at October 31, 2018
	Risk rating (1)					Counterparty type (2)
(Millions of Canadian dollars)	AAA, AA	A	BBB	BB or lower	Total	Banks	OECD governments	Other	Total
Gross positive replacement cost	$25,458	$32,693	$21,215	$15,881	$95,247	$42,937	$18,749	$33,561	$95,247
Impact of master netting agreements	14,544	24,255	15,046	3,748	57,593	36,081	8,348	13,164	57,593
Replacement cost (after netting agreements)	$10,914	$8,438	$6,169	$12,133	$37,654	$6,856	$10,401	$20,397	$37,654

	As at October 31, 2017
	Risk rating (1)					Counterparty type (2)
(Millions of Canadian dollars)	AAA, AA	A	BBB	BB or lower	Total	Banks	OECD governments	Other	Total
Gross positive replacement cost	$26,707	$108,320	$19,672	$8,876	$163,575	$45,723	$18,694	$99,158	$163,575
Impact of master netting agreements	14,468	98,605	10,167	3,391	126,631	38,508	8,342	79,781	126,631
Replacement cost (after netting agreements)	$12,239	$9,715	$9,505	$5,485	$36,944	$7,215	$10,352	$19,377	$36,944

(1)	Our internal risk ratings for major counterparty types approximate those of public ratings agencies. Ratings of AAA, AA, A and BBB represent investment grade ratings and ratings of BB or lower represent non-investment grade ratings.
(2)	Counterparty type is defined in accordance with the capital adequacy requirements of OSFI.

Derivatives in hedging relationships

We apply hedge accounting to minimize volatility in earnings and capital caused by changes in interest rates or foreign exchange rates. Interest rate and currency fluctuations will either cause assets and liabilities to appreciate or depreciate in market value or cause variability in forecasted cash flows. When a hedging relationship is effective, gains, losses, revenue and expenses of the hedging instrument will offset the gains, losses, revenue and expenses of the hedged item.

Derivatives used in hedging relationships are recorded in Other Assets – Derivatives or Other Liabilities – Derivatives on the Balance Sheet. Foreign currency-denominated liabilities used in net investment hedging relationships are recorded in Deposits – Business and Government and Subordinated debentures on the Balance Sheet. Gains and losses relating to hedging ineffectiveness is recorded in Non-Interest income and amounts reclassified from hedge reserves in OCI to income is recorded in Net-interest income for Cash flow hedges and Non-interest income for Net Investment hedges.

174            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

We assess and measure the effectiveness of a hedging relationship based on the change in the fair value or cash flows of the derivative hedging instrument relative to the change in the fair value or cash flows of the hedged item attributable to the hedged risk. When cash instruments are designated as hedges of foreign exchange risks, only changes in their value due to foreign exchange risk are included in the assessment and measurement of hedge effectiveness.

Potential sources of ineffectiveness can be attributed to differences between hedging instruments and hedged items:

•	Mismatches in the terms of hedged items and hedging instruments, for example the frequency and timing of when interest rates are reset and frequency of payment.
•	Difference in the discounting factors between the hedged item and the hedging instrument, taking into consideration the different reset frequency of the hedged item and hedging instrument.
•	Hedging derivatives with a non-zero fair value at inception date of the hedging relationship, resulting in mismatch in terms with the hedged item.

Below is a description of our risk management strategy for each risk exposure that we decide to hedge:

Interest rate risk

We use interest rate contracts to manage our exposure to interest rate risk by modifying the repricing characteristics of existing and/or forecasted assets and liabilities, including funding and investment activities. The swaps are designated in either a fair value hedge or a cash flow hedge.

For fair value hedges, we use interest rate contracts to manage the fair value movements of our fixed-rate instruments due to changes in benchmark interest. The interest rate swaps are entered into on a one-to-one basis to manage the benchmark interest rate risk, and its terms are critically matched to the specified fixed rate instruments.

We also use interest rate swaps in fair value hedges to manage interest rate risk from residential mortgage assets and funding liabilities. Our exposure from this portfolio changes with the origination of new loans, repayments of existing loans, and sale of securitized mortgages. Accordingly, dynamic hedging is adopted for that portfolio, in which the hedge relationship is rebalanced on a more frequent basis, such as on a bi-weekly or on a monthly basis.

For cash flow hedges, we use interest rate swaps to manage the exposure to cash flow variability of our variable rate instruments as a result of changes in benchmark interest rates. Whilst some of the interest rate derivatives are entered into on a one-to-one basis to manage a specific exposure, other interest rate derivatives may be entered into for managing interest rate risks of a portfolio of assets and liabilities.

Foreign exchange risk

We manage our exposure to foreign currency risk with cross currency swaps in a cash flow hedge, and foreign exchange forward contracts in a net investment hedge. Certain cash instruments may also be designated in a net investment hedge, where applicable.

For cash flow hedges, we predominately use cross currency swaps to manage the cash flow variability arising from fluctuations in foreign exchange rates on our issued foreign denominated fixed rate liabilities. The maturity profile and repayment terms of these swaps are matched to those of our foreign denominated assets and liabilities to limit our cash flow volatility from changes in foreign exchange rates.

For net investment hedges, we use a combination of foreign exchange forwards and cash instruments, such as foreign denominated deposit liabilities to manage our foreign exchange risk arising from our investments in foreign operations. Our most significant exposures include U.S. dollar, British pound and Euro. When hedging net investments in foreign operations using foreign exchange forwards, only the undiscounted spot element of the foreign exchange forward is designated as the hedging instrument. Accordingly, changes in the fair value of the hedging instrument as a result of changes in forward rates and the effects of discounting are not included in the hedging effectiveness assessment. Foreign operations are only hedged to the extent of the liability or notional amount of the derivative; we generally do not expect to incur significant ineffectiveness on hedges of net investments in foreign operations.

Equity price risk

We use total return swaps in cash flow hedges to mitigate the cash flow variability of the expected payment associated with our cash settled share-based compensation plan for certain key employees by exchanging interest payments for indexed RBC share price change and dividend returns.

Credit risk

We predominantly use credit derivatives to economically hedge our credit exposures. We mitigate industry sector concentrations and single-name exposures related to our credit portfolio by purchasing credit derivatives to transfer credit risk to third parties.

Derivative instruments designated in hedging relationships

The following table presents the fair values of the derivative instruments and the principal amounts of the non-derivative liabilities, categorized by their hedging relationships, as well as derivatives that are not designated in hedging relationships.

Derivatives and non-derivative instruments

	As at
	October 31, 2018				October 31, 2017
	Designated as hedging instruments in hedging relationships				Designated as hedging instruments in hedging relationships
(Millions of Canadian dollars)	Fair Value	Cash Flow	Net investment	Not designated in a hedging relationship	Fair Value	Cash Flow	Net investment	Not designated in a hedging relationship
Assets
Derivative instruments	$642	$809	$13	$92,575	$736	$482	$41	$93,764
Liabilities
Derivative instruments	1,437	598	28	88,175	740	499	246	90,642
Non-derivative instruments	–	–	25,565	n.a.	–	–	19,950	n.a.

n.a.	not applicable

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            175

Note 8 Derivative financial instruments and hedging activities (continued)

The following tables provide the maturity analysis of the notional amounts and the weighted average rates of the hedging instruments and their carrying amounts by types of hedging relationships:

Fair value hedges

	IFRS 9
	As at October 31, 2018
	Notional amounts				Carrying amount
(Millions of Canadian dollars, except average rates)	Within 1 year	1 through 5 years	Over 5 years	Total	Assets	Liabilities
Interest rate risk
Interest rate contracts
Hedge of fixed rate assets	$2,518	$12,778	$4,668	$19,964	$498	$8
Hedge of fixed rate liabilities	14,946	47,658	7,432	70,036	144	1,429
Weighted average fixed interest rate
Hedge of fixed rate assets	1.1%	2.4%	2.8%	2.3%
Hedge of fixed rate liabilities	1.6%	1.8%	1.8%	1.8%

Cash flow hedges

	IFRS 9
	As at October 31, 2018
	Notional amounts				Carrying amount
(Millions of Canadian dollars, except average rates)	Within 1 year	1 through 5 years	Over 5 years	Total	Assets	Liabilities
Interest rate risk
Interest rate contracts
Hedge of variable rate assets	$12,686	$12,805	$1,615	$27,106	$1	$184
Hedge of variable rate liabilities	2,000	38,256	3,978	44,234	796	1
Weighted average fixed interest rate
Hedge of variable rate assets	2.2%	2.4%	2.7%	2.3%
Hedge of variable rate liabilities	2.1%	1.9%	2.5%	2.0%
Foreign exchange risk
Cross currency swaps	$326	$2,978	$153	$3,457	$12	$368
Weighted average CAD-CHF exchange rate	1.27	–	–	1.27
Weighted average CAD-EUR exchange rate	–	–	1.52	1.52
Weighted average USD-EUR exchange rate	–	1.33	–	1.33

Net investment hedges

	IFRS 9
	As at October 31, 2018
	Notional/Principal				Carrying amount
(Millions of Canadian dollars, except average rates)	Within 1 year	1 through 5 years	Over 5 years	Total	Assets	Liabilities
Foreign exchange risk
Foreign currency liabilities	$3,457	$18,233	$3,875	$25,565	$–	$25,043
Weighted average CAD-USD exchange rate	1.20	1.28	1.31	1.27
Weighted average CAD-EUR exchange rate	–	–	1.53	1.53
Weighted average CAD-GBP exchange rate	1.91	1.69	–	1.73
Forward contracts	$3,372	$–	$–	$3,372	$13	$28
Weighted average CAD-USD exchange rate	1.31	–	–	1.31
Weighted average CAD-EUR exchange rate	1.49	–	–	1.49
Weighted average CAD-GBP exchange rate	1.68	–	–	1.68

The following table indicates the periods when the cash flows are expected to occur and when they are expected to affect profit or loss for cash flow hedges:

	IAS 39
(Millions of Canadian dollars)	As at October 31, 2017
	Within 1 year	1 to 2 years	2 to 3 years	3 to 5 years	Over 5 years	Total
Cash inflows from assets	$938	$243	$151	$59	$98	$1,489
Cash outflows from liabilities	(1,070)	(939)	(3,501)	(476)	(71)	(6,057)
Net cash flows	$(132)	$(696)	$(3,350)	$(417)	$27	$(4,568)

176            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

The following tables present the details of the hedged items categorized by their hedging relationships:

Fair value hedges – assets and liabilities designated as hedged items

	IFRS 9
	As at and for the year ended October 31, 2018
	Carrying amount		Accumulated amount of fair value adjustments on the hedged item included in the carrying amount
(Millions of Canadian dollars)	Assets	Liabilities	Assets	Liabilities	Balance sheet item(s):	Changes in fair values used for calculating hedge ineffectiveness
Interest rate risk
Fixed rate assets (1)	$20,172	$–	$(529)	$–	Investment securities; Loans – Retail	$(650)
Fixed rate liabilities (1)	–	68,714	–	(1,302)	Deposits – Business and government; Subordinated debentures	1,018

(1)	As at October 31, 2018, the accumulated amount of fair value hedge adjustments remaining in the Balance Sheet for hedged items that have ceased to be adjusted for hedging gains and losses is a loss of $105 million for fixed-rate assets and a loss of $277 million for fixed-rate liabilities.

Cash flow and net investment hedges – assets and liabilities designated as hedged items

	IFRS 9
	As at and for the year ended October 31, 2018
	Balance sheet item(s):	Changes in fair values used for calculating hedge ineffectiveness	Cash flow hedge/foreign currency translation reserve
(Millions of Canadian dollars)			Continuing hedges	Discontinued hedges
Cash flow hedges
Interest rate risk
Variable rate assets	Investment securities; Loans – Retail	$308	$(187)	$(171)
Variable rate liabilities	Deposits – Business and government; Subordinated debentures	(769)	706	477
Foreign exchange risk
Fixed rate assets	Loans – Retail	19	(4)	–
Fixed rate liabilities	Deposits – Business and government	60	95	–
Net investment hedges
Foreign exchange risk
Foreign subsidiaries	n.a.	315	(5,365)	(923)

n.a.	not applicable

Effectiveness of designated hedging relationships

	IFRS 9
	For the year ended October 31, 2018
(Millions of Canadian dollars)	Change in fair value of hedging instrument	Hedge ineffectiveness recognized in income (1)	Changes in the value of the hedging instrument recognized in OCI	Amount reclassified from hedge reserves to income
Fair value hedges
Interest rate risk
Interest rate contracts – fixed rate assets	$605	$(45)	$–	$–
Interest rate contracts – fixed rate liabilities	(1,000)	18	–	–
Cash flow hedges
Interest rate risk
Interest rate contracts – variable rate assets	(318)	(11)	(275)	(37)
Interest rate contracts – variable rate liabilities	751	(1)	674	101
Foreign exchange risk
Cross currency swap – fixed rate assets	(19)	–	(10)	(7)
Cross currency swap – fixed rate liabilities	(61)	–	(137)	(165)
Net investment hedges
Foreign exchange risk
Foreign currency liabilities	(331)	–	(331)	–
Forward contracts	16	–	17	–

(1)	Hedge ineffectiveness recognized in income included losses of $46 million that are excluded from the assessment of hedge effectiveness and are offset by economic hedges.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            177

Note 8 Derivative financial instruments and hedging activities (continued)

Results of hedge activities recorded in Net income and Other comprehensive income

IAS 39
(Millions of Canadian dollars)	October 31 2017
Fair value hedges
Gains (losses) on hedging instruments (1)	$(1,076)
Gains (losses) on hedged items attributable to the hedged risk (1)	991
Ineffective portion (1) (2)	(85)
Cash flow hedges
Ineffective portion (1)	(1)
Effective portion (3)	622
Reclassified to income during the period (4)	95
Net investment hedges
Ineffective portion (1)	–
Foreign currency gains (losses) (3)	(1,570)
Gains (losses) from hedges (3)	438

(1)	Amounts are recorded in Non-interest income.
(2)	Amounts include losses of $82 million that are excluded from the assessment of hedge effectiveness and are offset by economic hedges.
(3)	Amounts are included in OCI, net of taxes.
(4)	After-tax gains of $70 million were reclassified from Other components of equity to Net interest income during the year ended October 31, 2017.

Reconciliation of components of equity

The following table provides a reconciliation by risk category of each component of equity and an analysis of other comprehensive income relating to hedge accounting:

	IFRS 9
	For the year ended October 31, 2018
(Millions of Canadian dollars)	Cash flow hedge reserve	Foreign currency translation reserve
Balance at the beginning of the year	$431	$3,545
Cash flow hedges
Effective portion of changes in fair value:
Interest rate risk	399
Foreign exchange risk	(147)
Equity price risk	(18)
Net amount reclassified to profit or loss:
Ongoing hedges:
Interest rate risk	44
Foreign exchange risk	172
Equity price risk	7
De-designated hedges:
Interest rate risk	(108)
Foreign exchange risk	–
Net gain on hedge of net investment in foreign operations
Foreign exchange denominated debt		(331)
Forward foreign exchange contracts		17
Foreign currency translation differences for foreign operations		841
Tax on movements on reserves during the period	(92)	75
Balance at the end of the year	$688	$4,147

Note 9 Premises and equipment

	For the year ended October 31, 2018
(Millions of Canadian dollars)	Land	Buildings	Computer equipment	Furniture, fixtures and other equipment	Leasehold improvements	Work in process	Total
Cost
Balance at beginning of period	$157	$1,363	$1,875	$1,314	$ 2,586	$153	$7,448
Additions (1)	–	–	255	43	61	374	733
Transfers from work in process	–	7	44	56	184	(291)	–
Disposals	(5)	(17)	(50)	(41)	(73)	–	(186)
Foreign exchange translation	1	5	4	4	8	–	22
Other	–	41	(5)	(3)	(40)	28	21
Balance at end of period	$153	$1,399	$2,123	$1,373	$ 2,726	$264	$8,038
Accumulated depreciation
Balance at beginning of period	$–	$608	$1,367	$984	$ 1,819	$–	$4,778
Depreciation	–	44	246	100	179	–	569
Disposals	–	(10)	(48)	(34)	(55)	–	(147)
Foreign exchange translation	–	2	1	2	6	–	11
Other	–	25	(10)	(1)	(19)	–	(5)
Balance at end of period	$–	$669	$1,556	$1,051	$ 1,930	$–	$5,206
Net carrying amount at end of period	$153	$730	$567	$322	$ 796	$264	$2,832

178            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

	For the year ended October 31, 2017
(Millions of Canadian dollars)	Land	Buildings	Computer equipment	Furniture, fixtures and other equipment	Leasehold improvements	Work in process	Total
Cost
Balance at beginning of period	$171	$1,379	$1,686	$1,352	$ 2,566	$132	$7,286
Additions (1)	–	1	211	25	43	226	506
Transfers from work in process	–	7	43	37	96	(183)	–
Disposals	(9)	(23)	(90)	(47)	(68)	–	(237)
Foreign exchange translation	(4)	(9)	(11)	(7)	(18)	–	(49)
Other	(1)	8	36	(46)	(33)	(22)	(58)
Balance at end of period	$157	$1,363	$1,875	$1,314	$ 2,586	$153	$7,448
Accumulated depreciation
Balance at beginning of period	$–	$570	$1,209	$961	$ 1,710	$–	$4,450
Depreciation	–	74	229	111	186	–	600
Disposals	–	(15)	(89)	(44)	(61)	–	(209)
Foreign exchange translation	–	(2)	(8)	(3)	(12)	–	(25)
Other	–	(19)	26	(41)	(4)	–	(38)
Balance at end of period	$–	$608	$1,367	$984	$ 1,819	$–	$4,778
Net carrying amount at end of period	$157	$755	$508	$330	$ 767	$153	$2,670

(1)	As at October 31, 2018, we had total contractual commitments of $273 million to acquire premises and equipment (October 31, 2017 – $268 million).

Note 10 Goodwill and other intangible assets

Goodwill

	For the year ended October 31, 2018
(Millions of Canadian dollars)	Canadian Banking	Caribbean Banking	Canadian Wealth Management	Global Asset Management	U.S. Wealth Management (including City National)	International Wealth Management	Insurance	Investor & Treasury Services	Capital Markets	Total
Balance at beginning of period	$2,527	$1,694	$576	$2,006	$2,745	$120	$112	$148	$1,049	$10,977
Acquisitions	1	–	–	–	80	–	–	–	–	81
Dispositions	–	–	–	–	(8)	–	–	–	–	(8)
Currency translations	–	35	3	(20)	53	(2)	–	–	18	87
Balance at end of period	$2,528	$1,729	$579	$1,986	$2,870	$118	$112	$148	$1,067	$11,137

	For the year ended October 31, 2017
(Millions of Canadian dollars)	Canadian Banking	Caribbean Banking	Canadian Wealth Management	Global Asset Management	U.S. Wealth Management (including City National)	International Wealth Management	Insurance	Investor & Treasury Services	Capital Markets	Total
Balance at beginning of period	$2,527	$1,771	$582	$1,963	$2,854	$115	$112	$148	$1,084	$11,156
Acquisitions	–	–	–	–	–	–	–	–	–	–
Dispositions	–	–	–	–	(2)	–	–	–	–	(2)
Currency translations	–	(77)	(6)	43	(107)	5	–	–	(35)	(177)
Balance at end of period	$2,527	$1,694	$576	$2,006	$2,745	$120	$112	$148	$1,049	$10,977

We perform our annual impairment test by comparing the carrying amount of each CGU to its recoverable amount. The recoverable amount of a CGU is represented by its value in use, except in circumstances where the carrying amount of a CGU exceeds its value in use. In such cases, the greater of the CGU’s fair value less costs of disposal and its value in use is the recoverable amount. Our annual impairment test is performed as at August 1.

In our 2018 and 2017 annual impairment tests, the recoverable amounts of our Caribbean Banking and International Wealth Management CGUs were based on their fair value less costs of disposal. The recoverable amounts of all other CGUs tested were based on their value in use.

Value in use

We calculate value in use using a five-year discounted cash flow method, with the exception of our U.S. Wealth Management (including City National) CGU where cash flow projections covering a seven-year period were used, which more closely aligns with the strategic growth plan resulting from the acquisition of City National. Future cash flows are based on financial plans agreed by management, estimated based on forecast results, business initiatives, capital required to support future cash flows and returns to shareholders. Key drivers of future cash flows include net interest margins and average interest-earning assets. The values assigned to these drivers over the forecast period are based on past experience, external and internal economic forecasts, and management’s expectations of the impact of economic conditions on our financial results. Beyond the initial cash flow projection period, cash flows are assumed to increase at a constant rate using a nominal long-term growth rate (terminal growth rate). Terminal growth rates are based on the current market assessment of gross domestic product and inflation for the countries within which the CGU operates. The discount rates used to determine the present value of each CGU’s projected future cash flows are based on the bank-wide cost of capital, adjusted for the risks to which each CGU is exposed. CGU-specific risks include: country risk, business/operational risk, geographic risk (including political risk, devaluation risk, and government regulation), currency risk, and price risk (including product pricing risk and inflation).

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            179

Note 10 Goodwill and other intangible assets (continued)

The estimation of value in use involves significant judgment in the determination of inputs to the discounted cash flow model and is most sensitive to changes in future cash flows, discount rates and terminal growth rates applied to cash flows beyond the forecast period. The sensitivity of key inputs and assumptions used was tested by recalculating the recoverable amount using reasonably possible variances to those assumptions. The post-tax discount rates were increased by 1%, terminal growth rates were decreased by 1%, and future cash flows were reduced by 10%. As at August 1, 2018, no reasonably possible change in an individual key input or assumption, as described, would result in a CGU’s carrying amount exceeding its recoverable amount based on value in use.

The terminal growth rates and pre-tax discount rates used in our discounted cash flow models are summarized below.

	As at
	August 1, 2018		August 1, 2017
	Discount rate (1)	Terminal growth rate	Discount rate (1)	Terminal growth rate
Group of cash generating units
Canadian Banking	10.5%	3.0%	10.1%	3.0%
Caribbean Banking	11.8	4.3	12.0	4.3
Canadian Wealth Management	10.7	3.0	11.2	3.0
Global Asset Management	10.6	3.0	11.1	3.0
U.S. Wealth Management (including City National)	10.5	3.0	13.4	3.0
International Wealth Management	9.2	3.0	10.5	3.0
Insurance	10.5	3.0	10.6	3.0
Investor & Treasury Services	10.8	3.0	11.0	3.0
Capital Markets	10.9	3.0	15.0	3.0

(1)	Pre-tax discount rates are determined implicitly based on post-tax discount rates.

Fair value less costs of disposal – Caribbean Banking

For our Caribbean Banking CGU, we calculated fair value less costs of disposal using a discounted cash flow method that projects future cash flows over a 5-year period. Cash flows are based on management forecasts, adjusted to approximate the considerations of a prospective third-party buyer. Cash flows beyond the initial 5-year period are assumed to increase at a constant rate using a nominal long-term growth rate. Future cash flows, terminal growth rates, and discount rates are based on the same factors noted above. This fair value measurement is categorized as level 3 in the fair value hierarchy as certain significant inputs are not observable.

We use significant judgement to determine inputs to the discounted cash flow model which is most sensitive to changes in future cash flows, discount rates and terminal growth rates applied to cash flows beyond the forecast period. The sensitivity of these key inputs was tested by applying a reasonably possible change to these assumptions. As at August 1, 2018, the recoverable amount of our Caribbean Banking CGU, based on fair value less costs of disposal, was 129% of its carrying amount. If the post-tax discount rate was increased by 1.8%, holding other individual factors constant, the recoverable amount would approximate the carrying amount. No other reasonably possible change in an individual key input or assumption, including decreasing the terminal growth rates by 2.5% or reducing future cash flows by 22%, would result in the CGU’s carrying amount exceeding its recoverable amount based on fair value less costs of disposal.

Fair value less costs of disposal – International Wealth Management

For our International Wealth Management CGU, we calculated fair value less costs of disposal using a multiples-based approach. Each business within the CGU was valued using either a Price-to-assets-under-administration (P/AUA) or Price-to-revenue (P/Rev) multiple, as appropriate, to reflect the considerations of a prospective third-party buyer. In 2018 and 2017, we applied a P/AUA multiple of 2.5% to AUA as at August 1 and a P/Rev multiple of 2.5x to revenue for the 12 months preceding the testing date. These multiples represent our best estimate from a range of reasonably possible inputs based on precedent transactions for comparable businesses. This fair value measurement is categorized as level 3 in the fair value hierarchy as certain significant inputs are not observable.

The estimation of fair value less costs of disposal involves significant judgment in the determination of the appropriate valuation approach and inputs and is most sensitive to changes in the P/AUA and P/Rev multiples. These key inputs were tested for sensitivity by reducing each multiple to the low end of the range of reasonably possible inputs considered. As at August 1, 2018, no reasonably possible change in an individual key input or assumption, as described, would result in the CGU’s carrying amount exceeding its recoverable amount based on fair value less costs of disposal.

180            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Other intangible assets

	For the year ended October 31, 2018
(Millions of Canadian dollars)	Internally generated software	Other software	Core deposit intangibles	Customer list and relationships	In process software	Total
Gross carrying amount
Balance at beginning of period	$5,143	$1,432	$1,715	$1,753	$892	$10,935
Additions	40	79	–	–	1,111	1,230
Acquisitions through business combination	–	–	–	16	–	16
Transfers	798	51	–	–	(849)	–
Dispositions	(1)	(1)	–	–	(2)	(4)
Impairment losses	(1)	–	–	–	(7)	(8)
Currency translations	16	11	35	(1)	4	65
Other changes	(11)	10	–	–	(3)	(4)
Balance at end of period	$5,984	$1,582	$1,750	$1,768	$1,146	$12,230
Accumulated amortization
Balance at beginning of period	$(3,825)	$(1,094)	$(487)	$(1,022)	$–	$(6,428)
Amortization charge for the year	(669)	(112)	(153)	(143)	–	(1,077)
Dispositions	1	1	–	–	–	2
Currency translations	(11)	(7)	(14)	3	–	(29)
Other changes	3	(14)	–	–	–	(11)
Balance at end of period	$(4,501)	$(1,226)	$(654)	$(1,162)	$–	$(7,543)
Net balance at end of period	$1,483	$356	$1,096	$606	$1,146	$4,687

	For the year ended October 31, 2017
(Millions of Canadian dollars)	Internally generated software	Other software	Core deposit intangibles	Customer list and relationships	In process software	Total
Gross carrying amount
Balance at beginning of period	$4,435	$1,389	$1,784	$1,761	$778	$10,147
Additions	26	70	–	–	896	992
Acquisitions through business combinations	–	–	–	–	–	–
Transfers	692	60	–	–	(752)	–
Dispositions	–	(8)	–	–	(2)	(10)
Impairment losses	(2)	(12)	–	–	–	(14)
Currency translations	(22)	(16)	(69)	6	(5)	(106)
Other changes	14	(51)	–	(14)	(23)	(74)
Balance at end of period	$5,143	$1,432	$1,715	$1,753	$892	$10,935
Accumulated amortization
Balance at beginning of period	$(3,223)	$(1,054)	$(348)	$(874)	$–	$(5,499)
Amortization charge for the year	(595)	(111)	(156)	(153)	–	(1,015)
Dispositions	–	7	–	–	–	7
Currency translations	15	10	17	(10)	–	32
Other changes	(22)	54	–	15	–	47
Balance at end of period	$(3,825)	$(1,094)	$(487)	$(1,022)	$–	$(6,428)
Net balance at end of period	$1,318	$338	$1,228	$731	$892	$4,507

Note 11 Joint ventures and associated companies

The following table summarizes the carrying value of our interests in joint ventures and associated companies accounted for under the equity method as well as our share of the income of those entities.

	Joint ventures		Associated companies
	As at and for the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017	October 31 2018	October 31 2017
Carrying amount	$165	$164	$521	$526
Share of:
Net income	113	328	(92)	7
Other comprehensive income	–	(8)	–	–
	$113	$320	$(92)	$7

We do not have any joint ventures or associated companies that are individually material to our financial results.

During the year ended October 31, 2018, we recognized impairment losses of $12 million with respect to our interests in joint ventures and associated companies (October 31, 2017 – impairment losses of $4 million).

Certain of our subsidiaries, joint ventures and associates are subject to regulatory requirements of the jurisdictions in which they operate. When these subsidiaries, joint ventures and associates are subject to such requirements, they may be restricted from transferring to us our share of their assets in the form of cash dividends, loans or advances. As at October 31, 2018, restricted net assets of these subsidiaries, joint ventures and associates were $33.9 billion (October 31, 2017 – $29.4 billion).

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            181

Note 12 Other assets

	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Cash collateral	$14,467	$13,657
Margin deposits	4,940	5,867
Receivable from brokers, dealers and clients	2,868	1,870
Accounts receivable and prepaids	4,047	3,574
Investments in joint ventures and associates	686	690
Employee benefit assets	626	59
Insurance-related assets
Collateral loans	991	1,103
Policy loans	99	95
Reinsurance assets	656	549
Other	163	268
Deferred income tax asset	1,475	1,732
Taxes receivable	5,456	3,031
Accrued interest receivable	2,641	2,111
Precious metals	361	1,082
Other	4,588	3,271
	$44,064	$38,959

Note 13 Deposits

	As at
	October 31, 2018				October 31, 2017
(Millions of Canadian dollars)	Demand (1)	Notice (2)	Term (3)	Total	Demand (1)	Notice (2)	Term (3)	Total
Personal	$135,101	$48,873	$86,180	$270,154	$134,184	$47,366	$78,663	$260,213
Business and government	238,617	8,606	287,148	534,371	229,337	9,520	266,808	505,665
Bank	8,750	299	23,472	32,521	8,587	158	15,012	23,757
	$382,468	$57,778	$396,800	$837,046	$372,108	$57,044	$360,483	$789,635
Non-interest-bearing (4)
Canada	$88,119	$5,086	$–	$93,205	$84,498	$4,871	$–	$89,369
United States	34,098	–	–	34,098	34,441	90	–	34,531
Europe (5)	564	–	–	564	616	–	–	616
Other International	5,495	5	–	5,500	6,059	5	–	6,064
Interest-bearing (4)
Canada	213,747	15,112	292,641	521,500	212,456	14,990	274,934	502,380
United States	2,478	33,099	67,211	102,788	847	32,263	55,840	88,950
Europe (5)	32,930	1,412	26,598	60,940	30,148	1,585	19,613	51,346
Other International	5,037	3,064	10,350	18,451	3,043	3,240	10,096	16,379
	$382,468	$57,778	$396,800	$837,046	$372,108	$57,044	$360,483	$789,635

(1)	Demand deposits are deposits for which we do not have the right to require notice of withdrawal, which includes both savings and chequing accounts.
(2)	Notice deposits are deposits for which we can legally require notice of withdrawal. These deposits are primarily savings accounts.
(3)	Term deposits are deposits payable on a fixed date, and include term deposits, guaranteed investment certificates and similar instruments.
(4)	The geographical splits of the deposits are based on the point of origin of the deposits and where the revenue is recognized. As at October 31, 2018, deposits denominated in U.S. dollars, British pounds, Euro and other foreign currencies were $309 billion, $20 billion, $38 billion and $32 billion, respectively (October 31, 2017 – $283 billion, $16 billion, $37 billion and $29 billion).
(5)	Europe includes the United Kingdom, Luxembourg and the Channel Islands.

The following table presents the contractual maturities of our term deposit liabilities.

	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Within 1 year:
less than 3 months	$89,553	$71,841
3 to 6 months	59,109	41,221
6 to 12 months	80,773	82,588
1 to 2 years	51,798	52,033
2 to 3 years	45,550	40,400
3 to 4 years	21,127	30,062
4 to 5 years	23,863	18,745
Over 5 years	25,027	23,593
	$396,800	$360,483
Aggregate amount of term deposits in denominations of one hundred thousand dollars or more	$335,000	$328,000

182            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

The following table presents the average deposit balances and average rates of interest.

	For the year ended
	October 31, 2018		October 31, 2017
(Millions of Canadian dollars, except for percentage amounts)	Average balances	Average rates	Average balances	Average rates
Canada	$603,582	1.28%	$581,059	0.96%
United States	131,715	1.00	112,551	0.57
Europe	60,647	0.51	53,928	0.25
Other International	23,788	1.11	22,778	1.01
	$819,732	1.17%	$770,316	0.85%

Note 14 Insurance

Risk management

Insurance risk is the risk of fluctuations in the timing, frequency or severity of insured events, relative to our expectations at the time of underwriting. We do not have a high degree of concentration risk due to our geographic diversity and business mix. Concentration risk is not a major concern for the life and health insurance business as it does not have a material level of region-specific characteristics like those exhibited in the property and casualty insurance business. Exposure to concentrations of insurance risks for the property and casualty business is not significant. Reinsurance is also used for all insurance businesses to lower our risk profile and limit the liability on a single claim. We manage underwriting and pricing risk through the use of underwriting guidelines which detail the class, nature and type of business that may be accepted, pricing policies by product line and centralized control of policy wordings. The risk that claims are handled or paid inappropriately is mitigated by using a range of IT system controls and manual processes conducted by experienced staff. These, together with a range of detailed policies and procedures, ensure that all claims are handled in a timely, appropriate and accurate manner.

Reinsurance

In the ordinary course of business, our insurance operations reinsure risks to other insurance and reinsurance companies in order to lower our risk profile, limit loss exposure to large risks, and provide additional capacity for future growth. These ceding reinsurance arrangements do not relieve our insurance subsidiaries from their direct obligations to the insured. We evaluate the financial condition of the reinsurers and monitor our concentrations of credit risks to minimize our exposure to losses from reinsurer insolvency. Reinsurance amounts (ceded premiums) included in Non-interest income are shown in the table below.

Net premiums and claims

	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Gross premiums	$4,236	$4,215
Premiums ceded to reinsurers	(204)	(340)
Net premiums	$4,032	$3,875
Gross claims and benefits	$2,615	$2,840
Reinsurers’ share of claims and benefits	(224)	(53)
Net claims	$2,391	$2,787

Insurance claims and policy benefit liabilities

All actuarial assumptions are set in conjunction with Canadian Institute of Actuaries Standards of Practice and OSFI requirements. The assumptions that have the greatest effect on the measurement of insurance liabilities, the processes used to determine them and the assumptions used as at October 31, 2018 are as follows:

Life insurance

Mortality and morbidity – Mortality estimates are based on standard industry insured mortality tables, adjusted where appropriate to reflect our own experience. Morbidity assumptions are made with respect to the rates of claim incidence and claim termination for health insurance policies and are based on a combination of industry and our own experience.

Future investment yield – Assumptions are based on the current yield rate, a reinvestment assumption and an allowance for future credit losses for each line of business, and are developed using interest rate scenario testing, including prescribed scenarios for determination of minimum liabilities as set out in the actuarial standards.

Policyholder behaviour – Under certain policies, the policyholder has a contractual right to change benefits and premiums, as well as convert policies to permanent forms of insurance. All policyholders have the right to terminate their policies through lapse. Lapses represent the termination of policies due to non-payment of premiums. Lapse assumptions are primarily based on our recent experience adjusted for emerging industry experience where applicable.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            183

Note 14 Insurance (continued)

Significant insurance assumptions

	As at
	October 31 2018	October 31 2017
Life Insurance
Canadian Insurance
Mortality rates (1)	0.11%	0.11%
Morbidity rates (2)	1.82	1.74
Reinvestment yield (3)	3.80	3.90
Lapse rates (4)	0.50	0.50
International Insurance
Mortality rates (1)	0.52	0.47
Reinvestment yield (3)	3.14	3.14

(1)	Average annual death rate for the largest portfolio of insured policies.
(2)	Average net settlement rate for the individual and group disability insurance portfolio.
(3)	Ultimate reinvestment rate of the insurance operations.
(4)	Ultimate policy termination rate (lapse rate) for the largest permanent life insurance portfolio that relies on higher termination rate to maintain its profitability (lapse-supported policies).

Insurance claims and policy benefit liabilities

The following table summarizes our gross and reinsurers’ share of insurance liabilities at the end of the year.

	As at
	October 31, 2018			October 31, 2017
(Millions of Canadian dollars)	Gross	Ceded	Net	Gross	Ceded	Net
Life insurance policyholder liabilities
Life, health and annuity	$9,982	$493	$9,489	$9,653	$393	$9,260
Investment contracts (1)	42	–	42	34	–	34
	$10,024	$493	$9,531	$9,687	$393	$9,294
Non-life insurance policyholder liabilities
Unearned premium provision (1)	$26	$–	$26	$23	$–	$23
Unpaid claims provision	18	3	15	23	2	21
	$44	$3	$41	$46	$2	$44
	$10,068	$496	$9,572	$9,733	$395	$9,338

(1)   Insurance liabilities for investment contracts and unearned premium provision are reported in Other liabilities on the Consolidated Balance Sheets.

Reconciliation of life insurance policyholder liabilities

	For the year ended
	October 31, 2018			October 31, 2017
(Millions of Canadian dollars)	Gross	Ceded	Net	Gross	Ceded	Net
Balances at beginning of period	$9,687	$393	$9,294	$9,159	$545	$8,614
New and in-force policies	502	83	419	865	53	812
Changes in assumption and methodology	(173)	17	(190)	(349)	(205)	(144)
Net change in investment contracts	8	–	8	12	–	12
Balances at end of period	$10,024	$493	$9,531	$9,687	$393	$9,294

The net increase in Insurance claims and policy benefit liabilities over the prior year was comprised of the net increase in life and health liabilities and reinsurance attributable to business growth partially offset by market movements on assets backing life and health liabilities. During the year, we reviewed all key actuarial methods and assumptions which are used in determining the policy benefit liabilities resulting in a $190 million net decrease to insurance liabilities comprised of: (i) a decrease of $90 million for revised actuarial reserves on interest rate risk; (ii) a decrease of $84 million due to reinsurance contract renegotiations; (iii) decrease of $11 million arising from insurance risk related assumption updates largely due to mortality, morbidity, maintenance, property and casualty margin for adverse deviation and expense assumptions, impacting both gross and ceded insurance policyholder liabilities; and (iv) a decrease of $5 million due to valuation system and data changes.

Reconciliation of non-life insurance policyholder liabilities

	For the year ended
	October 31, 2018			October 31, 2017
(Millions of Canadian dollars)	Gross	Ceded	Net	Gross	Ceded	Net
Balances at beginning of period	$46	$2	$44	$50	$4	$46
Changes in unearned premiums provision
Written premiums	126	1	125	119	1	118
Less: Net premiums earned	(123)	–	(123)	(119)	(1)	(118)
Changes in unpaid claims provision and adjustment expenses
Incurred claims	75	–	75	64	(2)	66
Less: Claims paid	(80)	–	(80)	(68)	–	(68)
Balances at end of period	$44	$3	$41	$46	$2	$44

184            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Sensitivity analysis

The following table presents the sensitivity of the level of insurance policyholder liabilities disclosed in this note to reasonably possible changes in the actuarial assumptions used to calculate them. The percentage change in each variable is applied to a range of existing actuarial modelling assumptions to derive the possible impact on net income. The analyses are performed where a single assumption is changed while holding other assumptions constant, which is unlikely to occur in practice.

		Net income impact for year ended
(Millions of Canadian dollars, except for percentage amounts)	Change in variable	October 31 2018	October 31 2017
Increase in market interest rates (1)	1%	$(2)	$(1)
Decrease in market interest rates (1)	1	–	3
Increase in equity market values (2)	10	6	3
Decrease in equity market values (2)	10	(8)	(4)
Increase in maintenance expenses (3)	5	(29)	(29)
Life Insurance (3)
Adverse change in annuitant mortality rates	2	(131)	(117)
Adverse change in assurance mortality rates	2	(59)	(60)
Adverse change in morbidity rates	5	(188)	(183)
Adverse change in lapse rates	10	(226)	(220)

(1)	Sensitivities for market interest rates include the expected current period earnings impact of a 100 basis points shift in the yield curve by increasing the current reinvestment rates while holding the assumed ultimate rates constant. The sensitivity consists of both the impact on assumed reinvestment rates in the actuarial liabilities and any changes in fair value of assets and liabilities from the yield curve shift.
(2)	Sensitivities to changes in equity market values are composed of the expected current period earnings impact from differences in the changes in fair value of the equity asset holdings and the partially offsetting impact on the actuarial liabilities.
(3)	Sensitivities to changes in maintenance expenses and life insurance actuarial assumptions include the expected current period earnings impact from recognition of increased liabilities due to an adverse change in the given assumption over the lifetime of all inforce policies.

Note 15 Segregated funds

We offer certain individual variable insurance contracts that allow policyholders to invest in segregated funds. The investment returns on these funds are passed directly to the policyholders. Amounts invested are at the policyholders’ risk, except where the policyholders have selected options providing maturity and death benefit guarantees. A liability for the guarantees is recorded in Insurance claims and policy benefit liabilities.

Segregated funds net assets are recorded at fair value. All of our segregated funds net assets are categorized as Level 1 in the fair value hierarchy. The fair value of the segregated funds liabilities is equal to the fair value of the segregated funds net assets. Segregated funds net assets and segregated funds liabilities are presented on separate lines on the Consolidated Balance Sheets. The following tables present the composition of net assets and the changes in net assets for the year.

Segregated funds net assets

	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Cash	$19	$1
Investment in mutual funds	1,348	1,217
Other assets (liabilities) net	1	(2)
	$1,368	$1,216
Changes in net assets
	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Net assets at beginning of period	$1,216	$981
Additions (deductions):
Deposits from policyholders	537	430
Net realized and unrealized gains (losses)	(40)	87
Interest and dividends	31	26
Payment to policyholders	(342)	(279)
Management and administrative fees	(34)	(29)
Net assets at end of period	$1,368	$1,216

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            185

Note 16 Employee benefits – Pension and other post-employment benefits

Plan characteristics

We sponsor a number of programs that provide pension and post-employment benefits to eligible employees. The majority of beneficiaries of the pension plans are located in Canada and other beneficiaries of the pension plans are primarily located in the U.S., the U.K. and the Caribbean. The pension arrangements including investment, plan benefits and funding decisions are governed by local pension committees or trustees, who are legally segregated from the Bank, or management. Significant plan changes require the approval of the Board of Directors.

Our defined benefit pension plans provide pension benefits based on years of service, contributions and average earnings at retirement. Our primary defined benefit pension plans are closed to new members. New employees are generally eligible to join defined contribution pension plans. The specific features of these plans vary by location. We also provide supplemental non-registered (non-qualified) pension plans for certain executives and senior management that are typically unfunded or partially funded.

Our defined contribution pension plans provide pension benefits based on accumulated employee and Bank contributions. The Bank contributions are based on a percentage of an employee’s annual earnings and a portion of the Bank contribution may be dependent on the amount being contributed by the employee and their years of service.

Our primary other post-employment benefit plans provide health, dental, disability and life insurance coverage and cover a number of current and retired employees who are mainly located in Canada. These plans are unfunded unless required by legislation.

We measure our benefit obligations and pension assets as at October 31 each year. All plans are valued using the projected unit-credit method. We fund our registered defined benefit pension plans in accordance with actuarially determined amounts required to satisfy employee benefit obligations under current pension regulations. For our principal pension plan, the most recent funding actuarial valuation was completed on January 1, 2018, and the next valuation will be completed on January 1, 2019.

For the year ended October 31, 2018, total contributions to our pension plans (defined benefit and defined contribution plans) and other post-employment benefit plans were $594 million and $65 million (October 31, 2017 – $612 million and $62 million), respectively. For 2019, total contributions to our pension plans and other post-employment benefit plans are expected to be $578 million and $78 million, respectively.

Risks

By their design, the defined benefit pension and other post-employment benefit plans expose the Bank to various risks such as investment performance, reductions in discount rates used to value the obligations, increased longevity of plan members, future inflation levels impacting future salary increases as well as future increases in healthcare costs. These risks will reduce over time due to the membership closure of our primary defined benefit pension plans and migration to defined contribution pension plans.

The following table presents the financial position related to all of our material pension and other post-employment benefit plans worldwide, including executive retirement arrangements.

As at
	October 31, 2018		October 31, 2017
(Millions of Canadian dollars)	Defined benefit pension plans	Other post- employment benefit plans	Defined benefit pension plans	Other post- employment benefit plans
Canada
Fair value of plan assets	$ 12,587	$ 1	$ 12,505	$ 1
Present value of defined benefit obligation	12,270	1,522	12,834	1,714
Net surplus (deficit)	$ 317	$ (1,521)	$ (329)	$ (1,713)
International
Fair value of plan assets	$ 977	$ –	$ 1,068	$ –
Present value of defined benefit obligation	948	100	1,171	131
Net surplus (deficit)	$ 29	$ (100)	$ (103)	$ (131)
Total
Fair value of plan assets	$ 13,564	$ 1	$ 13,573	$ 1
Present value of defined benefit obligation	13,218	1,622	14,005	1,845
Total net surplus (deficit)	$ 346	$ (1,621)	$ (432)	$ (1,844)
Effect of asset ceiling	(1)	–	(1)	–
Total net surplus (deficit), net of effect of asset ceiling	$ 345	$ (1,621)	$ (433)	$ (1,844)
Amounts recognized in our Consolidated Balance Sheets
Employee benefit assets	$ 626	$ –	$ 59	$ –
Employee benefit liabilities	(281)	(1,621)	(492)	(1,844)
Total net surplus (deficit), net of effect of asset ceiling	$ 345	$ (1,621)	$ (433)	$ (1,844)

186            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

The following table presents an analysis of the movement in the financial position related to all of our material pension and other post-employment benefit plans worldwide, including executive retirement arrangements.

	As at or for the year ended
	October 31, 2018		October 31, 2017
(Millions of Canadian dollars)	Defined benefit pension plans (1)	Other post- employment benefit plans	Defined benefit pension plans (1)	Other post- employment benefit plans
Opening Fair value of plan assets at beginning of period	$13,573	$1	$12,459	$1
Interest income	476	–	426	–
Remeasurements
Return on plan assets (excluding interest income)	(268)	–	749	1
Change in foreign currency exchange rate	(10)	–	25	–
Contributions – Employer	409	65	444	62
Contributions – Plan participant	49	19	50	19
Payments	(586)	(84)	(566)	(82)
Payments – amount paid in respect of any settlements	(64)	–	–	–
Other	(15)	–	(14)	–
Closing Fair value of plan assets at end of period	$13,564	$1	$13,573	$1
Opening Benefit obligation at beginning of period	$14,005	$1,845	$13,879	$1,894
Current service costs	359	34	380	40
Past service costs	(13)	(25)	(2)	–
Gains and losses on settlements	13	–	–	–
Interest expense	484	66	468	68
Remeasurements
Actuarial losses (gains) from demographic assumptions	(164)	(66)	(2)	(36)
Actuarial losses (gains) from financial assumptions	(828)	(140)	(188)	3
Actuarial losses (gains) from experience adjustments	(22)	(32)	(31)	(59)
Change in foreign currency exchange rate	(15)	5	18	(2)
Contributions – Plan participant	49	19	50	19
Payments	(586)	(84)	(566)	(82)
Payments – amount paid in respect of any settlements	(64)	–	–	–
Other	–	–	(1)	–
Closing Benefit obligation at end of period	$13,218	$1,622	$14,005	$1,845
Unfunded obligation	$27	$1,481	$30	$1,694
Wholly or partly funded obligation	13,191	141	13,975	151
Total benefit obligation	$13,218	$1,622	$14,005	$1,845

(1)	For pension plans with funding deficits, the benefit obligations and fair value of plan assets as at October 31, 2018 were $685 million and $404 million, respectively (October 31, 2017 – $12,824 million and $12,332 million, respectively).

Pension and other post-employment benefit expense

The following table presents the composition of our pension and other post-employment benefit expense related to our material pension and other post-employment benefit plans worldwide.

	For the year ended
	Pension plans		Other post-employment benefit plans
(Millions of Canadian dollars)	October 31 2018	October 31 2017	October 31 2018	October 31 2017
Current service costs	$ 359	$ 380	$ 34	$ 40
Past service costs	(13)	(2)	(25)	–
Gains and losses on settlements	13	–	–	–
Net interest expense	8	42	66	68
Remeasurements of other long term benefits	–	–	(4)	(2)
Administrative expense	15	14	–	–
Defined benefit pension expense	$ 382	$ 434	$ 71	$ 106
Defined contribution pension expense	185	168	–	–
	$ 567	$ 602	$ 71	$ 106

Service costs for the year ended October 31, 2018 totalled $354 million (October 31, 2017 – $370 million) for pension plans in Canada and $(8) million (October 31, 2017 – $8 million) for International plans. Net interest expense (income) for the year ended October 31, 2018 totalled $4 million (October 31, 2017 – $37 million) for pension plans in Canada and $4 million (October 31, 2017 – $5 million) for International plans.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            187

Note 16 Employee benefits – Pension and other post-employment benefits (continued)

Pension and other post-employment benefit remeasurements

The following table presents the composition of our remeasurements recorded in OCI related to our material pension and other post-employment benefit plans worldwide.

	For the year ended
	Defined benefit pension plans		Other post-employment benefit plans
(Millions of Canadian dollars)	October 31 2018	October 31 2017	October 31 2018	October 31 2017
Actuarial (gains) losses:
Changes in demographic assumptions	$(164)	$(2)	$(65)	$(34)
Changes in financial assumptions	(828)	(188)	(134)	6
Experience adjustments	(22)	(31)	(35)	(62)
Return on plan assets (excluding interest based on discount rate)	268	(749)	–	(1)
Change in asset ceiling (excluding interest income)	–	(2)	–	–
	$(746)	$(972)	$(234)	$(91)

Remeasurements recorded in OCI for the year ended October 31, 2018 were gains of $633 million (October 31, 2017 – gains of $963 million) for pension plans in Canada and gains of $113 million (October 31, 2017 – gains of $9 million) for International plans.

Investment policy and strategies

Defined benefit pension plan assets are invested prudently in order to meet our longer-term pension obligations. The pension plans’ investment strategy is to hold a diversified mix of investments by asset class and geographic location in order to reduce investment-specific risk to the funded status while maximizing the expected returns to meet pension obligations. Investment of the plans’ assets is conducted with careful consideration of the pension obligation’s sensitivity to interest rates and credit spreads which are key risk factors impacting the obligation’s value. The asset mix policy is therefore consistent with an asset/liability framework. Factors taken into consideration in developing our asset mix include but are not limited to the following:

(i)	the nature of the underlying benefit obligations, including the duration and term profile of the liabilities;
(ii)	the member demographics, including expectations for normal retirements, terminations, and deaths;
(iii)	the financial position of the pension plans;
(iv)	the diversification benefits obtained by the inclusion of multiple asset classes; and
(v)	expected asset returns, including asset and liability volatility and correlations.

To implement our asset mix policy, we may invest in debt securities, equity securities, alternative investments and derivative instruments. Our holdings in certain investments, including common shares, debt securities rated lower than BBB and residential and commercial mortgages, cannot exceed a defined percentage of the market value of our defined benefit pension plan assets. We may use derivative instruments as either a synthetic investment to more efficiently replicate the performance of an underlying security, or as a hedge against financial risks within the plans. To manage our credit risk exposure, where derivatives instruments are not centrally cleared, counterparties are required to meet minimum credit ratings and enter into collateral agreements.

Our defined benefit pension plan assets are primarily comprised of debt and equity securities and alternative investments. Our equity securities generally have unadjusted quoted market prices in an active market (Level 1) and our debt securities generally have quoted market prices for similar assets in an active market (Level 2). Alternative investments and other includes cash, hedge funds, and private fund investments including infrastructure, real estate leases, private equity and debt. In the case of private fund investments, no quoted market prices are usually available (Level 2 or Level 3). These fund assets are either valued by an independent valuator or priced using observable market inputs.

During the year ended October 31, 2018, management of defined benefit pension investment focused on opportunistically investing in funds which increased diversification, reduced pension plan risk and improved expected return. Over time, an increasing allocation to debt securities is being used to reduce asset/liability duration mismatch and hence variability of the plans’ funded status due to interest rate movement. Longer maturity debt securities, given their price sensitivity to movements in interest rates, are considered to be a good economic hedge to risk associated with the plans’ liabilities, which are discounted using predominantly long maturity bond interest rates as inputs.

Asset allocation of defined benefit pension plans (1)

	As at
	October 31, 2018			October 31, 2017
(Millions of Canadian dollars, except percentages)	Fair value	Percentage of total plan assets	Quoted in active market (2)	Fair value	Percentage of total plan assets	Quoted in active market (2)
Equity securities
Domestic	$1,259	10%	100%	$1,752	13%	100%
Foreign	3,243	24	99	3,314	25	100
Debt securities
Domestic government bonds	2,643	19	–	2,502	18	–
Foreign government bonds	288	2	–	387	3	–
Corporate and other bonds	3,265	24	–	2,896	21	–
Alternative investments and other	2,866	21	15	2,722	20	16
	$13,564	100%	36%	$13,573	100%	41%

(1)	The asset allocation is based on the underlying investments held directly and indirectly through the funds as this is how we manage our investment policy and strategies.
(2)	If our assessment of whether or not an asset was quoted in an active market was based on direct investments, 40% of our total plan assets would be classified as quoted in an active market (October 31, 2017 – 45%).

188            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

The allocation of equity securities in our pension plans in Canada is 33% (October 31, 2017 – 38%) and that of our International plans is 23% (October 31, 2017 – 22%). The allocation of debt securities in our pension plans in Canada is 46% (October 31, 2017 – 42%) and that of our International plans is 42% (October 31, 2017 – 42%). The allocation of alternative investments and other in our pension plans in Canada is 21% (October 31, 2017 – 20%) and that of our International plans is 35% (October 31, 2017 – 36%).

As at October 31, 2018, the plan assets include 1 million (October 31, 2017 – 1 million) of our common shares with a fair value of $95 million (October 31, 2017 – $121 million) and $49 million (October 31, 2017 – $41 million) of our debt securities. For the year ended October 31, 2018, dividends received on our common shares held in the plan assets were $4 million (October 31, 2017 – $4 million).

Maturity profile

The following table presents the maturity profile of our defined benefit pension plan obligation.

(Millions of Canadian dollars, except participants and years)	As at October 31, 2018
	Canada	International	Total
Number of plan participants	70,096	7,687	77,783
Actual benefit payments 2018	$521	$65	$586
Benefits expected to be paid 2019	575	57	632
Benefits expected to be paid 2020	594	59	653
Benefits expected to be paid 2021	615	61	676
Benefits expected to be paid 2022	636	61	697
Benefits expected to be paid 2023	657	61	718
Benefits expected to be paid 2024-2028	3,567	297	3,864
Weighted average duration of defined benefit payments	14.9 years	17.9 years	15.1 years

Significant assumptions

Our methodologies to determine significant assumptions used in calculating the defined benefit pension and other post-employment benefit expense are as follows:

Discount rate

For the Canadian pension and other post-employment benefit plans, all future expected benefit payments at each measurement date are discounted at spot rates from a derived Canadian AA corporate bond yield curve. The derived curve is based on actual short and mid-maturity corporate AA rates and extrapolated longer term rates. The extrapolated corporate AA rates are derived from observed corporate A, corporate AA and provincial AA yields. For the International pension and other post-employment benefit plans, all future expected benefit payments at each measurement date are discounted at spot rates from a local AA corporate bond yield curve. Spot rates beyond 30 years are set to equal the 30-year spot rate. The discount rate is the equivalent single rate that produces the same discounted value as that determined using the entire discount curve. This valuation methodology does not rely on assumptions regarding reinvestment returns.

Rate of increase in future compensation

The assumptions for increases in future compensation are developed separately for each plan, where relevant. Each assumption is set based on the price inflation assumption and compensation policies in each market, as well as relevant local statutory and plan-specific requirements.

Healthcare cost trend rates

Healthcare cost calculations are based on both short and long term trend assumptions established using the plan’s recent experience as well as market expectations.

Weighted average assumptions to determine benefit obligation

	As at
	Defined benefit pension plans		Other post-employment benefit plans
	October 31 2018	October 31 2017	October 31 2018	October 31 2017
Discount rate	4.00%	3.50%	4.10%	3.70%
Rate of increase in future compensation	3.30%	3.30%	n.a.	n.a.
Healthcare cost trend rates (1)
– Medical	n.a.	n.a.	3.50%	4.00%
– Dental	n.a.	n.a.	3.10%	3.90%

(1)	For our other post-employment benefit plans, the assumed trend rates used to measure the expected benefit costs of the defined benefit obligations are also the ultimate trend rates.
n.a.	not applicable

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            189

Note 16 Employee benefits – Pension and other post-employment benefits (continued)

Mortality assumptions

Mortality assumptions are significant in measuring our obligations under the defined benefit pension plans. These assumptions have been set based on country specific statistics. Future longevity improvements have been considered and included where appropriate. The following table summarizes the mortality assumptions used for material plans.

	As at
	October 31, 2018				October 31, 2017
	Life expectancy at 65 for a member currently at				Life expectancy at 65 for a member currently at
	Age 65		Age 45		Age 65		Age 45
(In years)	Male	Female	Male	Female	Male	Female	Male	Female
Country
Canada	23.7	24.1	24.7	25.0	23.2	23.7	24.2	24.6
United States	20.6	22.7	22.3	24.2	20.7	22.7	22.3	24.2
United Kingdom	23.4	25.2	25.0	26.9	24.1	26.2	26.2	28.4

Sensitivity analysis

Assumptions adopted can have a significant effect on the obligations for defined benefit pension and other post-employment benefit plans. The increase (decrease) in obligation in the following table has been determined assuming all other assumptions are held constant. In practice, this is unlikely to occur, as changes in some of the assumptions may be correlated. The following table presents the sensitivity analysis of key assumptions for 2018.

	Increase (decrease) in obligation
(Millions of Canadian dollars)	Defined benefit pension plans	Other post- employment benefit plans
Discount rate
Impact of 50bps increase in discount rate	$ (946)	$ (107)
Impact of 50bps decrease in discount rate	1,060	120
Rate of increase in future compensation
Impact of 50bps increase in rate of increase in future compensation	59	1
Impact of 50bps decrease in rate of increase in future compensation	(62)	(1)
Mortality rate
Impact of an increase in longevity by one additional year	331	29
Healthcare cost trend rate
Impact of 100bps increase in healthcare cost trend rate	n.a.	79
Impact of 100bps decrease in healthcare cost trend rate	n.a.	(66)

n.a.	not applicable

Note 17 Other liabilities

	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Cash collateral	$13,907	$15,422
Accounts payable and accrued expenses	1,531	1,293
Payroll and related compensation	7,073	7,192
Payable to brokers, dealers and clients	4,078	2,932
Negotiable instruments	1,693	2,080
Accrued interest payable	2,223	1,781
Deferred income	2,259	2,079
Taxes payable	2,071	2,342
Precious metals certificates	346	387
Dividends payable	1,482	1,394
Insurance related liabilities	364	334
Deferred income taxes	84	97
Provisions	507	460
Employee benefit liabilities	1,902	2,336
Other	12,753	6,826
	$52,273	$46,955

190            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Note 18 Subordinated debentures

The debentures are unsecured obligations and are subordinated in right of payment to the claims of depositors and certain other creditors. The amounts presented below are net of our own holdings in these debentures, and include the impact of fair value hedges used for managing interest rate risk.

(Millions of Canadian dollars, except percentage and foreign currency)			Interest rate		Denominated foreign currency (millions)	As at
Maturity	Earliest par value redemption date					October 31 2018	October 31 2017
August 12, 2019			9.00%		US$75	$103	$106
July 15, 2022			5.38%		US$150	208	207
June 8, 2023			9.30%			110	110
July 17, 2024 (1)	July 17, 2019		3.04%	(2)		998	1,002
December 6, 2024	December 6, 2019		2.99%	(3)		1,978	2,003
June 4, 2025 (1)	June 4, 2020		2.48%	(3)		988	992
January 20, 2026 (1)	January 20, 2021		3.31%	(4)		1,443	1,456
January 27, 2026 (1)			4.65%		US$1,500	1,813	1,882
September 29, 2026 (1)	September 29, 2021		3.45%	(5)		988	1,014
November 1, 2027	November 1, 2022		4.75%		TT$300	59	57
June 26, 2037	June 26, 2017	(6)	2.86%		JPY 10,000	–	–
October 1, 2083	Any interest payment date			(7)		224	224
June 29, 2085	Any interest payment date			(8)	US$174	229	224
						$9,141	$9,277
Deferred financing costs						(10)	(12)
						$9,131	$9,265

The terms and conditions of the debentures are as follows:

(1)	The notes include non-viability contingency capital (NVCC) provisions, necessary for the notes to qualify as Tier 2 regulatory capital under Basel III. NVCC provisions require the conversion of the instrument into a variable number of common shares in the event that OSFI deems the Bank non-viable or a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection. In such an event, each note is convertible into common shares pursuant to an automatic conversion formula with a multiplier of 1.5 and a conversion price based on the greater of: (i) a floor price of $5.00 and (ii) the current market price of our common shares based on the volume weighted average trading price of our common shares on the Toronto Stock Exchange. The number of shares issued is determined by dividing the par value of the note (including accrued and unpaid interest on such note) by the conversion price and then times the multiplier.
(2)	Interest at stated interest rate until earliest par value redemption date, and thereafter at a rate of 1.08% above the 90-day Bankers’ Acceptance rate.
(3)	Interest at stated interest rate until earliest par value redemption date, and thereafter at a rate of 1.10% above the 90-day Bankers’ Acceptance rate.
(4)	Interest at stated interest rate until earliest par value redemption date, and thereafter at a rate of 2.35% above the 90-day Bankers’ Acceptance rate.
(5)	Interest at stated interest rate until earliest par value redemption date, and thereafter at a rate of 1.12% above the 90-day Bankers’ Acceptance rate.
(6)	All ¥10,000 million outstanding subordinated debentures were redeemed on June 26, 2017 for 100% of their principal amount plus accrued interest to the redemption date.
(7)	Interest at a rate of 40 basis points above the 30-day Bankers’ Acceptance rate.
(8)	Interest at a rate of 25 basis points above the U.S. dollar 3-month London Interbank Mean Rate (LIMEAN). In the event of a reduction of the annual dividend we declare on our common shares, the interest payable on the debentures is reduced pro rata to the dividend reduction and the interest reduction is payable with the proceeds from the sale of newly issued common shares.

All redemptions, cancellations and exchanges of subordinated debentures are subject to the consent and approval of OSFI, except for the debentures maturing August 12, 2019 and July 15, 2022.

Maturity schedule

The aggregate maturities of subordinated debentures, based on the maturity dates under the terms of issue, are as follows:

(Millions of Canadian dollars)	October 31 2018
Within 1 year	$103
1 to 5 years	318
5 to 10 years	8,267
Thereafter	453
$9,141

Note 19 Trust capital securities

We issued innovative capital instruments, RBC Trust Capital Securities (RBC TruCS), through the structured entity RBC Capital Trust (Trust).

On June 30, 2018, the Trust redeemed all issued and outstanding RBC TruCS 2008-1 for cash at a redemption price of $1,000 per unit.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            191

Note 20 Equity

Share capital

Authorized share capital

Preferred – An unlimited number of First Preferred Shares and Second Preferred Shares without nominal or par value, issuable in series; the aggregate consideration for which all the First Preferred Shares and all the Second Preferred Shares that may be issued may not exceed $20 billion and $5 billion, respectively.

Common – An unlimited number of shares without nominal or par value may be issued.

Outstanding share capital

The following table details our common and preferred shares outstanding.

	As at and for the year ended
	October 31, 2018				October 31, 2017
(Millions of Canadian dollars, except the number of shares and dividends per share)	Number of shares (thousands)	Amount	Dividends declared per share		Number of shares (thousands)	Amount	Dividends declared per share
Common shares issued
Balance at beginning of period	1,452,898	$17,730			1,485,394	$17,939
Issued in connection with share-based compensation plans (1)	1,466	92			3,477	227
Purchased for cancellation (2)	(15,335)	(187)			(35,973)	(436)
Balance at end of period	1,439,029	$17,635		$3.77	1,452,898	$17,730		$3.48
Treasury shares – common shares
Balance at beginning of period	(363)	$(27)			(1,159)	$(80)
Purchases	(53,964)	(5,470)			(46,066)	(4,361)
Sales	54,092	5,479			46,862	4,414
Balance at end of period	(235)	$(18)			(363)	$(27)
Common shares outstanding	1,438,794	$17,617			1,452,535	$17,703
Preferred shares issued
First preferred (3)
Non-cumulative, fixed rate
Series W	12,000	$300		$1.23	12,000	$300		$1.23
Series AA	12,000	300		1.11	12,000	300		1.11
Series AB (4)	–	–		–	–	–		0.99
Series AC	8,000	200		1.15	8,000	200		1.15
Series AD (5)	10,000	250		1.13	10,000	250		1.13
Series AE	10,000	250		1.13	10,000	250		1.13
Series AF	8,000	200		1.11	8,000	200		1.11
Series AG	10,000	250		1.13	10,000	250		1.13
Series BH	6,000	150		1.23	6,000	150		1.23
Series BI	6,000	150		1.23	6,000	150		1.23
Series BJ	6,000	150		1.31	6,000	150		1.31
Series C-1 (6)	–	–	US$	–	82	107	US$	55.00
Non-cumulative, 5-Year Rate Reset
Series AJ	13,579	339		0.88	13,579	339		0.88
Series AL	12,000	300		1.07	12,000	300		1.07
Series AZ	20,000	500		1.00	20,000	500		1.00
Series BB	20,000	500		0.98	20,000	500		0.98
Series BD	24,000	600		0.90	24,000	600		0.90
Series BF	12,000	300		0.90	12,000	300		0.90
Series BK	29,000	725		1.38	29,000	725		1.38
Series BM	30,000	750		1.38	30,000	750		1.38
Non-cumulative, floating rate
Series AK	2,421	61		0.78	2,421	61		0.62
Non-cumulative, fixed rate/floating rate
Series C-2	20	31	US$	67.50	20	31	US$	67.50
	251,020	$6,306			251,102	$6,413
Treasury shares – preferred shares
Balance at beginning of period (7)	6	$–			31	$–
Purchases	(10,215)	(256)			(5,311)	(130)
Sales	10,323	259			5,286	130
Balance at end of period (7)	114	$3			6	$–
Preferred shares outstanding	251,134	$6,309			251,108	$6,413

(1)	Includes fair value adjustments to stock options of $15 million (2017 – $46 million).
(2)	During the year ended October 31, 2018, we purchased common shares for cancellation at an average cost of $99.29 per share with a book value of $12.22 per share. During the year ended October 31, 2017, we purchased common shares for cancellation at an average cost of $86.47 per share with a book value of $12.15 per share.
(3)	First Preferred Shares were issued at $25 per share with the exception of Non-Cumulative Perpetual First Preferred Shares, Series C-1 (Series C-1) and Non-Cumulative Fixed Rate/Floating Rate First Preferred Shares, Series C-2 (Series C-2) which were issued at US$1,000 per share (equivalent to US$25 per depositary share).
(4)	On September 27, 2017, we redeemed all 12 million issued and outstanding Non-Cumulative First Preferred Shares, Series AB, for cash at a redemption price of $25 per share.
(5)	On November 24, 2018, we redeemed all 10 million Non-Cumulative First Preferred Shares Series AD at a price of $25 per share.
(6)	On November 13, 2017, we redeemed all 82,050 issued and outstanding Series C-1 shares for cash at a redemption price of US$1,000 per share (equivalent to US$25 per related depositary share).
(7)	Positive amounts represent a short position in treasury shares.

192            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Significant terms and conditions of preferred shares

As at October 31, 2018	Initial Period Annual Yield	Premium	Current Dividend per share (1)		Earliest redemption date (2)	Issue Date	Redemption price (2) (3)
Preferred shares
First preferred
Non-cumulative, fixed rate
Series W (4)	4.90%			$.306250	February 24, 2010	January 31, 2005		$25.00
Series AA	4.45%			.278125	May 24, 2011	April 4, 2006		25.00
Series AC	4.60%			.287500	November 24, 2011	November 1, 2006		25.00
Series AD (5)	4.50%			.281250	February 24, 2012	December 13, 2006		25.00
Series AE	4.50%			.281250	February 24, 2012	January 19, 2007		25.00
Series AF	4.45%			.278125	May 24, 2012	March 14, 2007		25.00
Series AG	4.50%			.281250	May 24, 2012	April 26, 2007		25.00
Series BH (6)	4.90%			.306250	November 24, 2020	June 5, 2015		26.00
Series BI (6)	4.90%			.306250	November 24, 2020	July 22, 2015		26.00
Series BJ (6)	5.25%			.328125	February 24, 2021	October 2, 2015		26.00
Non-cumulative, 5-Year Rate Reset (7)
Series AJ	5.00%	1.93%		.220000	February 24, 2014	September 16, 2008		25.00
Series AL	5.60%	2.67%		.266250	February 24, 2014	November 3, 2008		25.00
Series AZ (6)	4.00%	2.21%		.250000	May 24, 2019	January 30, 2014		25.00
Series BB (6)	3.90%	2.26%		.243750	August 24, 2019	June 3, 2014		25.00
Series BD (6)	3.60%	2.74%		.225000	May 24, 2020	January 30, 2015		25.00
Series BF (6)	3.60%	2.62%		.225000	November 24, 2020	March 13, 2015		25.00
Series BK (6)	5.50%	4.53%		.343750	May 24, 2021	December 16, 2015		25.00
Series BM (6)	5.50%	4.80%		.343750	August 24, 2021	March 7, 2016		25.00
Non-cumulative, floating rate
Series AK (8)		1.93%		.212482	February 24, 2019	February 24, 2014		25.00
Non-cumulative, fixed rate/floating rate
Series C-2 (9)	6.75%	4.052%	US$	16.875000	November 7, 2023	November 2, 2015	US$	1,000.00

(1)	Non-cumulative preferential dividends of each Series are payable quarterly, as and when declared by the Board of Directors, on or about the 24th day (7th day for Series C-2) of February, May, August and November.
(2)	Subject to the consent of OSFI and the requirements of the Bank Act (Canada), we may, on or after the dates specified above, redeem First Preferred Shares. In the case of Series AJ, AL, AZ, BB, BD, BF, BK, BM and AK, these may be redeemed for cash at a price per share of $25 if redeemed on the earliest redemption date and on the same date every fifth year thereafter. In the case of Series W, AA, AC, AD, AE, AF, AG, BH, BI and BJ, these may be redeemed for cash at a price per share of $26 if redeemed during the 12 months commencing on the earliest redemption date and decreasing by $0.25 each 12-month period thereafter to a price per share of $25 if redeemed four years from the earliest redemption date or thereafter. Series C-2 may be redeemed at a price of US$1,000 on the earliest redemption date and any dividend payment date thereafter.
(3)	Subject to the consent of OSFI and the requirements of the Bank Act (Canada), we may purchase the First Preferred Shares of each Series for cancellation at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.
(4)	Subject to the approval of the Toronto Stock Exchange, we may, on or after February 24, 2010, convert First Preferred Shares Series W into our common shares. First Preferred Shares Series W may be converted into that number of common shares determined by dividing the current redemption price by the greater of $2.50 and 95% of the weighted average trading price of common shares at such time.
(5)	On November 24, 2018, we redeemed all 10 million Non-Cumulative First Preferred Shares Series AD at a price of $25 per share.
(6)	The preferred shares include non-viability contingency capital (NVCC) provisions, necessary for the shares to qualify as Tier 1 regulatory capital under Basel III. NVCC provisions require the conversion of the instrument into a variable number of common shares in the event that OSFI deems the Bank non-viable or a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection. In such an event, each preferred share is convertible into common shares pursuant to an automatic conversion formula with a multiplier of 1 and with a conversion price based on the greater of: (i) a floor price of $5 and (ii) the current market price of our common shares based on the volume weighted average trading price of our common shares on the Toronto Stock Exchange. The number of shares issued is determined by dividing the preferred share value ($25 plus declared and unpaid dividends) by the conversion price.
(7)	The dividend rate will reset on the earliest redemption date and every fifth year thereafter at a rate equal to the 5-year Government of Canada bond yield plus the premium indicated. The holders have the option to convert their shares into non-cumulative floating rate First Preferred Shares subject to certain conditions on the earliest redemption date and every fifth year thereafter at a rate equal to the three-month Government of Canada Treasury Bill rate plus the premium indicated.
(8)	The dividend rate is equal to the three-month Government of Canada Treasury Bill rate plus the premium indicated. The holders have the option to convert their shares into non-cumulative First Preferred Shares, Series AJ subject to certain conditions on February 24, 2019 and every fifth year thereafter.
(9)	The dividend rate will change on the earliest redemption date at a rate equal to the 3-month LIBOR plus the premium indicated. Series C-2 do not qualify as Tier 1 regulatory capital.

Restrictions on the payment of dividends

We are prohibited by the Bank Act (Canada) from declaring any dividends on our preferred or common shares when we are, or would be placed as a result of the declaration, in contravention of the capital adequacy and liquidity regulations or any regulatory directives issued under the Act. We may not pay dividends on our common shares at any time unless all dividends to which preferred shareholders are then entitled have been declared and paid or set apart for payment.

Currently, these limitations do not restrict the payment of dividends on our preferred or common shares.

Dividend reinvestment plan

Our dividend reinvestment plan (DRIP) provides common and preferred shareholders with a means to receive additional common shares rather than cash dividends. The plan is only open to shareholders residing in Canada or the United States. The requirements of our DRIP are satisfied through either open market share purchases or shares issued from treasury. During 2018 and 2017, the requirements of our DRIP were satisfied through open market share purchases.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            193

Note 20 Equity (continued)

Shares available for future issuances

As at October 31, 2018, 43.7 million common shares are available for future issue relating to our DRIP and potential exercise of stock options outstanding. In addition, we may issue up to 38.9 million common shares from treasury under the RBC Umbrella Savings and Securities Purchase Plan that was approved by shareholders on February 26, 2009.

Non-controlling interests

	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017
RBC Trust Capital Securities (1)
Series 2008-1	$–	$511
Other	94	88
	$94	$599

(1)	As at October 31, 2018, we have redeemed all remaining outstanding RBC TruCS Series 2008-1.

Note 21 Share-based compensation

Stock option plans

We have stock option plans for certain key employees. Under the plans, options are periodically granted to purchase common shares. The exercise price for the majority of the grants is determined as the higher of the volume-weighted average of the trading prices per board lot (100 shares) of our common shares on the Toronto Stock Exchange (i) on the day preceding the day of grant; and (ii) the five consecutive trading days immediately preceding the day of grant. The exercise price for the remaining grants is the closing market share price of our common shares on the New York Stock Exchange on the date of grant. All options vest over a four-year period, and are exercisable for a period not exceeding 10 years from the grant date.

The compensation expense recorded for the year ended October 31, 2018, in respect of the stock option plans was $6 million (October 31, 2017 – $8 million). The compensation expense related to non-vested options was $3 million at October 31, 2018 (October 31, 2017 – $5 million), to be recognized over the weighted average period of 1.1 years (October 31, 2017 – 1.5 years).

Analysis of the movement in the number and weighted average exercise price of options is set out below:

A summary of our stock option activity and related information

	For the year ended
	October 31, 2018		October 31, 2017
(Canadian dollars per share except share amounts)	Number of options (thousands)	Weighted average exercise price (3)	Number of options (thousands)	Weighted average exercise price (3)
Outstanding at beginning of period	8,566	$64.96	10,650	$57.64
Granted	773	102.33	1,509	90.23
Exercised (1) (2)	(1,440)	50.42	(3,477)	51.14
Forfeited in the period	(129)	78.12	(116)	75.96
Outstanding at end of period	7,770	$71.40	8,566	$64.96
Exercisable at end of period	3,726	$55.82	4,337	$50.04

(1)	Cash received for options exercised during the year was $73 million (October 31, 2017 – $178 million) and the weighted average share price at the date of exercise was $101.81 (October 31, 2017 – $93.48).
(2)	New shares were issued for all stock options exercised in 2018 and 2017.
(3)	The weighted average exercise prices reflect the conversion of foreign currency-denominated options at the exchange rates as of October 31, 2018 and October 31, 2017. For foreign currency-denominated options exercised during the year, the weighted average exercise prices are translated using exchange rates as at the settlement date.

Options outstanding as at October 31, 2018 by range of exercise price

	Options outstanding			Options exercisable
(Canadian dollars per share except share amounts and years)	Number outstanding (thousands)	Weighted average exercise price (1)	Weighted average remaining contractual life (years)	Number exercisable (thousands)	Weighted average exercise price (1)
$19.79 – $46.55	1,065	$40.60	2.66	1,065	$40.60
$47.06 – $55.04	1,132	52.14	2.09	1,132	52.14
$58.65 – $74.22	1,003	64.55	5.04	937	63.94
$74.39 – $76.61	1,636	74.65	6.89	247	75.57
$78.59 – $102.33	2,934	90.53	7.83	345	78.59
	7,770	$71.40	5.72	3,726	$55.82

(1)	The weighted average exercise prices reflect the conversion of foreign currency-denominated options at the exchange rate as of October 31, 2018.

The weighted average fair value of options granted during the year ended October 31, 2018 was estimated at $6.66 (October 31, 2017 – $5.28). This was determined by applying the Black-Scholes model on the date of grant, taking into account the specific terms and conditions under which the options are granted, such as the vesting period and expected share price volatility estimated by considering both historic average

194            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

share price volatility and implied volatility derived from traded options over our common shares of similar maturity to those of the employee options. The following assumptions were used to determine the fair value of options granted:

Weighted average assumptions

	For the year ended
(Canadian dollars per share except percentages and years)	October 31 2018	October 31 2017
Share price at grant date	$101.83	$90.30
Risk-free interest rate	1.71%	1.27%
Expected dividend yield	3.66%	4.14%
Expected share price volatility	13%	14%
Expected life of option	6 years	6 years

Employee savings and share ownership plans

We offer many employees an opportunity to own our common shares through savings and share ownership plans. Under these plans, the employees can generally contribute between 1% and 10% of their annual salary or benefit base for commission-based employees. For each contribution between 1% and 6%, we will match 50% of the employee contributions in our common shares. For the RBC Dominion Securities Savings Plan, our maximum annual contribution is $4,500 per employee. For the RBC U.K. Share Incentive Plan, our maximum annual contribution is £1,500 per employee. For the year ended October 31, 2018, we contributed $97 million (October 31, 2017 – $92 million), under the terms of these plans, towards the purchase of our common shares. As at October 31, 2018, an aggregate of 35 million common shares were held under these plans (October 31, 2017 – 36 million common shares).

Deferred share and other plans

We offer deferred share unit plans to executives, certain key employees and non-employee directors of RBC. Under these plans, participants may choose to receive all or a percentage of their annual variable short-term incentive bonus or directors’ fee in the form of deferred share units (DSUs). The participants must elect to participate in the plan prior to the beginning of the year. DSUs earn dividend equivalents in the form of additional DSUs at the same rate as dividends on common shares. The participant is not allowed to convert the DSUs until retirement or termination of employment/directorship. The cash value of the DSUs is equivalent to the market value of common shares when conversion takes place.

We have a deferred bonus plan for certain key employees within Capital Markets. The deferred bonus is invested as RBC share units and a specified percentage vests on each of the three anniversary dates following the grant date. Each vested amount is paid in cash and is based on the original number of RBC share units plus accumulated dividends valued using the average closing price of RBC common shares during the five trading days immediately preceding the vesting date.

We offer performance deferred share award plans to certain key employees, all of which vest at the end of three years. Upon vesting, the award is paid in cash and is based on the original number of RBC share units granted plus accumulated dividends valued using the average closing price of RBC common shares during the five trading days immediately preceding the vesting date. A portion of the award under certain plans may be increased or decreased up to 25%, depending on our total shareholder return compared to a defined peer group of global financial institutions.

We maintain non-qualified deferred compensation plans for certain key employees in the United States. These plans allow eligible employees to defer a portion of their annual income and a variety of productivity and recruitment bonuses and allocate the deferrals among specified fund choices, including a RBC Share Accounted fund that tracks the value of our common shares.

The following table presents the units granted under the deferred share and other plans for the year.

Units granted under deferred share and other plans

	For the year ended
	October 31, 2018		October 31, 2017
(Units and per unit amounts)	Units granted (thousands)	Weighted average fair value per unit	Units granted (thousands)	Weighted average fair value per unit
Deferred share unit plans	376	$100.71	343	$91.87
Deferred bonus plan	4,820	95.18	4,347	100.30
Performance deferred share award plans	2,099	101.55	2,185	88.79
Deferred compensation plans	91	103.55	99	91.49
Other share-based plans	978	101.48	794	90.68
	8,364	$97.85	7,768	$93.24

Our liabilities for the awards granted under the deferred share and other plans are measured at fair value, determined based on the quoted market price of our common shares and specified fund choices as applicable. Annually, our obligation is increased by additional units earned by plan participants, and is reduced by forfeitures, cancellations, and the settlement of vested units. In addition, our obligation is impacted by fluctuations in the market price of our common shares and specified fund units. For performance deferred share award plans, the estimated outcome of meeting the performance conditions also impacts our obligation.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            195

Note 21 Share-based compensation (continued)

The following tables present the units that have been earned by the participants, our obligations for these earned units under the deferred share and other plans, and the related compensation expenses (recoveries) recognized for the year.

Obligations under deferred share and other plans

	As at
	October 31, 2018		October 31, 2017
(Millions of Canadian dollars except units)	Units (thousands)	Carrying amount	Units (thousands)	Carrying amount
Deferred share unit plans	4,631	$446	4,642	$468
Deferred bonus plan	10,347	990	12,021	1,213
Performance deferred share award plans	5,892	565	5,924	597
Deferred compensation plans (1)	3,299	317	3,651	368
Other share-based plans	2,140	202	2,021	201
	26,309	$2,520	28,259	$2,847

(1)	Excludes obligations not determined based on the quoted market price of our common shares.

Compensation expenses recognized under deferred share and other plans

	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Deferred share unit plans	$6	$96
Deferred bonus plan	139	343
Performance deferred share award plans	190	312
Deferred compensation plans	80	342
Other share-based plans	78	108
	$493	$1,201

Note 22 Income taxes

Components of tax expense

	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Income taxes (recoveries) in Consolidated Statements of Income
Current tax
Tax expense for current year	$3,351	$3,261
Adjustments for prior years	(212)	(22)
Recoveries arising from previously unrecognized tax loss, tax credit or temporary difference of a prior period	(11)	–
	3,128	3,239
Deferred tax
Origination and reversal of temporary difference	28	(32)
Effects of changes in tax rates	148	(8)
Adjustments for prior years	152	5
Recoveries arising from previously unrecognized tax loss, tax credit or temporary difference of a prior period	(127)	–
Write-down (reversal of a previous write-down)	–	(1)
	201	(36)
	3,329	3,203
Income taxes (recoveries) in Consolidated Statements of Comprehensive Income and Changes in Equity
Other comprehensive income
Net unrealized gains (losses) on available-for-sale securities		62
Reclassification of net losses (gains) on available-for-sale securities to income		(38)
Net unrealized gains (losses) on debt securities and loans at fair value through other comprehensive income	12
Provision for credit losses recognized in income	(5)
Reclassification of net losses (gains) on debt securities and loans at fair value through other comprehensive income to income	(52)
Unrealized foreign currency translation gains (losses)	2	(3)
Net foreign currency translation gains (losses) from hedging activities	(77)	142
Net gains (losses) on derivatives designated as cash flow hedges	84	195
Reclassification of losses (gains) on derivatives designated as cash flow hedges to income	8	(3)
Remeasurements of employee benefit plans	256	273
Net fair value change due to credit risk on financial liabilities designated as fair value through profit or loss	45	(124)
Net gains (losses) on equity securities designated at fair value through other comprehensive income	(5)
Share-based compensation awards	15	(35)
	283	469
Total income taxes	$3,612	$3,672

196            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Our effective tax rate changed from 21.8% for 2017 to 21.1% for 2018, principally due to higher net favourable tax adjustments, higher income from lower tax rate jurisdictions, and the net impact of the U.S. Tax Reform, as the writedown of net deferred taxes was more than offset by the lower corporate tax rate on U.S. earnings. These factors were partially offset by the impact of our share of the gain related to the sale of our U.S. operations of Moneris in the prior year.

The following is an analysis of the differences between the income tax expense reflected in the Consolidated Statements of Income and the amounts calculated at the Canadian statutory rate.

Reconciliation to statutory tax rate

	For the year ended
(Millions of Canadian dollars, except for percentage amounts)	October 31, 2018		October 31, 2017
Income taxes at Canadian statutory tax rate	$4,176	26.5%	$3,888	26.5%
Increase (decrease) in income taxes resulting from
Lower average tax rate applicable to subsidiaries	(752)	(4.8)	(518)	(3.5)
Tax-exempt income from securities	(285)	(1.8)	(293)	(2.0)
Tax rate change	148	0.9	(8)	(0.1)
Other	42	0.3	134	0.9
Income taxes in Consolidated Statements of Income / effective tax rate	$3,329	21.1%	$3,203	21.8%

Deferred tax assets and liabilities result from tax loss and tax credit carryforwards and temporary differences between the tax basis of assets and liabilities and their carrying amounts on our Consolidated Balance Sheets.

Significant components of deferred tax assets and liabilities

	As at and for the year ended October 31, 2018
(Millions of Canadian dollars)	Net asset beginning of period (1)	Change through equity	Change through profit or loss	Exchange rate differences	Net asset end of period
Net deferred tax asset/(liability)
Allowance for credit losses	$703	$(6)	$1	$(3)	$695
Deferred compensation	1,491	(15)	(502)	59	1,033
Business realignment charges	11	–	(8)	–	3
Tax loss and tax credit carryforwards	19	–	188	(4)	203
Deferred income	(11)	–	(37)	–	(48)
Financial instruments measured at fair value through other comprehensive income	48	19	(74)	(1)	(8)
Premises and equipment and intangibles	(1,003)	(1)	182	(36)	(858)
Deferred expense	76	–	(23)	2	55
Pension and post-employment related	571	(260)	(16)	–	295
Other	(54)	3	88	(16)	21
	$1,851	$(260)	$(201)	$1	$1,391
Comprising
Deferred tax assets	$1,948				$1,475
Deferred tax liabilities	(97)				(84)
	$1,851				$1,391

	As at and for the year ended October 31, 2017
(Millions of Canadian dollars)	Net asset beginning of period	Change through equity	Change through profit or loss	Exchange rate differences	Net asset end of period
Net deferred tax asset/(liability)
Allowance for credit losses	$484	$–	$9	$(7)	$486
Deferred compensation	1,558	35	(65)	(37)	1,491
Business realignment charges	8	–	3	–	11
Tax loss and tax credit carryforwards	32	–	(12)	(1)	19
Deferred income	95	–	(105)	(1)	(11)
Available-for-sale securities	10	47	(5)	(3)	49
Premises and equipment and intangibles	(1,081)	(1)	66	13	(1,003)
Deferred expense	(60)	–	135	1	76
Pension and post-employment related	825	(273)	23	(4)	571
Other	(33)	(12)	(13)	4	(54)
	$1,838	$(204)	$36	$(35)	$1,635
Comprising
Deferred tax assets	$2,827				$1,732
Deferred tax liabilities	(989)				(97)
	$1,838				$1,635

(1)	These amounts reflect certain transition adjustments made upon adoption of IFRS 9. Refer to Note 2 for further details.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            197

Note 22 Income taxes (continued)

The tax loss and tax credit carryforwards amount of deferred tax assets relates to losses and tax credits in our Canadian, U.S., Caribbean, and Japanese operations. Deferred tax assets of $203 million were recognized at October 31, 2018 (October 31, 2017 – $19 million) in respect of tax losses and tax credits incurred in current or preceding years for which recognition is dependent on the projection of future taxable profits. Management’s forecasts support the assumption that it is probable that the results of future operations will generate sufficient taxable income to utilize the deferred tax assets. The forecasts rely on continued liquidity and capital support to our business operations, including tax planning strategies implemented in relation to such support.

As at October 31, 2018, unused tax losses, tax credits and deductible temporary differences of $443 million, $426 million and $39 million (October 31, 2017 – $387 million, $582 million and $40 million) available to be offset against potential tax adjustments or future taxable income were not recognized as deferred tax assets. This amount includes unused tax losses of $4 million which expire within one year (October 31, 2017 – $2 million), $2 million which expire in two to four years (October 31, 2017 – $4 million) and $437 million which expire after four years (October 31, 2017 – $381 million). There are no tax credits that will expire in one year (October 31, 2017 – $7 million), $45 million that will expire in two to four years (October 31, 2017 – $92 million) and $381 million that will expire after four years (October 31, 2017 – $483 million). In addition, there are deductible temporary differences of $1 million that will expire in one year (October 31, 2017 – $nil), $1 million that will expire in two to four years (October 31, 2017 – $1 million) and $37 million that will expire after four years (October 31, 2017 – $39 million).

The amount of temporary differences associated with investments in subsidiaries, branches and associates and interests in joint ventures for which deferred tax liabilities have not been recognized in the parent bank is $14.6 billion as at October 31, 2018 (October 31, 2017 – $13.5 billion).

Tax examinations and assessments

We have received proposal letters (the Proposals) from the Canada Revenue Agency (CRA), in respect of the 2013 and 2012 taxation years, which suggest that Royal Bank of Canada owes additional income taxes of approximately $211 million and $250 million, respectively, as the tax deductibility of certain dividends was denied on the basis that they were part of a “dividend rental arrangement”. The Proposals are consistent with reassessments previously received for taxation years 2011, 2010, and 2009 for approximately $434 million of additional income taxes and interest in respect of the same matter. These amounts represent the maximum additional taxes owing for those years. It is possible that the CRA will reassess us for significant additional income tax for subsequent years on the same basis. We are confident that our tax filing position was appropriate and intend to defend ourselves vigorously.

U.S. Tax Reform

In December 2017, U.S. H.R. 1 was passed into law. The changes include a reduction in the corporate income tax rate from 35% to 21% which resulted in a write-down of $178 million (US$142 million), primarily related to net deferred tax assets. As the reduced tax rates were effective on January 1, 2018, the lower average tax rate applicable to subsidiaries includes the fiscal 2018 blended rate for U.S. subsidiaries. Please refer to the Legal and regulatory environment risk – United States Tax Reform section of the Management’s Discussion and Analysis for further details.

Note 23 Earnings per share

	For the year ended
(Millions of Canadian dollars, except share and per share amounts)	October 31 2018	October 31 2017
Basic earnings per share
Net Income	$12,431	$11,469
Preferred share dividends	(285)	(300)
Net income attributable to non-controlling interest	(31)	(41)
Net income available to common shareholders	12,115	11,128
Weighted average number of common shares (in thousands)	1,443,894	1,466,988
Basic earnings per share (in dollars)	$8.39	$7.59
Diluted earnings per share
Net income available to common shareholders	$12,115	$11,128
Dilutive impact of exchangeable shares	15	15
Net income available to common shareholders including dilutive impact of exchangeable shares	12,130	11,143
Weighted average number of common shares (in thousands)	1,443,894	1,466,988
Stock options (1)	2,691	3,273
Issuable under other share-based compensation plans	742	744
Exchangeable shares (2)	3,158	3,416
Average number of diluted common shares (in thousands)	1,450,485	1,474,421
Diluted earnings per share (in dollars)	$8.36	$7.56

(1)	The dilutive effect of stock options was calculated using the treasury stock method. When the exercise price of options outstanding is greater than the average market price of our common shares, the options are excluded from the calculation of diluted earnings per share. For the year ended October 31, 2018, an average of 657,353 outstanding options with an average price of $102.33 were excluded from the calculation of diluted earnings per share. For the year ended October 31, 2017, no outstanding options were excluded from the calculation of diluted earnings per share.
(2)	Includes exchangeable preferred shares.

198            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Note 24 Guarantees, commitments, pledged assets and contingencies

Guarantees and commitments

We use guarantees and other off-balance sheet credit instruments to meet the financing needs of our clients.

The table below summarizes our maximum exposure to credit losses related to our guarantees and commitments provided to third parties. The maximum exposure to credit risk relating to a guarantee is the maximum risk of loss if there was a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions, insurance policies or from collateral held or pledged. The maximum exposure to credit risk relating to a commitment to extend credit is the full amount of the commitment. In both cases, the maximum risk exposure is significantly greater than the amount recognized as a liability in our Consolidated Balance Sheets.

	Maximum exposure to credit losses
	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017(1)
Financial guarantees
Financial standby letters of credit	$15,502	$16,295
Commitments to extend credit
Backstop liquidity facilities	36,267	36,056
Credit enhancements	2,128	2,261
Documentary and commercial letters of credit	268	286
Other commitments to extend credit	223,954	185,286
Other credit-related commitments
Securities lending indemnifications	107,239	101,844
Performance guarantees	6,955	6,579
Other	391	154

(1)	Amounts have been revised from those previously presented.

Our credit review process, our policy for requiring collateral security, and the types of collateral security held are generally the same for guarantees and commitments as for loans. Our clients generally have the right to request settlement of, or draw on, our guarantees and commitments within one year. However, certain guarantees can only be drawn if specified conditions are met. These conditions, along with collateral requirements, are described below. We believe that it is highly unlikely that all or substantially all of the guarantees and commitments will be drawn or settled within one year, and contracts may expire without being drawn or settled.

Financial guarantees

Financial standby letters of credit

Financial standby letters of credit represent irrevocable assurances that we will make payments in the event that a client cannot meet its payment obligations to the third party. For certain guarantees, the guaranteed party can request payment from us even though the client has not defaulted on its obligations. The term of these guarantees can range up to seven years.

Our policy for requiring collateral security with respect to these instruments and the types of collateral security held is generally the same as for loans. When collateral security is taken, it is determined on an account-by-account basis according to the risk of the borrower and the specifics of the transaction. Collateral security may include cash, securities and other assets pledged.

Commitments to extend credit

Backstop liquidity facilities

Backstop liquidity facilities are provided to ABCP conduit programs administered by us and third parties as an alternative source of financing in the event that such programs are unable to access commercial paper markets, or in limited circumstances, when predetermined performance measures of the financial assets owned by these programs are not met. The average remaining term of these liquidity facilities is approximately four years.

The terms of the backstop liquidity facilities do not require us to advance money to these programs in the event of bankruptcy or insolvency and generally do not require us to purchase non-performing or defaulted assets.

Credit enhancements

We provide partial credit enhancement to multi-seller ABCP programs administered by us to protect commercial paper investors in the event that the collections on the underlying assets together with the transaction-specific credit enhancements or the liquidity facilities prove to be insufficient to pay for maturing commercial paper. Each of the asset pools is structured to achieve a high investment-grade credit profile through credit enhancements from us and other third parties related to each transaction. The average remaining term of these credit facilities is approximately three years.

Documentary and commercial letters of credit

Documentary and commercial letters of credit, which are written undertakings by us on behalf of a client authorizing a third party to draw drafts on us up to a stipulated amount under specific terms and conditions, where some are collateralized based on the underlying agreement with the client and others are collateralized by cash deposits or other assets of the third party which may include the underlying shipment of goods to which they relate.

Other commitments to extend credit

Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, bankers’ acceptances or letters of credit where we do not have the ability to unilaterally withdraw the credit extended to the borrower.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            199

Note 24 Guarantees, commitments, pledged assets and contingencies (continued)

Other credit-related commitments

Securities lending indemnifications

In securities lending transactions, we act as an agent for the owner of a security, who agrees to lend the security to a borrower for a fee, under the terms of a pre-arranged contract. The borrower must fully collateralize the security loaned at all times. As part of this custodial business, an indemnification may be provided to securities lending customers to ensure that the fair value of securities loaned will be returned in the event that the borrower fails to return the borrowed securities and the collateral held is insufficient to cover the fair value of those securities. These indemnifications normally terminate without being drawn upon. The term of these indemnifications varies, as the securities loaned are recallable on demand. Collateral held for our securities lending transactions typically includes cash, securities that are issued or guaranteed by the Canadian government, U.S. government or other OECD countries or high quality debt or equity instruments.

Performance guarantees

Performance guarantees represent irrevocable assurances that we will make payments to third-party beneficiaries in the event that a client fails to perform under a specified non-financial contractual obligation. Such obligations typically include works and service contracts, performance bonds, and warranties related to international trade. The term of these guarantees can range up to seven years.

Our policy for requiring collateral security with respect to these instruments and the types of collateral security held is generally the same as for loans. When collateral security is taken, it is determined on an account-by-account basis according to the risk of the borrower and the specifics of the transaction. Collateral security may include cash, securities and other assets pledged.

Indemnifications

In the normal course of our operations, we provide indemnifications which are often standard contractual terms to counterparties in transactions such as purchase and sale contracts, fiduciary, agency, licensing, custodial and service agreements, clearing system arrangements, participation as a member of exchanges, director/officer contracts and leasing transactions. These indemnification agreements may require us to compensate the counterparties for costs incurred as a result of changes in laws and regulations (including tax legislation) or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements vary based on the contract. The nature of the indemnification agreements prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay to counterparties. Historically, we have not made any significant payments under such indemnifications.

Uncommitted amounts

Uncommitted amounts represent undrawn credit facilities for which we have the ability to unilaterally withdraw the credit extended to the borrower at any time. These include both retail and commercial commitments. As at October 31, 2018, the total balance of uncommitted amounts was $264 billion (October 31, 2017 – $245 billion(1)).

Other commitments

We act as underwriter for certain new issuances under which we alone or together with a syndicate of financial institutions purchase the new issue for resale to investors. In connection with these activities, our commitments were $141 million as at October 31, 2018, (October 31, 2017 – $38 million).

We invest in private companies, directly or through third party investment funds, including Small Business Investment Companies, real estate funds and Low Income Housing Tax Credit funds. These funds are generally structured as closed-end limited partnerships wherein we hold a limited partner interest. For the year ended October 31, 2018, we have unfunded commitments of $948 million (October 31, 2017 – $1,081 million(1)) representing the aggregate amount of cash we are obligated to be contributed as capital to these partnerships under the terms of the relevant contracts.

Pledged assets and collateral

In the ordinary course of business, we pledge assets and enter into collateral agreements with terms and conditions that are usual and customary to our regular lending, borrowing and trading activities recorded on our Consolidated Balance Sheets. The following are examples of our general terms and conditions on pledged assets and collateral:

•	The risks and rewards of the pledged assets reside with the pledgor.
•	The pledged asset is returned to the pledgor when the necessary conditions have been satisfied.
•	The right of the pledgee to sell or re-pledge the asset is dependent on the specific agreement under which the collateral is pledged.
•	If there is no default, the pledgee must return the comparable asset to the pledgor upon satisfaction of the obligation.

We are also required to provide intraday pledges to the Bank of Canada when we use the Large Value Transfer System (LVTS), which is a real-time electronic wire transfer system that continuously processes all Canadian dollar large-value or time-critical payments throughout the day. The pledged assets earmarked for LVTS activities are normally released back to us at the end of the settlement cycle each day. Therefore, the pledged assets amount is not included in the table below. For the year ended October 31, 2018, we had on average $4.0 billion of assets pledged intraday to the Bank of Canada on a daily basis (October 31, 2017 – $3.7 billion). There are infrequent occasions where we are required to take an overnight advance from the Bank of Canada to cover a settlement requirement, in which case an equivalent value of the pledged assets would be used to secure the advance. There were no overnight advances taken on October 31, 2018 and October 31, 2017.

(1)	Amounts have been revised from those previously presented.

200            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Details of assets pledged against liabilities and collateral assets held or re-pledged are shown in the following tables:

	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017 (1)
Sources of pledged assets and collateral
Bank assets
Loans	$79,798	$80,467
Securities	48,993	43,149
Other assets	19,406	19,524
	148,197	143,140
Client assets (2)
Collateral received and available for sale or re-pledging	402,187	288,945
Less: not sold or re-pledged	(53,590)	(56,820)
	348,597	232,125
	$496,794	$375,265
Uses of pledged assets and collateral
Securities borrowing and lending	$119,087	$70,893
Obligations related to securities sold short	32,247	30,008
Obligations related to securities lent or sold under repurchase agreements	209,353	145,342
Securitization	49,997	48,461
Covered bonds	36,959	37,041
Derivative transactions	21,110	21,508
Foreign governments and central banks	5,058	3,280
Clearing systems, payment systems and depositories	4,006	3,621
Other	18,977	15,111
	$496,794	$375,265

(1)	Amounts have been revised from those previously presented.
(2)	Primarily relates to Obligations related to securities lent or sold under repurchase agreements, Securities lent and Derivative transactions.

Lease commitments

Finance lease commitments

We lease computer equipment from third parties under finance lease arrangements. The leases have various terms, escalation and renewal rights. The future minimum lease payments under the finance leases are as follows:

	As at
	October 31, 2018			October 31, 2017
(Millions of Canadian dollars)	Total future minimum lease payments	Future interest charges	Present value of finance lease commitments	Total future minimum lease payments	Future interest charges	Present value of finance lease commitments
Future minimum lease payments
No later than one year	$25	$(2)	$23	$17	$(2)	$15
Later than one year and no later than five years	25	(2)	23	21	(2)	19
	$50	$(4)	$46	$38	$(4)	$34

The net carrying amount of computer equipment held under finance lease as at October 31, 2018 was $47 million (October 31, 2017 – $44 million).

Operating lease commitments

We are obligated under a number of non-cancellable operating leases for premises and equipment. These leases have various terms, escalation and renewal rights. The lease agreements do not include any clauses that impose any restriction on our ability to pay dividends, engage in debt financing transactions, or enter into further lease agreements. The minimum future lease payments under non-cancellable operating leases are as follows:

	As at
	October 31, 2018		October 31, 2017
(Millions of Canadian dollars)	Land and buildings	Equipment	Land and buildings	Equipment
Future minimum lease payments
No later than one year	$684	$103	$643	$94
Later than one year and no later than five years	2,081	137	2,006	192
Later than five years	2,816	–	2,868	–
	5,581	240	5,517	286
Less: Future minimum sublease payments to be received	(11)	–	(21)	–
Net future minimum lease payments	$5,570	$240	$5,496	$286

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            201

Note 25 Legal and regulatory matters

We are a large global institution that is subject to many different complex legal and regulatory requirements that continue to evolve. We are and have been subject to a variety of legal proceedings, including civil claims and lawsuits, regulatory examinations, investigations, audits and requests for information by various governmental regulatory agencies and law enforcement authorities in various jurisdictions. Some of these matters may involve novel legal theories and interpretations and may be advanced under criminal as well as civil statutes, and some proceedings could result in the imposition of civil, regulatory enforcement or criminal penalties. We review the status of all proceedings on an ongoing basis and will exercise judgment in resolving them in such manner as we believe to be in our best interest. This is an area of significant judgment and uncertainty and the extent of our financial and other exposure to these proceedings after taking into account current accruals could be material to our results of operations in any particular period. The following is a description of our significant legal proceedings.

LIBOR regulatory investigations and litigation

Various regulators and competition and enforcement authorities around the world, including in Canada, the United Kingdom, and the U.S., are conducting investigations related to certain past submissions made by panel banks in connection with the setting of the U.S. dollar London interbank offered rate (LIBOR). These investigations focus on allegations of collusion between the banks that were on the panel to make submissions for certain LIBOR rates. Royal Bank of Canada is a member of certain LIBOR panels, including the U.S. dollar LIBOR panel, and has in the past been the subject of regulatory requests for information. In addition, Royal Bank of Canada and other U.S. dollar panel banks have been named as defendants in private lawsuits filed in the U.S. with respect to the setting of LIBOR including a number of class action lawsuits which have been consolidated before the U.S. District Court for the Southern District of New York. The complaints in those private lawsuits assert claims against us and other panel banks under various U.S. laws, including U.S. antitrust laws, the U.S. Commodity Exchange Act, and state law. On February 28, 2018, the motion by the plaintiffs in the class action lawsuits to have the class certified was denied in relation to Royal Bank of Canada. As such, unless that ruling is reversed on appeal, Royal Bank of Canada is no longer a defendant in any pending class action. Royal Bank of Canada is still a party to the various individual LIBOR actions. Based on the facts currently known, it is not possible at this time for us to predict the ultimate outcome of these investigations or proceedings or the timing of their resolution.

Royal Bank of Canada Trust Company (Bahamas) Limited proceedings

On April 13, 2015, a French investigating judge notified Royal Bank of Canada Trust Company (Bahamas) Limited (RBC Bahamas) of the issuance of an ordonnance de renvoi referring RBC Bahamas and other unrelated persons to the French tribunal correctionnel to face the charge of complicity in estate tax fraud relating to actions taken relating to a trust for which RBC Bahamas serves as trustee. RBC Bahamas believes that its actions did not violate French law and contested the charge in the French court. On January 12, 2017, the French court acquitted all parties including RBC Bahamas and on June 29, 2018, the French appellate court affirmed the acquittals. The acquittals are being appealed.

On October 28, 2016, Royal Bank of Canada was granted an exemption by the U.S. Department of Labor that will allow Royal Bank of Canada and its current and future affiliates to continue to qualify for the Qualified Professional Asset Manager exemption under the Employee Retirement Income Security Act despite any potential conviction of RBC Bahamas in the French proceeding for a temporary one year period from the date of conviction. An application to grant more lengthy exemptive relief is pending.

RBC Bahamas continues to review the trustee’s and the trust’s legal obligations, including liabilities and potential liabilities under applicable tax and other laws. Based on the facts currently known, it is not possible at this time to predict the ultimate outcome of these matters; however, we believe that the ultimate resolution will not have a material effect on our consolidated financial position, although it may be material to our results of operations in the period it occurs.

Interchange fees litigation

Since 2011, seven proposed class actions have been commenced in Canada: Bancroft-Snell v. Visa Canada Corporation, et al., 9085-4886 Quebec Inc. v. Visa Canada Corporation, et al., Coburn and Watson’s Metropolitan Home v. Bank of America Corporation, et al. (Watson), Macaronies Hair Club and Laser Centre Inc. v. BofA Canada Bank, et al., 1023926 Alberta Ltd. v. Bank of America Corporation, et al., The Crown & Hand Pub Ltd. v. Bank of America Corporation, et al., and Hello Baby Equipment Inc. v. BofA Canada Bank, et al. The defendants in each action are VISA Canada Corporation (Visa), MasterCard International Incorporated (MasterCard), Royal Bank of Canada and other financial institutions. The plaintiff class members are Canadian merchants who accept Visa and/or MasterCard branded credit cards for payment. The actions allege, among other things, that from March 2001 to the present, Visa and MasterCard conspired with their issuing banks and acquirers to set default interchange rates and merchant discount fees and that certain rules (Honour All Cards and No Surcharge) have the effect of increasing the merchant discount fees. The actions include claims of civil conspiracy, breach of the Competition Act, interference with economic relations and unjust enrichment. The claims seek unspecified general and punitive damages. In Watson, a decision to partially certify the action as a class proceeding was released on March 27, 2014, and was appealed. On August 19, 2015, the British Columbia Court of Appeal struck the plaintiff class representative’s cause of action under section 45 of the Competition Act and reinstated the plaintiff class representative’s cause of action in civil conspiracy by unlawful means, among other rulings. In October 2016, the trial court in Watson denied a motion by the plaintiff to revive the stricken section 45 Competition Act claim, and also denied the plaintiff’s motion to add new causes of action. The Supreme Court of Canada declined the B.C. class action plaintiffs’ request to appeal the decision striking the plaintiffs’ cause of action under section 45 of the Competition Act.

In 9085-4886 Quebec Inc. v. Visa Canada Corporation, et al., the Quebec-court dismissed the Competition Act claims by Quebec merchants for post-2010 damages and certified a class as to the remaining claims. The merchants have appealed the dismissal of their claims in the Quebec authorization decision. No date has yet been assigned to the appeal.

Based on the facts currently known, it is not possible at this time for us to predict the ultimate outcome of these proceedings or the timing of their resolution.

Foreign exchange matters

Various regulators are conducting inquiries regarding potential violations of antitrust law by a number of banks, including Royal Bank of Canada, regarding foreign exchange trading.

Beginning in 2015, putative class actions were brought against Royal Bank of Canada and/or RBC Capital Markets, LLC in the United States, Canada, and Israel. These actions were each brought against multiple foreign exchange dealers and allege, among other things, collusive behaviour in global foreign exchange trading. In August 2018, the U.S. District Court entered a final order approving RBC Capital Markets’ pending settlement with class plaintiffs. In November 2018, certain institutional plaintiffs who had previously opted-out of participating in the settlement filed their own lawsuit in US District Court. The Canadian class actions, one other U.S. action that is purportedly brought on behalf of different classes of plaintiffs, and a purported class action recently filed in Israel remain pending.

202            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

In its discretion Royal Bank of Canada may choose to resolve claims, litigations, or similar matters at any time. Based on the facts currently known, it is not possible at this time to predict the ultimate outcome of the Foreign Exchange Matters or the timing of their ultimate resolution.

Other matters

We are a defendant in a number of other actions alleging that certain of our practices and actions were improper. The lawsuits involve a variety of complex issues and the timing of their resolution is varied and uncertain. Management believes that we will ultimately be successful in resolving these lawsuits, to the extent that we are able to assess them, without material financial impact to the Bank. This is, however, an area of significant judgment and the potential liability resulting from these lawsuits could be material to our results of operations in any particular period.

Various other legal proceedings are pending that challenge certain of our other practices or actions. While this is an area of significant judgment and some matters are currently inestimable, we consider that the aggregate liability, to the extent that we are able to assess it, resulting from these other proceedings will not be material to our consolidated financial position or results of operations.

Note 26 Related party transactions

Related parties

Related parties include associated companies, post-employment benefit plans for the benefit of our employees, key management personnel (KMP), the Board of Directors (Directors), close family members of KMP and Directors, and entities which are, directly or indirectly, controlled by, jointly controlled by or significantly influenced by KMP, Directors or their close family members.

Key management personnel and Directors

KMP are defined as those persons having authority and responsibility for planning, directing and controlling our activities, directly or indirectly. They include the senior members of our organization called the Group Executive. The Group Executive is comprised of the President and Chief Executive Officer and individuals that report directly to him, including the Chief Administrative Officer, Chief Financial Officer, Chief Human Resources Officer, Group Chief Risk Officer, Chief Strategy & Corporate Development Officer, and Group Heads for Wealth Management and Insurance, Capital Markets and Investor & Treasury Services, Technology & Operations, and Personal & Commercial Banking. The Directors do not plan, direct, or control the activities of the entity; they oversee the management of the business and provide stewardship.

Compensation of Key management personnel and Directors

	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Salaries and other short-term employee benefits (1)	$34	$33
Post-employment benefits (2)	2	2
Share-based payments	42	37
	$78	$72

(1)	Includes the portion of the annual variable short-term incentive bonus that certain executives elected to receive in the form of DSUs. Refer to Note 21 for further details. Directors receive retainers but do not receive salaries and other short-term employee benefits.
(2)	Directors do not receive post-employment benefits.

Stock options, stock awards and shares held by Key management personnel, Directors and their close family members

	As at
	October 31, 2018		October 31, 2017
(Millions of Canadian dollars, except number of units)	No. of units held	Value	No. of units held	Value
Stock options (1)	2,154,835	$37	2,174,841	$60
Other non-option stock based awards (1)	1,440,002	138	1,371,104	138
RBC common and preferred shares	453,316	43	632,631	64
	4,048,153	$218	4,178,576	$262

(1)	Directors do not receive stock options or any other non-option stock based awards.

Transactions, arrangements and agreements involving Key management personnel, Directors and their close family members

In the normal course of business, we provide certain banking services to KMP, Directors, and their close family members. These transactions were made on substantially the same terms, including interest rates and security, as for comparable transactions with persons of a similar standing and did not involve more than the normal risk of repayment or present other unfavourable features.

As at October 31, 2018, total loans to KMP, Directors and their close family members were $10 million (October 31, 2017 – $10 million). We have no Stage 3 allowance or provision for credit losses relating to these loans as at and for the years ended October 31, 2018 and October 31, 2017. No guarantees, pledges or commitments have been given to KMP, Directors or their close family members.

Joint ventures and associates

In the normal course of business, we provide certain banking and financial services to our joint ventures and associates, including loans, interest and non-interest bearing deposits. These transactions meet the definition of related party transactions and were made on substantially the same terms as for comparable transactions with third parties.

As at October 31, 2018, loans to joint ventures and associates were $225 million (October 31, 2017 – $200 million) and deposits from joint ventures and associates were $203 million (October 31, 2017 – $123 million). We have no Stage 3 allowance or provision for credit losses relating to loans to joint ventures and associates as at and for the years ended October 31, 2018 and October 31, 2017. $1 million of guarantees have been given to joint ventures and associates for the year ended October 31, 2018 (October 31, 2017 – $1 million).

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            203

Note 26 Related party transactions (continued)

Other transactions, arrangements or agreements involving joint ventures and associates

	As at or for the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Commitments and other contingencies	$621	$870
Other fees received for services rendered	41	40
Other fees paid for services received	150	182

Note 27 Results by business segment

Composition of business segments

For management purposes, based on the products and services offered, we are organized into five business segments: Personal & Commercial Banking, Wealth Management, Insurance, Investor & Treasury Services and Capital Markets.

Personal & Commercial Banking provides a broad suite of financial products and services to individuals and businesses for their day-to-day banking, investing and financing needs through two businesses: Canadian Banking and Caribbean & U.S. Banking. In Canada, we provide a broad suite of financial products and services through our large branch network, automated teller machines, and mobile sales network. In the Caribbean and the U.S., we offer a broad range of financial products and services in targeted markets. Non-interest income in Personal & Commercial Banking mainly comprises Mutual fund revenue, Service charges and Card service revenue.

Wealth Management serves high net worth and ultra-high net worth individual and institutional clients with a comprehensive suite of advice-based solutions and strategies to help them achieve their financial goals through our line of businesses in Canada, the U.S., the U.K., Europe and Asia, including Canadian Wealth Management, U.S. Wealth Management (including City National), Global Asset Management, and International Wealth Management. Non-interest income in Wealth Management mainly comprises Investment management and custodial fees, Mutual fund revenue and Securities brokerage commissions.

Insurance has operations in Canada and globally, operating under two business lines: Canadian Insurance and International Insurance, providing a wide range of life, health, home, auto, travel, wealth, annuities and reinsurance advice and solutions as well as creditor and business insurance services to individual, business and group clients. In Canada, we offer our products and services through our proprietary distribution channels, comprised of the field sales force, advice centers and online, as well as through independent insurance advisors and affinity relationships. Outside Canada, we operate in reinsurance and retrocession markets globally offering life, disability and longevity reinsurance products. Non-interest income in Insurance comprises Insurance premiums, investment and fee income.

Investor & Treasury Services is a provider of asset, cash management, transaction banking, and treasury services to institutional clients worldwide. We also provide Canadian dollar cash management, correspondent banking and trade finance for financial institutions globally and short-term funding and liquidity management for the bank. Non-interest income in Investor & Treasury Services mainly comprises Investment management and custodial fees.

Capital Markets provides expertise in banking, finance and capital markets to corporations, institutional investors, asset managers, governments and central banks around the world in our two main business lines: Corporate and Investment Banking and Global Markets. In North America, we offer a full suite of products and services which include corporate and investment banking, equity and debt origination and distribution, as well as sales and trading. Outside North America, we have a select presence in the U.K. and Europe, and Australia, Asia and other markets, where we offer a diversified set of capabilities in our key sectors of expertise such as energy, mining and infrastructure, industrial, consumer, health care and technology in Europe. Non-interest income in Capital Markets mainly includes Trading revenue, Underwriting and other advisory fees and Credit fees.

All other enterprise level activities that are not allocated to these five business segments, such as enterprise funding, securitizations, net charges associated with unattributed capital, and consolidation adjustments, including the elimination of the Taxable equivalent basis (Teb) gross-up amounts, are included in Corporate Support. Teb adjustments gross up income from certain tax-advantaged sources from Canadian taxable corporate dividends and U.S. tax credit investments recorded in Capital Markets to their effective tax equivalent value with the corresponding offset recorded in the provision for income taxes. Management believes that these Teb adjustments are necessary for Capital Markets to reflect how it is managed and enhances the comparability of revenue across our taxable and tax-advantaged sources. Our use of Teb adjustments may not be comparable to similarly adjusted amounts at other financial institutions. The Teb adjustment for the year ended October 31, 2018 was $542 million (October 31, 2017 – $548 million).

Geographic segments

For geographic reporting, our segments are grouped into Canada, United States and Other International. Transactions are primarily recorded in the location that best reflects the risk due to negative changes in economic conditions and prospects for growth due to positive economic changes. This location frequently corresponds with the location of the legal entity through which the business is conducted and the location of our clients. Transactions are recorded in the local currency and are subject to foreign exchange rate fluctuations with respect to the movement in the Canadian dollar.

Management reporting framework

Our management reporting framework is intended to measure the performance of each business segment as if it were a stand-alone business and reflects the way that the business segment is managed. This approach is intended to ensure that our business segments’ results include all applicable revenue and expenses associated with the conduct of their business and depicts how management views those results. We regularly monitor these segment results for the purpose of making decisions about resource allocation and performance assessment. These items do not impact our consolidated results.

204            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

The expenses in each business segment may include costs or services directly incurred or provided on their behalf at the enterprise level. For other costs not directly attributable to one of our business segments, we use a management reporting framework that uses assumptions and methodologies for allocating overhead costs and indirect expenses to our business segments and that assists in the attribution of capital and the transfer pricing of funds to our business segments in a manner that consistently measures and aligns the economic costs with the underlying benefits and risks of that specific business segment. Activities and business conducted between our business segments are generally at market rates. All other enterprise level activities that are not allocated to our five business segments are reported under Corporate Support.

Our assumptions and methodologies used in our management reporting framework are periodically reviewed by us to ensure that they remain valid. The capital attribution methodologies involve a number of assumptions that are revised periodically.

	For the year ended October 31, 2018
(Millions of Canadian dollars)	Personal & Commercial Banking	Wealth Management	Insurance	Investor & Treasury Services	Capital Markets (1)	Corporate Support (1)	Total	Canada	United States	Other International
Net interest income (2) (3)	$11,776	$2,602	$–	$297	$3,567	$(51)	$18,191	$13,076	$3,616	$1,499
Non-interest income (2)	5,140	8,324	4,279	2,294	4,831	(483)	24,385	12,698	6,080	5,607
Total revenue	16,916	10,926	4,279	2,591	8,398	(534)	42,576	25,774	9,696	7,106
Provision for credit losses (4)	1,273	(15)	–	1	48	–	1,307	1,259	41	7
Insurance policyholder benefits, claims and acquisition expense	–	–	2,676	–	–	–	2,676	1,347	–	1,329
Non-interest expense	7,526	8,070	602	1,617	4,960	58	22,833	11,634	7,322	3,877
Net income (loss) before income taxes	8,117	2,871	1,001	973	3,390	(592)	15,760	11,534	2,333	1,893
Income taxes (recoveries)	2,089	606	226	232	613	(437)	3,329	2,661	402	266
Net income	$6,028	$2,265	$775	$741	$2,777	$(155)	$12,431	$8,873	$1,931	$1,627
Non-interest expense includes:
Depreciation and amortization	$579	$544	$36	$124	$363	$–	$1,646	$1,102	$389	$155
Impairment of other intangibles	–	–	–	1	1	4	6	4	1	1
Total assets	$453,879	$93,063	$16,210	$136,030	$590,950	$44,602	$1,334,734	$680,276	$384,921	$269,537
Total assets include:
Additions to premises and equipment and intangibles	$279	$431	$45	$187	$442	$579	$1,963	$1,196	$503	$264
Total liabilities	$453,878	$93,162	$16,289	$135,944	$590,582	$(35,076)	$1,254,779	$600,619	$384,816	$269,344

	For the year ended October 31, 2017
(Millions of Canadian dollars)	Personal & Commercial Banking	Wealth Management	Insurance	Investor & Treasury Services	Capital Markets (1)	Corporate Support (1)	Total	Canada	United States	Other International
Net interest income (2) (3)	$10,787	$2,248	$–	$679	$3,565	$(139)	$17,140	$11,965	$3,572	$1,603
Non-interest income (2)	5,076	7,827	4,566	1,756	4,617	(313)	23,529	12,701	5,606	5,222
Total revenue	15,863	10,075	4,566	2,435	8,182	(452)	40,669	24,666	9,178	6,825
Provision for credit losses (4)	1,054	34	–	–	62	–	1,150	951	107	92
Insurance policyholder benefits, claims and acquisition expense	–	–	3,053	–	–	–	3,053	1,793	–	1,260
Non-interest expense	7,176	7,611	584	1,466	4,719	238	21,794	11,219	6,889	3,686
Net income (loss) before income taxes	7,633	2,430	929	969	3,401	(690)	14,672	10,703	2,182	1,787
Income taxes (recoveries)	1,878	592	203	228	876	(574)	3,203	2,472	468	263
Net income	$5,755	$1,838	$726	$741	$2,525	$(116)	$11,469	$8,231	$1,714	$1,524
Non-interest expense includes:
Depreciation and amortization	$582	$526	$33	$105	$352	$17	$1,615	$959	$465	$191
Impairment of other intangibles	–	–	–	–	–	2	2	2	–	–
Total assets	$433,532	$89,493	$15,122	$133,126	$506,118	$35,462	$1,212,853	$644,292	$323,895	$244,666
Total assets include:
Additions to premises and equipment and intangibles	$331	$269	$43	$74	$296	$485	$1,498	$1,021	$321	$156
Total liabilities	$433,554	$89,571	$15,172	$132,987	$505,952	$(38,811)	$1,138,425	$569,889	$323,911	$244,625

(1)	Taxable equivalent basis.
(2)	Inter-segment revenue and share of profit (loss) in joint ventures and associates are not material except as disclosed in Note 11.
(3)	Interest revenue is reported net of interest expense as we rely primarily on net interest income as a performance measure.
(4)	Under IFRS 9, PCL on performing (Stages 1 and 2) financial assets is recorded within the respective business segment. Under IAS 39 and prior to November 1, 2017, PCL on loans not yet identified as impaired was included in Corporate Support.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            205

Note 28 Nature and extent of risks arising from financial instruments

We are exposed to credit, market and liquidity and funding risks as a result of holding financial instruments. Our risk measurement and objectives, policies and methodologies for managing these risks are disclosed in the shaded text along with those tables specifically marked with an asterisk (*) in the Credit risk section of Management’s Discussion and Analysis. These shaded text and tables are an integral part of these Consolidated Financial Statements.

Concentrations of credit risk exist if a number of our counterparties are engaged in similar activities, are located in the same geographic region or have comparable economic characteristics such that their ability to meet contractual obligations would be similarly affected by changes in economic, political or other conditions.

Concentrations of credit risk indicate the relative sensitivity of our performance to developments affecting a particular industry or geographic location. The amounts of credit exposure associated with certain of our on- and off-balance sheet financial instruments are summarized in the following table.

	As at October 31, 2018
(Millions of Canadian dollars, except percentage amounts)	Canada	%	United States	%	Europe	%	Other International	%	Total
On-balance sheet assets other than derivatives (1)	$594,823	66%	$184,040	21%	$60,645	7%	$50,486	6%	$889,994
Derivatives before master netting agreements (2) (3)	18,364	19	20,053	21	50,767	53	6,063	7	95,247
	$613,187	62%	$204,093	21%	$111,412	11%	$56,549	6%	$985,241
Off-balance sheet credit instruments (4)
Committed and uncommitted (5)	$345,545	66%	$142,692	27%	$31,530	6%	$7,140	1%	$526,907
Other	79,399	61	14,852	11	34,849	27	987	1	130,087
	$424,944	65%	$157,544	24%	$66,379	10%	$8,127	1%	$656,994

	As at October 31, 2017
(Millions of Canadian dollars, except percentage amounts)	Canada	%	United States	%	Europe	%	Other International	%	Total
On-balance sheet assets other than derivatives (1)	$531,294	68%	$145,824	19%	$55,265	7%	$49,829	6%	$782,212
Derivatives before master netting agreements (2) (3)	14,915	9	24,530	15	118,469	72	5,661	4	163,575
	$546,209	58%	$170,354	18%	$173,734	18%	$55,490	6%	$945,787
Off-balance sheet credit instruments (4)
Committed and uncommitted (5) (6)	$294,710	63%	$133,197	28%	$29,561	7%	$11,437	2%	$468,905
Other (6)	72,876	58	17,090	14	33,970	27	936	1	124,872
	$367,586	62%	$150,287	25%	$63,531	11%	$12,373	2%	$593,777

(1)	Includes assets purchased under reverse repurchase agreements and securities borrowed, loans and customers’ liability under acceptances. The largest concentrations in Canada are Ontario at 54% (October 31, 2017 – 50%), the Prairies at 18% (October 31, 2017 – 19%), British Columbia and the territories at 14% (October 31, 2017 – 15%) and Quebec at 10% (October 31, 2017 – 11%). No industry accounts for more than 47% (October 31, 2017 – 42%) of total on-balance sheet credit instruments.
(2)	A further breakdown of our derivative exposures by risk rating and counterparty type is provided in Note 8.
(3)	Excludes valuation adjustments determined on a pooled basis.
(4)	Balances presented are contractual amounts representing our maximum exposure to credit risk.
(5)	Represents our maximum exposure to credit risk. Retail and wholesale commitments respectively comprise 42% and 58% of our total commitments (October 31, 2017 – 39% and 61%). The largest concentrations in the wholesale portfolio relate to Non-bank financial services at 15% (October 31, 2017 – 9%), Utilities at 13% (October 31, 2017 – 9%), Technology & Media at 11% (October 31, 2017 – 8%), Consumer goods at 9% (October 31, 2017 – 6%), and Real estate & related at 8% (October 31, 2017 – 9%).
(6)	Amount have been revised from those previously presented.

Note 29 Capital management

Regulatory capital and capital ratios

OSFI formally establishes risk-based capital and leverage targets for deposit-taking institutions in Canada. We are required to calculate our capital ratios using the Basel III framework. Under Basel III, regulatory capital includes Common Equity Tier 1 (CET1), Tier 1 and Tier 2 capital. CET1 capital mainly consists of common shares, retained earnings and other components of equity. Regulatory adjustments under Basel III include deductions of goodwill and other intangibles, certain deferred tax assets, defined benefit pension fund assets, investments in banking, financial and insurance entities, and the shortfall of provisions to expected losses. Tier 1 capital comprises predominantly CET1, with additional items that consist of capital instruments such as certain preferred shares, and certain non-controlling interests in subsidiaries. Tier 2 capital includes subordinated debentures that meet certain criteria and certain loan loss allowances. Total capital is the sum of CET1, additional Tier 1 capital and Tier 2 capital.

Regulatory capital ratios are calculated by dividing CET1, Tier 1 and Total capital by risk-weighted assets. The leverage ratio is calculated by dividing Tier 1 capital by an exposure measure. The exposure measure consists of total assets (excluding items deducted from Tier 1 capital) and certain off-balance sheet items converted into credit exposure equivalents. Adjustments are also made to derivatives and secured financing transactions to reflect credit and other risks.

206            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

During 2018 and 2017, we complied with all capital and leverage requirements imposed by OSFI.

	As at
(Millions of Canadian dollars, except percentage amounts and as otherwise noted)	October 31 2018	October 31 2017
Capital (1)
CET1 capital	$57,001	$51,572
Tier 1 capital	63,279	58,361
Total capital	72,494	67,556
Risk-weighted Assets (RWA) used in calculation of capital ratios (1), (2)
CET1 capital RWA	$495,528	$474,478
Tier 1 capital RWA	495,993	474,478
Total capital RWA	496,459	474,478
Total capital RWA consisting of: (1)
Credit risk	$401,534	$376,519
Market risk	32,209	27,618
Operational risk	62,716	59,203
Regulatory floor adjustment (3)	–	11,138
Total capital RWA	$496,459	$474,478
Capital ratios and Leverage ratio (1)
CET1 ratio	11.5%	10.9%
Tier 1 capital ratio	12.8%	12.3%
Total capital ratio	14.6%	14.2%
Leverage ratio	4.4%	4.4%
Leverage ratio exposure (billions)	$1,450.8	$1,315.5

(1)	Capital, RWA, and capital ratios are calculated using OSFI’s Capital Adequacy Requirements (CAR) based on the Basel III framework (“all-in” basis). The Leverage ratio is calculated using OSFI Leverage Requirements Guideline based on the Basel III framework.
(2)	In fiscal 2018, the CVA scalars are 80%, 83% and 86%, respectively. In 2017, the scalars were 72%, 77% and 81%, respectively.
(3)	Before any capital floor requirement as applicable, there are three different levels of RWAs for the calculation of the CET1, Tier 1, and Total capital ratios arising from the option we have chosen for the phase-in of the CVA capital charge. Since the introduction of Basel II in 2008, OSFI has prescribed a capital floor requirement for institutions that use the advanced internal ratings-based (AIRB) approach for credit risk. The capital floor was determined by comparing a capital requirement under Basel I and Basel III, as specified by OSFI. If the capital requirement under the Basel III standards was less than 90% of the capital requirements as calculated under the Basel I standards, the difference was added to the RWAs. Effective February 1, 2018, OSFI prescribed the transition from the current Basel I regulatory capital floor to a new regulatory capital floor of 75% of RWA based on the Basel II Standardized Approaches.

Note 30 Offsetting financial assets and financial liabilities

Offsetting within our Consolidated Balance Sheets may be achieved where financial assets and liabilities are subject to master netting arrangements that provide the currently enforceable right of offset and where there is an intention to settle on a net basis, or realize the assets and settle the liabilities simultaneously. For derivative contracts and repurchase and reverse repurchase arrangements, this is generally achieved when there is a market mechanism for settlement (e.g., central counterparty exchange or clearing house) which provides daily net settlement of cash flows arising from these contracts. Margin receivables and margin payables are generally offset as they settle simultaneously through a market settlement mechanism.

Amounts that do not qualify for offsetting include master netting arrangements that only permit outstanding transactions with the same counterparty to be offset in an event of default or occurrence of other predetermined events. Such master netting arrangements include the ISDA Master Agreement or certain derivative exchange or clearing counterparty agreements for derivative contracts, global master repurchase agreement and global master securities lending agreements for repurchase, reverse repurchase and other similar secured lending and borrowing arrangements.

The amount of financial collateral received or pledged subject to master netting arrangements or similar agreements but do not qualify for offsetting refers to the collateral received or pledged to cover the net exposure between counterparties by enabling the collateral to be realized in an event of default or the occurrence of other predetermined events. Certain amounts of collateral are restricted from being sold or re-pledged unless there is an event of default or the occurrence of other predetermined events.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            207

Note 30 Offsetting financial assets and financial liabilities (continued)

The tables below provide the amount of financial instruments that have been offset on the Consolidated Balance Sheets and the amounts that do not qualify for offsetting but are subject to enforceable master netting arrangements or similar agreements. The amounts presented are not intended to represent our actual exposure to credit risk.

Financial assets subject to offsetting, enforceable master netting arrangements or similar agreements

	As at October 31, 2018
	Amounts subject to offsetting and enforceable netting arrangements
				Amounts subject to master netting arrangements or similar agreements but do not qualify for offsetting on the balance sheet (1)
(Millions of Canadian dollars)	Gross amounts of financial assets before balance sheet offsetting	Amounts of financial liabilities offset on the balance sheet	Net amount of financial assets presented on the balance sheet	Impact of master netting agreements	Financial collateral received (2)	Net amount	Amounts not subject to enforceable netting arrangements	Total amount recognized on the balance sheet
Assets purchased under reverse repurchase agreements and securities borrowed	$312,392	$18,379	$294,013	$85	$292,808	$1,120	$589	$294,602
Derivative assets (3)	81,770	583	81,187	57,010	14,720	9,457	12,852	94,039
Other financial assets	3,315	3,054	261	–	244	17	–	261
	$397,477	$22,016	$375,461	$57,095	$307,772	$10,594	$13,441	$388,902

	As at October 31, 2017
	Amounts subject to offsetting and enforceable netting arrangements
				Amounts subject to master netting arrangements or similar agreements but do not qualify for offsetting on the balance sheet (1)
(Millions of Canadian dollars)	Gross amounts of financial assets before balance sheet offsetting	Amounts of financial liabilities offset on the balance sheet	Net amount of financial assets presented on the balance sheet	Impact of master netting agreements	Financial collateral received (2)	Net amount	Amounts not subject to enforceable netting arrangements	Total amount recognized on the balance sheet
Assets purchased under reverse repurchase agreements and securities borrowed	$239,944	$20,470	$219,474	$24	$218,970	$480	$1,503	$220,977
Derivative assets (3)	151,451	67,827	83,624	58,804	16,357	8,463	11,399	95,023
Other financial assets	2,593	1,050	1,543	–	78	1,465	62	1,605
	$393,988	$89,347	$304,641	$58,828	$235,405	$10,408	$12,964	$317,605

(1)	Financial collateral is reflected at fair value. The amount of financial instruments and financial collateral disclosed is limited to the net balance sheet exposure, and any over-collateralization is excluded from the table.
(2)	Includes cash collateral of $10 billion (October 31, 2017 – $12 billion) and non-cash collateral of $297 billion (October 31, 2017 – $224 billion).
(3)	Includes cash margin of $2.2 billion (October 31, 2017 – $0.6 billion) which offset against the derivative balance on the balance sheet.

Financial liabilities subject to offsetting, enforceable master netting arrangements or similar agreements

	As at October 31, 2018
	Amounts subject to offsetting and enforceable netting arrangements
	Gross amounts of financial liabilities before balance sheet offsetting	Amounts of financial assets offset on the balance sheet		Amounts subject to master netting arrangements or similar agreements but do not qualify for offsetting on the balance sheet (1)			Amounts not subject to enforceable netting arrangements
(Millions of Canadian dollars)			Net amount of financial liabilities presented on the balance sheet	Impact of master netting agreements	Financial collateral pledged (2)	Net amount		Total amount recognized on the balance sheet
Obligations related to assets sold under repurchase agreements and securities loaned	$225,193	$18,379	$206,814	$85	$205,790	$939	$–	$206,814
Derivative liabilities (3)	76,877	583	76,294	57,010	11,446	7,838	13,944	90,238
Other financial liabilities	3,061	3,005	56	–		56	–	56
	$305,131	$21,967	$283,164	$57,095	$217,236	$8,833	$13,944	$297,108

	As at October 31, 2017
	Amounts subject to offsetting and enforceable netting arrangements
	Gross amounts of financial liabilities before balance sheet offsetting	Amounts of financial assets offset on the balance sheet		Amounts subject to master netting arrangements or similar agreements but do not qualify for offsetting on the balance sheet (1)			Amounts not subject to enforceable netting arrangements
(Millions of Canadian dollars)			Net amount of financial liabilities presented on the balance sheet	Impact of master netting agreements	Financial collateral pledged (2)	Net amount		Total amount recognized on the balance sheet
Obligations related to assets sold under repurchase agreements and securities loaned	$161,883	$20,470	$141,413	$24	$141,256	$133	$1,671	$143,084
Derivative liabilities (3)	145,855	67,705	78,150	58,804	10,697	8,649	13,977	92,127
Other financial liabilities	3,027	1,364	1,663	–	444	1,219	5	1,668
	$310,765	$89,539	$221,226	$58,828	$152,397	$10,001	$15,653	$236,879

(1)	Financial collateral is reflected at fair value. The amount of financial instruments and financial collateral disclosed is limited to the net balance sheet exposure, and any over-collateralization is excluded from the table.
(2)	Includes cash collateral of $11 billion (October 31, 2017 – $10 billion) and non-cash collateral of $206 billion (October 31, 2017 – $142 billion).
(3)	Includes cash margin of $2.3 billion (October 31, 2017 – $0.3 billion) which offset against the derivative balance on the balance sheet.

208            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Note 31 Recovery and settlement of on-balance sheet assets and liabilities

The table below presents an analysis of assets and liabilities recorded on our Consolidated Balance Sheets by amounts to be recovered or settled within one year and after one year, as at the balance sheet date, based on contractual maturities and certain other assumptions outlined in the footnotes below. As warranted, we manage the liquidity risk of various products based on historical behavioural patterns that are often not aligned with contractual maturities. Amounts to be recovered or settled within one year, as presented below, may not be reflective of our long-term view of the liquidity profile of certain balance sheet categories.

(Millions of Canadian dollars)	As at
	October 31, 2018			October 31, 2017
	Within one year	After one year	Total	Within one year	After one year	Total
Assets
Cash and due from banks (1)	$28,583	$1,626	$30,209	$26,695	$1,712	$28,407
Interest-bearing deposits with banks	36,471	–	36,471	32,662	–	32,662
Securities
Trading (2)	121,152	7,106	128,258	116,841	10,816	127,657
Investment, net of applicable allowance	16,795	77,813	94,608	15,930	74,792	90,722
Assets purchased under reverse repurchase agreements and securities borrowed	294,049	553	294,602	214,353	6,624	220,977
Loans
Retail	97,414	302,038	399,452	97,784	287,386	385,170
Wholesale	43,280	136,998	180,278	38,573	121,033	159,606
Allowance for loan losses			(2,912)			(2,159)
Segregated fund net assets	–	1,368	1,368	–	1,216	1,216
Other
Customers’ liability under acceptances	15,635	6	15,641	16,443	16	16,459
Derivatives (2)	91,833	2,206	94,039	92,606	2,417	95,023
Premises and equipment	–	2,832	2,832	–	2,670	2,670
Goodwill	–	11,137	11,137	–	10,977	10,977
Other intangibles	–	4,687	4,687	–	4,507	4,507
Other assets	33,578	10,486	44,064	30,738	8,221	38,959
	$778,790	$558,856	$1,334,734	$682,625	$532,387	$1,212,853
Liabilities
Deposits (3)	$669,682	$167,364	$837,046	$624,802	$164,833	$789,635
Segregated fund net liabilities	–	1,368	1,368	–	1,216	1,216
Other
Acceptances	15,657	5	15,662	16,443	16	16,459
Obligations related to securities sold short	29,725	2,522	32,247	28,041	1,967	30,008
Obligations related to assets sold under repurchase agreements and securities loaned	206,813	1	206,814	143,072	12	143,084
Derivatives (2)	88,112	2,126	90,238	90,156	1,971	92,127
Insurance claims and policy benefit liabilities	1,691	8,309	10,000	131	9,545	9,676
Other liabilities	36,906	15,367	52,273	34,980	11,975	46,955
Subordinated debentures	103	9,028	9,131	–	9,265	9,265
	$1,048,689	$206,090	$1,254,779	$937,625	$200,800	$1,138,425

(1)	Cash and due from banks are assumed to be recovered within one year, except for cash balances not available for use by the Bank.
(2)	Trading securities classified as FVTPL and trading derivatives not designated in hedging relationships are presented as within one year as this best represents in most instances the short-term nature of our trading activities. Non-trading derivatives designated in hedging relationships are presented according to the recovery or settlement of the related hedged item.
(3)	Demand deposits of $382 billion (October 31, 2017 – $372 billion) are presented as within one year due to their being repayable on demand or at short notice on a contractual basis.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            209

Note 32 Parent company information

The following table presents information regarding the legal entity of Royal Bank of Canada with its subsidiaries presented on an equity accounted basis.

Condensed Balance Sheets

	As at
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Assets
Cash and due from banks	$16,398	$12,901
Interest-bearing deposits with banks	20,261	20,864
Securities	111,072	109,082
Investments in bank subsidiaries and associated corporations (1)	34,547	31,302
Investments in other subsidiaries and associated corporations	69,063	65,576
Assets purchased under reverse repurchase agreements and securities borrowed	107,941	49,615
Loans, net of allowance for loan losses	494,922	474,052
Net balances due from bank subsidiaries (1)	4,329	20,579
Other assets	137,821	136,069
	$996,354	$920,040
Liabilities and shareholders’ equity
Deposits	$643,120	$605,849
Net balances due to other subsidiaries	38,985	58,598
Other liabilities	225,626	172,869
	907,731	837,316
Subordinated debentures	8,762	8,895
Shareholders’ equity	79,861	73,829
	$996,354	$920,040

(1)	Bank refers primarily to regulated deposit-taking institutions and securities firms.

Condensed Statements of Income and Comprehensive Income

	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Interest income (1)	$ 22,578	$ 18,419
Interest expense	10,423	6,556
Net interest income	12,155	11,863
Non-interest income (2)	5,880	4,476
Total revenue	18,035	16,339
Provision for credit losses	1,294	1,033
Non-interest expense	9,085	8,631
Income before income taxes	7,656	6,675
Income taxes	1,546	1,601
Net income before equity in undistributed income of subsidiaries	6,110	5,074
Equity in undistributed income of subsidiaries	6,321	6,395
Net income	$ 12,431	$ 11,469
Other comprehensive income (loss), net of taxes	1,532	(107)
Total comprehensive income	$ 13,963	$ 11,362

(1)	Includes dividend income from investments in subsidiaries and associated corporations of $12 million (October 31, 2017 – $25 million).
(2)	Includes share of profit (losses) from associated corporations of $(31) million (October 31, 2017 – $12 million).

210            Royal Bank of Canada: Annual Report 2018             Consolidated Financial Statements

Condensed Statements of Cash Flows

	For the year ended
(Millions of Canadian dollars)	October 31 2018	October 31 2017
Cash flows from operating activities
Net income	$ 12,431	$11,469
Adjustments to determine net cash from operating activities:
Change in undistributed earnings of subsidiaries	(6,321)	(6,395)
Change in deposits, net of securitizations	38,580	33,166
Change in loans, net of securitizations	(26,281)	(14,025)
Change in trading securities	3,730	24,671
Change in obligations related to assets sold under repurchase agreements and securities loaned	49,811	14,018
Change in assets purchased under reverse repurchase agreements and securities borrowed	(58,326)	(24,486)
Change in obligations related to securities sold short	2,600	(4,809)
Other operating activities, net	514	6,059
Net cash from (used in) operating activities	16,738	39,668
Cash flows from investing activities
Change in interest-bearing deposits with banks	603	(4,738)
Proceeds from sale of investment securities	12,519	5,823
Proceeds from maturity of investment securities	17,836	25,599
Purchases of investment securities	(32,561)	(34,903)
Net acquisitions of premises and equipment and other intangibles	(1,173)	(938)
Change in cash invested in subsidiaries	93	(116)
Change in net funding provided to subsidiaries	(3,363)	(12,018)
Net cash from (used in) from investing activities	(6,046)	(21,291)
Cash flows from financing activities
Repayment of subordinated debentures	–	(119)
Issue of common shares	72	199
Common shares purchased for cancellation	(1,522)	(3,110)
Redemption of preferred shares	(105)	(300)
Dividends paid	(5,640)	(5,309)
Issuance costs	–	(1)
Net cash from (used in) financing activities	(7,195)	(8,640)
Net change in cash and due from banks	3,497	9,737
Cash and due from banks at beginning of year	12,901	3,164
Cash and due from banks at end of year	$ 16,398	$12,901
Supplemental disclosure of cash flow information (1)
Amount of interest paid	$ 9,486	$6,152
Amount of interest received	20,490	16,877
Amount of dividends received	1,414	1,291
Amount of income taxes paid	3,562	1,656

(1)	Amounts have been revised from those previously presented.

Note 33 Subsequent events

On November 2, 2018, we issued 14 million Non-Cumulative 5-Year Rate Reset Preferred Shares Series BO at a price of $25 per share to raise gross proceeds of $350 million.

On November 24, 2018, we redeemed all 10 million Non-Cumulative First Preferred Shares Series AD at a price of $25 per share.

Consolidated Financial Statements            Royal Bank of Canada: Annual Report 2018            211

Ten-year statistical review

Condensed Balance Sheets

	IFRS								CGAAP
(Millions of Canadian dollars) (1)	2018	2017	2016	2015	2014	2013	2012	2011	2011	2010	2009
Assets
Cash and due from banks	$30,209	$28,407	$14,929	$12,452	$17,421	$15,550	$12,428	$12,428	$13,247	$8,440	$7,584
Interest-bearing deposits with banks	36,471	32,662	27,851	22,690	8,399	9,039	10,246	6,460	12,181	13,254	8,919
Securities, net of applicable allowance (2)	222,866	218,379	236,093	215,508	199,148	182,710	161,602	167,022	179,558	183,519	177,298
Assets purchased under reverse repurchase agreements and securities borrowed	294,602	220,977	186,302	174,723	135,580	117,517	112,257	84,947	84,947	72,698	41,580
Loans net of allowance	576,818	542,617	521,604	472,223	435,229	408,850	378,241	347,530	296,284	273,006	258,395
Other	173,768	169,811	193,479	176,612	144,773	126,079	149,180	175,446	165,485	175,289	161,213
Total Assets	$1,334,734	$1,212,853	$1,180,258	$1,074,208	$940,550	$859,745	$823,954	$793,833	$751,702	$726,206	$654,989
Liabilities
Deposits	$837,046	$789,635	$757,589	$697,227	$614,100	$563,079	$512,244	$479,102	$444,181	$414,561	$378,457
Other	408,602	339,525	341,295	305,675	264,088	239,763	259,174	263,625	256,124	263,030	229,699
Subordinated debentures	9,131	9,265	9,762	7,362	7,859	7,443	7,615	8,749	7,749	6,681	6,461
Trust capital securities	–	–	–	–	–	–		894	–	727	1,395
Non-controlling interest in subsidiaries	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	1,941	2,256	2,071
Total Liabilities	$1,254,779	$1,138,425	$1,108,646	$1,010,264	$886,047	$810,285	$779,033	$752,370	$709,995	$687,255	$618,083
Equity attributable to shareholders	79,861	73,829	71,017	62,146	52,690	47,665	43,160	39,702	41,707	38,951	36,906
Non-controlling interest	94	599	595	1,798	1,813	1,795	1,761	1,761	n.a.	n.a.	n.a.
Total equity	79,955	74,428	71,612	63,944	54,503	49,460	44,921	41,463	41,707	38,951	36,906
Total liabilities and equity	$1,334,734	$1,212,853	$1,180,258	$1,074,208	$940,550	$859,745	$823,954	$793,833	$751,702	$726,206	$654,989
Condensed Income Statements
	IFRS								CGAAP
(Millions of Canadian dollars) (1)	2018	2017	2016	2015	2014	2013	2012	2011	2011	2010	2009
Net interest income	$18,191	$17,140	$16,531	$14,771	$14,116	$13,249	$12,439	$11,357	$10,600	$10,338	$10,705
Non-interest income (3)	24,385	23,529	22,264	20,932	19,992	17,433	16,708	16,281	16,830	15,744	15,736
Total revenue (3)	42,576	40,669	38,795	35,703	34,108	30,682	29,147	27,638	27,430	26,082	26,441
Provision for credit losses (4)	1,307	1,150	1,546	1,097	1,164	1,237	1,299	1,133	975	1,240	2,167
Insurance policyholder benefits, claims and acquisition expense	2,676	3,053	3,424	2,963	3,573	2,784	3,621	3,358	3,360	3,546	3,042
Non-interest expense (3)	22,833	21,794	20,526	19,020	17,661	16,214	14,641	14,167	14,453	13,469	13,436
Non-controlling interest	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	104	99	100
Net income from continuing operations	12,431	11,469	10,458	10,026	9,004	8,342	7,558	6,970	6,650	5,732	5,681
Net loss from discontinued operations	–	–	–	–	–	–	(51)	(526)	(1,798)	(509)	(1,823)
Net income	$12,431	$11,469	$10,458	$10,026	$9,004	$8,342	$7,507	6,444	$4,852	$5,223	$3,858
Other Statistics – reported
	IFRS								CGAAP
(Millions of Canadian dollars, except percentages and per share amounts) (1)	2018	2017	2016	2015	2014	2013	2012	2011	2011	2010	2009
PROFITABILITY MEASURES (5)
Earnings per shares – basic	$8.39	$7.59	$6.80	$6.75	$6.03	$5.53	$4.96	$4.25	$3.21	$3.49	$2.59
– diluted	$8.36	$7.56	$6.78	$6.73	$6.00	$5.49	$4.91	$4.19	$3.19	$3.46	$2.57
Return on common equity (6), (7)	17.6%	17.0%	16.3%	18.6%	19.0%	19.7%	19.6%	18.7%	12.9%	14.9%	11.9%
Return on risk-weighted assets (8)	2.55%	2.49%	2.34%	2.45%	2.52%	2.67%	2.70%	2.44%	1.87%	2.03%	1.50%
Efficiency ratio (3)	53.6%	53.6%	52.9%	53.3%	51.8%	52.8%	50.2%	51.3%	52.7%	51.6%	50.8%
KEY RATIOS
PCL on impaired loans as a % of average net loans and acceptances (9)	0.20%	0.21%	0.28%	0.24%	0.27%	0.31%	0.35%	0.33%	0.34%	0.45%	0.72%
Net interest margin (average earning assets, net) (6)	1.66%	1.72%	1.70%	1.71%	1.86%	1.88%	1.97%	1.86%	1.84%	1.99%	2.19%
SHARE INFORMATION
Common shares outstanding (000s) – end of period (10)	1,438,794	1,452,535	1,484,235	1,443,955	1,443,125	1,441,722	1,445,846	1,438,522	1,438,522	1,423,203	1,415,483
Dividends declared per common share	$3.77	$3.48	$3.24	$3.08	$2.84	$2.53	$2.28	$2.08	$2.08	$2.00	$2.00
Dividend yield (11)	3.7%	3.8%	4.3%	4.1%	3.8%	4.0%	4.5%	3.9%	3.9%	3.6%	4.8%
Dividend payout ratio	45%	46%	48%	46%	47%	46%	46%	45%	47%	52%	52%
Book value per share	$51.12	$46.41	$43.32	$39.51	$33.69	$29.87	$26.52	$24.25	$25.65	$23.99	$22.67
Common share price (RY on TSX) (12)	$95.92	$100.87	$83.80	$74.77	$80.01	$70.02	$56.94	$48.62	$48.62	$54.39	$54.80
Market capitalization (TSX) (12)	138,009	146,554	124,476	107,925	115,393	100,903	82,296	69,934	69,934	77,502	77,685
Market price to book value	1.88	2.17	1.93	1.89	2.38	2.34	2.15	2.00	1.90	2.27	2.42
CAPITAL MEASURES – CONSOLIDATED (13)
Common Equity Tier 1 capital ratio	11.5%	10.9%	10.8%	10.6%	9.9%	9.6%	n.a.	n.a.	n.a.	n.a.	n.a.
Tier 1 capital ratio	12.8%	12.3%	12.3%	12.2%	11.4%	11.7%	13.1%	n.a.	13.3%	13.0%	13.0%
Total capital ratio	14.6%	14.2%	14.4%	14.0%	13.4%	14.0%	15.1%	n.a.	15.3%	14.4%	14.2%
Leverage ratio	4.4%	4.4%	4.4%	4.3%	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.

(1)	Effective November 1, 2017, we adopted IFRS 9 Financial Instruments (IFRS 9). Results from periods prior to November 1, 2017 are reported in accordance with IAS 39 Financial Instruments: Recognition and Measurement (IAS 39) in this 2018 Annual Report. For further details on the impacts of the adoption of IFRS 9 including the description of accounting policies selected, refer to Note 2 of our 2018 Annual Consolidated Financial Statements.
(2)	Securities are comprised of trading and investment securities. Under IFRS 9, investment securities represent debt and equity securities at FVOCI and debt securities at amortized cost, net of the applicable allowance. Under IAS 39, investment securities represented available-for-sale securities and held-to-maturity securities. For further details on the impacts of the adoption of IFRS 9, refer to Note 2 of our 2018 Annual Consolidated Financial Statements.
(3)	Effective Q4 2017, service fees and other costs incurred in association with certain commissions and fees earned are presented on a gross basis in non-interest expense. As at November 1, 2014 comparative amounts have been reclassified to conform with this presentation.
(4)	Under IFRS 9, PCL relates primarily to loans, acceptances, and commitments, and also applies to all financial assets except for those classified or designated as FVTPL and equity securities designated as FVOCI. Prior to the adoption of IFRS 9, PCL related only to loans, acceptances, and commitments. PCL on loans, acceptances, and commitments is comprised of PCL on impaired loans (Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39) and PCL on performing loans (Stage 1 and Stage 2 PCL under IFRS 9 and PCL on loans not yet identified as impaired under IAS 39). Refer to the Credit risk section and Note 2 of our 2018 Annual Consolidated Financial Statements for further details.
(5)	Ratios for 2009-2012 represent continuing operations.
(6)	Average amounts are calculated using methods intended to approximate the average of the daily balances for the period. This includes Average common equity used in the calculation of ROE. For further details, refer to the Key performance and non-GAAP measures section of the MD&A.
(7)	These measures may not have a standardized meaning under generally accepted accounting principles (GAAP) and may not be comparable to similar measures disclosed by other financial institutions. For further details, refer to the Key performance and non-GAAP measures section of the MD&A.
(8)	Return on risk-weighted assets (RWA) for fiscal 2011 is based on RWA reported under Canadian Generally Accepted Accounting Policies (CGAAP) and Income reported under IFRS.
(9)	PCL represents PCL on loans, acceptances and commitments. PCL on impaired loans represents Stage 3 PCL under IFRS 9 and PCL on impaired loans under IAS 39. Stage 3 PCL under IFRS 9 is comprised of lifetime credit losses of credit-impaired loans, acceptances and commitments.
(10)	Common shares outstanding has been adjusted to include the impact of treasury shares.
(11)	Defined as dividends per common share divided by the average of the high and low share price in the relevant period.
(12)	Based on TSX closing market price at period-end.
(13)	Effective 2013, we calculate the capital ratios and multiples using the Basel III (all-in basis) framework unless otherwise stated. 2009-2012 capital ratios and multiples were calculated using the Basel II framework. Capital ratios and multiples for 2011 were determined under CGAAP.

212             Royal Bank of Canada: Annual Report 2018             Ten-year statistical review

Glossary

Acceptances

A bill of exchange or negotiable instrument drawn by the borrower for payment at maturity and accepted by a bank. The acceptance constitutes a guarantee of payment by the bank and can be traded in the money market. The bank earns a “stamping fee” for providing this guarantee.

Acquired Credit Impaired (ACI) loans

Represents loans identified as impaired on the acquisition date based on specific risk characteristics such as indications that the borrower is experiencing significant financial difficulty, probability of bankruptcy or other financial reorganization, payment status and economic conditions that correlate with defaults.

Allowance for credit losses (IFRS 9)

The amount deemed adequate by management to absorb expected credit losses as at the balance sheet date. The allowance is established for all financial assets subject to impairment assessment, including certain loans, debt securities, customers’ liability under acceptances, financial guarantees, and undrawn loan commitments. The allowance is changed by the amount of provision for credit losses recorded, which is charged to income, and decreased by the amount of write-offs net of recoveries in the period.

Allowance for credit losses (IAS 39)

The amount deemed adequate by management to absorb identified credit losses as well as losses that have been incurred but are not yet identifiable as at the balance sheet date. This allowance is established to cover the lending portfolio including loans, acceptances, guarantees, letters of credit, and unfunded commitments. The allowance is increased by the provision for credit losses, which is charged to income and decreased by the amount of write-offs, net of recoveries in the period.

Asset-backed securities (ABS)

Securities created through the securitization of a pool of assets, for example auto loans or credit card loans.

Assets under administration (AUA)

Assets administered by us, which are beneficially owned by clients, as at October 31, unless otherwise noted. Services provided in respect of assets under administration are of an administrative nature, including safekeeping, collecting investment income, settling purchase and sale transactions, and record keeping.

Assets under management (AUM)

Assets managed by us, which are beneficially owned by clients, as at October 31, unless otherwise noted. Services provided in respect of assets under management include the selection of investments and the provision of investment advice. We have assets under management that are also administered by us and included in assets under administration.

Auction rate securities (ARS)

Debt securities whose interest rate is regularly reset through an auction process

Average earning assets

Average earning assets include interest-bearing deposits with other banks including certain components of cash and due from banks, securities, assets purchased under reverse repurchase agreements and securities borrowed, loans, and excludes segregated fund net assets and other assets. The averages are based on the daily balances for the period.

Basis point (bp)

One one-hundredth of a percentage point (.01%).

Collateral

Assets pledged as security for a loan or other obligation. Collateral can take many forms, such as cash, highly rated securities, property, inventory, equipment and receivables.

Collateralized debt obligation (CDO)

Securities with multiple tranches that are issued by structured entities and collateralized by debt obligations including bonds and loans. Each tranche offers a varying degree of risk and return so as to meet investor demand.

Commercial mortgage-backed securities (CMBS)

Securities created through the securitization of commercial mortgages.

Commitments to extend credit

Unutilized amount of credit facilities available to clients either in the form of loans, bankers’ acceptances and other on-balance sheet financing, or through off-balance sheet products such as guarantees and letters of credit.

Common Equity Tier 1 (CET1) capital

A regulatory Basel III capital measure comprised mainly of common shareholders’ equity less regulatory deductions and adjustments for goodwill and intangibles, defined benefit pension fund assets, shortfall in allowances and other specified items.

Common Equity Tier 1 capital ratio

A risk-based capital measure calculated as CET1 capital divided by risk-weighted assets.

Covered bonds

Full recourse on-balance sheet obligations issued by banks and credit institutions that are also fully collateralized by assets over which investors enjoy a priority claim in the event of an issuer’s insolvency.

Credit default swaps (CDS)

A derivative contract that provides the purchaser with a one-time payment should the referenced entity/entities default (or a similar triggering event occur).

Derivative

A contract between two parties, which requires little or no initial investment and where payments between the parties are dependent upon the movements in price of an underlying instrument, index or financial rate. Examples of derivatives include swaps, options, forward rate agreements and futures. The notional amount of the derivative is the contract amount used as a reference point to calculate the payments to be exchanged between the two parties, and the notional amount itself is generally not exchanged by the parties.

Dividend payout ratio

Common dividends as a percentage of net income available to common shareholders.

Earnings per share (EPS), basic

Calculated as net income available to common shareholders divided by the average number of shares outstanding.

Earnings per share (EPS), diluted

Calculated as net income available to common shareholders divided by the average number of shares outstanding adjusted for the dilutive effects of stock options and other convertible securities.

Economic capital

An estimate of the amount of equity capital required to underpin risks. It is calculated by estimating the level of capital that is necessary to support our various businesses, given their risks, consistent with our desired solvency standard and credit ratings. The identified risks for which we calculate Economic Capital are credit, market (trading and non-trading), operational, business, fixed asset, and insurance. Additionally, Economic Capital includes goodwill and intangibles, and allows for diversification benefits across risks and business segments.

Expected credit losses

The difference between the contractual cash flows due to us in accordance with the relevant contractual terms and the cash flows that we expect to receive, discounted to the balance sheet date.

Fair value

Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Federal Deposit Insurance Corporation (FDIC)

An independent U.S. government agency that aims to preserve and promote public confidence in the U.S. financial system by insuring deposits in banks and thrift institutions; identifying, monitoring and addressing risks to these deposits; and limiting the effect on the economic and financial system when a bank or thrift institution fails.

Funding valuation adjustment

Funding valuation adjustments are calculated to incorporate cost and benefit of funding in the valuation of uncollateralized and under-collateralized OTC derivatives. Future expected cash flows of these derivatives are discounted to reflect the cost and benefit of funding the derivatives by using a funding curve, implied volatilities and correlations as inputs.

Guarantees and standby letters of credit

These primarily represent irrevocable assurances that a bank will make payments in the event that its client cannot meet its financial obligations to third parties. Certain other guarantees, such as bid and performance bonds, represent non-financial undertakings.

Hedge

A risk management technique used to mitigate exposure from market, interest rate or foreign currency exchange risk arising from normal banking operations. The elimination or reduction of such exposure is accomplished by establishing offsetting positions. For example, assets denominated in foreign currencies can be offset with liabilities in the same currencies or through the use of foreign exchange hedging instruments such as futures, options or foreign exchange contracts.

Hedge funds

A type of investment fund, marketed to accredited high net worth investors, that is subject to limited regulation and restrictions on its investments compared to retail mutual funds, and that often utilize aggressive strategies such as selling short, leverage, program trading, swaps, arbitrage and derivatives.

High-quality liquid assets (HQLA)

Assets are considered to be HQLA if they can be easily and immediately converted into cash at little or no loss of value during a time of stress.

Home equity products

This is comprised of residential mortgages and secured personal loans whereby the borrower pledges real estate as collateral.

International Financial Reporting Standards (IFRS)

IFRS are principles-based standards, interpretations and the framework adopted by the International Accounting Standards Board.

Impaired loans

Loans are classified as impaired when there has been a deterioration of credit quality to the extent that management no longer has reasonable assurance of timely collection of the full amount of principal and interest in accordance with the contractual terms of the loan agreement. Credit card balances are not classified as impaired as they are directly written off after payments are 180 days past due.

Glossary             Royal Bank of Canada: Annual Report 2018            213

Innovative capital instruments

Innovative capital instruments are capital instruments issued by structured entities, whose primary purpose is to raise capital. We previously issued innovative capital instruments, RBC Trust Capital Securities (RBC TruCS), through RBC Capital Trust. As per OSFI Basel III guidelines, non-qualifying innovative capital instruments treated as additional Tier 1 capital are subject to phase out over a ten year period beginning on January 1, 2013.

Leverage ratio

A Basel III regulatory measure, the ratio divides Tier 1 capital by the sum of total assets plus specified off-balance sheet items.

Liquidity coverage ratio (LCR)

The Liquidity Coverage Ratio is a Basel III metric that measures the sufficiency of HQLA available to meet net short-term financial obligations over a thirty day period in an acute stress scenario.

Loan-to-value (LTV) ratio

Calculated based on the total facility amount for the residential mortgage and homeline product divided by the value of the related residential property.

Master netting agreement

An agreement between us and a counterparty designed to reduce the credit risk of multiple derivative transactions through the creation of a legal right of offset of exposure in the event of a default.

Net interest income

The difference between what is earned on assets such as loans and securities and what is paid on liabilities such as deposits and subordinated debentures.

Net interest margin (on average earning assets)

Calculated as net interest income divided by average earning assets.

Normal course issuer bid (NCIB)

A program for the repurchase of our own shares for cancellation through a stock exchange that is subject to the various rules of the relevant stock exchange and securities commission.

Notional amount

The contract amount used as a reference point to calculate payments for derivatives.

Off-balance sheet financial instruments

A variety of arrangements offered to clients, which include credit derivatives, written put options, backstop liquidity facilities, stable value products, financial standby letters of credit, performance guarantees, credit enhancements, mortgage loans sold with recourse, commitments to extend credit, securities lending, documentary and commercial letters of credit, note issuances and revolving underwriting facilities, securities lending indemnifications and indemnifications.

Office of the Superintendent of Financial Institutions Canada (OSFI)

The primary regulator of federally chartered financial institutions and federally administered pension plans in Canada. OSFI’s mission is to safeguard policyholders, depositors and pension plan members from undue loss.

Operating leverage

The difference between our revenue growth rate and non-interest expense growth rate.

Options

A contract or a provision of a contract that gives one party (the option holder) the right, but not the obligation, to perform a specified transaction with another party (the option issuer or option writer) according to specified terms.

Primary dealer

A formal designation provided to a bank or securities broker-dealer permitted to trade directly with a country’s central bank. Primary dealers participate in open market operations, act as market-makers of government debt and provide market information and analysis to assist with monetary policy.

Provision for credit losses (PCL)

The amount charged to income necessary to bring the allowance for credit losses to a level determined appropriate by management. Under IFRS 9, this includes provisions on performing and impaired financial assets. Prior to November 1, 2017, this included provisions on impaired loans and loans not yet identified as impaired.

Repurchase agreements

These involve the sale of securities for cash and the simultaneous repurchase of the securities for value at a later date. These transactions normally do not constitute economic sales and therefore are treated as collateralized financing transactions.

Return on common equity (ROE)

Net income available to common shareholders, expressed as a percentage of average common equity.

Reverse repurchase agreements

These involve the purchase of securities for cash and the simultaneous sale of the securities for value at a later date. These transactions normally do not constitute economic sales and therefore are treated as collateralized financing transactions.

Risk-weighted assets (RWA)

Assets adjusted by a regulatory risk-weight factor to reflect the riskiness of on and off-balance sheet exposures. Certain assets are not risk-weighted, but deducted from capital. The calculation is defined by guidelines issued by OSFI. For more details, refer to the Capital management section.

Securities lending

Transactions in which the owner of a security agrees to lend it under the terms of a prearranged contract to a borrower for a fee. The borrower must collateralize the security loan at all times. An intermediary such as a bank often acts as agent for the owner of the security. There are two types of securities lending arrangements: lending with and without credit or market risk indemnification. In securities lending without indemnification, the bank bears no risk of loss. For transactions in which the bank provides an indemnification, it bears the risk of loss if the borrower defaults and the value of the collateral declines concurrently.

Securities sold short

A transaction in which the seller sells securities and then borrows the securities in order to deliver them to the purchaser upon settlement. At a later date, the seller buys identical securities in the market to replace the borrowed securities.

Securitization

The process by which various financial assets are packaged into newly issued securities backed by these assets.

Structured entities

A structured entity is an entity in which voting or similar rights are not the dominant factor in deciding who controls the entity, such as when the activities that significantly affect the entity’s returns are directed by means of contractual arrangements. Structured entities often have restricted activities, narrow and well defined objectives, insufficient equity to finance their activities, and financing in the form of multiple contractually-linked instruments.

Standardized Approach

Risk weights prescribed by OSFI are used to calculate risk-weighted assets for the credit risk exposures. Credit assessments by OSFI-recognized external credit rating agencies of S&P, Moody’s, Fitch and DBRS are used to risk-weight our Sovereign and Bank exposures based on the standards and guidelines issued by OSFI. For our Business and Retail exposures, we use the standard risk weights prescribed by OSFI.

Structured investment vehicle

Managed investment vehicle that holds mainly highly rated asset-backed securities and funds itself using the short-term commercial paper market as well as the medium-term note (MTN) market.

Taxable equivalent basis (teb)

Income from certain specified tax advantaged sources (eligible Canadian taxable corporate dividends) is increased to a level that would make it comparable to income from taxable sources. There is an offsetting adjustment in the tax provision, thereby generating the same after-tax net income.

Tier 1 capital

Tier 1 capital comprises predominantly of CET1 capital, with additional Tier 1 items such as preferred shares, innovative instruments and non-controlling interests in subsidiaries Tier 1 instruments.

Tier 2 capital

Tier 2 capital consists mainly of subordinated debentures that meet certain criteria, certain loan loss allowances and non-controlling interests in subsidiaries’ Tier 2 instruments.

Total capital and total capital ratio

Total capital is defined as the total of Tier 1 and Tier 2 capital. The total capital ratio is calculated by dividing total capital by risk-weighted assets.

Tranche

A security class created whereby the risks and returns associated with a pool of assets are packaged into several classes of securities offering different risk and return profiles from those of the underlying asset pool. Tranches are typically rated by ratings agencies, and reflect both the credit quality of underlying collateral as well as the level of protection based on the tranches’ relative subordination.

Trust Capital Securities (RBC TruCS)

Transferable trust units issued by structured entities RBC Capital Trust or RBC Capital Trust II for the purpose of raising innovative Tier 1 capital.

Value-at-Risk (VaR)

A generally accepted risk-measurement concept that uses statistical models based on historical information to estimate within a given level of confidence the maximum loss in market value we would experience in our trading portfolio from an adverse one-day movement in market rates and prices.

214             Royal Bank of Canada: Annual Report 2018             Glossary

Principal subsidiaries

(Millions of Canadian dollars)
Principal subsidiaries (1)	Principal office address (2)	Carrying value of voting shares owned by the Bank (3)
Royal Bank Holding Inc.	Toronto, Ontario, Canada	$60,725
RBC Insurance Holdings Inc.	Mississauga, Ontario, Canada
RBC Life Insurance Company	Mississauga, Ontario, Canada
R.B.C. Holdings (Bahamas) Limited	Nassau, New Providence, Bahamas
RBC Caribbean Investments Limited	George Town, Grand Cayman, Cayman Islands
Royal Bank of Canada Insurance Company Ltd.	St. Michael, Barbados
Investment Holdings (Cayman) Limited	George Town, Grand Cayman, Cayman Islands
RBC (Barbados) Funding Ltd.	St. Michael, Barbados
Capital Funding Alberta Limited	Calgary, Alberta, Canada
RBC Global Asset Management Inc.	Toronto, Ontario, Canada
RBC Investor Services Trust	Toronto, Ontario, Canada
RBC Investor Services Bank S.A.	Esch-sur-Alzette, Luxembourg
RBC (Barbados) Trading Bank Corporation	St. James, Barbados
RBC US Group Holdings LLC (2)	Toronto, Ontario, Canada	21,184
RBC USA Holdco Corporation (2)	New York, New York, U.S.
RBC Capital Markets, LLC (2)	New York, New York, U.S.
City National Bank	Los Angeles, California, U.S.
RBC Dominion Securities Limited	Toronto, Ontario, Canada	9,249
RBC Dominion Securities Inc.	Toronto, Ontario, Canada
RBC Finance S.à r.l./B.V. (2)	Amsterdam, Netherlands	3,048
RBC Holdings (Luxembourg) S.A R.L.	Luxembourg, Luxembourg
RBC Holdings (Channel Islands) Limited	Jersey, Channel Islands
Royal Bank of Canada (Channel Islands) Limited	Guernsey, Channel Islands
RBC Europe Limited	London, England	2,202
Royal Bank Mortgage Corporation	Toronto, Ontario, Canada	1,241
The Royal Trust Company	Montreal, Quebec, Canada	777
Royal Trust Corporation of Canada	Toronto, Ontario, Canada	273

(1)	The Bank directly or indirectly controls each subsidiary.
(2)	Each subsidiary is incorporated or organized under the law of the state or country in which the principal office is situated, except for RBC US Group Holdings LLC and RBC USA Holdco Corporation which is incorporated under the laws of the State of Delaware, U.S., RBC Capital Markets, LLC, which are organized under the laws of the State of Minnesota, U.S. RBC Finance S.à r.l. / B.V. is a company incorporated in the Netherlands with its official seat in Amsterdam, the Netherlands, and place of effective management, central administration, and principal establishment in Luxembourg, Grand Duchy of Luxembourg.
(3)	The carrying value of voting shares is stated as the Bank’s equity in such investments.

Principal subsidiaries             Royal Bank of Canada: Annual Report 2018            215

Shareholder Information

Corporate headquarters

Street address:

Royal Bank of Canada

200 Bay Street

Toronto, Ontario M5J 2J5

Canada

Tel: 1-888-212-5533

Mailing address:

P.O. Box 1

Royal Bank Plaza

Toronto, Ontario M5J 2J5

Canada

website: rbc.com

Transfer Agent and Registrar

Main Agent:

Computershare Trust

Company of Canada

1500 Robert-Bourassa Blvd.

Suite 700

Montreal, Quebec H3A 3S8

Canada

Tel: 1-866-586-7635 (Canada  and

the U.S.) or 514-982-7555

(International)

Fax: 514-982-7580

website: computershare.com/rbc

Co-Transfer Agent (U.S.):

Computershare Trust

Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

U.S.A.

Co-Transfer Agent (U.K.):

Computershare Investor

Services PLC

Securities Services – Registrars

P.O. Box 82, The Pavilions,

Bridgwater Road,

Bristol BS99 6ZZ

U.K.

Stock exchange listings

(Symbol: RY)

Common shares are listed on:

Canada – Toronto Stock

Exchange (TSX)

U.S. – New York Stock Exchange

(NYSE)

Switzerland – Swiss Exchange

(SIX)

All preferred shares are listed on the TSX with the exception of the series C-2. The related depository shares of the series C-2 preferred shares are listed on the NYSE.

Valuation day price

For Canadian income tax purposes, Royal Bank of Canada’s common stock was quoted at $29.52 per share on the Valuation Day (December 22, 1971). This is equivalent to $7.38 per share after adjusting for the two-for-one stock split of March 1981 and the two-for- one stock split of February 1990. The one-for-one stock dividends in October 2000 and April 2006 did not affect the Valuation Day amount for our common shares.

Shareholder contacts

For dividend information, change

in share registration or address,

lost stock certificates, tax forms,

estate transfers or dividend

reinvestment, please contact:

Computershare Trust Company of

Canada

100 University Avenue, 8th Floor

Toronto, Ontario M5J 2Y1

Canada

Tel: 1-866-586-7635 (Canada and the U.S.) or 514-982-7555

(International)

Fax: 1-888-453-0330 (Canada and

the U.S.) or 416-263-9394

(International)

email: service@computershare.com

For other shareholder inquiries,

please contact:

Shareholder Relations

Royal Bank of Canada

200 Bay Street

South Tower

Toronto, Ontario M5J 2J5

Canada

Tel: 416-955-7806

Financial analysts, portfolio

managers, institutional

investors

For financial information inquiries, please contact:

Investor Relations

Royal Bank of Canada

155 Wellington Street West

Toronto, Ontario M5V 3K7

Canada

Tel: 416-955-7802

or visit our website at

rbc.com/investorrelations

Direct deposit service

Shareholders in Canada and the U.S. may have their RBC common share dividends deposited directly to their bank account by electronic funds transfer. To arrange for this service, please contact our Transfer Agent and Registrar, Computershare Trust Company of Canada.

Eligible dividend designation

For purposes of the Income Tax Act (Canada) and any corresponding provincial and territorial tax legislation, all dividends (and deemed dividends) paid by RBC to Canadian residents on both its common and preferred shares, are designated as “eligible dividends”, unless stated otherwise.

Common share repurchases

We are engaged in a Normal Course Issuer Bid (NCIB) which allows us to repurchase for cancellation, up to 30 million common shares during the period spanning from February 27, 2018 to February 26, 2019, when the bid expires, or such earlier date as we may complete the purchases pursuant to our Notice of Intention filed with the Toronto Stock Exchange.

We determine the amount and

timing of the purchases under the NCIB, subject to prior consultation with the Office of the Superintendent of Financial

Institutions Canada.

A copy of our Notice of Intention to file a NCIB may be obtained, without charge, by contacting our Corporate Secretary at our Toronto mailing address.

2019 Quarterly earnings release dates

	First quarter	February 22
	Second quarter	May 23
	Third quarter	August 21
	Fourth quarter	December 4

2019 Annual Meeting

The Annual Meeting of Common

Shareholders will be held on

Thursday, April 4, 2019, at 9:30 a.m. (Atlantic Time) at the Halifax Convention Centre, 1650 Argyle Street, Halifax, Nova Scotia, Canada.

Dividend dates for 2019 Subject to approval by the Board of Directors
	Record dates	Payment dates
Common and preferred shares series W, AA, AC, AE, AF, AG, AJ, AK, AL, AZ, BB, BD, BF, BH, BI, BJ, BK, BM and BO	January 24 April 25 July 25 October 24	February 22 May 24 August 23 November 22
Preferred shares series C-2 (US$)	January 28 April 26 July 26 October 28	February 7 May 7 August 7 November 7

Governance

Summaries of the significant ways in which corporate governance practices followed by RBC differ from corporate governance practices required to be followed by U.S. domestic companies under the NYSE listing standards are available on our website at rbc.com/governance.

Information contained in or otherwise accessible through the websites mentioned in this report to shareholders does not form a part of this report. All references to websites are inactive textual references and are for your information only.

Trademarks used in this report include the LION & GLOBE Symbol, ROYAL BANK OF CANADA, RBC, RBC AMPLIFY, RBC BLUE WATER PROJECT, RBC CAPITAL MARKETS, RBC CAPITAL TRUST, RBC DEVELOPERS, RBC DISRUPTORS, RBC ELEMENTS, RBC FUTURE LAUNCH, RBC GLOBAL ASSET MANAGEMENT, RBC INSURANCE, RBC REWARDS, RBC TruCS, RBC WEALTH MANAGEMENT, AIDEN, MYADVISOR, NOMI, NOMI FIND & SAVE and NOMI INSIGHTS which are trademarks of Royal Bank of Canada used by Royal Bank of Canada and/or by its subsidiaries under license. VISA is a registered trademark of Visa International Service Association. All other trademarks mentioned in this report which are not the property of Royal Bank of Canada, are owned by their respective holders.

216            Royal Bank of Canada: Annual Report 2018            Shareholder information